    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 22, 1997

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           SCOTSMAN INDUSTRIES, INC.
                              SCOTSMAN GROUP INC.
     (EXACT NAME OF REGISTRANTS AS SPECIFIED IN THEIR RESPECTIVE CHARTERS)

                                                                                   36-3635892
                        DELAWARE                                                   36-3635935
              (State or other jurisdiction                                      (I.R.S. Employer
           of incorporation or organization)                                  Identification No.)

                             820 FOREST EDGE DRIVE
                          VERNON HILLS, ILLINOIS 60061
                           TELEPHONE: (847) 215-4500
  (Address, including zip code, and telephone number, including area code, of principal executive offices)
                            ------------------------

                                DONALD D. HOLMES
                    VICE PRESIDENT -- FINANCE AND SECRETARY
                           SCOTSMAN INDUSTRIES, INC.
                             820 FOREST EDGE DRIVE
                          VERNON HILLS, ILLINOIS 60061
                                 (847) 215-4500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   Copies to:

                  IMAD I. QASIM, ESQ.                                       JAMES J. JUNEWICZ, ESQ.
                    SIDLEY & AUSTIN                                           MAYER, BROWN & PLATT
                ONE FIRST NATIONAL PLAZA                                     190 S. LASALLE STREET
                CHICAGO, ILLINOIS 60603                                     CHICAGO, ILLINOIS 60603
                     (312) 853-7000                                              (312) 782-0600

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                                                    PROPOSED
                                                                MAXIMUM OFFERING           PROPOSED
       TITLE OF EACH CLASS OF              AMOUNT TO BE         PRICE PER SHARE       MAXIMUM AGGREGATE          AMOUNT OF
     SECURITIES TO BE REGISTERED            REGISTERED              OR NOTE             OFFERING PRICE        REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
  % Senior Subordinated Notes Due
  2007...............................      $100,000,000             100%(1)            $100,000,000(1)            $30,304
---------------------------------------------------------------------------------------------------------------------------------
Guarantee of   % Senior Subordinated
  Notes Due 2007.....................      $100,000,000               (2)                    (2)                    None
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.10 per
  share..............................    1,611,699 shares          $26.50(3)            $42,710,024(3)            $12,943
---------------------------------------------------------------------------------------------------------------------------------
Common Stock Purchase Rights.........    1,611,699 rights             (4)                    (4)                    (4)
=================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.
(2) No separate fee is payable pursuant to Rule 457(n) under the Securities Act of 1933, as amended.
(3) Estimated solely for the purpose of calculating the registration fee and, pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices for the Company's Common Stock as reported on the New York Stock Exchange on October 17, 1997.
(4) The Common Stock Purchase Rights of the Company initially are attached to and trade with shares of the Company's Common Stock being registered hereby. Value attributable to such Common Stock Purchase Rights, if any, is reflected in the market price of the Company's Common Stock.
                            ------------------------

    THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                                EXPLANATORY NOTE

     This Registration Statement contains two prospectuses, one for a debt offering (the "Debt Prospectus") and one for an equity offering (the "Equity Prospectus"). The financial statement pages for the Debt Prospectus and the Equity Prospectus are identical and are included in this Registration Statement only as part of the Debt Prospectus.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS (Subject to Completion)
Issued October 22, 1997
                                  $100,000,000

                              Scotsman Group Inc.

        (a direct wholly owned subsidiary of Scotsman Industries, Inc.)

                         % SENIOR SUBORDINATED NOTES DUE 2007

                         Unconditionally guaranteed by
                           [Scotsman Industries Logo]
                            ------------------------

                 Interest payable             and
                            ------------------------

The Notes are redeemable at the option of Scotsman Group Inc. ("Scotsman Group"
 or the "Issuer"), in whole or in part, at any time on or after              ,
   2002, at     % of their principal amount, plus accrued interest, declining ratably to 100% of their principal amount, plus accrued interest, on or after
                , 2004. In addition, at any time prior to              2000,
   Scotsman Group may redeem in aggregate up to 35% of the original principal amount of the Notes with the proceeds of one or more Equity Offerings (as
defined herein), at     % of their principal amount, plus accrued interest. Upon
  a Change of Control (as defined herein), each holder of Notes will have the right to require Scotsman Group to purchase all or a portion of such holder's Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest, if any, to the date of purchase. See "Description of the
                                    Notes."

 Scotsman Industries, Inc. (the "Company" or "Scotsman") will issue a Guaranty (as defined herein) of the Notes under which Scotsman, as primary obligor and not merely as a surety, will irrevocably and unconditionally guarantee on a senior subordinated basis the payment of the Notes when due and the due performance by the Issuer of its other obligations under the Indenture (as defined herein).

  The Notes and the Guaranty will be unsecured general obligations of Scotsman Group and the Company, respectively, subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of Scotsman Group and the Company. As of June 29, 1997, after giving effect to this Offering and the application of the net proceeds herefrom, Scotsman Group and the Company would have had approximately $268 million of Senior Indebtedness outstanding and approximately $139 million available under the Bank Credit Agreement (as defined herein) which, if borrowed, would constitute Senior Indebtedness.
                            ------------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 12 OF THIS PROSPECTUS FOR INFORMATION THAT
                 SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

                   PRICE       % AND ACCRUED INTEREST, IF ANY
                            ------------------------

                                                                              UNDERWRITING
                                                             PRICE TO        DISCOUNTS AND          PROCEEDS TO
                                                            PUBLIC(1)        COMMISSIONS(2)        COMPANY(1)(3)
                                                            ---------        --------------        -------------
Per Note.............................................           %                 %                    %
Total................................................       $                     $                    $

------------
(1) Plus accrued interest, if any, from             , 1997.

(2) The Company and Scotsman Group have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

(3) Before deducting expenses of the Offerings (as defined herein) payable by
    the Company estimated at $      .

                            ------------------------

    The Notes are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Mayer, Brown & Platt, counsel for the Underwriters. It is expected that
delivery of the Notes will be made on or about              , 1997 at the office
of Morgan Stanley & Co. Incorporated, New York, N.Y., against payment therefor in immediately available funds.
                            ------------------------

MORGAN STANLEY DEAN WITTER                   FIRST CHICAGO CAPITAL MARKETS, INC.

               , 1997

              [GRAPHIC ILLUSTRATION OF THE PERCENTAGE OF THE COMPANY'S 1996 PRO FORMA NET SALES REPRESENTED BY EACH OF THE COMPANY'S FIVE PRODUCT LINES, TOGETHER WITH PHOTOGRAPHS OF A
         REPRESENTATIVE SAMPLING OF PRODUCTS FROM EACH LINE.]





















     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE MARKET PRICE OF THE NOTES. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THIS OFFERING, AND MAY BID FOR, AND PURCHASE, THE NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION OF SUCH PERSONS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS

                                              PAGE
                                              ----
Prospectus Summary..........................    4
Risk Factors................................   12
The Company.................................   17
Scotsman Group..............................   18
Kysor Acquisition...........................   18
Secondary Equity Offering...................   19
Use of Proceeds.............................   19
Capitalization..............................   20
Selected Consolidated Financial and Other
  Information...............................   21
Pro Forma Consolidated Financial
  Information...............................   24
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations................................   29

                                              PAGE
                                              ----
Business....................................   36
Management..................................   46
Description of the Notes....................   48
Certain United States Federal Tax
  Considerations............................   75
Description of Credit Facility..............   80
Underwriters................................   82
Legal Matters...............................   83
Experts.....................................   83
Additional Information......................   83
Index to Financial Statements...............  F-1

                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents which have been filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference in this Prospectus:

          1. The Company's Annual Report on Form 10-K for the fiscal year ended December 29, 1996;

          2. The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 30, 1997 and June 29, 1997, respectively; and

          3. The Company's Current Reports on Form 8-K dated March 8, 1997 (as amended by Form 8-K/A filed with the Commission on May 22, 1997) and September 29, 1997, respectively.

     All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Prospectus and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed documents which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom this Prospectus is delivered upon written or oral request, a copy of any or all of such documents that have been or may be incorporated by reference into this Prospectus (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Requests for such documents should be directed to Corporate Secretary, Scotsman Industries, Inc., 820 Forest Edge Drive, Vernon Hills, Illinois 60061, telephone number (847) 215-4500.
                            ------------------------

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing or incorporated by reference in this Prospectus. As used in this Prospectus, the term the "Company" or "Scotsman" refers to Scotsman Industries, Inc. and, unless otherwise stated or indicated by the context, its subsidiaries, and the terms "Scotsman Group" or the "Issuer" refers to Scotsman Group Inc. As used in this Prospectus, the term "Kysor" refers to Kysor Industrial Corporation and, unless otherwise stated or indicated by the context, its subsidiaries, after taking into account the sale of substantially all of the assets and related liabilities of Kysor's Transportation Products Group described elsewhere in this Prospectus. Unless otherwise stated, reference to the Company's 1996 "pro forma" net sales includes Kysor's 1996 sales. Scotsman reports financial information on a 52-53 week fiscal year ending on the Sunday nearest to December 31, which fell on December 29, 1996, December 31, 1995, January 1, 1995, January 2, 1994 and January 3, 1993, respectively, for each of Scotsman's last five fiscal years. Scotsman's first fiscal six months in 1997 and 1996 ended on June 29, 1997 and June 30, 1996, respectively.

                                  THE COMPANY

GENERAL

     Scotsman is a leading international manufacturer of a diversified line of commercial refrigeration products, food preparation equipment and beverage systems that is sold primarily to customers in the restaurant, supermarket, lodging, healthcare and convenience store industries. The Company has a leading market position in each of its five product lines, which consist of ice machines, refrigerated display cases, food preparation and storage equipment, walk-in coolers and freezers and beverage systems. Scotsman's customers include many of the largest chains in the quick service restaurant, supermarket, lodging and convenience store industries, including McDonald's, Boston Market, WalwMart, Winn-Dixie, Marriott and Mobil, as well as bottlers affiliated with Coca-Cola and Pepsi.

     The Company's revenues are diversified among its five product lines, with ice machines and refrigerated display cases, its two largest product lines, each representing approximately 29% of the Company's 1996 pro forma net sales. Within each of its product lines, the Company offers a broad range of products designed to meet the diverse equipment needs of its customers. The Company sells its products in over 100 countries through multiple distribution channels and has manufacturing capabilities in the United States, the United Kingdom, Germany and Italy and joint venture interests in Australia, China, the United Kingdom and Indonesia. International sales of approximately $144 million accounted for approximately 24% of the Company's 1996 pro forma net sales. The Company believes that its leading market positions, broad product offering, diverse customer base, extensive distribution network and strong international presence provide it with significant competitive advantages and position it for continued growth.

     Since its spin-off from Household International, Inc. in 1989, Scotsman has expanded through internal growth and through a disciplined acquisition program. The Company's internal growth has been driven primarily by increased sales of ice machines in the United States and Europe and beverage systems in Europe. In addition, from 1992 through 1996, the Company successfully completed and integrated five acquisitions. As a result of these acquisitions and internal growth, the Company's net sales increased to $356.4 million in 1996 from $168.7 million in 1992, representing a compound annual growth rate of 20.6%. In March 1997, the Company acquired Kysor for a net purchase price of approximately $299 million (the "Kysor Acquisition"). Kysor is a leading supplier of refrigerated display cases and walk-in coolers and freezers to the supermarket and convenience store industries. For 1996, Kysor's sales of commercial refrigeration products were $245.1 million, an increase of 18.3% from 1995. Pro forma for the Kysor Acquisition, the Company's 1996 net sales were $601.4 million, a 68.7% increase over the Company's reported 1996 net sales. Through the addition of Kysor's leading market positions and complementary product lines, the Company expects to benefit from cross-selling opportunities, as well as synergies related to reduced overhead, increased purchasing power and shared research and development efforts.

STRATEGY

     Scotsman's operating strategy is to continue to capitalize on its competitive advantages and enhance its customer relationships. The key components of this strategy include:

          CAPITALIZING ON MARKET LEADERSHIP. Scotsman seeks to build and maintain leading market positions in each of its product lines. Scotsman believes that its leading market positions, broad product offerings, strong brand recognition and extensive distribution capabilities position it to compete successfully as its customers consolidate their supplier base and expand internationally.

          OPTIMIZING MANUFACTURING EFFECTIVENESS AND FLEXIBILITY. To enhance manufacturing effectiveness, Scotsman has adopted "lean manufacturing" initiatives that have enhanced product quality, lowered product defects and inventory costs and reduced lead times for customized products. The Company's manufacturing processes are designed to produce a range of different standard or customized models within each manufacturing unit, thereby increasing efficiency while improving the Company's ability to meet customers' delivery schedules.

          EMPHASIZING PRODUCT QUALITY AND NEW PRODUCT DEVELOPMENT. By applying its product design, manufacturing and refrigerant technology expertise, Scotsman seeks to design and manufacture technically superior, durable and energy efficient products. Scotsman also dedicates substantial resources to new product development and customizing existing products to meet the unique performance, size and appearance specifications of individual customers.

          LEVERAGING EXTENSIVE DISTRIBUTION CAPABILITIES TO DELIVER SUPERIOR CUSTOMER SERVICE. Scotsman has an extensive sales, distribution and service network that reaches customers in over 100 countries and is comprised of approximately 200 employees and approximately 3,300 distributors and dealers. Scotsman believes that this network, which is designed to meet the needs of customers from product design and purchase through aftermarket sales and support, provides it with a competitive advantage.

     Scotsman also pursues a growth strategy intended to strengthen its leadership positions within its product lines. The key elements of this strategy include:

          FOCUSING ON MAJOR NATIONAL CHAINS. Scotsman targets major national chains within the five principal industries it serves. The Company believes that these national chains are increasingly gaining market share at the expense of independents and that, as a large diversified manufacturer, Scotsman is well positioned to benefit from the trend among national chains to consolidate their supplier base.

          PURSUING CROSS-SELLING OPPORTUNITIES. Scotsman actively pursues opportunities to cross-sell its broad range of products to existing customers. The broader product range and increased customer base resulting from the Kysor Acquisition present significant new cross-selling opportunities for Scotsman.

          CAPITALIZING ON INTERNATIONAL OPPORTUNITIES. Over the past several years, international sales of commercial foodservice and retail food equipment have grown at rates substantially higher than those for the United States. The Company expects to use its international marketing, distribution and manufacturing capabilities as a platform to increase penetration of growing international markets.

          EXPANDING THROUGH STRATEGIC ACQUISITIONS. Scotsman will continue to explore strategic acquisitions and joint ventures that broaden the Company's product lines, offer significant operational synergies or increase the Company's penetration of international markets.

                                  THE OFFERING

Issuer........................   Scotsman Group, a Delaware corporation and a
                                 direct wholly owned subsidiary of Scotsman.
                                 Scotsman conducts its domestic ice machine business through divisions of Scotsman Group and all of its other businesses through subsidiaries of Scotsman Group.

Notes Offered.................   $100 million principal amount of    % Senior
                                 Subordinated Notes due 2007.

Maturity Date.................             , 2007.

Interest Payment Dates........       and     of each year, commencing
                                             , 1998.

Optional Redemption...........   The Notes are redeemable at the option of the
                                 Issuer, in whole or in part, on or after
                                           , 2002, at the redemption prices set
                                 forth herein, together with accrued and unpaid interest to the date of redemption.

                                 In addition, up to 35% of the original
                                 principal amount of the Notes are redeemable at the option of the Issuer prior to
                                                     , 2000 with the proceeds of
                                 one or more Equity Offerings at the redemption price set forth herein, together with accrued and unpaid interest to the date of redemption.

Guaranty......................   Scotsman will issue a Guaranty of the Notes
                                 under which Scotsman, as primary obligor and not merely as a surety, will irrevocably and unconditionally guarantee on a senior subordinated basis the payment of the Notes when due and the due performance by the Issuer of its other obligations under the Indenture.

Sinking Fund..................   None.

Change of Control.............   Upon the occurrence of a Change of Control,
                                 each holder of the Notes shall have the option to require the Issuer to repurchase such holder's Notes at a redemption price equal to 101% of the principal amount thereof, plus accrued interest to the date of redemption, pursuant to an Offer to Purchase required to be made by the Issuer.

Ranking.......................   The Notes and the Guaranty are unsecured senior
                                 subordinated obligations of the Issuer and the Company, respectively, and are subordinated to all existing and future Senior Indebtedness of the Issuer and the Company, including indebtedness under the Bank Credit Agreement.

                                 As of June 29, 1997, after giving pro forma effect to this Offering and the application of net proceeds herefrom, the aggregate outstanding principal amount of Senior Indebtedness of the Issuer and Scotsman would have been approximately $268 million. In addition, the Notes are effectively subordinated to the obligation of the Issuer's subsidiaries. As of June 29, 1997, after giving pro forma effect to this Offering and the application of net proceeds herefrom, the Issuer's subsidiaries would have had approximately $38 million of indebtedness outstanding. Subject to certain limitations, Scotsman, the Issuer and their Restricted Subsidiaries may incur additional indebtedness in the future. See "Risk Factors -- Leverage" and "Description of the Notes -- Ranking."

Subordination.................   Senior Indebtedness (including allowed interest
                                 thereon) of the Issuer or Scotsman, as the case may be, shall be paid in full in cash or cash equivalents from any payment of distribution
                                 (except similarly subordinated securities) in connection with any dissolution, winding up, liquidation or reorganization (in bankruptcy or otherwise) before the Notes shall be entitled to receive such payments or distributions.

                                 In addition, no payment of any kind or
                                 character may be made on the Notes if any Obligations with respect to any Designated Senior Indebtedness are not paid when due or if any other default occurs with respect to any Designated Senior Indebtedness and the maturity thereof has been accelerated. During the continuance of any default with respect to any Designated Senior Indebtedness which permits the maturity thereof to be accelerated, the Issuer may not make any payment of any kind or character in respect of the Notes, and the Company may not make any payment in respect thereof under the Guaranty, for a period of up to 179 days after receipt of notice thereof by the Issuer.

Certain Covenants.............   The Indenture contains certain covenants,
                                 including, without limitation, covenants with respect to the following matters: (i) limitations on indebtedness, (ii) limitation on other senior subordinated indebtedness; (iii) limitation on restricted payments; (iv) limitation on sale or issuance of restricted subsidiary stock and indebtedness; (v) limitation on transactions with affiliates;
                                 (vi) limitation on liens; (vii) limitation on asset sales; (viii) limitation on dividends and other payment restrictions affecting restricted subsidiaries; and (ix) restrictions on mergers and certain transfers of assets. See
                                 "Description of the Notes -- Certain
                                 Covenants."

Use of Proceeds...............   The net proceeds of this Offering are intended
                                 to be used to repay a portion of the borrowings outstanding under the Credit Facility. See "Use of Proceeds."

     For further information regarding the Notes, see "Description of the Notes" and for definitions of certain capitalized terms used but not defined in this Summary, see "Description of the Notes -- Certain Definitions."

                           FORWARD-LOOKING STATEMENTS

     This Prospectus contains certain forward-looking statements concerning Scotsman's operations, performance and financial condition, including, in particular, the likelihood of the Company's success in integrating acquisitions. Actual results could differ materially from those currently anticipated due to a number of factors, including those identified under "Risk Factors" and the Cautionary Statements included as Exhibit 99 to the Company's Form 10-K for the fiscal year ended December 29, 1996 and elsewhere in this Prospectus. The forward-looking statements should be considered in light of these factors. Unless otherwise indicated by the context, when used in this Prospectus or in the documents incorporated by reference herein, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify forward-looking statements.

                           SECONDARY EQUITY OFFERING

     This Prospectus is part of a Registration Statement that also covers the offer and sale from time to time (the "Equity Offering") of up to 1,611,699 shares of common stock, par value $0.10 per share, of the Company (the "Common Stock") by certain stockholders of the Company, including Onex Corporation ("Onex") and certain of its affiliates (collectively, the "Selling Stockholders"), who have the right, pursuant to an agreement among such Selling Stockholders and the Company (the "Registration Rights Agreement"), to request that the Company include their shares of Common Stock in registrations by the Company of its securities under the Securities Act (as herein defined). The Selling Stockholders have advised the Company, and the Prospectus relating to the Equity Offering discloses, that they may sell their shares of Common Stock through an underwritten public offering, in one or more transactions (including block trades) on the New York Stock Exchange or on the over-the-counter market or pursuant to privately negotiated transactions. The Company is obligated under the Registration Rights Agreement to keep the Registration Statement related to the Equity Offering effective for no more than 90 days. The Company will not receive any proceeds from the sale of Common Stock in the Equity Offering. This Offering and the Equity Offering (collectively, the "Offerings") are separate and independent transactions not contingent upon one another. The Company is obligated to indemnify the Selling Stockholders and any underwriters of the Equity Offering against certain liabilities, including certain liabilities arising under the Securities Act.

         SUMMARY SCOTSMAN CONSOLIDATED FINANCIAL AND OTHER INFORMATION

     Scotsman reports financial information on a 52-53 week fiscal year ending on the Sunday nearest to December 31, which fell on December 29, 1996, December 31, 1995, January 1, 1995, January 2, 1994 and January 3, 1993, respectively, for each of Scotsman's last five fiscal years. Scotsman's first fiscal six months in 1997 and 1996 ended on June 29, 1997 and June 30, 1996, respectively, and such results are unaudited.

                                FIRST FISCAL SIX MONTHS                                   FISCAL YEAR
                           ---------------------------------   ------------------------------------------------------------------
                            PRO FORMA                           PRO FORMA
                           AS ADJUSTED                         AS ADJUSTED
                             1997(1)     1997(2)      1996       1996(1)       1996       1995       1994       1993       1992
                           -----------   -------      ----     -----------     ----       ----       ----       ----       ----
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
INCOME STATEMENT
  INFORMATION:
Net sales.................  $310,688     $271,854   $189,956    $601,435     $356,373   $324,291   $266,632   $163,952   $168,674
Cost of sales.............   232,463      200,757    135,692     443,787      257,942    236,402    190,518    114,472    122,226
                            --------     --------   --------    --------     --------   --------   --------   --------   --------
Gross profit..............    78,225       71,097     54,264     157,648       98,431     87,889     76,114     49,480     46,448
Selling and administrative
  expenses................    46,280       41,103     30,877      89,943       58,135     53,435     47,900     31,874     31,588
                            --------     --------   --------    --------     --------   --------   --------   --------   --------
Income from operations....    31,945       29,994     23,387      67,705       40,296     34,454     28,214     17,606     14,860
Interest expense, net.....    14,510        8,781      2,837      31,334        5,279      6,326      5,416      4,235      4,675
                            --------     --------   --------    --------     --------   --------   --------   --------   --------
Income before income
  taxes...................    17,435       21,213     20,550      36,371       35,017     28,128     22,798     13,371     10,185
Income taxes..............     9,163       10,262      9,866      18,358       16,449     12,720     10,013      5,989      3,793
                            --------     --------   --------    --------     --------   --------   --------   --------   --------
Income before
  extraordinary loss and
  cumulative effect of
  accounting changes......     8,272       10,951     10,684      18,013       18,568     15,408     12,785      7,382      6,392
Extraordinary loss (net of
  income taxes of
  $422)(3)................      (633)        (633)        --          --           --         --         --         --         --
Cumulative effect of
  accounting changes(4)...        --           --         --          --           --         --         --         29         --
                            --------     --------   --------    --------     --------   --------   --------   --------   --------
Net income................  $  7,639     $ 10,318   $ 10,684    $ 18,013     $ 18,568   $ 15,408   $ 12,785   $  7,411   $  6,392
Preferred stock
  dividends...............        --           --        562         813          813      1,240        885         --         --
                            --------     --------   --------    --------     --------   --------   --------   --------   --------
Net income available to
  common shareholders.....  $  7,639     $ 10,318   $ 10,122    $ 17,200     $ 17,755   $ 14,168   $ 11,900   $  7,411   $  6,392
                            ========     ========   ========    ========     ========   ========   ========   ========   ========
Income per share before
  extraordinary loss and
  cumulative effect of
  accounting changes,
  fully diluted(5)........  $    .77     $   1.01   $   1.00    $   1.68     $   1.73   $   1.45   $   1.35   $   1.06   $    .90
                            --------     --------   --------    --------     --------   --------   --------   --------   --------
Net income per share,
  fully diluted(5)........  $    .71     $    .95   $   1.00    $   1.68     $   1.73   $   1.45   $   1.35   $   1.06   $    .90
                            --------     --------   --------    --------     --------   --------   --------   --------   --------
OTHER INFORMATION:
EBITDA(6).................  $ 41,312     $ 37,393   $ 27,720    $ 86,607     $ 49,166   $ 42,048   $ 34,233   $ 21,280   $ 18,422
Capital expenditures......    10,529        7,433      3,360      13,129        6,195      6,513      5,434      3,264      2,012
SELECTED RATIOS:
Ratio of earnings to fixed
  charges(7)..............      2.1x         3.3x       7.4x        2.1x         6.8x       5.0x       4.8x       3.9x       3.0x
Ratio of EBITDA to
  interest expense........      2.8x         4.3x       9.8x        2.8x         9.3x       6.6x       6.3x       5.0x       3.9x
Ratio of total debt to
  EBITDA..................        --           --         --        4.2x         1.6x       2.1x       2.6x       1.5x       1.7x

                                                                  AS OF JUNE 29, 1997
                                                              ----------------------------
                                                              AS ADJUSTED(8)       ACTUAL
                                                              --------------       ------
                                                                     (IN THOUSANDS)
BALANCE SHEET INFORMATION:
Cash and marketable securities..............................     $ 20,760         $ 20,760
Total assets................................................      687,128          682,878
Total debt and capitalized lease obligations (including
  current maturities).......................................      367,194          362,944
Working capital.............................................       95,487           95,487
Shareholders' equity........................................      137,527          137,527

-------------------------
(Footnotes on following page)

-------------------------
(1) Pro forma for the Kysor Acquisition and as adjusted for the consummation of this Offering. For a detailed description of the assumptions used in the preparation of this pro forma as adjusted financial information, see "Pro Forma Consolidated Financial Information."

(2) Includes results of Kysor for the period from March 10, 1997 through June 29, 1997.

(3) The extraordinary loss resulted from one-time expenses incurred by the Company relating to the early retirement of certain debt as part of a refinancing effected by the Company concurrently with the Kysor Acquisition.

(4) Effective January 4, 1993, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Post-Retirement Benefits Other than Pensions"; Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes"; and Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Post-employment Benefits."

(5) The calculation of fully diluted net income per share is based on net income before preferred stock dividends. The number of shares assumes the conversion of the convertible preferred stock from the date of issue. The total number of shares used in the fully diluted calculation were:
    10,808,946; 10,808,946 and 10,700,100 for the pro forma as adjusted first fiscal six months of 1997 and the first fiscal six months of 1997 and 1996, respectively; and 10,728,188; 10,728,188; 10,649,763; 9,488,965; 7,000,651
    and 7,096,976 for the 1996 pro forma as adjusted fiscal year and the fiscal years 1996, 1995, 1994, 1993 and 1992, respectively.

(6) Represents earnings before interest, taxes, accounting charges, depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and incur debt. EBITDA should not be considered by a prospective purchaser of Common Stock as an alternative to net income or as an indicator of the Company's operating performance or cash flows.

(7) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income before extraordinary loss, cumulative effect of accounting changes and income taxes, plus fixed charges. Fixed charges consist of interest expense, amortization of debt expense and implicit interest expense associated with operating leases.

(8) As adjusted for the consummation of this Offering. See "Use of Proceeds" and "Capitalization."

           SUMMARY KYSOR CONSOLIDATED FINANCIAL AND OTHER INFORMATION

                                                                          DECEMBER 31,
                                                              ------------------------------------
                                                                1996          1995          1994
                                                                ----          ----          ----
                                                                         (IN THOUSANDS)
INCOME STATEMENT INFORMATION:
Net sales...................................................  $245,062      $207,215      $164,606
Cost of sales...............................................   185,253       159,460       128,631
                                                              --------      --------      --------
Gross profit................................................    59,809        47,755        35,975
Selling and administrative expenses.........................    35,075        37,589        32,815
Loss on disposition of foreign operation(1).................        --         9,335            --
                                                              --------      --------      --------
Income from operations......................................    24,734           831         3,160
Interest expense, net.......................................       956           (26)          489
                                                              --------      --------      --------
Income before income taxes..................................    23,778           857         2,671
Income taxes (benefit)......................................     8,650        (4,695)          870
                                                              --------      --------      --------
Net income..................................................  $ 15,128      $  5,552      $  1,801
Preferred stock dividends...................................       966           987           980
                                                              --------      --------      --------
Net income available to common shareholders.................  $ 14,162      $  4,565      $    821
                                                              ========      ========      ========
OTHER INFORMATION:
EBITDA(2)...................................................  $ 29,505      $ 14,061      $  7,519
Capital expenditures........................................     6,934         6,420         3,107

-------------------------
(1) Represents the loss on disposition of Kysor's German subsidiary. The transaction resulted in a tax benefit of $8.8 million.

(2) Represents earnings before interest, taxes, accounting charges, depreciation and amortization and loss on disposition of foreign operations. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and incur debt. EBITDA should not be considered by a prospective purchaser of Common Stock as an alternative to net income or as an indicator of Kysor's operating performance or cash flows.

                                  RISK FACTORS

     Prospective investors should carefully consider and evaluate all of the information set forth in this Prospectus, including the risks set forth below:

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

     The Company's business strategy includes making acquisitions that will expand its international presence or offer complementary products and services. See "Business -- Growth Strategy." In pursuing a strategy of acquiring other businesses, the Company will face risks commonly encountered with growth through acquisitions.

     In March 1997, Scotsman acquired Kysor for a net purchase price of approximately $299 million. Including the Kysor Acquisition, Scotsman has made six acquisitions and entered into one alliance and three joint ventures since its spin-off from Household International, Inc. in April 1989. As a result of these acquisitions and internal growth, the Company's net sales increased from $168.7 million for fiscal 1992 to pro forma net sales of $601.4 million for fiscal 1996. The Kysor Acquisition is the largest acquisition undertaken by the Company to date and will require significant integration efforts. There can be no assurance that the Company will be able to integrate Kysor effectively or in a timely manner or that the beneficial effects expected will be obtained even if Kysor is integrated as contemplated. See "Kysor Acquisition."

     Acquiring businesses has been and is expected to continue to be an important element of the Company's strategy for achieving growth. Acquisitions vary in size and may include acquisitions that are large relative to the Company. There can be no assurance that suitable acquisition candidates will be identified, that financing for such acquisitions will be available on satisfactory terms, that the Company will be able to accomplish its strategic objectives as a result of any such acquisition, that any business or assets acquired by the Company will be integrated successfully or that integration of acquired businesses will not divert management resources or otherwise have a material adverse effect on the Company's business, financial condition or results of operations. The Company is continually evaluating possible acquisitions and engages in discussions with acquisition candidates from time to time.

ABILITY TO MANAGE GROWTH

     Scotsman's growth will place a strain on its managerial and other resources. From December 1993 through June 1997, the number of Company employees increased from 915 to approximately 3,800. The Company's continued rapid growth can be expected to place a significant strain on its management, operations, employees and resources. There can be no assurance that the Company will be able to manage effectively its expanding operations or achieve planned growth on a timely or profitable basis. If the Company is unable to manage growth effectively, its business, results of operations or financial condition could be materially adversely affected. See "Business -- Growth Strategy."

LEVERAGE

     The Kysor Acquisition significantly increased the Company's debt service obligations. As of June 29, 1997, on a pro forma basis for this Offering, the Company's indebtedness, including capitalized leases and current maturities, would have been approximately $367 million, or approximately 73% of its book capitalization. Although the Indenture will, and the Credit Facility does, contain covenants that limit the incurrence by the Company, Scotsman Group and certain of their subsidiaries of additional indebtedness, such limitations are subject to a number of important qualifications and exceptions and the Company's indebtedness could increase if, among other reasons, future acquisitions are financed through additional borrowings. The Company's ability to make scheduled payments of principal and interest or to refinance its indebtedness will depend on the Company's operating performance and cash flows, which are affected by prevailing economic conditions and financial, competitive and other factors beyond the Company's control. The level of the Company's leverage from time to time could have important consequences to holders of the Notes, including limiting the Company's ability to (i) obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes; (ii) adjust to changing market conditions, including business downturns; or (iii) compete effectively with competitors who are less leveraged than the Company. In addition, certain of the Company's borrowings under the Credit Facility are and may continue to be at variable rates of interest, which causes the Company to be vulnerable to increases in interest rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources", "Description of the Notes" and "Description of Credit Facility."

     If the Company is unable to generate sufficient cash flows to service its debt obligations, it will have to adopt one or more alternatives, such as reducing or delaying planned acquisitions, expansion and capital expenditures, selling assets, restructuring debt or obtaining additional equity capital. There can be no assurance that any of these alternatives could be effected on satisfactory terms.

RESTRICTIONS IMPOSED BY THE CREDIT FACILITY AND THE INDENTURE

     The Credit Facility contains, and the Indenture will contain, certain restrictive covenants, including, among others, covenants with respect to the following matters: (i) limitations on indebtedness; (ii) limitations on other senior subordinated indebtedness; (iii) limitations on restricted payments; (iv) limitations on sale or issuance of restricted subsidiary stock and indebtedness;
(v) limitations on transactions with affiliates; (vi) limitations on liens;
(vii) limitations on asset sales; (viii) limitations on dividends and other payment restrictions affecting restricted subsidiaries; and (ix) restrictions on mergers and certain transfers of assets. Although these covenants are subject to various exceptions that are designed to allow the Company to operate without undue restraint, there can be no assurance that such covenants will not adversely affect its ability to finance future operations or capital needs or engage in other business activities that may be in the interest of the Company. In addition, the Credit Facility requires the maintenance of specified financial ratios. The ability of the Company to comply with such provisions may be affected by events beyond the Company's control. A breach of any of these covenants or the inability of the Company to comply with the financial ratios contained in the Credit Facility could result in a default under the Credit Facility or the Indenture, which could entitle the lenders or the noteholders to accelerate the maturity of the Credit Facility or the Notes, and could result in cross-defaults permitting the acceleration of other indebtedness of the Company and its subsidiaries. Such an event would have a material adverse effect on the Company and adversely affect the ability of the Issuer or the Company (pursuant to the Guaranty) to make payments on the Notes. See "Description of the Notes" and "Description of Credit Facility."

DEPENDENCE ON CERTAIN CUSTOMERS; CUSTOMER PURCHASING PATTERNS

     Although no single customer accounted for 10% or more of Scotsman's 1996 net sales on a historical or pro forma basis, some of the Company's operating units are dependent upon a limited number of major customers, most of which do not have long-term purchase contracts with the Company. The Company's five largest customers represented approximately 9% of the Company's net sales in 1996 and approximately 20% of its 1996 pro forma net sales. Sales of certain products, including, in particular, refrigerated display cases and food preparation and storage equipment, are largely dependent upon the expansion and renovation programs of the Company's large chain customers. Any of these programs can result in significant revenue for the Company over a limited period of time, followed by a decline in revenues if the customer's expansion or upgrade program is modified or terminated. For example, the Company believes the recently announced slowing of expansion plans by Boston Market, a major customer of the Company, may negatively impact food preparation and storage equipment sales in the near term. These purchasing patterns are largely beyond the control of the Company and can result in substantial fluctuations in the Company's operating results. Although the Company believes that its relationships with its customers are good, changes in customer purchasing patterns could have a material adverse effect on the sales of certain operating units and affect the volume of the Company's sales.

ECONOMIC CONDITIONS

     The Company's performance is affected by fluctuations in economic conditions in the markets in which the Company sells its products, primarily the United States and Western Europe. The strength or weakness of these economies may affect the rate of expansion within the restaurant, supermarket, lodging, healthcare and convenience store industries. In the event of an economic downturn in any of the economies in which the

Company conducts business, the Company's business, financial condition or operating results could be materially and adversely affected.

COMPETITION

     The primary markets for the Company's products are highly competitive. The most significant competitive factors are product reliability and performance, service and price, with the relative importance of such factors varying among product lines. The Company has a number of competitors in each product line that it offers. Many of the Company's competitors are small, privately owned companies. Some of the Company's competitors, however, are divisions of larger companies, and some have greater financial resources than the Company. The Company's largest competitors include IMI Cornelius, plc, with whom the Company competes in beverage systems in Europe; Hussmann Corporation, a subsidiary of Whitman Corporation, with whom the Company competes in refrigerated display cases and related equipment in the United States; and The Manitowoc Company, Inc., with whom the Company competes in walk-in coolers and freezers and ice machines. Furthermore, the Company believes that the commercial foodservice equipment industry recently has begun to undergo significant consolidation as foodservice chains and supermarkets reduce their supplier base. If the Company's competitors are more successful than the Company in exploiting this consolidation trend, the Company's profitability or market positions could be adversely affected.

DEPENDENCE ON KEY PERSONNEL

     Scotsman's success to date has depended in large part on the skills and efforts of Richard C. Osborne, Chairman of the Board, President and Chief Executive Officer, Donald D. Holmes, Vice President-Finance and Secretary, and the heads of each of the operating units of the Company. While the Company has employment agreements with certain of its executive officers, including Messrs. Osborne and Holmes, there can be no assurance that the Company will be able to retain the services of its officers and key employees. The loss of Messrs. Osborne, Holmes or any of the heads of the Company's operating units could have a material adverse effect on the Company's business, results of operations or financial condition. See "Management."

FLUCTUATIONS IN OPERATING RESULTS; SEASONALITY

     The volume of sales of Scotsman's ice machines, food preparation and storage equipment and beverage systems is somewhat higher in the second and third fiscal quarters than in the first and fourth fiscal quarters. Sales of Scotsman's refrigerated display cases and walk-in coolers and freezers are also subject to seasonal fluctuations, with sales being typically somewhat stronger in the second half of the fiscal year. The Company expects that, including Kysor, the second and third fiscal quarters generally will account for a greater portion of the annual net sales than the first and fourth fiscal quarters. As a result of the seasonal nature of its sales, the operating results of the Company will fluctuate from quarter to quarter and the Company may experience greater cash needs in the second and third fiscal quarters, which could increase the borrowing needs of the Company during these periods.

LITIGATION

     The Company's results of operations can be negatively impacted by product liability or other lawsuits and/or by warranty claims or other returns of goods. Although the Company does not believe that outstanding claims will have a material adverse effect on the Company, such claims, as well as any future claims, are subject to the uncertainties attendant to litigation, and the ultimate outcome of any such proceedings or claims cannot be predicted.

FOREIGN OPERATIONS AND CURRENCY FLUCTUATIONS

     Scotsman sells products in over 100 countries and has manufacturing operations in the United States, the United Kingdom, Germany and Italy and joint venture interests in Australia, China, the United Kingdom and Indonesia. Sales of the Company's products outside of the United States represented approximately 24% of the Company's 1996 pro forma net sales, and the Company anticipates that international sales will continue to grow. International operations generally are subject to various political and other risks that are not present in U.S. operations, including, among other things, the risk of war or civil unrest, expropriation and nationalization. In addition, certain international jurisdictions restrict repatriation of the Company's non-U.S. earnings.

Various international jurisdictions also have laws limiting the right and ability of non-U.S. entities to pay dividends and remit earnings to affiliated companies unless specified conditions are met. In addition, sales in international jurisdictions typically are made in local currencies, which subjects the Company to risks associated with currency fluctuations. Currency devaluations and unfavorable changes in international monetary and tax policies and other changes in the international regulatory climate could materially affect the Company's profitability or growth plans.

ENVIRONMENTAL REGULATION

     The operations and properties of the Company are subject to various federal, state, local and foreign environmental regulations and standards governing, among other things, emissions to air, discharge to waters and the generation, storage, handling, transportation, treatment and disposal of a variety of hazardous and non-hazardous substances and wastes. Because the requirements imposed by those authorities frequently are revised and supplemented, with a trend towards greater stringency, expenditures for compliance responsibilities are difficult to estimate and may exceed anticipated costs.

     The Company or its subsidiaries have been identified as a potentially responsible party ("PRP") under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and similar state statutes in connection with a number of hazardous waste sites, including a number of sites associated with the former Transportation Products Group of Kysor. See "Kysor Acquisition." Under existing environmental laws, PRPs are jointly and severally responsible for the cost of clean-up and other remedial action at these sites, and each PRP is therefore potentially responsible for the full cost of remediation. As a practical matter, however, costs generally are shared with other PRPs, based on each PRP's relative contribution to the problem. Moreover, the purchaser of the Transportation Products Group has assumed all environmental liabilities associated with that business. Notwithstanding the assumption of liabilities by the purchaser, under applicable environmental laws the Company could incur liabilities related to these and other unknown environmental matters. Based on the foregoing factors, the relative size of the Company's contribution to the sites for which it has been named a PRP (including those sites associated with Kysor's former Transportation Products Group), currently available information about the cost of remediation at such sites and the probability that other PRPs, many of which are large, solvent public companies, will pay the costs apportioned to them, the Company does not believe that any liability imposed in connection with such environmental proceedings, either individually or in the aggregate, will have a material adverse effect upon the Company's financial condition or its results of operations. Furthermore, the Company believes that compliance with existing and publicly proposed environmental regulations will not have a material adverse effect on the business, financial condition or results of operations of the Company. However, there can be no assurance that the cost of compliance with current or future regulations or the cost of other environmental obligations will not exceed current estimates.

GOVERNMENTAL AND OTHER REGULATION

     Scotsman's products and manufacturing processes are subject to various health and safety regulations and standards that are subject to change and from time to time may require significant changes in products or manufacturing methods. For example, a new standard issued by the National Sanitation Foundation that requires the temperature for holding many cold foods to be lowered from 45 DEGREESF to 41 DEGREESF would, if adopted by state and local health agencies, require the Company to make various engineering changes to its refrigerated display cases. Although no assurances can be given, the Company believes that health and safety matters, including the new temperature requirement for refrigerated cases, will not have a material adverse effect on its business, results of operations or financial condition. However, legal and regulatory requirements in this area are increasing, and there can be no assurance that significant costs and liabilities will not be incurred as a result of currently unidentified future problems or new regulatory developments.

SUBORDINATION OF NOTES AND GUARANTY

     The payment of principal of, premium, if any, and interest on, and any other amounts owing in respect of, the Notes and the Guaranty will be subordinated to the prior payment in full of all existing and future Senior Indebtedness, which includes all obligations under the Credit Facility. Furthermore, the Credit Facility is secured by a pledge of Scotsman's interest in the capital stock of the Issuer and by a pledge of the Issuer's interest in the capital stock of certain of its subsidiaries. Therefore, in the event of the bankruptcy, liquidation, dissolution, reorganization or other winding up of the Issuer or Scotsman, the assets of the Issuer and Scotsman will be available to pay obligations on the Notes and the Guaranty only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes or the Guaranty. In addition, no payment of any kind or character may be made on the Notes if any Obligations with respect to any Designated Senior Indebtedness are not paid when due or if any other default occurs with respect to any Designated Senior Indebtedness and the maturity thereof has been accelerated. During the continuance of any default with respect to any Designated Senior Indebtedness which permits the maturity thereof to be accelerated, the Issuer may not make any payment of any kind or character in respect of the Notes, and the Company may not make any payment in respect thereof under the Guaranty, for a period of up to 179 days after receipt of notice thereof by the Issuer. As of June 29, 1997, after giving effect to the application of the estimated net proceeds herefrom, the aggregate amount of outstanding Senior Indebtedness of the Company and the Issuer would have been approximately $268 million. In addition, the Issuer would have had up to approximately $139 million of available credit under the Credit Facility. All borrowings under the Credit Facility would constitute Senior Indebtedness and are guaranteed on a senior basis by Scotsman. See "Use of Proceeds," "Capitalization," "Description of Notes--Subordination" and "Description of Credit Facility."

     The Notes will also be effectively subordinated to all existing and future liabilities of the Issuer's subsidiaries. As of June 29, 1997, after giving pro forma effect to this Offering and the application of net proceeds herefrom, the Issuer's subsidiaries would have had approximately $38 million of indebtedness outstanding.

PAYMENT UPON A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder of the Notes may require the Company to repurchase all or a portion of such holder's Notes at 101% of the principal amount of the Notes, together with accrued and unpaid interest to the date of repurchase. The Indenture will require that, prior to such a repurchase, the Company must either repay all outstanding Senior Indebtedness or obtain any required consents to such repurchase. If a Change of Control were to occur, the Company may not have the financial resources to repay all of the Senior Indebtedness, the Notes and any other indebtedness that would become payable upon the occurrence of such Change of Control. See "Description of the Notes -- Certain Covenants -- Change of Control."

LACK OF TRADING MARKET FOR THE NOTES

     The Notes are a new issue of securities for which there is currently no trading market. The Company does not intend to apply for a listing of the Notes on a securities exchange. The Underwriters have advised the Company that they currently intend to make a market in the Notes, although the Underwriters are not obligated to do so, and any market making with respect to the Notes may be discontinued at any time without notice. See "Underwriters." There can be no assurance as to the liquidity of any market that may develop for the Notes, the ability of the holders of the Notes to sell their Notes or the price at which such holders would be able to sell their Notes. If a market were to exist, the Notes could trade at prices that may be lower than the initial offering price thereof depending on many factors, including prevailing interest rates and the markets for similar securities, general economic conditions and the financial condition and performance of, and prospects for, the Company.

                                  THE COMPANY

     Scotsman was formed in 1989 through a spin-off (the "Spin-off") effected by Household International, Inc. ("Household") of its commercial food service equipment operations. As a result of the Spin-off, the Company became publicly traded on the NYSE in April 1989. At the time of the Spin-off, the Company's businesses consisted of the ice machine businesses of Scotsman Group Inc., the beverage systems business of Booth, Inc. ("Booth") and various other businesses, which since have been sold. Since the Spin-off, the Company has grown both through internal growth and a series of acquisitions. From 1992 through 1996, the Company successfully completed and integrated the following five strategic acquisitions:

     Crystal Tips. In April 1992, the Company acquired the assets of Crystal Tips, Inc., a domestic ice machine manufacturer ("Crystal Tips"). The purchase enabled Scotsman to: (i) broaden its product offerings and increase its brand recognition; (ii) improve its penetration in secondary market distribution channels and under-represented segments such as healthcare; and (iii) combine and re-engineer the manufacturing operations of Booth and Crystal Tips. Crystal Tips had sales of approximately $15 million for its fiscal year ended prior to the acquisition.

     Simag. In January 1993, Scotsman acquired Simag, an ice machine manufacturer in Italy. The Simag acquisition reinforced Scotsman's existing manufacturing and distribution presence in Europe and provided a third Scotsman brand in the region. Simag had sales of approximately $7 million for its fiscal year ended prior to the acquisition.

     Delfield. In April 1994, the Company acquired The Delfield Company, a maker of food preparation and storage equipment ("Delfield"). The acquisition provided: (i) a leading market position in a new, complementary product line;
(ii) opportunities to cross-sell ice machines and other Scotsman products into Delfield accounts; (iii) benefits of shared knowledge across similar technologies used by Scotsman's operating units; and (iv) improved purchasing economies. Delfield had sales of approximately $94 million for its fiscal year ended prior to the acquisition.

     Whitlenge. Simultaneous with the April 1994 Delfield acquisition, Scotsman acquired Whitlenge Drink Equipment Limited, a U.K.-based beverage systems manufacturer ("Whitlenge"). Whitlenge gave the Company a leading market position in beverage systems in the United Kingdom and enhanced the overall strength of Scotsman's beverage systems product line. In addition, Whitlenge contributed significantly to the Company's prominence, reputation, distribution strength and customer relationships in European markets. Whitlenge had sales of approximately $24 million for its fiscal year ended prior to the acquisition.

     Hartek. In December 1995, Scotsman acquired Hartek Beverage Handling GmbH, a beverage systems manufacturer based in Germany ("Hartek"). Hartek, with Whitlenge, established the Company as the second largest manufacturer of beverage systems in Europe, a region Scotsman believes presents substantial growth prospects. By coordinating technology, purchasing, production and distribution with Whitlenge, and developing progressive manufacturing techniques, the Company improved the profitability of Hartek and expanded sales of beverage systems in Europe. Hartek had sales of approximately $24 million for its fiscal year ended prior to the acquisition.

     In addition to these acquisitions, the Company has entered into two joint ventures and one strategic alliance as described below:

     China. Scotsman owns a 60% interest in a joint venture with Shenyang Xinle Precision Machinery Company in Shenyang, China, which manufactures and markets ice machines for the Chinese market. The joint venture sells its ice machines primarily to commercial foodservice equipment distributors throughout the People's Republic of China.

     United Kingdom. Scotsman is a 50% partner in SAW Technologies Limited, a joint venture recently formed to develop technologically advanced beverage dispensing valves ("SAW Technologies"). The joint venture's Aztec valve, already being sold to a major soft drink bottler in the United Kingdom, is also targeted for other customers and markets.

     Howe Strategic Alliance. Scotsman's strategic alliance with Howe Corporation ("Howe") includes distribution and trademark licensing agreements, which give the Company exclusive worldwide rights to distribute Howe industrial ice flakers. The agreements were executed in November 1992 for an initial five-year term. The agreements were renewed in January 1996, and renew automatically for successive three-year terms unless terminated by either party by giving a notice at least two years before the expiration of the then-current term.

     The Company's principal executive offices are located at 820 Forest Edge Drive, Vernon Hills, Illinois 60061 and its telephone number is (847) 215-4500.

                                 SCOTSMAN GROUP

     Scotsman Group is a Delaware corporation and a direct wholly owned subsidiary of Scotsman. Scotsman conducts its domestic ice machine business through divisions of Scotsman Group and all of its other businesses through subsidiaries of Scotsman Group.

     The registered office of Scotsman Group is located at 820 Forest Edge Drive, Vernon Hills, Illinois 60061 and its telephone number is (847) 215-4500.

                               KYSOR ACQUISITION

REVIEW OF TRANSACTION

     In March 1997, Scotsman acquired Kysor, which at the time was comprised of the Commercial Products Group, through which Kysor's refrigerated display cases and walk-in coolers and freezers businesses were conducted, and the Transportation Products Group, through which Kysor sold a line of products to the transportation industry. The Company paid approximately $309 million in cash and assumed $35.0 million in debt, net of cash, for both the Commercial Products Group and the Transportation Products Group. Concurrently with the Kysor Acquisition, Scotsman sold substantially all of the assets of the Transportation Products Group for $86.0 million (approximately $68 million net of taxes) to a subsidiary of Kuhlman Corporation. Including estimated transaction and severance costs of $22.5 million, the net purchase price for the Commercial Products Group was approximately $299 million. The subsidiary of Kuhlman Corporation assumed substantially all liabilities related to the Transportation Products Group, including environmental and product liabilities. The Company financed the Kysor Acquisition through a new unsecured bank facility. See "Description of Certain Indebtedness."

     Kysor's Commercial Products Group operates through its Kysor//Warren and Kysor Panel Systems divisions. Kysor//Warren is the second largest U.S. manufacturer of refrigerated display cases, and Kysor Panel Systems is the leading manufacturer of walk-in coolers and freezers in the United States. In 1996, approximately 80% of Kysor's sales were to supermarket chains, with the remaining 20% primarily to restaurants and convenience stores. In 1996, Kysor's Commercial Products Group had sales of $245.1 million, an increase of 18.3% over 1995. This increase was driven primarily by strong demand from supermarket chains and the inclusion of sales of NAX of North America, which was acquired by Kysor in March 1996.

     In addition, as a result of the Kysor Acquisition, the Company now owns 23.8% of the outstanding shares of Austral Refrigeration Pty. Ltd., the parent company of Kysor//Warren Australia, Pty. Ltd., a licensee and manufacturer of Kysor refrigerated display cases primarily in Australia ("Kysor//Warren Australia"). Kysor//Warren Australia is a leading supplier of refrigerated display cases in the Australian market. Kysor//Warren Australia owns a 50% interest in an Indonesian joint venture, which the Company believes is the only manufacturer of refrigerated display cases in Asia.

STRATEGIC RATIONALE

     Scotsman believes the addition of Kysor presents significant opportunities to increase the Company's sales and profitability. While both Scotsman and Kysor historically have served a similar customer base, Scotsman generally has had stronger relationships in the restaurant, lodging and healthcare industries and

Kysor has had stronger relationships with supermarket and convenience store chains. The Company believes that significant cross-selling opportunities exist to broaden penetration and distribution of Scotsman's products to Kysor's customers and vice versa. The Company believes that similarities in the marketing, distribution and product technology employed by the two companies will facilitate integration. Additional benefits from the transaction include combined purchasing economies, research and development efficiencies, the sharing of best practices, particularly in manufacturing, and reductions in overhead expense.

POST-ACQUISITION INTEGRATION

     Scotsman has consolidated Kysor's operations from four divisions to two. Kysor's Bangor unit, a manufacturer of a specialty line of refrigerated display cases, was integrated with Kysor//Warren, and Kysor's Kalt and Needham businesses, which manufacture walk-in coolers and freezers, were combined to form Kysor Panel Systems. This reorganization and the development of coordinated national sales efforts are expected to result in cost savings and marketing and distribution efficiencies. In addition, Scotsman eliminated approximately 20 redundant positions, primarily located at Kysor's former headquarters in Cadillac, Michigan, which resulted in a cost savings of $5.3 million in 1996 on a pro forma basis.

                           SECONDARY EQUITY OFFERING

     This Prospectus is part of a Registration Statement that also covers the offer and sale from time to time of up to 1,611,699 shares of Common Stock by the Selling Stockholders, including Onex and certain of its affiliates, who have the right, pursuant to the Registration Rights Agreement, to request that the Company include their shares of Common Stock in registrations by the Company of its securities under the Securities Act. The Selling Stockholders have advised the Company, and the Prospectus relating to the Equity Offering discloses, that they may sell their shares of Common Stock through an underwritten public offering, in one or more transactions (including block trades) on the New York Stock Exchange or on the over-the-counter market or pursuant to privately negotiated transactions. The Company is obligated under the Registration Rights Agreement to keep the Registration Statement related to the Equity Offering effective for no more than 90 days. The Company will not receive any proceeds from the sale of Common Stock in the Equity Offering. The Offerings are separate and independent transactions not contingent upon one another. The Company is obligated to indemnify the Selling Stockholders and any underwriters of the Equity Offering against certain liabilities, including certain liabilities arising under the Securities Act.

                                USE OF PROCEEDS

     The net proceeds to Scotsman Group in this Offering are estimated to be approximately $95,750,000. Scotsman Group intends to apply such net proceeds to repay $30 million of term loan borrowings outstanding under the Credit Facility and approximately $65,750,000 of revolving loan borrowings outstanding under the Credit Facility. See "Capitalization" and "Description of Credit Facility." As of June 29, 1997, interest on the term loan portion of the Credit Facility and the revolving loan portion of the Credit Facility accrued at rates ranging from 7.0625% to 7.9375% per annum. At June 29, 1997, there was approximately $150 million of term loan borrowings outstanding under the Credit Facility and approximately $195 million of revolving loan borrowings outstanding under the Credit Facility.

                                 CAPITALIZATION

     The following table sets forth (i) the consolidated actual capitalization of the Company as of June 29, 1997 (including short-term debt and current maturities of capitalized lease obligations and long-term debt of the Company) and (ii) the consolidated pro forma capitalization of the Company (including short-term debt and current maturities of capitalized lease obligations and long-term debt of the Company) as adjusted for the consummation of this Offering and the application of the net proceeds to be received by the Company therefrom as described in "Use of Proceeds," as if such event had occurred on June 29, 1997. This table should be read in conjunction with the consolidated historical and pro forma financial information included or incorporated by reference elsewhere in this Prospectus, including the notes thereto.

                                                               AS OF JUNE 29, 1997
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                               ------    -----------
                                                              (DOLLARS IN THOUSANDS)
Short-term debt and current maturities of capitalized lease
  obligations and long-term debt............................  $ 19,410    $ 19,410
Long-term debt and capitalized lease obligations:
     Credit Facility........................................   327,655     231,905
          % Senior Subordinated Notes Due 2007..............        --     100,000
     Industrial revenue bonds...............................    12,800      12,800
     Foreign and other borrowings...........................     2,801       2,801
     Capitalized lease obligations..........................       278         278
                                                              --------    --------
       Total long-term debt and capitalized lease
        obligations.........................................   343,534     347,784
Shareholders' Equity:
     Common stock, $0.10 par value, 50,000,000 shares
      authorized; 10,736,463 actual and as adjusted shares
      issued................................................     1,074       1,074
     Additional paid in capital.............................    73,320      73,320
     Retained earnings......................................    71,827      71,827
     Deferred compensation and unrecognized pension cost....      (177)       (177)
     Foreign currency translation adjustments...............    (7,062)     (7,062)
     Less: Common stock held in treasury:...................    (1,455)     (1,455)
                                                              --------    --------
       Total shareholders' equity...........................   137,527     137,527
                                                              --------    --------
       Total capitalization (including short-term debt and
        current maturities of capitalized lease obligations
        and long-term debt).................................  $500,471    $504,721
                                                              ========    ========

             SELECTED CONSOLIDATED FINANCIAL AND OTHER INFORMATION

     The consolidated balance sheet information of the Company presented below as of the end of each of the 1996 and 1995 fiscal years and the income statement and other information of the Company presented below for each of the 1996, 1995 and 1994 fiscal years have been derived from, and should be read in conjunction with, the Company's consolidated financial statements and notes thereto, which have been audited by Arthur Andersen LLP, independent public accountants, and which are included and incorporated by reference elsewhere in this Prospectus. The consolidated balance sheet information of the Company presented below as of the end of each of the 1994, 1993 and 1992 fiscal years and the income statement and other information of the Company presented below for each of the 1993 and 1992 fiscal years have been derived from audited consolidated financial statements of the Company not included or incorporated by reference in this Prospectus. The balance sheet information of the Company presented below as of June 29, 1997 and the income statement and other information of the Company presented below for the first fiscal six months ended June 29, 1997 and June 30, 1996, respectively, have been derived from, and should be read in conjunction with, the Company's unaudited consolidated financial statements which are included and incorporated by reference elsewhere in this Prospectus. The unaudited financial information includes all adjustments, consisting of normal recurring accruals, that the Company considers necessary for a fair presentation of the consolidated financial position and consolidated results of operations for the periods reflected therein. All of the consolidated financial information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other consolidated historical and pro forma financial information included or incorporated by reference elsewhere in this Prospectus, including the notes thereto.

             SELECTED CONSOLIDATED FINANCIAL AND OTHER INFORMATION

                                 FIRST FISCAL SIX
                                      MONTHS                           FISCAL YEAR ENDED
                                -------------------   ----------------------------------------------------
                                1997(1)      1996       1996       1995       1994       1993       1992
                                -------      ----       ----       ----       ----       ----       ----
                                               (IN THOUSANDS, EXCEPT SHARE DATA AND RATIOS)
INCOME STATEMENT INFORMATION:
Net sales.....................  $271,854   $189,956   $356,373   $324,291   $266,632   $163,952   $168,674
Cost of sales.................   200,757    135,692    257,942    236,402    190,518    114,472    122,226
                                --------   --------   --------   --------   --------   --------   --------
Gross profit..................    71,097     54,264     98,431     87,889     76,114     49,480     46,448
Selling and administrative
  expenses....................    41,103     30,877     58,135     53,435     47,900     31,874     31,588
                                --------   --------   --------   --------   --------   --------   --------
Income from operations........    29,994     23,387     40,296     34,454     28,214     17,606     14,860
Interest expense, net.........     8,781      2,837      5,279      6,326      5,416      4,235      4,675
                                --------   --------   --------   --------   --------   --------   --------
Income before income taxes....    21,213     20,550     35,017     28,128     22,798     13,371     10,185
Income taxes..................    10,262      9,866     16,449     12,720     10,013      5,989      3,793
                                --------   --------   --------   --------   --------   --------   --------
Income before extraordinary
  loss and effect of
  accounting changes..........    10,951     10,684     18,568     15,408     12,785      7,382      6,392
Extraordinary loss (net of
  income taxes of $422)(2)....      (633)        --         --         --         --         --         --
Cumulative effect of
  accounting changes(3).......        --         --         --         --         --         29         --
                                --------   --------   --------   --------   --------   --------   --------
Net income....................  $ 10,318   $ 10,684   $ 18,568   $ 15,408   $ 12,785   $  7,411   $  6,392
Preferred stock dividends.....        --        562        813      1,240        885         --         --
                                --------   --------   --------   --------   --------   --------   --------
Net income available to common
  shareholders................  $ 10,318   $ 10,122   $ 17,755   $ 14,168   $ 11,900   $  7,411   $  6,392
                                ========   ========   ========   ========   ========   ========   ========
Income per share before
  extraordinary loss and
  cumulative effect of
  accounting changes:
  Primary(4)..................  $   1.01   $   1.10   $   1.85   $   1.58   $   1.49   $   1.06   $    .90
                                --------   --------   --------   --------   --------   --------   --------
  Fully diluted(5)............  $   1.01   $   1.00   $   1.73   $   1.45   $   1.35   $   1.06   $    .90
                                --------   --------   --------   --------   --------   --------   --------
Net income per share:
  Primary(4)..................  $    .96   $   1.10   $   1.85   $   1.58   $   1.49   $   1.06   $    .90
                                --------   --------   --------   --------   --------   --------   --------
  Fully diluted(5)............  $    .95   $   1.00   $   1.73   $   1.45   $   1.35   $   1.06   $    .90
                                --------   --------   --------   --------   --------   --------   --------
OTHER INFORMATION:
EBITDA(6).....................  $ 37,393   $ 27,720   $ 49,166   $ 42,048   $ 34,233   $ 21,280   $ 18,422
Capital expenditures..........     7,433      3,360      6,195      6,513      5,434      3,264      2,012
SELECTED RATIOS:
Ratio of earnings to fixed
  charges(7)..................       3.3x       7.4x       6.8x       5.0x       4.8x       3.9x       3.0x
Ratio of EBITDA to interest
  expense.....................       4.3x       9.8x       9.3x       6.6x       6.3x       5.0x       3.9x
Ratio of total debt to
  EBITDA......................        --         --        1.6x       2.1x       2.6x       1.5x       1.7x
BALANCE SHEET INFORMATION:
(AT END OF PERIODS):
Cash and marketable
  securities..................  $ 20,760   $ 16,699   $ 16,501   $ 15,808   $  9,770   $  8,462   $  5,202
Total assets..................   682,878    302,100    283,264    275,943    244,791    103,173     96,103
Total debt and capitalized
  lease obligations (including
  current maturities).........   362,944     86,845     76,606     87,756     88,191     32,176     31,454
Working capital...............    95,487     74,488     59,321     54,828     54,565     36,318     32,355
Shareholders' equity..........   137,527    122,655    131,712    112,319     86,463     33,994     30,146

-------------------------
(Footnotes on following page)

-------------------------
(1) Includes results of Kysor for the period from March 10, 1997 through June 29, 1997.

(2) The extraordinary loss resulted from one-time expenses incurred relating to the early retirement of certain debt of the Company prior to the Kysor Acquisition.

(3) Effective January 4, 1993, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Post-Retirement Benefits Other than Pensions"; Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes"; and Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Post-employment Benefits."

(4) Primary earnings per common share are computed by dividing net income available to common shareholders by the weighted average number of shares of common stock and common stock equivalents outstanding during each period. The weighted average number of shares of common stock and common stock equivalents were: 10,799,284 and 9,228,046 for the first fiscal six months of 1997 and 1996, respectively; and 9,601,422; 8,983,709; 7,980,996;
    7,000,651 and 7,096,976 for the 1996, 1995, 1994, 1993 and 1992 fiscal years, respectively.

(5) The calculation of fully diluted net income per share is based on net income before preferred stock dividends. The number of shares assumes the conversion of the convertible preferred stock from the date of issue. The total number of shares used in the fully diluted calculation were:
    10,808,946 and 10,700,100 for the first fiscal six months of 1997 and 1996, respectively; and 10,728,188; 10,649,763; 9,488,965; 7,000,651 and 7,096,976
    for the 1996, 1995, 1994, 1993 and 1992 fiscal years, respectively.

(6) Represents earnings before interest, taxes, accounting charges, depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and incur debt. EBITDA should not be considered by a prospective purchaser of Common Stock as an alternative to net income or as an indicator of the Company's operating performance or cash flows.

(7) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income before extraordinary loss, cumulative effect of accounting changes and income taxes, plus fixed charges. Fixed charges consist of interest expense, amortization of debt expense and implicit interest expense associated with operating leases.

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following pro forma consolidated financial statements for the fiscal six months ended June 29, 1997 and the fiscal year ended December 29, 1996 are presented to illustrate the estimated effects of the completion of the Kysor Acquisition and the financing thereof and the consummation of this Offering as if such transactions had occurred at the beginning of the periods shown. See "Use of Proceeds."

     The Kysor Acquisition was accounted for using the purchase method of accounting. Accordingly, assets acquired and liabilities assumed were recorded at their estimated fair values which are subject to further refinement, including final appraisals and other analyses, with appropriate recognition given to the effect of current interest rates and income taxes.

     The pro forma consolidated financial statements do not purport to represent the financial position or results of operations that would have resulted if the transactions had been consummated on the dates assumed or the results of operations to be expected in the future. In addition to certain cost savings reflected in the pro forma consolidated income statements, management believes that certain additional cost savings and revenue enhancements may be realized following the Kysor Acquisition. No assurances can be made as to the amount of cost savings or revenue enhancements, if any, that actually will be realized. See "Kysor Acquisition -- Strategic Rationale" and "Kysor Acquisition -- Post-Acquisition Integration."

     The pro forma consolidated financial information is based on certain assumptions and adjustments described in the notes thereto. Such financial information should be read in conjunction with such notes, the discussion under "Kysor Acquisition" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and the consolidated financial statements and related notes of Scotsman and Kysor included and incorporated by reference in this Prospectus.

                    PRO FORMA CONSOLIDATED INCOME STATEMENT

                                                                 FISCAL SIX MONTHS ENDED JUNE 29, 1997
                                      -------------------------------------------------------------------------------------------
                                      SCOTSMAN         KYSOR       ACQUISITION                       OFFERING          PRO FORMA
                                      ACTUAL(1)      ACTUAL(2)    ADJUSTMENTS(3)      PRO FORMA     ADJUSTMENTS       AS ADJUSTED
                                      ---------      ---------    --------------      ---------     -----------       -----------
                                                                              (UNAUDITED)
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.........................     $271,854       $38,834        $    --          $310,688        $    --          $310,688
Cost of sales.....................      200,757        31,583            123(4)        232,463             --           232,463
                                       --------       -------        -------          --------        -------          --------
Gross profit......................       71,097         7,251           (123)           78,225             --            78,225
Selling and administrative
  expenses........................       41,103         9,076         (3,899)(5)        46,280             --            46,280
                                       --------       -------        -------          --------        -------          --------
Income from operations............       29,994        (1,825)         3,776            31,945             --            31,945
Interest expense, net.............        8,781            68          4,573(6)         13,422          1,088(7)         14,510
                                       --------       -------        -------          --------        -------          --------
Income before income taxes........       21,213        (1,893)          (797)           18,523         (1,088)           17,435
Income taxes......................       10,262          (795)           131(8)          9,598           (435)(8)         9,163
                                       --------       -------        -------          --------        -------          --------
Income before extraordinary
  loss............................       10,951        (1,098)          (928)            8,925           (653)            8,272
Extraordinary loss (net of income
  taxes of $422)..................         (633)(9)        --             --              (633)            --              (633)
                                       --------       -------        -------          --------        -------          --------
Net income........................     $ 10,318       $(1,098)       $  (928)         $  8,292        $  (653)         $  7,639
Preferred stock dividends.........           --           176           (176)(10)           --             --                --
                                       --------       -------        -------          --------        -------          --------
Net income available to common
  shareholders....................     $ 10,318       $(1,274)       $  (752)         $  8,292        $  (653)         $  7,639
                                       ========       =======        =======          ========        =======          ========
Income per share before
  extraordinary loss:
    Primary(11)...................     $   1.01                                                                        $    .77
                                       --------                                                                        --------
    Fully diluted(12).............     $   1.01                                                                        $    .77
                                       --------                                                                        --------
Net income per share:
    Primary(11)...................     $    .96                                                                        $    .71
                                       --------                                                                        --------
    Fully diluted(12).............     $    .95                                                                        $    .71
                                       --------                                                                        --------

-------------------------
 (1) Includes results of Kysor for the period from March 10, 1997 through June 29, 1997.

 (2) Results included for Kysor are those from continuing operations through March 9, 1997. The results of the discontinued Transportation Products Group are excluded.

 (3) The allocation of the purchase price to assets acquired and liabilities assumed has been calculated on a preliminary basis. The final allocation will be completed within twelve months of the acquisition date once final appraisals and other analyses are completed.

 (4) Represents the incremental increase in depreciation expense caused by the recording of property, plant and equipment of Kysor at fair value.

 (5) Represents the following adjustments:

          (i)   Net decrease in administrative expenses due to the
                elimination of Kysor's world headquarters and the
                consolidation of four Kysor business units into two business
                units;......................................................    $(1,489)
         (ii)   Elimination of the amortization and deferral components of pension expense for Kysor's defined benefit and
                post-retirement plans (due to the complexities associated
                with pension accounting, this benefit may not necessarily be a representative element of pension expense in the
                future);....................................................       (412)
        (iii)   Net increase in the amortization of goodwill recorded as a
                result of the Kysor Acquisition;............................        874
         (iv)   One-time costs incurred in anticipation of the completion of
                the Kysor Acquisition; and..................................     (2,917)
          (v)   Incremental depreciation expense resulting from the
                recording of property, plant and equipment of Kysor at fair
                value.......................................................         45
                                                                                -------
                                                                                $(3,899)
                                                                                =======

 (6) Represents an increase in interest expense due to increased levels of borrowings under the Credit Facility to finance the Kysor Acquisition and refinance certain debt of Scotsman and Kysor (the "Kysor Debt") and the amortization of fees incurred in conjunction with the execution of the Credit Facility.

 (7) Represents the incremental amount of increased interest expense resulting from the sale of the Notes and the application of the net proceeds thereof to repay a portion of the Kysor Debt and the amortization of fees incurred in connection with the sale of the Notes. See "Use of Proceeds."

 (8) Represents the tax effect of the adjustments made as a result of the Kysor Acquisition and this Offering, net of non-deductible goodwill.

 (9) The extraordinary loss resulted from one-time expenses incurred relating to the early retirement of certain debt of the Company prior to the Kysor Acquisition.

(10) Represents the elimination of preferred stock dividends for Kysor due to the purchase of the outstanding preferred stock of Kysor in conjunction with the Kysor Acquisition.

(11) Primary earnings per common share are computed by dividing net income available to common shareholders by the weighted average number of common shares and common stock equivalents outstanding of 10,799,284 for the actual and pro forma as adjusted periods.

(12) The calculation of fully diluted net income per share is based on net income before preferred stock dividends. The number of shares assumes the conversion of the convertible preferred stock from the date of issue. The total number of shares used in the fully diluted calculation for the actual and pro forma as adjusted periods was 10,808,946.

                    PRO FORMA CONSOLIDATED INCOME STATEMENT

                                                                  FISCAL YEAR ENDED DECEMBER 29, 1996
                                        ----------------------------------------------------------------------------------------
                                        SCOTSMAN      KYSOR       ACQUISITION                       OFFERING          PRO FORMA
                                         ACTUAL     ACTUAL(1)    ADJUSTMENTS(2)      PRO FORMA     ADJUSTMENTS       AS ADJUSTED
                                        --------    ---------    --------------      ---------     -----------       -----------
                                                                              (UNAUDITED)
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.............................  $356,373    $245,062        $     --         $601,435        $    --          $601,435
Cost of sales.........................   257,942     185,253           592(3)         443,787             --           443,787
                                        --------    --------        --------         --------        -------          --------
Gross profit..........................    98,431      59,809            (592)         157,648             --           157,648
Selling and administrative expenses...    58,135      35,157          (3,349)(4)       89,943             --            89,943
                                        --------    --------        --------         --------        -------          --------
Income from operations................    40,296      24,652           2,757           67,705             --            67,705
Interest expense, net.................     5,279         874          23,006(5)        29,159          2,175(6)         31,334
                                        --------    --------        --------         --------        -------          --------
Income before income taxes............    35,017      23,778         (20,249)          38,546         (2,175)           36,371
Income taxes..........................    16,449       8,650          (5,871)(7)       19,228           (870)(7)        18,358
                                        --------    --------        --------         --------        -------          --------
Net income............................  $ 18,568    $ 15,128        $(14,378)        $ 19,318        $(1,305)         $ 18,013
Preferred stock dividends.............       813         966            (966)(8)          813             --               813
                                        --------    --------        --------         --------        -------          --------
Net income available to common
  shareholders........................  $ 17,755    $ 14,162        $(13,412)        $ 18,505        $(1,305)         $ 17,200
                                        ========    ========        ========         ========        =======          ========
Net income per share:
  Primary(9)..........................  $   1.85                                                                      $   1.79
                                        --------                                                                      --------
  Fully diluted(10)...................  $   1.73                                                                      $   1.68
                                        --------                                                                      --------

-------------------------
 (1) Results included for Kysor are those from continuing operations. The results of the discontinued Transportation Products Group are excluded.

 (2) The allocation of the purchase price to assets acquired and liabilities assumed has been calculated on a preliminary basis. The final allocation will be completed within twelve months of the acquisition date once final appraisals and other analyses are completed.

 (3) Represents the incremental increase in depreciation expense caused by the recording of property, plant and equipment of Kysor at fair value.

 (4) Represents the following adjustments:

(i)      Net decrease in administrative expenses due to the
         elimination of Kysor's world headquarters and the
         consolidation of four Kysor business units into two business
         units;......................................................    $(5,957)
(ii)     Elimination of the amortization and deferral components of pension expense for Kysor's defined benefit and
         post-retirement plans (due to the complexities associated
         with pension accounting, this benefit may not necessarily be a representative element of pension expense in the
         future);....................................................     (1,979)
(iii)    Net increase in the amortization of goodwill recorded from
         the purchase of Kysor by Scotsman; and......................      4,374
(iv)     Incremental depreciation expense resulting from the
         recording of property, plant and equipment of Kysor at fair
         value.......................................................        213
                                                                         -------
                                                                         $(3,349)
                                                                         =======

 (5) Represents an increase in interest expense due to increased levels of borrowings under the Credit Facility to finance the acquisition of Kysor and refinance certain debt of Scotsman and Kysor and the amortization of fees incurred in conjunction with the execution of the Credit Facility.

 (6) Represents the incremental amount of increased interest expense resulting from the sale of the Notes and the application of the net proceeds thereof to repay a portion of the Kysor Debt and the amortization of fees incurred in connection with the sale of the Notes. See "Use of Proceeds."

 (7) Represents the tax effect of the adjustments made as a result of the Kysor Acquisition and this Offering, net of non-deductible goodwill.

 (8) Represents the elimination of preferred stock dividends for Kysor due to the purchase of the outstanding preferred stock of Kysor in conjunction with the Kysor Acquisition.

 (9) Primary earnings per common share are computed by dividing net income available to common shareholders by the weighted average number of common shares and common stock equivalents outstanding of 9,601,422 for the actual and pro forma as adjusted periods.

(10) The calculation of fully diluted net income per share is based on net income before preferred stock dividends. The number of shares assumes the conversion of the convertible preferred stock from the date of issue. The total number of shares used in the fully diluted calculation for the actual and pro forma as adjusted periods was 10,728,188.

                      PRO FORMA CONSOLIDATED BALANCE SHEET

                                                                  AS OF DECEMBER 29, 1996
                                    ------------------------------------------------------------------------------------
                                    SCOTSMAN    KYSOR      ACQUISITION                      OFFERING          PRO FORMA
                                     ACTUAL     ACTUAL    ADJUSTMENTS(1)      PRO FORMA    ADJUSTMENTS       AS ADJUSTED
                                    --------    ------    --------------      ---------    -----------       -----------
                                                                        (UNAUDITED)
                                                                       (IN THOUSANDS)
ASSETS
Current Assets:
    Cash and temporary cash
      investments.................  $ 16,501   $  8,354      $     --         $ 24,855      $     --          $ 24,855
    Trade accounts and notes
      receivable, net of
      allowances..................    58,734     34,654            --           93,388            --            93,388
    Inventories...................    52,530     26,900            --           79,430            --            79,430
    Deferred income taxes.........     4,708      4,927        14,520(2)        24,155            --            24,155
    Other current assets..........     5,101        928         1,560(3)         7,589            --             7,589
                                    --------   --------      --------         --------      --------          --------
         Total current assets.....   137,574     75,763        16,080          229,417            --           229,417
Properties and equipment, net.....    46,659     29,732         6,670(4)        83,061            --            83,061
Goodwill, net.....................    94,975      6,474       184,553(5)       286,002            --           286,002
Deferred income taxes.............        --      4,667        14,598(6)        19,265            --            19,265
Other noncurrent assets...........     4,056     33,770         2,842(7)        40,668         4,250(8)         44,918
Net assets of discontinued
  operations......................        --     38,656       (38,656)(9)           --            --                --
                                    --------   --------      --------         --------      --------          --------
         Total assets.............  $283,264   $189,062      $186,087         $658,413      $  4,250          $662,663
                                    ========   ========      ========         ========      ========          ========
LIABILITIES AND SHAREHOLDERS'
  EQUITY
Current Liabilities:
    Short-term debt and current
      maturities of capitalized
      lease obligations and
      long-term debt..............  $ 16,317   $  5,799      $ (5,799)(10)    $ 16,317      $     --          $ 16,317
    Trade accounts payable........    22,344     14,046            --           36,390            --            36,390
    Accrued income taxes..........     6,302      1,812        18,000(11)       26,114            --            26,114
    Accrued expenses..............    33,290     16,928        18,922(12)       69,140            --            69,140
                                    --------   --------      --------         --------      --------          --------
         Total current
           liabilities............    78,253     38,585        31,123          147,961            --           147,961
  % Senior Subordinated Notes Due
  2007............................        --         --            --               --       100,000(13)       100,000
Long-term debt and capitalized
  lease obligations...............    60,289     32,822       248,318(14)      341,429       (95,750)(13)      245,679
Deferred income taxes.............     3,710         --         3,695(6)         7,405            --             7,405
Other noncurrent liabilities......     9,300     14,247         6,359(15)       29,906            --            29,906
                                    --------   --------      --------         --------      --------          --------
         Total liabilities........   151,552     85,654       289,495          526,701         4,250           530,951
Shareholders' Equity:
    Preferred stock...............        --      6,244        (6,244)(16)          --            --                --
    Common stock..................     1,073      5,935        (5,935)(16)       1,073            --             1,073
    Additional paid in capital....    73,053      8,742        (8,742)(16)      73,053            --            73,053
    Retained earnings.............    62,036     82,343       (82,343)(16)      62,036            --            62,036
    Deferred compensation and
      unrecognized pension cost...      (117)        --            --             (117)           --              (117)
    Note receivable -- common
      stock.......................        --     (1,047)        1,047(16)           --            --                --
    Foreign currency translation
      adjustments.................    (2,877)     1,191        (1,191)(16)      (2,877)           --            (2,877)
    Less: common stock held in
      treasury....................    (1,456)        --            --           (1,456)           --            (1,456)
                                    --------   --------      --------         --------      --------          --------
         Total shareholders'
           equity.................   131,712    103,408      (103,408)         131,712             0           131,712
                                    --------   --------      --------         --------      --------          --------
         Total liabilities and
           shareholders' equity...  $283,264   $189,062      $186,087         $658,413      $  4,250          $662,663
                                    ========   ========      ========         ========      ========          ========

-------------------------
(Footnotes on following page)

-------------------------
 (1) The allocation of the purchase price to assets acquired and liabilities assumed has been calculated on a preliminary basis. The final allocation will be completed within twelve months of the acquisition date once final appraisals and other analyses are completed.

 (2) Represents the tax benefit derived from the exercise of stock options by former option holders of Kysor prior to the closing of the Kysor Acquisition.

 (3) Represents the estimated settlement of final accounts between Kuhlman Corporation, the purchaser of Kysor's Transportation Products Group, and Scotsman.

 (4) Represents the adjustment to record the net book value of Kysor's properties and equipment at their estimated fair values.

 (5) Represents the adjustment to record goodwill and other intangible assets acquired.

 (6) Represents the deferred tax effect of purchase accounting and financing transactions.

 (7) Represents the following adjustments:

       (i)  Elimination of previously existing unrecognized net gain, unrecognized prior service cost, and unrecognized net asset for Kysor's defined benefit plans;..........................  $ 3,629
      (ii)  Estimated costs of the Credit Facility; and.................    5,000
     (iii)  Monetization of cash surrender value of certain life
            insurance policies held by Kysor............................   (5,787)
                                                                          -------
                                                                          $ 2,842
                                                                          =======

 (8) Reflects the capitalization of the estimated amount of (i) underwriting discounts and commissions to be paid by the Company in this Offering, (ii) fees and expenses to be paid by the Company in connection with the Credit Facility Amendment, as described under "Description of Credit Facility," and (iii) other fees and expenses to be paid by the Company in connection with the Offerings.

 (9) Represents the net assets of the Transportation Products Group of Kysor. Pre-tax proceeds of $86 million were used to reduce borrowings under the Credit Facility.

(10) Scotsman retired the short-term debt of Kysor assumed by Scotsman and refinanced a portion of its short-term debt outstanding at December 29, 1996 through utilization of the Credit Facility.

(11) Represents the estimated tax payment on the gain associated with the sale of the Transportation Products Group of Kysor.

(12) Represents the following adjustments:

       (i)  The estimated costs of closing Kysor facilities;............  $ 2,359
      (ii)  Severance and other employee benefits payable to employees
            of Kysor; and...............................................   13,267
     (iii)  Acquisition costs...........................................    3,296
                                                                          -------
                                                                          $18,922
                                                                          =======

(13) Represents the issuance of the Notes and the use of the net proceeds therefrom as described under "Use of Proceeds."

(14) Represents the net increase in Credit Facility resulting from (i) the financing of the Kysor Acquisition, including the application of cash received from the sale of the Transportation Products Group to reduce borrowings under the Credit Facility; (ii) the refinancing of approximately $45 million of Scotsman's long-term debt outstanding as of December 29, 1996, through utilization of the Credit Facility; and (iii) the refinancing of approximately $33 million of long-term debt of Kysor through utilization of the Credit Facility.

(15) Represents the following adjustments:

       (i)  Severance and other employee benefits payable;..............  $4,297
      (ii)  Elimination of previously unrecognized loss, unrecognized prior service cost and unrecognized net obligation for
            Kysor's defined benefit and post-retirement plans; and......   1,367
     (iii)  Other.......................................................     695
                                                                          ------
                                                                          $6,359
                                                                          ======

(16) Represents the elimination of Kysor equity resulting from the Kysor Acquisition.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of results of operations and capital resources and liquidity should be read in conjunction with the Company's and Kysor's audited consolidated financial statements and notes thereto included and incorporated by reference elsewhere in this Prospectus. In addition to historical information, the following discussion and analysis of financial condition and results of operations contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ significantly from those anticipated as a result of unforeseen factors. For a discussion of certain factors that could cause actual results to differ from those anticipated, see "Risk Factors" and the Cautionary Statements included in
Exhibit 99 to the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 1996, which is incorporated herein by reference. Unless otherwise indicated by the context, when used in the following discussion or in the documents incorporated by reference herein, the words "anticipate," "believe," "estimate," "intend" and "expect," and similar expressions are intended to identify forward-looking statements.

OVERVIEW

     Scotsman is a leading international manufacturer of a diversified line of commercial refrigeration products, food preparation equipment and beverage systems that is sold primarily to customers in the restaurant, supermarket, lodging, healthcare and convenience store industries. The Company has a leading market position in each of its five product lines, which consist of ice machines, refrigerated display cases, food preparation and storage equipment, walk-in coolers and freezers and beverage systems. Scotsman's customers include many of the largest chains in the quick service restaurant, supermarket, lodging and convenience store industries. The Company sells its products in over 100 countries through multiple distribution channels and has manufacturing capabilities in the United States, the United Kingdom, Germany and Italy and interests in joint ventures in Australia, China, the United Kingdom and Indonesia.

     Kysor Acquisition. In March 1997, the Company acquired Kysor for a net purchase price of approximately $299 million. Due to the significance of the Kysor Acquisition, the Company's future operating results and capital structure will be materially different from, and will not be comparable to, prior periods. For fiscal year 1996, Kysor's sales of commercial refrigeration products were $245.1 million, an increase of 18.3% from 1995. Combining Kysor's 1996 sales with those of the Company for the comparable period results in pro forma net sales for the Company of $601.4 million, a 68.7% increase over the Company's reported 1996 sales. The Company's operating income in 1997 is expected to increase significantly as a result of the Kysor Acquisition and associated benefits, while amortization of goodwill and interest expense also are expected to increase significantly. Kysor's results are expected to be accretive to Scotsman's fully diluted earnings per share in the second half of 1997 and for the full year. The Company expects that, including Kysor, the second and third fiscal quarters generally will account for a greater portion of the annual net sales of the Company than the first and fourth fiscal quarters.

     Net Sales. The Company's revenues are diversified among its five product lines, with ice machines and refrigerated display cases, its two largest product lines, each representing approximately 29% of the Company's 1996 pro forma net sales, and food preparation and storage equipment, walk-in coolers and freezers and beverage systems representing approximately 19%, 12% and 11% of the Company's 1996 pro forma net sales, respectively. In 1996, international sales of Scotsman's and Kysor's products were approximately $144 million, which accounted for approximately 24% of the Company's 1996 pro forma net sales, and the Company anticipates that international sales will continue to grow.

     Cost of Sales. The principal elements of cost of sales are raw materials (such as stainless steel, galvanized steel, aluminum and copper), labor and manufacturing overhead. The Company's costs are affected by fluctuating raw material costs. Because of the large quantities of raw materials purchased by the Company, it is able to buy raw materials at prices that are competitive. The Company has a number of manufacturing facilities for its five product lines, and, accordingly, the Company's overall gross margin is impacted by its product mix, raw material costs and plant utilization rates.

     Selling and Administrative Expenses. Selling and administrative expenses include salaries, wages and related expenses associated with developing, marketing and selling the Company's products. In addition, selling and administrative expenses include general corporate overhead and costs associated with various administrative functions. While certain of these expenses vary with the level of net sales, many are relatively fixed over wide ranges of unit volume.

     Goodwill. The goodwill associated with the businesses acquired by Scotsman through 1996 is being amortized over 40 years using the straight-line method. The Company also will amortize the goodwill associated with the Kysor Acquisition over 40 years using the straight-line method.

KYSOR ACQUISITION PRO FORMA FINANCIAL INFORMATION

     The pro forma consolidated financial information included elsewhere herein gives effect to, among other things, the Kysor Acquisition. See "Pro Forma Consolidated Financial Information."

     On a pro forma basis, the Company's net sales for fiscal 1996 would have been $601.4 million, compared to actual net sales of $356.4 million for that period. Pro forma net sales of the Company include sales by Kysor's Commercial Products Group, but not sales by Kysor's former Transportation Products Group, which was sold simultaneously with the closing of the Kysor Acquisition.

     Pro forma income from operations for the Company for fiscal 1996 would have been $67.7 million, compared to actual operating income of $40.3 million for the same period. The increase in operating income of the Company on a pro forma basis is the result of the addition of $27.4 million of pro forma Kysor operating income, reflecting the following: a reduction in administrative expenses due to the elimination of Kysor's world headquarters and the consolidation of four Kysor business units into two; certain favorable defined benefit plan adjustments; the effect of the incremental increase in the amortization of goodwill recorded from the purchase of Kysor by Scotsman; and the incremental depreciation expense caused by the recording of property, plant and equipment at fair value. Although the Company's pro forma and actual income from operations were 11.3% of net sales for fiscal 1996, the Company believes that potential synergies created by the Kysor Acquisition will improve future operating margins for the Company.

     Pro forma net income for fiscal 1996 would have been $18.5 million, reflecting the inclusion of Kysor's operating income, incremental interest expense resulting from additional borrowings related to financing the Kysor Acquisition and associated income tax expense.

     The Kysor Acquisition is being treated for accounting purposes as a purchase under Accounting Principles Board Opinion No. 16. The excess purchase price over the fair value of the identifiable assets and liabilities acquired was approximately $192 million, which was allocated to goodwill and other intangibles and is being amortized on a straight-line basis over 40 years.

RESULTS OF OPERATIONS

     The following table sets forth certain items from Scotsman's historical statements of income expressed as a percentage of net sales for the periods indicated:

                                                          FIRST FISCAL
                                                           SIX MONTHS                 FISCAL YEAR
                                                        ----------------      ---------------------------
                                                        1997       1996       1996       1995       1994
                                                        ----       ----       ----       ----       ----
Net sales...........................................    100.0%     100.0%     100.0%     100.0%     100.0%
Cost of sales.......................................     73.8       71.4       72.4       72.9       71.5
                                                        -----      -----      -----      -----      -----
Gross profit........................................     26.2       28.6       27.6       27.1       28.5
Selling and administrative expenses.................     15.2       16.3       16.3       16.5       17.9
                                                        -----      -----      -----      -----      -----
Income from operations..............................     11.0       12.3       11.3       10.6       10.6
Interest expense, net...............................      3.2        1.5        1.5        1.9        2.0
                                                        -----      -----      -----      -----      -----
Income before income taxes..........................      7.8       10.8        9.8        8.7        8.6
Income taxes........................................      3.8        5.2        4.6        3.9        3.8
                                                        -----      -----      -----      -----      -----
Income before extraordinary loss....................      4.0        5.6        5.2        4.8        4.8
Preferred stock dividends...........................       --         .3         .2         .4         .3
Extraordinary loss(1)...............................       .2         --         --         --         --
                                                        -----      -----      -----      -----      -----
Net income..........................................      3.8%       5.3%       5.0%       4.4%       4.5%
                                                        =====      =====      =====      =====      =====

-------------------------
(1) Net of income taxes.

     Six Months ended June 29, 1997, compared to six months ended June 30, 1996

     The Company's net sales increased by $81.9 million, or approximately 43%, to $271.9 million for the six months ended June 29, 1997 from $189.9 for the first six months of 1996. Results for the first six months of 1997 included sales from March 10 through June 29 of $87.7 million from the Commercial Products Group of Kysor, which was acquired by the Company in March 1997.

     Sales of refrigerated display cases and walk-in coolers and freezers by Kysor for the period from March 10, 1997 through June 29, 1997 were $87.7 million, which represented approximately 32% of Scotsman's net sales in the first half of 1997. On a pro forma basis, sales of refrigerated display cases and walk-in coolers and freezers by Kysor for the first half of 1997 were $126.5 million, which represented approximately 41% of the Company's pro forma net sales in the first half of 1997. Kysor's net sales for the first half of 1997 increased by $12.7 million, or approximately 11%, from $113.8 million in the comparable period of 1996. Management believes that sales of the Kysor business will remain strong in the second half of 1997, although delivery of orders from Kysor's supermarket clients has been deferred to future periods at a greater degree than anticipated.

     Ice machine sales, which represented approximately 32% of net sales in the first half of 1997, decreased by $9.5 million, or approximately 10%, to $86.9 million in the first half of 1997 from $96.4 million in the same period of 1996. The decline in ice machine sales resulted from lower sales in Europe and the United States due to soft market conditions in both regions, and high distributor inventories in Europe at the beginning of the period. Market conditions for the European businesses appear to be stabilizing and management believes sales comparisons in that region should improve in the second half of 1997 as compared to 1996. The strong U.S. dollar also adversely impacted European ice machine sales in U.S. dollar terms. Softness in the U.S. market appears attributable to cool weather conditions in the spring and early summer, and some slowdown in U.S. restaurant chain expansion activity.

     Food preparation and storage equipment sales, which represented approximately 22% of the Company's net sales in the first half of 1997, increased by $8.0 million, or approximately 16%, in the first half of 1997 from $50.2 million in the same period of 1996. An increase in sales at the Company's Delfield business to Boston

Market, one of Delfield's major customers, was the primary driver of the increase. Boston Market's announced slowing of expansion plans will likely soften the rate of sales increase in the near term.

     Beverage dispensing equipment sales, which represented approximately 13% of the Company's net sales in the first half of 1997, decreased by $1.2 million, or approximately 3%, in the first half of 1997 from $37.7 million in the same period of 1996. Sales gains by the Company's U.K.-based beverage dispensing business were offset by soft market conditions for the Company's dispensing business in Germany and in the United States. The strong U.S. dollar also adversely impacted beverage dispensing equipment sales in U.S. dollar terms.

     The Company's gross profit increased by $16.8 million, or approximately 31%, to $71.1 million in the first half of 1997 from $54.3 million in the first half of 1996, due to the inclusion of Kysor's results of operations subsequent to its acquisition by the Company in March 1997. However, the Company's gross profit margin decreased as a percentage of net sales to 26.2% in the first half of 1997 from 28.6% in the first half of 1996. The reduction in gross profit margins is partially due to lower worldwide ice machine sales, and higher production costs of food preparation and storage equipment. Also contributing to the decline in gross profit margins was the inclusion of the results of Kysor, which historically has reported lower gross profit margins. The Company's Delfield business continues to focus on internal productivity improvement, and management believes that margin improvement will occur at that unit over the next 12 months.

     Selling and administrative expenses increased by $10.2 million, or approximately 33%, to $41.1 million in the first half of 1997 from $30.8 million in the first half of 1996. The increase in selling and administrative expenses is attributable to the inclusion of Kysor results subsequent to its acquisition by the Company in March 1997. As a percentage of net sales, selling and administrative expenses decreased to 15.1% in the first half of 1997 from 16.3% reported in the first half of 1996. The percentage decrease is primarily attributable to Kysor business units which, although they have historically reported lower gross profit margins, also have lower selling and administrative expenses as a percentage of net sales as compared to the balance of the Company's businesses.

     Income from operations increased by $6.6 million, or 28.2%, to $30.0 million in the first half of 1997 from $23.4 million in the first half of 1996, which primarily reflects Kysor's contribution to the Company's profits. As a percentage of net sales, income from operations decreased to 11.0% in the first half of 1997 from 12.3% in the same period of 1996. The decline is a result of the lower gross profit margins and an additional $1.2 million of amortization of intangibles resulting from the Kysor Acquisition.

     Net interest expense increased by $6.0 million to $8.8 million in the first half of 1997 from $2.8 million in the first half of the prior year as a result of the increased domestic borrowings incurred by the Company to fund the Kysor Acquisition.

     The Company's overall income tax rate increased to 48.4% in the first half of 1997 from 48.0% in the first half of 1996. The higher income tax rate is primarily attributable to the impact of $1.2 million of additional amortization of intangibles resulting from the Kysor Acquisition.

     Net income, before a one-time after-tax charge of $633,000 incurred for the early retirement of $20 million of 11.43% private placement debt, increased by $.3 million, or approximately 2%, to $11.0 million in the first half of 1997 from $10.7 million in the first half of 1996. On a fully diluted basis, earnings per share, before the one-time charge, increased by $.01, or approximately 1%, to $1.01 in the first half of 1997 from $1.00 in the first half of 1996. Net income, including the one-time charge, declined by $.4 million, or 3.4%, to $10.3 million in the first half of 1997 from $10.7 million in the first half of 1996. On a fully diluted basis, earnings per share, including the one-time charge, declined by $0.05, or 5.0%, to $.95 in the first half of 1997 from $1.00 in the first half of 1996.

     Management believes that earnings per share for fiscal 1997 may be slightly below the $1.73 per share for fiscal 1996, before the one-time charge described above in the first fiscal quarter of 1997.

     Year ended December 29, 1996 ("1996"), compared with year ended December 31, 1995 ("1995")

     The Company experienced strong operating results in 1996 compared with 1995. Sales increased in many of the Company's businesses and operating income as a percentage of sales increased as well. These positive operating results were largely attributable to the inclusion of a full year's operations of Hartek, which was purchased by the Company on December 31, 1995, strong growth at Whitlenge, solid sales gains from the Company's European ice machine businesses and a continued emphasis on cost containment.

     The Company's net sales increased by $32.1 million, or 10%, to a record $356.4 million in 1996 from $324.3 million in 1995.

     Ice machine sales, which represented 49% of total sales of the Company in 1996, increased by $6.5 million, or 4%, to $176.0 million in 1996 from $169.5 million in 1995 primarily due to 15% growth in sales from European operations while domestic sales of ice machines remained relatively constant.

     Food preparation and storage equipment sales, which represented 29% of total sales of the Company in 1996, remained constant compared to 1995, reflecting a decline in European bakery equipment sales and a modest increase in sales of food preparation equipment by Delfield, which were limited by a slowing of the domestic market for such products. Sales in this product category are expected to increase in 1997 due to Delfield's designation by Boston Market as sole supplier of serving line equipment and certain related products.

     Beverage systems sales, which represented 19% of total sales of the Company in 1996, increased by $27.6 million, or 69%, to $67.6 million in 1996 from $40.0 million in 1995, driven primarily by the inclusion of the operating results of Hartek and growth of 24% at Whitlenge due to increasing their export sales and a strong domestic beer market in the United Kingdom.

     Niche products sales, which represented 3% of total company sales in 1996, decreased by $2.3 million, or 21%, to $9.2 million in 1996 from $11.5 million in 1995, driven primarily by a lower volume of certain contract products and ventilation equipment.

     The Company's gross profit increased by $10.5 million, or 12%, to $98.4 million in 1996 from $87.9 million in 1995. The Company's gross profit margin increased to 27.6% of total sales in 1996 from 27.1% of total sales in 1995 due to selling price increases in certain products, moderating material costs and the impact of higher sales in relation to a base of certain fixed production costs. These gains were partially offset by higher production costs at Delfield due to inefficiencies incurred while implementing process improvements and organizational changes in anticipation of future growth requirements.

     Selling and administrative expenses increased by $4.7 million, or 9%, to $58.1 million in 1996 from $53.4 million in 1995. Although selling and administrative expenses increased due to the inclusion of Hartek, selling and administrative expenses as a percentage of total sales of the Company declined to 16.3% in 1996 from 16.5% in 1995, primarily due to higher overall sales and lower advertising costs.

     Income from operations increased by $5.8 million, or 17%, to $40.3 million in 1996 from $34.5 million in 1995 primarily due to increased sales with higher associated gross margins and the continued benefit of cost containment plans initiated during 1996 and in prior years.

     Net interest expense decreased by $1.0 million, or 17%, to $5.3 million in 1996 from $6.3 million in 1995 primarily due to the Company's lower average debt levels and a favorable interest rate environment.

     Income taxes increased by $3.7 million to $16.4 million in 1996 from $12.7 million in 1995 due to higher income from operations and a higher effective tax rate. The Company's tax rate increased to 47.0% in 1996 from 45.2% in 1995 primarily due to the higher percentages of sales generated from foreign operations with higher relative tax rates.

     Overall, net income increased by $3.2 million, or 21%, to $18.6 million in 1996 from $15.4 million in 1995. On a fully diluted basis, earnings per share increased by $0.28, or 19%, to $1.73 in 1996 from $1.45 in 1995. Of note, the effects of fluctuations in currency exchange rates on the Company's results of operations were immaterial.

     Year ended December 31, 1995 ("1995"), compared with year ended January 1, 1995 ("1994")

     The Company's net sales increased 22% in 1995, to $324.3 million, compared with $266.6 million in 1994. Strong gains in worldwide ice machine sales and the inclusion of Delfield and Whitlenge results for the full year were primary contributors to this growth.

     Ice machine sales increased 13% from the prior year and represented 52% of total sales in 1995. Domestic ice machine sales were up 7%, a significantly greater gain than the market as a whole. New products and expansion of the distribution system contributed to the share gain. Sales of ice machines outside the U.S. increased more than 20% due to improvement in Western European markets and substantial sales increases to the Asia-Pacific region. In December 1995 the Company's joint venture in Shenyang, China began production of ice machines to be sold in the domestic China market.

     Sales of food preparation and storage equipment increased 39% from 1994 to 1995 due to the inclusion of results for Delfield for a full year in 1995 versus a partial year (from April 29, 1994) for 1994. Pro forma full-year sales of these products, as if Delfield had been acquired at the beginning of 1994, were up 1%. Reduced sales from Delfield to a few large national accounts were largely offset by sales to other customers. Food preparation and storage equipment represented approximately one-third of total Company sales in 1995.

     The Company's 1995 worldwide beverage systems sales increased 23% versus the prior year due to the inclusion of Whitlenge's sales for only eight months of 1994. On a full-year basis, beverage systems realized increased sales of 5%, compared with the prior year, primarily due to Whitlenge's increased penetration of continental European markets. Sales of this equipment accounted for 12% of 1995 Company sales. Niche products, including ventilation equipment and certain contract products, comprised the balance of the Company's sales.

     Gross profit increased significantly in dollars but declined as a percentage of sales, to 27.1% in 1995 from 28.5% in 1994, as a result of the full-year inclusion of Delfield and Whitlenge results, which historically have had lower gross profit margins. The impact of the increases of cost of materials and a shift in sales mix at Delfield toward customers served by higher-cost distribution channels also impacted gross profit in 1995.

     Selling and administrative expenses for the year were up substantially in dollars, again due in large measure to acquisitions. As a percentage of sales, however, selling and administrative costs declined to 16.5% from 18.0% in the prior year due to lower litigation-related costs, favorable health claims costs and the full-year inclusion of Delfield and Whitlenge and their historically lower ratios.

     Income from operations increased $6.2 million, or 22%, from the prior year as a result of the above mentioned factors.

     Interest expense, net, increased $0.9 million due to the higher average debt levels associated with the Delfield and Whitlenge acquisitions. A higher effective income tax rate of 45.2% in 1995, compared with 43.9% in 1994, reflects a greater proportion of income from the Company's higher-taxed Italian subsidiaries.

     1995 net income of $15.4 million and fully diluted net income per share of $1.45 were record highs for Scotsman Industries. Hartek, acquired on December 31, 1995, had no impact on the income statement for the year. The effect of changes in currency exchange rates was immaterial on the Company's results of operations.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, the Company's liquidity requirements have arisen primarily from the need to fund its working capital, capital expenditures, acquisitions and interest expense, including fixed obligations associated with debt or lease obligations. The Company has met these liquidity requirements through use of funds generated from operations, along with financing from various sources.

     The Company expects to continue to generate significant cash flow from operations, which will be used to fund the Company's existing operations and internal growth. Increased levels of working capital, capital expenditures and interest expense associated with the Kysor Acquisition are not expected to adversely impact the Company's liquidity and access to capital.

     The Company utilized cash flow from operations of $7.5 million for the first six months of 1997 compared to cash flow provided by operating activities of $6.0 million for the first six months of 1996.

     The following comparison of certain items in the balance sheets as of June 29, 1997 and December 29, 1996 excludes the initial impact of the Kysor Acquisition in March of 1997 and the impact of changes in foreign exchange rates on those categories:

          Inventory decreased by $1.3 million, which reflects the reduction in Kysor inventories since the date of acquisition by the Company. This decrease in Kysor inventories was partially offset by higher inventories at some of the Company's other domestic businesses.

          Accounts receivable were $29.1 million higher, primarily as a result of the sales increase in the second quarter of 1997 compared to the fourth quarter of 1996.

          Trade accounts payable were $10.8 million higher, which reflects the impact of seasonal volume.

     All asset and liability accounts as of June 29, 1997, were significantly impacted by the Kysor Acquisition in March of 1997. Goodwill increased from December 29, 1996, due to the Kysor Acquisition, which added approximately $192 million.

     Cash and temporary cash investments of $20.8 million as of June 29, 1997, increased by $4.3 million from December 29, 1996, reflecting the increase in cash balances at the Company's foreign subsidiaries and in part due to the Kysor Acquisition.

     Shareholders' equity increased $5.8 million from December 29, 1996, which reflects net income of $10.3 million for the first half of 1997, which was partially offset by a reduction in shareholders' equity caused by changes in accumulated foreign currency translation adjustments and the impact of dividends.

     Capital expenditures, including those funded through capital leases, increased $4.5 million, or approximately 131%, to $7.9 million for the first six months of 1997 from $3.4 million for the first six months of 1996. Capital expenditures in 1997 were made primarily to fund construction of a new Kysor facility in Columbus, Georgia, along with productivity improvements, new product tooling and maintenance and replacement items.

     Note 3 to the Company's financial statements included and incorporated by reference herein contains a summary of the changes in the Company's debt structure as a result of the Kysor Acquisition. Long-term debt increased by approximately $283 million as of June 29, 1997 primarily due to funding of the Kysor Acquisition, along with funding of working capital needs. Short-term debt was reduced by $3.1 million from December 29, 1996 primarily due to short-term domestic borrowings being replaced with longer-term borrowings. Total debt, including capital leases, was $362.9 million as of June 29, 1997 compared to $76.6 million as of December 29, 1996. The debt to capital ratio was approximately 73% at June 29, 1997, compared with approximately 37% at December 29, 1996.

     On February 13, 1997, May 15, 1997 and August 14, 1997, the Company's Board of Directors declared a dividend of 2 1/2 cents per share payable to common shareholders of record on March 28, 1997, June 30, 1997 and September 30, 1997, respectively.

     Since its first quarter as a publicly-held company, the Company has paid a quarterly dividend of 2 1/2 cents per share. The continuation, amount and timing of this dividend will be determined by the Board of Directors and may change as conditions warrant.

                                    BUSINESS

GENERAL

     Scotsman is a leading international manufacturer of a diversified line of commercial refrigeration products, food preparation equipment and beverage systems that is sold primarily to customers in the restaurant, supermarket, lodging, healthcare and convenience store industries. The Company has a leading market position in each of its five product lines, which consist of ice machines, refrigerated display cases, food preparation and storage equipment, walk-in coolers and freezers and beverage systems. Scotsman's customers include many of the largest chains in the quick service restaurant, supermarket, lodging and convenience store industries, including McDonald's Corporation ("McDonald's"), Boston Chicken, Inc. ("Boston Market"), Wal-Mart Stores, Inc. ("WalwMart"), Winn-Dixie Stores, Inc. ("Winn-Dixie"), Marriott International, Inc. ("Marriott") and Mobil Corporation ("Mobil"), as well as bottlers affiliated with The Coca-Cola Company ("Coca-Cola") and PepsiCo, Inc. ("Pepsi").

     The Company's revenues are diversified among its five product lines, with ice machines and refrigerated display cases, its two largest product lines, each representing approximately 29% of the Company's 1996 pro forma net sales. Within each of its product lines, the Company offers a broad range of products designed to meet the diverse equipment needs of its customers. The Company sells its products in over 100 countries through multiple distribution channels and has manufacturing capabilities in the United States, the United Kingdom, Germany and Italy and joint venture interests in Australia, China, the United Kingdom and Indonesia. International sales by Scotsman and Kysor of approximately $144 million accounted for approximately 24% of the Company's 1996 pro forma net sales. The Company believes that its leading market positions, broad product offering, diverse customer base, extensive distribution network and strong international presence provide it with significant competitive advantages and position it for continued growth.

     Since its Spin-off from Household in 1989, Scotsman has expanded through internal growth and through a disciplined acquisition program. The Company's internal growth has been driven primarily by increased sales of ice machines in the United States and Europe and beverage systems in Europe. In addition, from 1992 through 1996, the Company successfully completed and integrated five acquisitions. As a result of these acquisitions and internal growth, the Company's net sales increased to $356.4 million in 1996 from $168.7 million in 1992, representing a compound annual growth rate of 20.6%. In March 1997, the Company acquired Kysor for a net purchase price of approximately $299 million. Kysor is a leading supplier of refrigerated display cases and walk-in coolers and freezers to the supermarket and convenience store industries. For 1996, Kysor's sales of commercial refrigeration products were $245.1 million, an increase of 18.3% from 1995. Pro forma for the Kysor Acquisition, the Company's 1996 net sales were $601.4 million, a 68.7% increase over the Company's reported 1996 net sales. Through the addition of Kysor's leading market positions and complementary product lines, the Company expects to benefit from cross-selling opportunities, as well as synergies related to reduced overhead, increased purchasing power and shared research and development efforts.

     Scotsman is a market leader in each of its five product lines with well recognized, premium brand names. The Company believes it is the largest worldwide manufacturer of commercial ice machines, the largest manufacturer of food preparation and storage equipment for the foodservice industry in the United States and the second largest manufacturer of beverage systems in Europe and refrigerated display cases and walk-in coolers and freezers in the United States. Scotsman believes these strong market positions will enable it to take advantage of favorable trends driving global demand for its products.

INDUSTRY OVERVIEW

     Sales of the Company's five product lines are driven primarily by demand from participants in the food and beverage industry. According to a recent industry report, sales by the food and beverage industry are expected to grow from $700 billion in 1995 to approximately $800 billion in the year 2005. Much of this growth is expected to be captured by the foodservice industry (including supermarket delis), which continues to gain market share from traditional groceries. According to published industry sources, total U.S. foodservice sales climbed from approximately $255 billion in 1990 to an estimated $336 billion in 1997. According to published industry sources, the commercial foodservice segment of the foodservice industry, the largest segment of this industry, is expected to experience real growth of approximately 3.4% per year through 2005. Growth in the U.S. foodservice market is driven primarily by population growth, economic growth and demographic changes, including the number of families with two or more wage-earners and shifting consumer preferences for convenience in food preparation and consumption.

     According to published industry sources, sales by the U.S. commercial foodservice equipment industry grew 6.4% to approximately $4.5 billion in 1996 and are expected to grow by 6.8% in 1997. While normal replacement of aging equipment and that for new construction generally drive sales of new commercial refrigeration products, the Company expects further demand to result from remodeling due to product upgrades and expanded perishable sections in supermarkets and convenience stores, the expansion of national restaurant chains and the replacement of products containing chlorofluorocarbons ("CFCs"). The Company expects that a significant portion of the installed commercial refrigeration systems in the United States that are CFC-based will be replaced or retrofitted over the next decade, as CFCs become increasingly difficult to obtain.

     The commercial foodservice and retail food equipment industries are being affected by several key industry trends, including expansion by national restaurant and lodging chains, increased perishable and prepared food offerings at supermarkets and convenience stores, supplier consolidation and increased international foodservice demand.

     National Chain Expansion. Large chains have a significant impact on the commercial foodservice and retail food equipment markets as a result of new store openings, remodeling and upgrading programs and equipment purchases to support new menu items. The expansion of national chains is being driven by increased consumer expenditures for dining out and carry-out meals. According to an independent industry study, expenditures for food prepared outside of the home have increased from approximately 38% of the average American's food budget in 1975 to approximately 52% in 1995. Consistent with this trend, restaurant, convenience store and supermarket chains continue to add new sites through construction and acquisition. In 1996, for example, according to an independent industry study, the top 100 restaurant chains grew at a rate of 5.6% compared with 4.5% for the industry as a whole. Quick service restaurants continue to expand into non-traditional sites to offer increased consumer convenience and capture a greater portion of food expenditures. Locations for such non-traditional outlets include retail stores, supermarkets, department stores and gas stations. Quick service chains such as McDonald's and Sbarro, Inc., for example, are moving into airports, hospitals and schools, which increases demand for commercial foodservice equipment that is suitable for small, kiosk-type locations. According to an independent industry study, the top 75 supermarket chains accounted for approximately 78% of total supermarket industry sales in 1996, with the top 10 chains accounting for approximately 30% of total supermarket industry sales. The Company believes that continued consolidation will increase significantly that concentration over the next several years.

     Expansion of Supermarket and Convenience Store Food Retail and Foodservice. In 1996, sales of refrigerated display cases and systems to supermarkets was approximately $700 million, while sales to convenience stores totaled approximately $300 million, based on an independent industry study. In an effort to capitalize on home meal replacement trends, convenience stores and supermarkets continue to increase the portion of their floor space dedicated to the sale of prepared and perishable foods. At the same time, expansion of superstores has led to increased remodeling expenditures by existing stores in order to remain competitive. The Company believes that national chains, in particular, are placing added emphasis on store modernization to improve and differentiate product merchandising.

     Supplier Consolidation. National chains are demonstrating an increasing tendency to purchase from fewer suppliers and to form collaborative relationships with suppliers in order to minimize purchasing efforts and optimize product design, responsiveness and pricing plans. Criteria for supplier selection include not only product reliability and performance, service and price, but also national presence and full-service design, engineering and product customization capabilities. The Company believes that because these criteria favor larger, more integrated suppliers, smaller industry participants are at a competitive disadvantage in competing for contracts.

     Growth in International Foodservice Demand. International foodservice demand is driven by economic and disposable income growth, increased penetration of retail foodservice establishments, increased popularity of chilled beverages and fundamental changes in consumer attitudes toward dining outside the home. The Company expects these factors to drive significant growth in foodservice demand in regions such as Asia, Latin America and Eastern Europe over the next 10 years. Furthermore, the Company expects the developing economies in Eastern Europe, China and other regions of the world to drive expansion of hotels, restaurant chains and other foodservice establishments to meet increased business, consumer and tourist demands. Throughout the world, the concentration of quick service restaurant and lodging chains is substantially lower than in the United States and provides opportunities for national chains to expand internationally. As a result, many of the leading national chains have embarked upon significant international expansion. For example, the top 100 U.S. restaurant chains increased their number of international operating units and sales by approximately 16% and 11%, respectively, in 1996 compared with U.S. domestic unit and sales growth rates of 5.7% and 5.6%, respectively, according to an independent industry study. As a result, international chains increasingly are requiring their suppliers to have the capability to manufacture and service products in multiple geographic markets.

OPERATING STRATEGY

     Scotsman's operating strategy is to continue to capitalize on its competitive advantages and enhance its customer relationships. The key components of this strategy include:

     CAPITALIZING ON MARKET LEADERSHIP

     Scotsman seeks to build and maintain leading market positions in each of its product lines. The Company believes it is the world's largest manufacturer of commercial ice machines, the largest manufacturer of food preparation and storage equipment for the foodservice industry in the United States and the second largest manufacturer of beverage systems in Europe and refrigerated display cases and walk-in coolers and freezers in the United States. The Company believes that these leading market positions help to create a heightened awareness of its product offerings and brands. Scotsman believes that its leading market positions, broad product offerings, strong brand recognition and extensive distribution capabilities position it to compete successfully as its customers consolidate their supplier base and expand internationally.

     OPTIMIZING MANUFACTURING EFFECTIVENESS AND FLEXIBILITY

     To enhance manufacturing effectiveness, Scotsman has adopted "lean manufacturing" initiatives, which include minimizing manufacturing complexity, standardizing key product subcomponents, adopting cell manufacturing practices and emphasizing continuous improvement. These efforts throughout the Company have resulted in enhanced product quality, fewer product defects and lower inventory costs. Manufacturing flexibility enables each of the Company's manufacturing facilities to produce a range of standard or customized models within each manufacturing unit, which increases efficiency while improving the Company's ability to meet customers' delivery schedules. Scotsman believes that additional manufacturing efficiencies will result from sharing best practices among Kysor and Scotsman's other operating units.

     EMPHASIZING PRODUCT QUALITY AND NEW PRODUCT DEVELOPMENT

     By applying its product design, manufacturing and refrigerant technology expertise, Scotsman seeks to provide customers with technically superior, durable and energy efficient products. Scotsman also dedicates substantial resources to new product development and customizing existing products to meet the unique performance, size and appearance specifications of individual customers. This commitment has resulted in the introduction of numerous innovative new products and product enhancements, including: (i) the CM(3) ice machine, which offers greater ice making capacity while using less energy and having approximately 23% fewer parts than prior models; (ii) an ice dispenser designed to fit within the limited space requirements of many European hotels;
(iii) customized serving counters for Boston Market, which Scotsman designed to reduce the waiting time of Boston Market customers at peak periods; and (iv) the Genesis drink dispensing tower, which allows the proprietor to change the dispenser's exterior for different promotions. In addition, Scotsman was the first manufacturer to convert its entire line of ice machines to CFC-free refrigerants.

     LEVERAGING EXTENSIVE DISTRIBUTION CAPABILITIES TO DELIVER SUPERIOR CUSTOMER SERVICE

     Scotsman has an extensive sales, distribution and service network in over 100 countries that is designed to meet the needs of customers from product design and purchase through aftermarket sales and support. The Company's salesforce, sales engineers and distributors work closely with customers to determine the appropriate product for a given application and, if necessary, assist in the development of customized products. Following a sale, the Company or its distributors, depending on the product and geographic market, provide aftermarket support that includes training, maintenance, service and repair. See "-- Marketing and Distribution."

GROWTH STRATEGY

     The Company also pursues a growth strategy intended to strengthen its leading market positions within its product lines. The key elements of this strategy include:

     FOCUSING ON MAJOR NATIONAL CHAINS

     Scotsman targets major national chains within the five principal industries it serves. The Company believes that these national chains increasingly are gaining market share at the expense of independents, and the Company expects this trend to accelerate in both domestic and international markets. Chain expansion generates demand for new and replacement equipment through new construction, non-traditional site development and facility redevelopment or modernization. Scotsman's customers include many of the largest chains in the quick service restaurant, supermarket, lodging and convenience store industries, including McDonald's, Boston Market, WalwMart, Winn-Dixie, Marriott and Mobil. Through strong brands in each product line, the Company seeks to become the single supplier to its customers in each of its product lines. The Company will continue to organize product design and sales teams to work closely with national chains in developing applications to meet their specific requirements. Furthermore, given the strength of its current relationships and its capabilities abroad, the Company believes it is well positioned to benefit as national chains expand into international markets. For example, Scotsman provides refrigerated display cases and walk-in coolers and freezers to several WalwMart locations in South America.

     PURSUING CROSS-SELLING OPPORTUNITIES

     Scotsman has similar customers in each of its five product lines. While the Company maintains strong relationships with customers in each of its market segments, penetration of individual accounts varies by product line. As a result, the Company believes it has significant opportunities to pursue internal growth through cross-selling initiatives across product lines. The recently completed Kysor Acquisition, which expanded the Company's product range to include refrigerated display cases and walk-in coolers and freezers, has expanded these opportunities by broadening the Company's range of products and expanding its existing customer base. Specific cross-selling objectives include
(i) increasing sales of Kysor's refrigerated display cases and walk-in coolers and freezers to restaurants, where Scotsman historically has had significant market share and (ii) increasing sales of Scotsman's ice machines and food preparation and storage equipment to supermarkets, Kysor's strong customer base historically. The Company also believes that the breadth of its product lines resulting from the Kysor Acquisition enhances its ability to penetrate the convenience store market, a market in which the Company and Kysor currently have relationships with only a limited number of chains.

     CAPITALIZING ON INTERNATIONAL OPPORTUNITIES

     International foodservice equipment markets offer significant opportunities for growth by the Company. The Company believes, for example, that Western European foodservice locations have, on a percentage basis, significantly fewer ice machines than foodservice locations in the United States and that market penetration of ice machines is significantly lower in other international markets. An integral part of Scotsman's strategy has been to develop production, manufacturing, marketing and distribution capabilities to serve international markets. The Company intends to continue to capitalize on the rapid growth of the commercial foodservice equipment industry in international markets by: (i) taking advantage of its existing manufacturing presence, including through its joint venture interests, in Australia, China, Germany, Indonesia, Italy and the United Kingdom and its extensive distribution network, which extends through over 100 countries; (ii) expanding its presence into new markets through acquisitions, joint ventures, alliances or startup investments; and (iii) leveraging its relationships with national chains to participate in their international expansion. Scotsman believes its brands and those of its subsidiaries are well recognized internationally, in part from a European presence which dates back to 1963. The scale of the Company's international operations is a competitive advantage, as most national competitors lack a significant presence in international markets. In addition, the Company believes that most of its competitors lack the breadth of international operating, service and distribution capabilities necessary to meet the needs of large customers in multiple international markets. The Company believes that it received several recent contract awards from U.S. chains, in part, because of its ability to meet such customers' needs across international markets.

     EXPANDING THROUGH STRATEGIC ACQUISITIONS AND JOINT VENTURES

     Strategic acquisitions are expected to remain an important element of Scotsman's growth domestically and internationally. The Company has acquired six businesses (including Kysor) since 1992 and formed three joint ventures and one strategic alliance. The Company believes there are significant consolidation opportunities in most of its product lines, particularly walk-in coolers and freezers, display cases and food preparation and storage equipment, which are relatively fragmented in the United States and highly fragmented in international markets. The Company expects that complementary acquisitions will provide the opportunity to achieve economies of scale through manufacturing, purchasing and overhead efficiencies and economies of scope through cross-selling opportunities and the sharing of product design innovation among its operating units. Scotsman currently targets acquisitions that: (i) relate closely to the Company's current technology, markets, customer types or product categories; (ii) position the Company to take advantage of fundamental market and industry trends; and (iii) will be non-dilutive to earnings. The Company's management team has substantial experience and expertise in identifying, completing and successfully integrating strategic acquisitions. See "The Company" and "Kysor Acquisition" for a description of the Company's acquisitions from 1992 to the present.

PRODUCTS

     Scotsman manufactures a diversified line of commercial refrigeration products, food preparation equipment and beverage systems, including ice machines, refrigerated display cases, food preparation and storage equipment, walk-in coolers and freezers and beverage dispensing systems. The Company sells its key products through the following principal product lines:

                                                       PERCENTAGE OF
                                                         PRO FORMA
                                                         1996 NET
         PRODUCT LINE              BUSINESS UNIT(S)        SALES              KEY PRODUCTS           KEY BRANDS
         ------------              ----------------    -------------          ------------           ----------
Ice Machines...................  Scotsman Ice Systems       29%        Commercial ice machines      Scotsman
                                 Frimont                               that make cube, flake,       Icematic
                                 Castel MAC                            nugget and scale ice.        Crystal Tips
                                 Booth/Crystal Tips                    Modular, self- contained     Rapid Freeze
                                 Scotsman China                        ice dispensing systems and   Simag
                                                                       storage bins.
Refrigerated Display Cases.....  Kysor//Warren              29%        Refrigerated self-serve      Kysor//Warren
                                                                       display cases.               Bangor
                                                                       Service deli cases.
                                                                       Custom merchandisers.
                                                                       Mechanical refrigeration
                                                                       systems.
                                                                       Refrigeration houses.
                                                                       Electrical distribution
                                                                       houses.
Food Preparation and Storage
  Equipment....................  Delfield                   19%        Food preparation             Delfield
                                 Castel MAC                            workstations.                Icematic
                                                                       Refrigerators and freezers.  Tecnomac
                                                                       Dough retarders and blast    Shelleyglas
                                                                       freezers.                    Shelleymatic
                                                                       Mobile cafeteria systems.
                                                                       Tray and plate dispensers.
Walk-in Coolers and Freezers...  Kysor Panel Systems        12%        Modular insulated panels     Kysor Needham
                                                                       and insulated doors for      Kysor Kalt
                                                                       refrigerated enclosures.
                                                                       Environmental rooms.
                                                                       Walk-in cold rooms and
                                                                       freezers.
Beverage Systems...............  Booth/Crystal Tips         11%        Soft beverage systems.       Booth
                                 Whitlenge                             Combination ice and          Whitlenge
                                 Hartek                                beverage dispensing          Hartek
                                 SAW Technologies                      systems.                     Aztec
                                                                       Custom beer cooling
                                                                       systems.

     Ice Machines. Scotsman believes it is the world leader in the sale of commercial ice machines. The Company's commercial ice machines are sold in the United States under the Scotsman and Crystal Tip brand names. The Company sells a diversified line of commercial ice machines that make ice in all forms, including cube, nugget, flake and scale. Each type of ice machine is designed and marketed for specific applications and capacity ranges from 300 to 2,000 pounds of ice per day. The Company's ice machines are either self-contained units, which make, store and, in some cases, dispense ice, or modular units, which make, but do not store, ice. Recent new product introductions have further augmented the Company's full line of commercial ice machine products. For example, Scotsman's CM(3) line of cuber ice machines, introduced in 1996, offers greater ice making capacity while using less energy and having approximately 23% fewer parts than prior models.

     Scotsman's expertise in manufacturing, design and refrigerant technology enables the Company's ice machines generally to meet or exceed customer's expectations for reliability and durability. Scotsman's ice machines have an average life of approximately seven to 10 years and replacement sales typically represent 70% to 80% of the Company's U.S. sales of ice machines.

     The Company believes it is the only U.S. commercial ice machine company with manufacturing facilities in Europe. The Company manufactures and markets commercial ice machines and related components through its Italian subsidiaries, Castel MAC and Frimont, principally under the Icematic, Scotsman and Simag trademarks, for sale in Italy and for export primarily to Eastern and Western Europe, the Middle East, Africa and the Far East. In China, the Company markets its ice machines under the Scotsman name through its Chinese joint venture. The Company also markets the Crystal Tips line internationally through three export marketing firms based in the United States and Canada.

     The Company also distributes Howe industrial ice flakers under distribution and trademark licensing agreements with Howe Corporation. See "The Company."

     Refrigerated Display Cases. Through its Kysor//Warren operating unit, Scotsman designs and manufactures refrigerated display cases and mechanical refrigeration systems sold primarily to supermarkets. Refrigerated display cases are used by supermarkets and convenience stores to display perishable food items such as vegetables, deli items and prepared meals. Mechanical refrigeration systems are located away from a store's customer area and provide power, air filtration and circulation and temperature controls to the refrigerated display cases located within the store.

     Food Preparation and Storage Equipment. Scotsman manufactures and markets a wide range of commercial food preparation and storage equipment through its wholly owned subsidiary Delfield. Delfield's principal products are customized and standard food preparation workstations, commercial up-right and under-the-counter refrigerators and freezers, mobile cafeteria systems and self-leveling tray and plate dispensers, all of which are constructed primarily from stainless steel, as well as wood and other decorative materials. Delfield's products are customized to address customer requests regarding size, space, features and performance. Delfield's standard refrigeration products frequently are incorporated into customers systems or can be sold separately.

     Within the Company's food preparation and storage equipment unit, the Company also manufactures and markets several related products. In Europe, Castel MAC manufactures and markets a line of refrigerated cabinets under the Icematic brand name and a line of dough retarders and blast freezers under the Tecnomac brand name, and Frimont markets a line of refrigerators manufactured by Castel MAC under the Scotsman brand name.

     The Company also manufactures and markets niche products primarily through Delfield, including air ventilating equipment under the Air Tech trademark, ice cream dispensing equipment and iced drink mixing and dispensing machines. In addition, the Company manufactures and markets a limited line of water coolers through its Italian subsidiaries, Frimont and Castel MAC, and small industrial applications through Whitlenge.

     Walk-in Coolers and Freezers. Scotsman designs, manufactures, markets and sells walk-in coolers and freezers and environmental control systems through its Kysor Panel Systems operating unit. Kysor Panel Systems' refrigeration panels used in the construction of walk-in coolers and freezers are made from all three primary panel types: wood rail, urethane rail and soft nose. The Company believes it is the only U.S. panel system supplier that can manufacture any of the three panel types to meet customer preferences and that Kysor Panel Systems is the largest supplier in the United States of walk-in coolers and freezers to the supermarket industry and a leading supplier of walk-in coolers and freezers to the convenience store industry. Scotsman's environmental control systems are used in industrial applications to test products under a range of temperatures.

     Beverage Systems. In the United States, Scotsman manufactures soft drink dispensing equipment through its wholly owned subsidiary, Booth. Booth manufactures and markets a complete line of non-coin operated soft drink dispensers and accessories. Booth offers both pre-mix and post-mix dispensers, which can either be ice-cooled or electrically-cooled, as well as ice and drink dispensers, hand-operated valves and other related accessory products used in the fountain drink market. Booth is one of only three companies in the United States that manufacture and market the three major product categories of beverage systems (mechanically refrigerated, ice cooled and ice/drink) to both Coca-Cola and Pepsi.

     In Europe, Scotsman manufactures and markets soft drink dispensing equipment, draught beer cooling equipment and related equipment through its Whitlenge and Hartek subsidiaries. Whitlenge specializes in remote beverage cooling installations, including large installations for restaurants, and also makes a range of refrigerated over and under-the-counter soft drink units. Hartek manufactures and markets soft drink dispensing equipment, draught beer cooling equipment and related ancillary equipment.

     The Company is a 50% partner in SAW Technologies, a joint venture recently formed to develop technologically advanced beverage dispensing valves. The joint venture's Aztec valve, already being sold to a major soft drink bottler in the United Kingdom, is targeted for other customers and markets. The Aztec valve differentiates between and monitors different types of soft drink syrups, continuously regulates the flow and mix of syrups and carbonated water and can dispense other beverages such as fruit juices, where pulp presents difficulties for most of the current generation of mechanical valves.

MARKETING AND DISTRIBUTION

     Scotsman's sales and distribution network, which extends through over 100 countries, uses a combination of direct sales to national accounts, exclusive and non-exclusive distributors and independent dealers, wholesalers and sales representatives. Scotsman has approximately 200 sales and marketing employees and relationships with over 300 exclusive distributors in over 50 countries and approximately 3,300 independent dealers, distributors, wholesalers and sales representatives in over 100 countries. Scotsman believes that these multiple sales and distribution channels allow it to best serve its diverse customer base across its five product lines.

     While each business unit has its own marketing organization which is responsible for the marketing and distribution of its products certain salespeople and distributors may handle more than one of the Company's product lines. The Company expects that in connection with its cross-selling objectives more salespeople and distributors will handle more than one of the Company's product lines.

     Ice Machines. In the United States, both of the Company's Scotsman and Crystal Tips brands maintain their own independent distribution networks. Scotsman Ice Systems has approximately 85 distributors in the United States and also sells directly to national customers such as large hotel chains, quick service restaurants and convenience stores. Crystal Tips sells through approximately 68 distributors in the United States. Outside the United States, Crystal Tips has over 20 distributors. Outside the United States, Castel MAC and Frimont combined have approximately 1,200 dealers and distributors in Europe and Asia. In the majority of countries served, Castel MAC and Frimont each sell through separate distribution channels. Distributors generally do not carry competing brands of ice machines.

     Refrigerated Display Cases. Kysor//Warren primarily sells refrigerated display cases directly to large supermarket and convenience store chains through its 29 person sales force. A smaller portion of Kysor//Warren's sales are made through independent commercial refrigeration distributors that market to independent and small chain supermarkets and convenience stores.

     Food Preparation and Storage Equipment. Delfield sells its products directly to national accounts such as large restaurant chains. Delfield also sells through a network of approximately 1,400 non-exclusive dealers and approximately 28 independent sales representative firms. In Europe, Castel MAC sells through dealers and agents.

     Walk-in Coolers and Freezers. Kysor Panel Systems sells its walk-in coolers and freezers directly to large supermarket chains primarily through its 30 person marketing and sales force. Kysor Panel Systems also sells to smaller independent supermarkets and convenience stores through a network of approximately 600 distributors, dealers and wholesalers.

     Beverage Systems. Booth sells its beverage systems directly to soft drink bottlers franchised by large customers such as Coca-Cola and Pepsi. Whitlenge sells directly to soft-drink bottlers and brewers in the United Kingdom, while Hartek sells directly to soft-drink bottlers and brewers in Germany. Whitlenge and Hartek jointly export directly to bottlers and brewers through a 10 person sales force and over 7 distributors and local agents in various markets throughout Western and Central Europe and the Middle East.

RESEARCH AND DEVELOPMENT

     Scotsman conducts extensive research and development programs in each of its product lines. These programs seek to develop product improvements and achieve cost reductions, as well as develop new products. Approximately 65 employees of the Company are engaged in research and development. Scotsman's total research and development expenditures for fiscal years 1996, 1995 and 1994 were $5.6 million, $4.8 million and $5.1 million, respectively, and Kysor's total research and development expenditures for 1996, 1995 and 1994 were $.8 million, $.4 million and $.3 million, respectively.

RAW MATERIALS

     The principal materials used in the manufacture of Scotsman's products are refrigeration components, including compressors, condensers, motors and controls, and raw materials such as stainless steel, galvanized steel, aluminum, copper, plastic, glass, foam insulation, brass and wood. These materials are readily available from several sources, and Scotsman has not experienced difficulties with respect to their availability.

FACILITIES

     The following chart lists the domestic and international active manufacturing, distribution and office facilities owned or leased by Scotsman or the joint ventures in which Scotsman has an interest:

                              DOMESTIC FACILITIES

                                                                                               OWNED/
              LOCATION                      DESCRIPTION             PRINCIPAL PRODUCT          LEASED
              --------                      -----------             -----------------          ------
Goodyear, Arizona...................    Plant and Office;      Walk-in Coolers and Freezers     Leased
                                        50,000 square feet
Los Angeles, California.............    Distribution           Ice Machines                     Leased
                                        Facility;
                                        13,000 square feet
Columbus, Georgia...................    Plant and Office;      Refrigerated Display Cases        Owned
                                        295,826 square feet
Columbus, Georgia...................    Plant and Office;      Refrigeration Systems             Owned
                                        155,000 square feet
Conyers, Georgia....................    Plant and Office;      Refrigerated Display Cases        Owned
                                        480,000 square feet
Vernon Hills, Illinois..............    Office;                Ice Machines                     Leased
                                        36,000 square feet
Vernon Hills, Illinois..............    Office;                Corporate headquarters           Leased
                                        8,800 square feet
South Bend, Indiana.................    Plant and Office;      Refrigerated Display Cases        Owned
                                        90,000 square feet
Des Moines, Iowa....................    Plant, Warehouse       Refrigerated Display Cases       Leased
                                        and Office;
                                        93,000 square feet
Mt. Pleasant, Michigan..............    Plant and Office;      Food Preparation and Storage      Owned
                                        327,000 square feet    Equipment
Portland, Oregon....................    Plant and Office;      Walk-in Coolers and Freezers      Owned
                                        84,000 square feet
Fairfax, South Carolina.............    Plant and              Ice Machines                      Owned
                                        Warehouse;
                                        327,000 square feet

                                                                                               OWNED/
              LOCATION                      DESCRIPTION             PRINCIPAL PRODUCT          LEASED
              --------                      -----------             -----------------          ------
Covington, Tennessee................    Plant and Office;      Food Preparation and Storage     Leased
                                        188,000 square feet    Equipment
Johnson City, Tennessee.............    Plant and Office;      Walk-in Coolers and Freezers     Leased
                                        60,000 square feet
Dallas, Texas.......................    Plant and Office;      Ice Machines                     Leased
                                        170,000 square feet
Fort Worth, Texas...................    Plant and Office;      Walk-in Coolers and Freezers      Owned
                                        118,162 square feet

                            INTERNATIONAL FACILITIES

                                                                                                OWNED/
              LOCATION                       DESCRIPTION             PRINCIPAL PRODUCT          LEASED
              --------                       -----------             -----------------          ------
Adelaide, Australia..................    Plant and Office;      Refrigerated Display Cases           *
                                         12,000 square feet
Sydney, Australia....................    Plant and Office;      Refrigerated Display Cases           *
                                         163,000 square feet
Vienna, Austria......................    Office and             Beverage systems                Leased
                                         Warehouse;
                                         11,000 square feet
Shenyang, China......................    Plant and Office;      Ice Machines                         *
                                         17,000 square feet
Radevormwald, Germany................    Plant and Office;      Beverage systems                 Owned
                                         35,000 square feet
Jakarta, Indonesia...................    Plant and Office;      Refrigerated Display Cases           *
                                         5,000 square feet
Castelfranco, Italy..................    Plant and Office;      Ice Machines                     Owned
                                         230,000 square feet
Milan, Italy.........................    Plant and Office;      Ice Machines                    Leased
                                         152,000 square feet
Halesowen, United Kingdom............    Plant and Office;      Beverage systems                Leased
                                         76,000 square feet
Irthlingsborough, United Kingdom.....    Plant and Office;      Beverage systems                     *
                                         3,900 square feet

-------------------------
* Facility owned or leased by a joint venture in which Scotsman has an interest.

     Scotsman considers the condition of its plants and other properties to be generally good and believes the capacity of its plants, as increased by the plant under construction in Georgia, to be adequate for the current needs of its business. Except for a lien on a section of its Mt. Pleasant, Michigan facility and on its Covington, Tennessee facility, both securing industrial revenue bonds, none of the principal properties owned by Scotsman are subject to encumbrances material to the operations of Scotsman.

EMPLOYEES

     As of June 29, 1997, Scotsman employed approximately 3,850 employees, approximately 1,400 of whom are covered by collective bargaining agreements. The Company believes its relationships with employees are generally good.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the names, ages (as of October 1, 1997) and positions of all executive officers and directors of Scotsman or its subsidiaries.

            NAME AND AGE                                  POSITION WITH COMPANY
            ------------                                  ---------------------
Richard C. Osborne, 53...............  Chairman, President, Chief Executive Officer and Director
Paolo Faenza, 58.....................  General Manager, Castel MAC
David M. Frase, 50...................  Vice President of the Company and President of Kysor Panel
                                       Systems
Richard M. Holden, 47................  Vice President -- Human Resources
Donald D. Holmes, 59.................  Vice President -- Finance and Secretary
Christopher D. Hughes, 51............  Vice President of the Company and President of Booth
Ludwig H. Klein, 55..................  Vice President of the Company and Managing Director of
                                       Hartek
Emanuele Lanzani, 63.................  Executive Vice President of the Company and Managing
                                       Director, Frimont and Castel MAC
Gerardo Palmieri, 57.................  Director -- Sales and Marketing, Frimont
Randall C. Rossi, 45.................  Vice President of the Company and President of Scotsman Ice
                                       Systems
William J. Rotenberry, 42............  Vice President -- Business Development
Michael de St. Paer, 52..............  Vice President of the Company and Managing Director of
                                       Whitlenge
Graham E. Tillotson, 46..............  Vice President of the Company and President of Delfield
Logan F. Wernz, 53...................  Vice President of the Company and President of Kysor//Warren
Donald C. Clark, 66..................  Director
Timothy C. Collins, 40...............  Director
Frank W. Considine, 76...............  Director
George D. Kennedy, 71................  Director
Robert G. Rettig, 68.................  Director
Richard L. Thomas, 66................  Director

     Mr. Osborne is Chairman of the Board and has held that position since May 1991. He is also President, Chief Executive Officer and a director of the Company and has held those positions since April 1989.

     Mr. Faenza is General Manager, Castel MAC, and has held that position since 1986.

     Mr. Frase is a Vice President of the Company and has held that position since May 1997. He is also President and General Manager of Kysor Panel Systems, and has held those positions since 1987. From 1982 to 1987, he served as a Vice President of Kysor's walk-in coolers and freezers business.

     Mr. Holden is Vice President -- Human Resources of the Company and has held that position since January 1990.

     Mr. Holmes is Vice President -- Finance and Secretary of the Company and has held those positions since April 1989.

     Mr. Hughes is a Vice President of the Company and has held that position since June 1994. He is also President of Booth and has held that position since May 1994. From 1993 to May 1994, he was Vice President/General Manager of the Central and Western Transit Operations of Morrison Knudsen Corporation, a division engaged in the business of assembling new and overhauling used passenger rail cars. From 1991 to 1993, Mr. Hughes was Vice President of Operations of Scotsman Ice Systems and Scotsman's former Glenco-Star division.

     Mr. Klein is a Vice President of the Company and has held that position since February 1996. He is also Managing Director of Hartek and has held that position since February 1995. From June 1994 until February 1995, he worked as an independent consultant and provided, during that period, consulting services to Hartek and in the capital goods industry. From July of 1986 until June of 1994, Mr. Klein held the position of General Manager of Haacon Hebetechnik GmbH, a manufacturer of industrial lifting equipment.

     Mr. Lanzani is an Executive Vice President of the Company and has held that position since April 1989. He is also the Managing Director, Frimont and Castel MAC. Mr. Lanzani has been Managing Director of Castel MAC since its acquisition by a wholly owned subsidiary of Household in October 1985 and has been Managing Director of Frimont since 1968.

     Mr. Palmieri is Director -- Sales and Marketing, Frimont, and has held that position since 1980.

     Mr. Rossi is a Vice President of the Company and has held that position since January 1995. He is also President of Scotsman Ice Systems and has held that position since January 1995. From January 1994 to January 1995, he was an Executive Vice President of Scotsman Ice Systems. From 1989 to January 1994, he was Vice President -- Sales and Marketing of Scotsman Ice Systems.

     Mr. Rotenberry is Vice President -- Business Development. He has been employed by the Company since January 1996 and became a Vice President of the Company in February 1996. From 1990 until January 1996, he was Director of Corporate Development for Joslyn Corporation, a diversified manufacturer.

     Mr. de St. Paer is a Vice President of the Company and has held that position since April 1994. He is also Managing Director of Whitlenge and has held that position since April 1993. From June 1992 to April 1993 he was Assistant Managing Director of Whitlenge. From 1991 until June 1992, he was the Managing Director and a Group Technical Director of Hartek.

     Mr. Tillotson is a Vice President of the Company and President of Delfield. He has held those positions since June 1997. From January 1997 to June 1997, he served as Interim President of Delfield. From 1984 to December 1996, he was Vice President, Sales & Marketing of Delfield.

     Mr. Wernz is a Vice President of the Company and has held that position since May 1997. He is also President and General Manager of Kysor//Warren, and has held those positions since 1988. From October 1984 to March 1988, he served as President and General Manager of Kysor//Westran. From January 1967 to June 1984, he served in various managerial and executive positions at Parker Hannifin and Ardco where he last served as President.

     Mr. Clark was Chairman of the Board and a director of Household until his retirement in 1996. Mr. Clark was Chairman of the Board of Household from 1984 to 1996 and Chief Executive Officer of Household from 1982 to September 1994. He is also director of Armstrong World Industries, Inc., PMI Group, Inc., Ripplewood Holdings L.L.C., Ameritech Corporation and Warner-Lambert Co. and serves as trustee of Clarkson University and Northwestern University. He has been a director of the Company since April 1989 and served as Chairman of the Board of the Company from April 1989 to May 1991.

     Mr. Collins is Chief Executive Officer and Senior Managing Director of Ripplewood Holdings L.L.C., an industrial and investment management holding company, and has held that position since 1995. Mr. Collins was Senior Managing Director of Onex Investment Corp. (New York), a management company for the U.S. investments of Onex Corporation, an Ontario corporation, from 1990 to 1995. He also serves on the board of directors of Dayton Superior Corporation and Danielson Holding Corporation. He has been a director of the Company since April 1994.

     Mr. Considine is Honorary Chairman of the Board, Chairman of the Executive Committee and a director of American National Can Company, a packaging manufacturer, and has held those positions since 1990. He was Chairman of the Board of American National Can Company from 1983 to 1990, President from 1969 to 1988, and Chief Executive Officer from 1973 to 1988. Mr. Considine is Chairman of the Board of Trustees of

Loyola University, Chicago, and serves on the Board of Trustees of the Field Museum of Natural History, Chicago. Mr. Considine has been a director of the Company since April 1989.

     Mr. Kennedy was Chairman and a director of the Mallinckrodt Group Inc., a producer of medical products and chemicals, from 1991 until his retirement in October 1994. He was Chairman and Chief Executive Officer of Mallinckrodt Group Inc. from 1986 to 1991. Mr. Kennedy is also a director of Brunswick Corporation, Illinois Tool Works, Inc., American National Can Company, Kemper National Insurance Company and Stone Container Corporation. He has been a director of the Company since April 1989.

     Mr. Rettig is a consultant to Illinois Tool Works, Inc., a manufacturer of industrial products and components, and a consultant to, and a director of, The Tech Group, a custom molding company, and has held those positions since 1990. He was an Executive Vice President of Illinois Tool Works, Inc. from 1983 to December 1989. Mr. Rettig is also a director of Lawson Products, Inc. and serves as a trustee of the Illinois Institute of Technology. He has been a director of the Company since April 1989.

     Mr. Thomas was Chairman of First Chicago NBD Corporation and The First National Bank of Chicago from 1995 until his retirement in May 1996. He was Chairman, President and Chief Executive Officer of The First National Bank of Chicago from 1992 to 1995. Mr. Thomas is currently a director of First Chicago NBD Corporation, The First National Bank of Chicago, CNA Financial Corporation, IMC Global Inc., The PMI Group, Inc., The Sabre Group Holdings, Inc. and Sara Lee Corporation. Mr. Thomas is Chairman of the Board and a trustee of Kenyon College, a trustee of the Chicago Symphony Orchestra, Northwestern University and Rush Presbyterian-St. Luke's Medical Center, and is Chairman of the Civic Committee of The Commercial Club of Chicago. He has been a director of the Company since August 1997.

EXECUTIVE COMPENSATION

     The Company's executive compensation program is structured to provide meaningful incentives to the executive officers to increase shareholder value. The program is comprised of a base salary, an annual cash incentive compensation program and a long-term incentive compensation plan in the form of stock options, stock appreciation rights, restricted stock and restricted stock rights.

     As of February 15, 1997, the directors and certain officers of the Company, as a group, beneficially owned, or had the right to acquire within 60 days pursuant to the exercise of stock options, 1,432,665 shares of Common Stock representing 13.1% of the shares of Common Stock then issued and outstanding.

                            DESCRIPTION OF THE NOTES

GENERAL

     The Notes are to be issued under an Indenture, to be dated as of
          , 1997 (the "Indenture"), among the Company, the Issuer and        ,
as Trustee (the "Trustee"). A copy of the form of Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture and the Notes including the definitions of certain terms therein and those terms made a part of the Indenture by the Trust Indenture Act of 1939, as amended. Whenever particular defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. For definitions of certain capitalized terms used in the following summary, see "-- Certain Definitions."

TERMS OF THE NOTES

     The Notes will be unsecured senior subordinated obligations of the Issuer, initially limited to $100 million aggregate principal amount, and will mature on
          , 2007. The Notes will bear interest at the rate per annum shown on
the cover page hereof from           , 1997, or from the most recent date to
which interest has been paid or provided for, payable semiannually to Holders of
record at the close of business on the           or           immediately
preceding the interest payment date on           and           of each
year, commencing           , 1998. Interest on the Notes will be computed on the
basis of a 360-day year of twelve 30-day months.

     Principal of and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Issuer in the Borough of Manhattan, The City of New York (which initially shall be the
corporate trust office of the Trustee, at           New York, New York
          ), except that, at the option of the Issuer, payment of interest may be made by check mailed to the address of the Holders as such address appears in the Note Register.

     The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge shall be made for any registration of transfer or exchange of Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

OPTIONAL REDEMPTION

     From and after           , 2002, the Notes will be redeemable, at the
Issuer's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if
redeemed during the 12-month period commencing on           of the years set
forth below:

                                                           REDEMPTION
                         PERIOD                              PRICE
                         ------                            ----------
2002.....................................................        %
2003.....................................................        %
2004 and thereafter......................................     100%

     In addition, at any time and from time to time prior to           , 2000,
the Issuer may redeem in the aggregate up to 35% of the original principal amount of the Notes with the proceeds of one or more Equity Offerings, at a
redemption price (expressed as a percentage of principal amount) of   % plus
accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that either (i) at least $ million in aggregate principal amount of the Notes must remain outstanding after each such redemption or (ii) such redemption must retire the Notes in their entirety and, in any case, that such redemption occurs within 60 days following the closing of such Equity Offering.

     In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

     On and after the redemption date, interest will cease to accrue on the Notes or the portion thereof called for redemption.

SINKING FUND

     There will be no sinking fund payments for the Notes.

COMPANY GUARANTY

     The Company will irrevocably and unconditionally Guarantee on a senior subordinated basis the performance and the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all the Obligations of the Issuer under the Indenture and the Notes (the "Guaranty"). The Guaranty will be limited in amount to an amount not to exceed the maximum amount that can, after giving effect to all other contingent and fixed liabilities of the Company, be guaranteed by the Company without rendering the Guaranty void or voidable under applicable law relating to fraudulent transfer or fraudulent conveyance or similar laws affecting the rights of creditors generally. In addition, the Company will agree to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee and the Holders in enforcing any rights under the Guaranty with respect to the Company.

RANKING

     The indebtedness evidenced by the Notes and the Guaranty will be unsecured, general obligations of the Issuer or the Company, as the case may be, subordinated in right of payment, as set forth in the Indenture, to the prior payment of all Senior Indebtedness of the Issuer or the Company, as the case may be, whether outstanding on the Issue Date or thereafter incurred, including the Issuer's and the Company's respective Obligations under the Bank Credit Agreement. After giving effect to this Offering and the application of the net proceeds herefrom, as of June 29, 1997, the Company, the Issuer and the Restricted Subsidiaries would have had approximately $268 million of Senior Indebtedness outstanding and would have had up to approximately $139 million available under the Credit Facility and the Comerica Agreement which, if borrowed, would be Senior Indebtedness. In addition, the Company has pledged all outstanding Capital Stock of the Issuer owned by the Company to secure its obligations under its Guarantee of the Credit Facility.

     Only Indebtedness of the Issuer or the Company that is Senior Indebtedness will rank senior to the Notes or the Guaranty, as the case may be, in accordance with the provisions of the Indenture. The Notes will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Issuer. The Issuer and the Company have agreed in the Indenture that they will not Incur, directly or indirectly, any Indebtedness that is subordinate or junior in ranking in right of payment to its Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinated or junior to Secured Indebtedness merely because it is unsecured.

     A significant portion of the operations of the Issuer and all of the operations of the Company are currently conducted through their respective Subsidiaries. Claims of creditors of any Subsidiary of the Issuer, including trade creditors, secured creditors and creditors holding guarantees issued by such Subsidiaries, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Issuer or the Company, including holders of the Notes, even though such obligations would not constitute Senior Indebtedness of the Issuer or the Company. The Notes and the Guaranty, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Issuer. After giving effect to this Offering and the application of the net proceeds herefrom, as of June 29, 1997, the Issuer's Subsidiaries would have had approximately $38 million of Indebtedness outstanding and owed to Persons other than to the Company, the Issuer and its Subsidiaries. Although the Indenture limits the incurrence of Indebtedness and the issuance of capital stock of certain of the Issuer's Subsidiaries, such limitations are subject to a number of significant qualifications; moreover, the Indenture does not impose any limitation on the incurrence by such Subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "-- Certain
Covenants -- Limitation on Indebtedness."

SUBORDINATION

     Upon any payment or distribution of assets or securities of the Issuer or the Company, as the case may be, of any kind or character, whether in cash, property or securities, in connection with any dissolution or winding up or total or partial liquidation or reorganization of the Issuer or the Company, as the case may be, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings or upon any assignment for the benefit of creditors or any other marshaling of assets for the benefit of creditors, all amounts due or to become due upon all Senior Indebtedness (including any interest accruing subsequent to an event of bankruptcy whether or not such interest is an allowed claim enforceable against the debtor under the United States Bankruptcy Code) shall first be paid in full, in cash or cash equivalents, before the Holders or the

Trustee on their behalf shall be entitled to receive any payment by the Issuer on account of the Notes, or the Company on the Guaranty, as the case may be, or any payment to acquire any of the Notes for cash, property or securities, or any distribution with respect to the Notes of any cash, property or securities. Before any payment may be made by, or on behalf of, the Issuer on the Notes, or the Company on the Guaranty, as the case may be, in connection with any such dissolution, winding up, liquidation or reorganization, any payment or distribution of assets or securities of the Issuer or the Company, as the case may be, of any kind or character, whether in cash, property or securities, to which the Holders or the Trustee on their behalf would be entitled, but for the subordination provisions of the Indenture, shall be made by the Issuer or the Company, as the case may be, or by a receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person making such payment or distribution or by the Holders or the Trustee if received by them or it, directly to the holders of the Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) or their representatives or to any trustee or trustees under any indenture pursuant to which any such Senior Indebtedness may have been issued, as their respective interests appear, to the extent necessary to pay all Obligations with respect to such Senior Indebtedness in full, in cash or cash equivalents, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such Senior Indebtedness.

     In addition, the Issuer or the Company, as the case may be, may not make any payment of any kind or character from any source on the Notes or make any deposit pursuant to the provisions described under "Defeasance" below or may not repurchase, redeem or otherwise retire any Notes whether pursuant to the terms of the Notes or upon acceleration or otherwise (collectively, "pay the Notes") if (i) any Obligations with respect to any Designated Senior Indebtedness of the Issuer or the Company, as the case may be, are not paid when due or (ii) any other default on Designated Senior Indebtedness of the Issuer or the Company, as the case may be, occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms (which acceleration occurs automatically under certain circumstances) unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full. However, the Issuer or the Company, as the case may be, may pay the Notes without regard to the foregoing if the Issuer or the Company, as the case may be, and the Trustee receive written notice approving such payment from the Representative or Representatives of all Designated Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Designated Senior Indebtedness of the Issuer or the Company, as the case may be, pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Issuer or the Company, as the case may be, may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Issuer or the Company, as the case may be) of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Issuer or the Company, as the case may be, from the Person or Persons who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice is no longer continuing or (iii) because such Designated Senior Indebtedness has been repaid in full). Notwithstanding the provisions described in the immediately preceding sentence, unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Issuer or the Company, as the case may be, must resume payments when due on the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness of the Issuer or the Company, as the case may be, during such period.

     If payment of the Notes is accelerated because of an Event of Default, the Issuer or the Trustee shall promptly notify the holders of all Designated Senior Indebtedness or the Representatives of such holders of the acceleration. If any Designated Senior Indebtedness is outstanding, neither of the Issuer or the Company may pay the Notes until five Business Days after the Representatives of all the issues of Designated Senior

Indebtedness receive notice of such acceleration and, thereafter, may pay the Notes only if the Indenture otherwise permits payments at that time.

     By reason of the subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Issuer or the Company, as the case may be, who are holders of Senior Indebtedness of the Issuer or the Company, as the case may be, may recover more from the Issuer or the Company, as the case may be, ratably, than the Noteholders, and creditors of the Issuer or the Company, as the case may be, who are not holders of Senior Indebtedness of the Issuer or the Company, as the case may be, may recover less from the Issuer or the Company, as the case may be, ratably, than holders of Senior Indebtedness and may recover more, ratably, than Holders of the Notes.

     To the extent any payment of Senior Indebtedness (whether by or on behalf of the Issuer or the Company, as the case may be, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then if such payment is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person, the Senior Indebtedness or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

     Notwithstanding the foregoing, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "-- Defeasance" below will not be contractually subordinated in right of payment to any Senior Indebtedness or subject to the restrictions described herein.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is otherwise provided.

     "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):
(i) the net income (or loss) of any Person (other than net income (or loss) attributable to a Restricted Subsidiary) in which any Person (other than the Company or any of its Restricted Subsidiaries) has an ownership interest and the net income (or loss) of any Unrestricted Subsidiary, except, in each case, to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such other Person or such Unrestricted Subsidiary during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause 3(A) of paragraph (a) of the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries; (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales; (v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to paragraph (a) of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on Preferred Stock of the Company or any Restricted Subsidiary that is owned by the Persons other than the Company and any of its Restricted Subsidiaries; and (vi) all extraordinary gains and extraordinary losses.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "-- Certain Covenants -- Limitation on Restricted Payments," "-- Certain Covenants -- Limitation on Affiliate Transactions" and "-- Certain Covenants -- Limitations on Asset Sales" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     "Agent" means the agent or agents, as the case may be, for the lenders from time to time party to the Bank Credit Agreement.

     "Asset Acquisition" means (i) an Investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries; provided, however, that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided, however, that the property and assets acquired are related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such acquisition.

     "Asset Disposition" means the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary or (ii) all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.

     "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or Sale-Leaseback Transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, except any such disposition of director's qualifying shares or of shares of Capital Stock of foreign Restricted Subsidiaries to foreign nationals to the extent required by law, (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries, or (iii) any other property and assets of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets and Sale/Leaseback Transactions of the Company or such Restricted Subsidiary; provided, however, that "Asset Sale" shall not include (v) sales or other dispositions of inventory, receivables and other current assets, (w) sales or other dispositions of damaged, worn-out or other obsolete property in the ordinary course of business so long as such property is not necessary for the proper conduct of the business of the Company and its Restricted Subsidiaries,
(x) exchanges of property of the Company or any of its Restricted Subsidiaries for property of any other Person which is related, ancillary or complimentary to the business of the Company and its Restricted Subsidiaries at the time of such exchange and where the Board of Directors has determined in good faith that such exchange is fair and reasonable, (y) creation or assumption of Liens permitted under the "Limitation on Liens" covenant described below or any foreclosure thereof, or (z) sales or other dispositions of property or assets with an aggregate Fair Market Value not in excess of $5 million in any fiscal year.

     "Attributable Debt" means, in respect of a Sale/Leaseback Transaction as at the time of determination, the present value (discounted at the interest rate implicit in the Sale/Leaseback Transaction, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

     "Bank Credit Agreement" means that certain Credit Agreement, dated as of March 12, 1997, as amended, by and among the Company, the Issuer and The First National Bank of Chicago (or any successor thereto or replacement thereof), as agent and as a lender, and certain other institutions, as lenders, and certain other parties thereto, providing for up to $450 million of Indebtedness as well as, with respect to the Company and any Restricted Subsidiary, any other debt facilities or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters or credit, including in each case any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced, in whole or in part, from time to time by one or more other agreements, instruments and documents entered into with such Persons and/or other Persons.

     "Board of Directors" means the Board of Directors of the Company or the Issuer, as the case may be, or any committee thereof duly authorized to act on behalf of such Board.

     "Business Day" means each day which is not a Legal Holiday (as defined in the Indenture).

     "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in equity (however designated) of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Change of Control" means the occurrence of any of the following events:

          (i) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the "beneficial owner" (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (i) such person or group shall be deemed to have "beneficial ownership" of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company; provided, however, that a person shall not be deemed to be the beneficial owner of, or to own beneficially, (i) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (ii) any securities if such beneficial ownership
     (A) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to applicable law, and (B) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act;

          (ii) during any period of two consecutive years from and after the Issue Date, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

          (iii) the merger or consolidation of the Company with or into another Person (other than the Issuer), or the sale of all or substantially all the assets of the Company to another Person, and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation; or

          (iv) the Company ceases for any reason to be the beneficial owner, directly or indirectly, of all Voting Stock of the Issuer, except as a result of the merger of the Company with and into the Issuer or of the merger of the Issuer with and into the Company; provided that the pledge of such Voting Stock (without the transfer of voting rights attributable thereto) shall not be deemed to transfer the beneficial ownership thereof by the Company.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Comerica Agreement" means that certain promissory note, dated as of March 12, 1997, by Scotsman Group to Comerica Bank, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced, in whole or in part from time to time by one or more other agreements, instruments and documents entered into with such Person and/or other Persons.

     "Common Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's common stock, whether now outstanding or issued after the Issue Date, including, without limitation, all series and classes of such common stock.

     "Consolidated Coverage Ratio" means, on any date of determination, the ratio of (i) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters prior to such date for which reports have been filed with the SEC pursuant to the "SEC Reports and Reports to Holders" covenant (the "Four Quarter Period") to (ii) Consolidated Interest Expense for such Four Quarter Period. In making the foregoing computation, (A) pro forma effect shall be given to any Indebtedness Incurred or repaid during the period (the "Reference Period") commencing on the first day of the Four Quarter Period and ending on such date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any predecessor revolving credit or similar arrangement) in effect on the last day of such Four Quarter Period adjusted, however, to give pro forma effect to repayments resulting from the reduction in such commitment or Indebtedness Incurred in excess of such commitment, in each case after the end of such Four Quarter Period and on or before such date), in each case as if such Indebtedness had been Incurred or repaid the first day of such Reference Period; (B) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on such date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire Reference Period; (C) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and
(D) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; provided that to the extent that clause (C) or (D) of this sentence requires that pro forma effect be given to an asset acquisition or asset disposition, such pro forma computation shall be based upon the four full fiscal quarters immediately preceding such date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available; and provided further that to the extent that clause (C) or (D) of this sentence requires that pro forma effect be given to an asset acquisition, such pro forma computation shall exclude any expense (net of any expense increase) which, in the good faith estimate of management, will (in accordance with GAAP and the rules, regulations and guidelines of the SEC) be eliminated as a result of such acquisition.

     "Consolidated EBITDA" means, for any period, the sum of the amounts for such period of (i) Adjusted Consolidated Net Income, (ii) Consolidated Interest Expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (iii) income taxes, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iv) depreciation expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (v) amortization expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, and (vi) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the quotient of (1) the number of shares of outstanding Common Stock of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries divided by
(2) the total number of shares of outstanding Common Stock of such Restricted Subsidiary on the last day of such period.

     "Consolidated Interest Expense" means, for any period, the aggregate amount (without duplication) of (x) interest in respect of Indebtedness of the Company and its Restricted Subsidiaries (including amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptance financings and other financings to the extent attributable to such period; the net costs associated with Interest Rate Agreements); (y) interest in respect of Indebtedness (other than Indebtedness of the Company or the Restricted Subsidiaries) that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries; and
(z) the interest component of Capital Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period, all as determined on a consolidated basis in conformity with GAAP; excluding, however, (i) any amount of such interest of any Restricted Subsidiary if all or a portion of the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to the proviso to the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to the proviso to the definition thereof), and (ii) any amount of such interest expense of any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary if all or a portion of the Adjusted Consolidated Net Income of such Restricted Subsidiary is excluded in the calculation of Consolidated EBITDA pursuant to the proviso to the definition thereof.

     "Consolidated Net Worth" means, as of any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries (which shall be as of a date not more than 135 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness and the cost of treasury stock, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

     "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Indebtedness" in respect of the Company or the Issuer, as the case may be, means (i) all the Obligations of the Company or the Issuer, as the case may be, under the Credit Agreement, dated as of March 12, 1997, that is referenced in the definition of "Bank Credit Agreement," as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced, in whole or in part, and (ii) any other Senior Indebtedness of the Issuer or the Company, as the case may be, which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $10 million and is specifically designated by the Issuer or the Company, as the case may be, in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture; provided, however, the Company shall not designate any Senior Indebtedness as Designated Senior Indebtedness pursuant to clause (ii) above so long as the Credit Agreement, dated as of March 12, 1997, that is referenced in the definition of "Bank Credit Agreement" is in effect, as the same may be amended, restated or modified from time to time but excluding any refunding, replacement or refinancing thereof or so long as any Obligations remain outstanding under or in connection with such Credit Agreement.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock to the extent that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, it (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable, in whole or in part, at the option of the holder thereof, in each case described in the immediately preceding clauses
(i) , (ii) or (iii), on or prior to the Stated Maturity of the Notes; provided, however, that (x) any class of Capital Stock of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Capital Stock that is not Disqualified Stock, and that is not convertible, puttable or exchangeable for Disqualified Stock or Indebtedness, shall not be deemed to be Disqualified Stock so long as such Person satisfies its obligations with respect thereto solely by the delivery of Capital Stock that is not Disqualified Stock and (y) any Capital Stock of a Subsidiary of such Person that would otherwise constitute Disqualified Stock shall not be deemed to be Disqualified Stock so long as such Capital Stock is held by such Person; and provided further, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" (however designated) occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if (x) the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described under "-- Certain Covenants -- Limitation on Asset Sales" and "-- Repurchase of Notes upon a Change of Control" and (y) any such requirement only becomes operative after compliance with such corresponding terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

     "Equity Offering" means a primary offering, whether public or private, of shares of common stock of the Company. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Fair Market Value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by (i) senior management of the Company if the aggregate amount of the transaction with respect to which Fair Market Value is being determined does not exceed $10 million in value or (ii) the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a Board Resolution, if the aggregate amount of the transaction with respect to which Fair Market Value is being determined exceeds $10 million in value.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect on the Issue Date, including those set forth in (i) the opinions and pronouncements of the Accounting Principles

Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board, (iii) such other statements by such other entity as approved by a significant segment of the accounting profession, and (iv) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC. All ratios and other computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that computations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to
(i) the amortization of any expenses incurred in connection with the offering of the Notes and (ii) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

     "Guarantee" means, without duplication, any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

     "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security and the accrual of interest shall not be deemed the Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) the amount of all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property (which purchase price is due more than six months after the date of taking delivery of title to such property), including all obligations of such Person for the deferred purchase price of property under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person the liquidation preference with respect to, any Preferred Stock (but excluding, in each case, any accrued and unpaid dividends); (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; (vii) all obligations of the type referred to in clauses (i) through
(vi) of other Persons secured by any Lien on any property or asset of such first-mentioned Person (whether or not such obligation is assumed by such first-mentioned Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and (viii) to the extent not otherwise included in this definition, the amount of Hedging Obligations of such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, assuming the contingency giving rise to the obligation were to have occurred on such date, of any Guarantees outstanding at such date. Notwithstanding the foregoing, none of the following shall constitute
Indebtedness: (i) indebtedness arising from agreements providing for indemnification or adjustment of purchase price or from guarantees securing any obligations of the Company or any of its Subsidiaries pursuant to such agreements, incurred or assumed in connection with the disposition of any business, assets or Subsidiary of the Company, other than guarantees or similar credit support by the Company or any of its Subsidiaries of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; (ii) any trade accounts payable and other accrued current liabilities incurred in the ordinary course of business as the deferred purchase price of property; (iii) obligations arising from guarantees to suppliers, lessors, licensees, contractors, franchisees or customers incurred in the ordinary course of business; (iv) obligations (other than Guarantees of indebtedness for borrowed money) in respect of Indebtedness of other Persons arising in connection with (A) the sale or discount of accounts receivable, (B) trade acceptances and (C) endorsements of instruments for deposit in the ordinary course of business; (v) obligations in respect of performance bonds provided by the Company or its Subsidiaries in the ordinary course of business and refinancing thereof; (vi) obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such obligation is extinguished within two Business Days of its incurrence; and (vii) obligations in respect of any obligations under workers' compensation laws and similar legislation; provided that Indebtedness of the Company or its Restricted Subsidiaries that is Guaranteed by the Company or any of the Restricted Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis.

     "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.

     "Investment" in any Person means (without duplication) any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement (but excluding (x) advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries and (y) Guarantees of Indebtedness of the Company or any Restricted Subsidiaries and similar arrangements permitted under the "Limitation on Indebtedness" covenant below)) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the Fair Market Value of the Capital Stock (or any other Investment) held by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below, (i) "Investment" shall include the Fair Market Value of the assets (net of liabilities (other than liabilities to the Issuer or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (ii) the Fair Market Value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments, and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

     "Issue Date" means the date on which the Notes are originally issued.

     "Lenders" has the meaning specified in the Bank Credit Agreement.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien, or, in the case of a Subsidiary not organized under the laws of a state of the United States or the District of Columbia, fixed charge or floating charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Moody's" means Moody's Investor's Service, Inc. and its successors.

     "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (x) is secured by a Lien on the property or assets sold or (y) is required to be paid as a result of such sale, and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commission and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Obligations" means all obligations of every nature whether for principal, reimbursements, interest, fees, expenses, indemnities or otherwise, and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance) under the documentation governing any Indebtedness.

     "Offer to Purchase" means an offer to purchase Notes by the Issuer from the Holders commenced by mailing a notice to the Trustee and each Holder stating:
(i) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date"); (iii) that any Note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Issuer defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;
(v) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note duly completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. On the Payment Date, the Issuer shall
(i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Issuer. The Paying Agent shall promptly mail to the Holders of Notes so accepted for payment an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Issuer will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Issuer will comply with Rule 14b-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Issuer is required to repurchase Notes to an Offer to Purchase.

     "Permitted Investment" means (i) an Investment in the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; provided that such person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment; (ii) a Temporary Cash Investment; (iii) commission, payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (iv) loans, transactions and arrangements or advances to directors, officers, employees and agents made in the ordinary course of business in accordance with past practice of the Company or its Restricted Subsidiaries and that do not in the aggregate, in the case of loans or advances, exceed $3 million at any time outstanding, provided that with respect to any transaction or arrangement which is reasonably expected to involve more than $1 million, such transaction or arrangement shall be approved by a majority of the members of the Board of Directors of the Company having no personal stake in such transaction or arrangement; (v) Investments existing on the Issue Date and any extension, renewal or other modification thereof (but not an increase in the amount thereof, other than as a result of the accrual or accretion of interest or original issue discount pursuant to the original terms of such Investment); (vi) Investments in any Person received in any dissolution, winding up, liquidation or reorganization of such Person in satisfaction of claims against such Person; (vii) Investments received as consideration from Asset Sales or Asset Dispositions permitted under the "Limitation on Asset Sales" covenant described below; (viii) stock, obligations or securities received in satisfaction of judgments or in settlements; (ix) Investments in Austral Refrigeration Pty. Ltd. ("Austral Investments"); (x) exchanges of property permitted pursuant to clause (x) of the definition of "Asset Sales"; and (xi) other Investments in any Persons made with an intention to control at a subsequent time such Persons (as evidenced by a resolution of the Board of Directors of the Company or the Issuer, as the case may be, to such effect) in an aggregate amount outstanding at any time not to exceed $10 million plus the net reduction in such other Investments and in Austral Investments after the Issue Date; provided, that the Investment in Austral Refrigeration Pty. Ltd. and any such Person shall be deemed reduced to zero for purposes of this definition only, among other things, at such times as Austral Refrigeration Pty. Ltd. or such other Person becomes a Restricted Subsidiary.

     "Permitted Liens" means, with respect to any Person, (a) liens incurred or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar laws, rules, regulations or other governmental requirements, or good faith liens incurred or deposits made in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business; (b) Liens imposed by law, such as landlord's, carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review; (c) Liens for property taxes not yet subject to penalties for nonpayment or which are being contested in good faith and by appropriate proceedings; (d) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness; (e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or leases, subleases or other Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person; (f) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person (including Liens securing Indebtedness of the pollution control or revenue bond type); provided, however, that the Lien may not extend to any other property owned by such Person or any of its Subsidiaries at the time the Lien is Incurred, and the Indebtedness secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien; (g) Liens to secure Indebtedness permitted under the provisions described in clauses (a), (b)(1), (b)(4), (b)(7), (b)(8) and (b)(10) under "--
Certain Covenants -- Limitation on Indebtedness"; (h) Liens existing on the Issue Date; (i) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Lien may not extend to any other property owned by such Person or any of its Subsidiaries; (j) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries; (k) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a wholly owned Subsidiary of such Person (or, in the case of the Issuer, to a Wholly Owned Subsidiary); (l) Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations; (m) Liens arising in the ordinary course of business in favor of the United States, any state thereof, any foreign country or any department, agency, instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute; (n) Liens to secure any Refinancing (or successive Refinancing) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (f), (h), (i) and (j), provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements to or on such property) and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (f), (h), (i) or (j) at the time the original Lien became a Permitted Lien or the Issue Date, whichever is greater, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; (o) judgment and attachment Liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and for which adequate reserves have been made; (p) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Issuer or any Subsidiary on deposit with or in possession of such bank; and (q) Liens to secure Sale/Leaseback Transactions that are permitted pursuant to the "Limitation on Sale/Leaseback Transactions" covenant.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock issuer, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock" means, as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     The term "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, decease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that (i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced or the Notes (whichever is earlier), (ii) the portion of such Refinancing Indebtedness that has a Stated Maturity that is earlier than the Stated Maturity of the Notes has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Registration Rights Agreement" means that certain Registration Rights Agreement dated as of April 24, 1994 among the Company and certain former shareholders of certain Restricted Subsidiaries.

     "Representative" means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of the Issuer or the Company, as the case may be.

     "Restricted Payment" with respect to any Person means (i) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (y) dividends or distributions payable solely to the Company or a Restricted Subsidiary, and (z) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation) ), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock), (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) the making of any Investment in any Person (other than a Permitted Investment).

     "Restricted Subsidiary" means the Issuer and any other Subsidiary of the Company that is not an Unrestricted Subsidiary.

     "S&P" means Standard & Poor's, a division of The McGraw-Hill Issuer, Inc., and its successors.

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person; provided that the Fair Market Value of such property (as reasonably determined by the Board of Directors acting in good faith) is $10 million or more.

     "SEC" means the Securities and Exchange Commission.

     "Secured Indebtedness" means any Indebtedness of the Issuer or the Company, as the case may be, secured by a Lien.

     "Securities Act" means the Securities Act of 1933, as amended.

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

     "Senior Indebtedness" means, with respect to any Person, any Indebtedness of such Person and all other Obligations with respect thereto, including interest, whether or not allowed, on such Indebtedness accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person, including all Obligations of such Person under the Bank Credit Agreement, the Comerica Agreement and Hedging Obligations, whether outstanding on the Issue Date or thereafter Incurred, unless such Indebtedness, by its terms or the terms of any instrument creating or evidencing such Indebtedness, is pari passu with, or subordinated in right of payment to, the Notes; provided, however, that Senior Indebtedness shall not include (1) any obligation of such Person to any Subsidiary, director, officer or employee of such Person, (2) any liability for federal, state, local or other taxes owed or owing by such Person,
(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness of such Person (and any accrued and unpaid interest in respect thereof) which is expressly subordinated in right of payment in any respect to any other Indebtedness or other obligation of such Person, (5) that portion of any Indebtedness (other than under the Bank Credit Agreement) which at the time of Incurrence is Incurred in violation of the Indenture, and (6) any Indebtedness of such Person that, when Incurred and without regard to any election under Section 1111(b) of the United States Bankruptcy Code, was without recourse to such Person.

     "Senior Subordinated Indebtedness" means, with respect to the Issuer or the Company, as the case may be, the Notes, with respect to the Issuer, and the Guaranty, with respect to the Company, and any other Indebtedness of the Issuer or the Company, as the case may be, that specifically provides that such Indebtedness is to rank pari passu with the Notes or such Guaranty, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Issuer or the Company, as the case may be, which is not Senior Indebtedness of the Issuer or the Company, as the case may be.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Subordinated Obligation" means any Indebtedness of the Company or the Issuer (whether outstanding on the Issue Date or thereafter Incurred), as the case may be, which is subordinate or junior in right of payment to the Notes or the Guaranty, as the case may be, pursuant to a written agreement to that effect.

     "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

     "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the United States of America, or in the case of a Subsidiary not organized under the laws of a state of the United States or the District of Columbia, any foreign government, or any agency thereof or obligations guaranteed or insured by the United States of America, or in the case of a Subsidiary not organized under the laws of a state of the United States or the District of Columbia, any foreign government, or any agency thereof, (ii) investments in time deposit accounts, certificates of deposit and money-market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $100 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by Moody's, S&P or at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money market fund sponsored by a registered broker dealer or mutual fund distributor, provided that a foreign Subsidiary of the Company may also make deposits with any central bank of the jurisdiction in which such Subsidiary is organized, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above or (v) below entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than an Affiliate of the Issuer) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-2" (or higher) according to Moody's or "A-2" (or higher) according to S&P, (v) investments in securities with maturities of twelve months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's and (vi) interests in any investment company which invests solely in instruments of the type described in clauses (i) through (v).

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company other than the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments." The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Certain Covenants -- Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors of the Company shall be evidenced by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares and shares held by other Persons to the extent such shares are required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) is owned by the Company or one or more Wholly Owned Subsidiaries.

CERTAIN COVENANTS

     The Indenture contains covenants including, among others, the following:

     Limitation on Indebtedness. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness (other than the Notes and Indebtedness existing on the Issue Date); provided, however, that the Company or a Restricted Subsidiary (in the case of such Restricted Subsidiary other than the Issuer to the extent permitted under the "Limitation on the Sale or Issuance of Capital Stock or Indebtedness of Restricted Subsidiaries" covenant below) may Incur such Indebtedness if, on the date of such Incurrence and after giving effect thereto, the Consolidated Coverage Ratio equals or exceeds (x) for the period from the Issue Date and ending on the third anniversary thereof, 2.0:1.0, and (y) thereafter, 2.25:1.00.

     (b) Notwithstanding the foregoing paragraph (a), the Company and any Restricted Subsidiary (in the case of such Restricted Subsidiary other than the Issuer to the extent permitted under the "Limitation on the Sale or Issuance of Capital Stock or Indebtedness of Restricted Subsidiaries" covenant below) may Incur the following Indebtedness:

           (1) (x) Indebtedness Incurred pursuant to the Bank Credit Agreement, so long as the aggregate principal amount of all Indebtedness outstanding under the Bank Credit Agreement does not, at any time, exceed the aggregate amount of borrowing availability from time to time allowed under the Bank Credit Agreement that determine availability on the basis of a borrowing base or other asset-based calculation, if available and (y) other Indebtedness up to $150 million in aggregate principal amount outstanding at any time; provided, however, that in no event shall the aggregate principal amount of such indebtedness exceed $450 million as of the date of such Incurrence minus the aggregate amount of Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below;

           (2) Indebtedness owed to and held by the Company or a Wholly Owned Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Wholly Owned Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;

           (3) the Notes;

           (4) Indebtedness Incurred pursuant to the Comerica Agreement, so long as the aggregate principal amount of all Indebtedness outstanding thereunder does not exceed $15 million at any time;

           (5) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2), (3) or (4) of this covenant);

           (6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3) or (5) above or clause
     (9) below, or this clause (6);

           (7) Indebtedness consisting of Interest Rate Agreements directly related to Indebtedness permitted to be Incurred by the Company and its Restricted Subsidiaries pursuant to the Indenture;

           (8) Indebtedness under Currency Agreements entered into in the ordinary course of business for the purpose of limiting risks that arise in the ordinary course of business of the Company and its Restricted Subsidiaries;

           (9) Indebtedness Incurred to finance capital expenditures in an aggregate principal amount not to exceed $20 million in any fiscal year; and

          (10) Indebtedness in an aggregate principal amount which, together with the principal amount of all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (9) above or paragraph
     (a)), does not exceed $40 million.

     (c) Notwithstanding the foregoing, the Company and the Issuer shall not Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the Notes or the Guaranty, as the case may be, at least to the same extent as such Subordinated Obligations.

     (d) For purposes of determining compliance with the foregoing covenant, (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

     Limitation on Senior Subordinated Indebtedness. The Issuer or the Company, as the case may be, will not Incur any Indebtedness that is expressly made subordinate in right of payment to any Senior Indebtedness of the Issuer or the Company, as the case may be, unless such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the Notes, with respect to the Issuer, or the Guaranty with respect to the Company; provided that the foregoing limitation shall not apply to distinctions between categories of Senior Indebtedness of the Issuer or the Company that exist by reason of any Liens or Guarantees arising or created in respect of some but not all of such Senior Indebtedness.

     Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

          (1) a Default shall have occurred and be continuing (or would result therefrom);

          (2) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness;" or

          (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of:

             (A) 50% of the Adjusted Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Notes are originally issued to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Adjusted Consolidated Net Income shall be a deficit, minus 100% of such deficit);

             (B) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees);

             (C) the aggregate Net Cash Proceeds received by the Company from the issue or sale subsequent to the Issue Date of its Capital Stock (other than Disqualified Stock) to an employee stock ownership plan; provided, however, that if such employee stock ownership plan incurs any Indebtedness with respect thereto, such aggregate amount shall be limited to an amount equal to any increase in the Consolidated Net Worth of the Company resulting from principal repayments made by such employee stock ownership plan with respect to such Indebtedness;

             (D) the amount by which Indebtedness of the Company or any Restricted Subsidiary is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date, of any Indebtedness of the Company or any Restricted Subsidiary convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company or any Restricted Subsidiary upon such conversion or exchange); and

             (E) an amount equal to the sum of (i) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to the Company or any Restricted Subsidiary from or with respect to Unrestricted Subsidiaries, and (ii) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary.

          (b) The provisions of the foregoing paragraph (a) shall not prohibit:

          (i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company); provided, however, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause
     (3)(B) of paragraph (a) above (but only to the extent that such Net Cash Proceeds were used to purchase or redeem such Capital Stock as provided in this clause (i));

          (ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness which is permitted to be Incurred pursuant to clause (b)(6) of the covenant described under "-- Limitation on Indebtedness;" provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

          (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); and provided further, however, that such dividends shall be included in the calculation of the amount of Restricted Payments;

          (iv) dividends paid from the Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issue or sale to a Subsidiary of the Company and other than an issue or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) in an aggregate amount not to exceed 6% of such Net Cash Proceeds in any calendar year; provided, however, that such dividends shall be included in the calculation of the amount of Restricted Payments;

          (v) the repurchase of shares of, or options to purchase shares of, common stock or stock equivalents of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock or stock equivalents; provided, however, that the aggregate amount of such repurchases shall not exceed $1 million in any calendar year and $5 million in the aggregate; provided further, however, that such repurchases shall be excluded in the calculation of the amount of Restricted Payments; or

          (vi) other Restricted Payments in an aggregate amount not to exceed $10 million; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments.

     Limitation on Restrictions on Distributions from Restricted Subsidiaries other than the Issuer. The Company shall not, and shall not permit any Restricted Subsidiary other than the Issuer to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary other than the Issuer (a) to pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness owed to the Issuer or another Restricted Subsidiary, (b) to make any loans or advances to the Issuer or another Restricted Subsidiary or (c) to transfer any of its property or assets to the Issuer or another Restricted Subsidiary, except: (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date; (ii) any encumbrance or restriction with respect to a Restricted Subsidiary other than the Issuer pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Issuer (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Issuer) and outstanding on such date; (iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or
(ii) of this covenant or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of this covenant or this clause
(iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements; (iv) any such encumbrance or restriction consisting of customary nonassignment provisions related to intellectual property and in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; (v) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary other than the Issuer to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; (vi) any restriction with respect to a Restricted Subsidiary other than the Issuer imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and (vii) any encumbrance or restriction pursuant to an agreement relating to Indebtedness permitted by clause (iii) of paragraph (b) under the "Limitation on this Sale or Issuance of Capital Stock and Indebtedness of Restricted Subsidiaries" covenant below.

     Limitation on the Sale or Issuance of Capital Stock and Indebtedness of Restricted Subsidiaries. (a) The Company will not sell, and will not permit any Restricted Subsidiary other than the Issuer, directly or indirectly, to issue or sell, any shares of Capital Stock of such Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock), except (i) to the Company, the Issuer or a Wholly Owned Restricted Subsidiary other than the Issuer; (ii) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law; and (iii) as Asset Sales and Asset Dispositions permitted under the "Limitation on Asset Sales" covenant described below.

     (b) The Company will not permit any Restricted Subsidiary other than the Issuer, directly or indirectly, to Incur any Indebtedness except (i) Indebtedness of such Restricted Subsidiary existing on the Issue Date or the time such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with or anticipation of such acquisition);
(ii) Indebtedness permitted pursuant to clause (1), (2), (4), (5), (6) (to the extent that such Refinancing Indebtedness Refinances any Indebtedness of such Restricted Subsidiary), (7), (8) or (9) of paragraph (b) of the "Limitation on Indebtedness" covenant; and (iii) other Indebtedness in an aggregate principal amount which, together with all other Indebtedness of all Restricted Subsidiaries other than the Issuer outstanding on the date of such Incurrence (other than Indebtedness permitted by clause (i) or (ii) of this paragraph (b)), does not exceed $50 million or an amount equal to 1.5 times the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters prior to the date of such Incurrence for which reports have been filed with the SEC pursuant to the "SEC Reports and Reports to Holders" covenant (whichever is greater).

     (c) For purposes of determining compliance with the foregoing covenant, (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

     Limitation on Asset Sales. The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Company or such Restricted Subsidiary is at least equal to the Fair Market Value of the assets sold or disposed of, and (ii) at least 75% of the consideration received consists of cash or Temporary Cash Investments; provided, that the amount of any liabilities of the Company or any Subsidiary that are assumed by the transferee in such Asset Sale shall be deemed to be cash or cash equivalents, as the case may be, for purposes of this provision, provided further that this clause (ii) shall not apply to any sale or other disposition of assets as a result of a foreclosure (or a secured party taking ownership of such assets in lieu thereof) or any involuntary proceeding in which the Company and its Restricted Subsidiaries cannot, directly or indirectly, determine the type of proceeds received from such sale or other disposition. In the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Issue Date in any period of 12 consecutive months exceed $20 million, then the Company shall or shall cause the relevant Restricted Subsidiary to (i)(A) within twelve months after the date Net Cash Proceeds so received exceed $20 million, apply an amount equal to such excess Net Cash Proceeds to permanently repay Senior Indebtedness of the Company or Indebtedness of any Restricted Subsidiary (and to the extent that such Senior Indebtedness or Indebtedness, as the case may be, was Incurred under a revolving credit or similar arrangement, the permanent reduction or cancellation of the commitment thereunder), in each case owing to a Person other than the Company or any of its Restricted Subsidiaries or (B)(x) within twelve months after the date Net Cash Proceeds so received exceed $20 million, invest an equal amount, or the amount not so applied pursuant to clause (A) or (y) within eighteen months after the date Net Cash Proceeds so received exceed $20 million, enter into a definitive agreement committing to so invest not later than 24 months after the date Net Cash Proceeds so received exceed $20 million, in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment and (iii) apply (no later than the end of the 12-month period referred to in clause (i) or the 24-month period referred to in clause (ii)(B)(y)) such excess Net Cash Proceeds (to the extent not applied or committed to be applied pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period or 24-month period, as the case may be, of the preceding sentence and not applied (or committed to be applied) as so required by the end of such period shall constitute "Excess Proceeds."

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $20 million, the Issuer must commence, not later than the fifteenth Business Day of such month, and consummate a similar offer to purchase from the Holders and the holders of any Senior Indebtedness or any other Indebtedness ranking pari passu with, the Notes which by its terms requires the Issuer to make an Offer to Purchase, on a pro rata basis, an aggregate principal amount of Notes, Senior Indebtedness or such other Indebtedness (if any) equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes, Senior Indebtedness or such other Indebtedness (if any), plus, in each case, accrued interest (if any) to the date of purchase.

     There can be no assurance that the Issuer will have sufficient funds available at the time of debt payment (including repurchases of Notes) required by the foregoing covenant (as well as any contained in the Bank Credit Agreement or other securities of the Issuer which might be outstanding at the time). The above covenant requiring the Issuer to repurchase the Notes will, unless appropriate consents are obtained, require the Issuer to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

     Limitation on Affiliate Transactions. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless the terms thereof
(1) are no less favorable to the Company or such Restricted Subsidiary than those that could reasonably be expected to be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate,
(2) if such Affiliate Transaction involves an amount in excess of $10 million, is set forth in writing and has been approved by a majority of the members of the Board of Directors of the Company or the Issuer, as the case may be, having no personal stake in such Affiliate Transaction or (3) if such Affiliate Transaction involves an amount in excess of $20 million, has been determined by a nationally recognized investment banking firm or other qualified independent appraiser to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

     (b) The provisions of the foregoing paragraph (a) shall not prohibit (i) transactions between or among the Company and/or its Restricted Subsidiaries;
(ii) Restricted Payments, Permitted Investments and other transactions and payments that are permitted by the provisions of the Indenture described above under the caption "-- Limitation on Restricted Payments"; (iii) loans, transactions and arrangements or advances to officers, directors, employees and agents in the ordinary course of business in an aggregate principal amount not to exceed, in the case of loans or advances, $3 million outstanding at any one time, provided that with respect to any transaction or arrangement which is reasonably be expected to involve more than $1 million, such transaction or arrangement shall be approved by a majority of the members of the Board of Directors of the Company having no personal stake in such transaction or arrangement; (iv) compensation, indemnification and other benefits paid or made available (x) pursuant to employment and consultant agreements, (y) for and in connection with services actually rendered and generally comparable to those paid or made by entities engaged in the same or similar business (including, reimbursement for advancement of out-of-pocket expenses and directors' and officers' liability insurance, or (z) indemnification under the Company's and any Subsidiary's charter, by-laws or other organizational documents; (v) transactions, expenses and payments pursuant to the Registration Rights Agreement; (vi) transactions between and among the Company and its Subsidiaries or between or among Subsidiaries of the Company, provided that any ownership interest in any such Subsidiary which is not beneficially owned directly or indirectly by the Company or any of its Subsidiaries is not beneficially owned by an Affiliate of the Company other than by virtue of the direct or indirect ownership interest in such Subsidiary held (in the aggregate) by the Company and/or one or more of its Subsidiaries; (vii) transactions between or among the Company and its Affiliates not involving in excess of $1 million during any fiscal year; and (viii) any acquisition by the Company of Capital Stock (other than Disqualified Stock) of the Company or any Subsidiary thereof and any capital contribution by the Company to any Restricted Subsidiary.

     Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (other than Permitted Liens) of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, to secure any Indebtedness of the Company or the Issuer, without effectively providing that the Notes or the Guaranty, as the case may be, shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

     Limitation on Sale/Leaseback Transactions. The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless (i) the Company or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under "-- Limitation on Indebtedness" and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under "-- Limitation on Liens," (ii) the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the Fair Market Value of such property and (iii) the Company or the Issuer, as the case may be, applies the proceeds of such transaction in compliance with the covenant described under "-- Limitation on Asset Sales."

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

     The Issuer must commence, within 30 days of the occurrence of a Change of Control, and within 60 days thereof consummate, an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest (if any) to the date of purchase.

     There can be no assurance that the Issuer will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as any contained in the Bank Credit Agreement or other securities of the Issuer which might be outstanding at the time). The above covenant requiring the Issuer to repurchase the Notes will, unless appropriate consents are obtained, require the Issuer to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

SEC REPORTS AND REPORTS TO HOLDERS

     Whether or not the Company is required to file reports with the SEC, for so long as any Notes are outstanding, the Company shall file with the SEC all such reports and other information as it would be required to file with the SEC by Sections 13(a) or 15(d) under the Exchange Act, if it were subject thereto. See "Additional Information." The Company shall supply the Trustee and, subject to certain limitations, each Holder or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information.

DEFAULTS

     An Event of Default is defined in the Indenture as (i) a default in the payment of interest on the Notes when due, continued for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,
(iii) the failure by the Company or the Issuer to comply with their respective obligations under "Consolidation, Merger and Sale of Assets" below, (iv) the failure by the Company or the Issuer to comply for 30 days after notice with any of their respective obligations in the covenants described above under "-- Certain Covenants," "-- Limitation on Indebtedness," "-- Limitation on Restricted Payments," "-- Limitation on Restrictions on Distributions from Restricted Subsidiaries," "-- Limitation on Asset Sales" (other than a failure to purchase Notes), "-- Limitation on Affiliate Transactions," "-- Limitation on the Sale or Issuance of Capital Stock and Indebtedness of Restricted Subsidiaries," "-- Change of Control" (other than a failure to purchase Notes), "-- Limitation on Liens," "-- Limitation on Sale/Leaseback Transactions" or "-- SEC Reports," (v) the failure by the Company or the Issuer to comply for 60 days after notice with their respective other agreements contained in the Indenture,
(vi) Indebtedness of the Company or the Issuer is not paid within any applicable grace period after final maturity or the maturity of such Indebtedness is accelerated by the holders thereof because of a default (and such acceleration is not rescinded or annulled) and the total amount of such Indebtedness unpaid or accelerated exceeds $10 million (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of the Company, the Issuer or a Significant Subsidiary (the "bankruptcy provisions"), (viii) any judgment or decree for the payment of money in excess of $10 million is rendered against the Company, the Issuer or a Significant Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed within 10 days after notice (the "judgment default provision") or (ix) the Guaranty of the Company ceases to be in full force and effect (other than in accordance with the terms of such Guaranty) or the Company denies or disaffirms its obligations under its Guaranty if such default continues for a period of ten days after notice thereof to the Issuer. However, a default under clauses (iii),
(iv), (v), (vi), (viii) and (ix) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Issuer of the default and the Issuer does not cure such default within the time specified after receipt of such notice.

     If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately; provided such acceleration shall not be effective until after five (5) Business Days after the Representatives of Designated Senior Indebtedness shall have been notified of such acceleration. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,
(iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

     The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, the Issuer and the Company are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer and the Company also are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Issuer or the Company is taking or proposes to take in respect thereof.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Issuer and the Company will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of their respective property and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Issuer or the Company, as the case may be, unless: (i) the Company or the Issuer, as the case may be, shall be the continuing Person, or the Person (if other than the Issuer or the Company) formed by such consolidation or into which the Company or the Issuer is merged or that acquired or leased such property and assets of the Company or the Issuer shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Issuer on all of the Notes or all of the obligations of the Company on the Guaranty, as the case may be, and under the Indenture;
(ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis the Company or the Issuer or any Person becoming the successor obligor of the Notes or the Guaranty shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company or the Issuer immediately prior to such transaction; (iv) immediately after giving effect to such transaction on a pro forma basis the Company, the Issuer, or any Person becoming the successor obligor of the Notes, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; and (v) the Company or the Issuer, as the case may be, delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with the clauses (iii) and (iv)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that (x) clauses
(iii) and (iv) above do not apply if, in the good faith determination of the Board of Directors of the Company or the Issuer, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company or the Issuer; and provided further, however, that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations; and (y) clauses (iii) and (iv) above do not apply to any transaction between the Issuer and any Wholly Owned Restricted Subsidiary or between the Company and the Issuer.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, no amendment may, among other things, (i) reduce the amount of Notes whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) \reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "-- Optional Redemption," (v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes, (vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions or
(viii) make any change to the subordination provisions of the Indenture that would adversely affect the Noteholders.

     Without the consent of any holder of the Notes, the Company, the Issuer and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company or the Issuer under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of
Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company or the Issuer for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company or the Issuer, to make any change that does not adversely affect the rights of any holder of the Notes or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

     The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, the Issuer is required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

     The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. The Issuer may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

     The Issuer at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Issuer at any time may terminate its obligations under the covenants described under "-- Certain Covenants," the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "-- Defaults" above and the limitations contained in clauses (iii) and (iv) under Consolidation above ("covenant defeasance").

     If the Issuer exercises its legal defeasance option or its covenant defeasance option, the Company will be released from all of its obligations under the Guaranty to the extent the Issuer's obligations under the Notes and the Indenture have been terminated.

     The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) (with respect only to Significant Subsidiaries) or (viii) under "-- Defaults" above or because of the failure of the Issuer to comply with clause (iii) or (iv) under "Consolidation, Merger and Sale of Assets" above.

     In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

                              is to be the Trustee under the Indenture and has
been appointed by the Issuer as Registrar and Paying Agent with regard to the Notes.

     The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

GOVERNING LAW

     The Indenture provides that it (including the Guaranty) and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

     The following discussion is a summary of certain United States federal income and estate tax considerations relevant to the purchase, ownership and disposition of the Notes by the beneficial owners thereof ("Holders"). The discussion is limited to initial purchasers of the Notes and does not address the tax consequences to subsequent purchasers of Notes. This summary does not purport to be a complete analysis of all the potential federal income tax effects relating to the purchase, ownership and disposition of the Notes. There can be no assurance that the Internal Revenue Service (the "Service") will take a similar view of such consequences. Further, the discussion does not address all aspects of taxation that might be relevant to particular purchasers in light of their individual circumstances (including the effect of any state, local, non-United States or other tax laws) or to certain types of purchasers (including dealers in securities, insurance companies, financial institutions and tax-exempt entities) subject to special treatment under United States federal income tax laws. The discussion below assumes that the Notes are held as capital assets.

     The discussion of the United States federal income tax consequences set forth below is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), judicial decisions, and administrative interpretations, all in effect as of the date hereof, all of which are subject to change at anytime, and any such change may be applied retroactively. Because individual circumstances may differ, each prospective purchaser of the Notes is strongly urged to consult its own tax advisor with respect to its particular tax situation and the particular tax effects of any state, local, non-United States, or other tax laws and possible changes in the tax laws.

     As used herein, the term "United States Holder" means a Holder of a Note who or which is for United States federal income tax purposes either (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in the United States or organized under the laws of the United States or of any State thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust described in Section 7701(a)(30) of the Code (taking into account changes thereto and associated with effective dates, elections and transition rules). The term "United States Holder" also includes certain former citizens and residents of the United States whose income and gain on the Notes will be subject to United States taxation. As used herein, the term "Foreign Holder" means a Holder of a Note who or which is not a United States Holder.

TAX CONSEQUENCES TO UNITED STATES HOLDERS

     Payments of Interest

     Interest paid on a Note will generally be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the United States Holder's method of accounting for United States federal income tax purposes.

     Sale, Exchange or Retirement of Notes

     Upon the sale, exchange, redemption or retirement of a Note, a United States Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or retirement (not including any amount attributable to accrued but unpaid interest) and such Holder's adjusted tax basis in the Note. To the extent attributable to accrued but unpaid interest, the amount realized by the United States Holder will be treated as a payment of interest. See "Payments of Interest" above. A United States Holder's adjusted tax basis in a Note will equal the cost of the Note to such Holder, reduced by any principal payments received by such Holder.

     Gain or loss realized on the sale, exchange, redemption or retirement of a Note by a United States Holder generally will be capital gain or loss. The recently enacted Taxpayer Relief Act of 1997 made certain changes to the Code with respect to the taxation of capital gains of taxpayers other than corporations. Under the Taxpayer Relief Act of 1997, capital gain realized by a non-corporate taxpayer on the disposition of a capital asset held for more than one year but not more than 18 months is taxed at a maximum rate of 28% and capital gain realized on the disposition of a capital asset held for more than 18 months generally is taxed at a maximum rate of 20%. Capital gain on the disposition of assets by non-corporate taxpayers held for not more than one year continues to be taxed at the rates applicable to ordinary income (i.e., up to 39.6%). The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

TAX CONSEQUENCES TO FOREIGN HOLDERS

     Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

          (a) payments of principal and interest on the Notes by the Issuer or any paying agent to a Foreign Holder, as defined above, will not be subject to withholding of United States federal income tax, provided that, in the case of interest, (i) such Foreign Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Issuer entitled to vote, (ii) such Foreign Holder is not, for United States federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to the Issuer through stock ownership, (iii) such Foreign Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code and (iv) the certification requirements under Section 871(h) or Section 881(c) of the Code and Treasury regulations thereunder (summarized below) are met;

          (b) a Foreign Holder will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of a Note, unless (i) such holder is an individual who is present in the United States for 183 days or more in the taxable year of sale, exchange or other disposition, and certain conditions are met or (ii) such gain is effectively connected with the conduct by such Holder of a trade or business in the United States; and

          (c) a Note held by an individual who is not a citizen or resident of the United States (as defined for United States federal estate tax purposes) at the time of his death will not be subject to United States federal estate tax as a result of such individual's death, provided that, at the time of such individual's death, the individual does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Issuer entitled to vote and payments with respect to such Note, if received at the time of the individual's death, would not have been effectively connected to the conduct by such individual of a trade or business in the United States.

     Certification Requirements

     Sections 871(h) and 881(c) of the Code and Treasury Regulations relating thereto require that, in order to obtain the exemption from withholding tax described in paragraph (a) above, either (i) the beneficial owner of a Note must certify, under penalties of perjury, to the Issuer or paying agent, as the case may be, that such owner is a Foreign Holder and must provide such owner's name and address, and United States taxpayer identification number, if any, or (ii) a securities clearing organization, bank or other financial institution that holds customers securities in the ordinary course of its trade or business (a "Financial Institution") and holds the Note on behalf of the beneficial owner thereof must certify, under penalties of perjury, to the Issuer or paying agent, as the case may be, that such certificate has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and must furnish the payor with a copy thereof. A certificate described in this paragraph is effective only with respect to payments of interest made to the certifying Foreign Holder after delivery of the certificate in the calendar year of its delivery and the two immediately succeeding calendar years. Such requirement will be fulfilled if the beneficial owner of a Note certifies on Internal Revenue Service Form W-8, under penalties of perjury, that it is a Foreign Holder and provides its name and address, and any Financial Institution holding the Note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the beneficial owner (and furnishes the withholding agent with a copy thereof).

     The United States Treasury Department recently adopted new Treasury Regulations (the "New Regulations") with respect to withholding and backup withholding generally effective, subject to certain transition rules described below, for payments after December 31, 1998, regardless of the issue date of the instrument with respect to which such payments are made.

     The New Regulations provide documentation procedures designed to simplify compliance by withholding agents. The New Regulations generally do not affect the documentation rules described above, but add other certification options. Under one such option, a withholding agent will be allowed to rely on an intermediary withholding certificate furnished by a "qualified intermediary" (as defined below) on behalf of one or more beneficial owners (or other intermediaries) without the withholding agent having to obtain the beneficial owner certificate described above. "Qualified intermediaries" include: (i) foreign financial institutions or foreign clearing organizations (other than a United States branch or United States office of such institution or organization) or (ii) foreign branches or offices of United States financial institutions or foreign branches of offices of United States clearing organizations, which, as to both (i) and (ii), have entered into withholding agreements with the Service. In addition to certain other requirements, qualified intermediaries must obtain withholding certificates, such as revised Internal Revenue Service Form W-8 (see below), from each beneficial owner. Under another option, an authorized foreign agent of a United States withholding agent will be permitted to act on behalf of the United States withholding agent, provided certain conditions are met.

     For purposes of the certification requirements, the New Regulations generally treat as the beneficial owners of payments on a Note those persons that, under United States tax principles, are the taxpayers with respect to such payments, rather than persons such as nominees or agents legally entitled to such payments. In the case of payments to an entity classified as a foreign partnership under United States tax principles, the partners, rather than the partnership, generally will be required to provide the required certifications to qualify for the withholding exemption described above. A payment to a United States partnership, however, is treated for these purposes as payment to a United States payee, even if the partnership has one or more foreign partners. The New Regulations provide certain presumptions with respect to withholding for beneficial owners not furnishing the required certifications to qualify for the withholding exemption described above. In addition, the New Regulations will replace a number of current tax certification forms (including Internal Revenue Service Form W-8, Form 1001 (treaty exemptions) and possibly Form 4224 (U.S. effectively connected income)) with a single, revised Internal Revenue Service Form W-8 (which, in certain circumstances, will require information in addition to that previously required). Under the New Regulations, this Internal Revenue Service Form W-8 will remain valid until the last day of the third calendar year following the year in which the certificate is signed.

     Under the New Regulations, withholding of United States federal income tax may apply to payments on a taxable sale or other disposition of a Note by a Foreign Holder who does not provide appropriate certification to the withholding agent with respect to such transaction.

     The New Regulations provide transition rules concerning existing certificates, such as Internal Revenue Service Form W-8. Valid withholding certificates that are held on December 31, 1998 will generally remain valid until the earlier of December 31, 1999 or the date of expiration of the certificate under the law in effect prior to January 1, 1999. Further, certificates dated prior to January 1, 1998 will generally remain valid until the end of 1998, irrespective of the fact that their validity expires during 1998.

     United States Trade or Business

     If a Foreign Holder is engaged in a trade or business in the United States, and if interest on the Note, or gain realized on the sale, exchange or other disposition of the Note, is effectively connected with the conduct of such trade or business, the Foreign Holder, although exempt from United States withholding tax, will generally be subject to United States income tax on such interest or gain in the same manner as if it were a United States Holder. See "Tax Consequences to United States Holders" above. In lieu of the certificates described above, such a Foreign Holder will be required to provide the Issuer a properly executed Internal Revenue Service Form 4224 (Statement Claiming Exemption of Tax on Income Effectively Connected with the Conduct of Business in the United States) in order to claim an exemption from withholding tax. The New Regulations, though, might require a revised Form W-8 in place of the Form 4224. If such Foreign Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on and any gain recognized on the sale, exchange or other disposition of a Note will be included in the earnings and profits of such Foreign Holder if such interest or gain is effectively connected with the conduct by the Foreign Holder of a trade or business in the United States.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Under current United States federal income tax law, a 31% backup withholding tax requirement applies to certain payments of interest on, and the proceeds of a sale, exchange or redemption of, the Notes. In addition, certain persons making such payments are required to submit information returns (i.e., Internal Revenue Service Forms 1099) to the Service with regard to those payments.

     Backup withholding and information reporting will generally not apply with respect to payments made to certain "exempt recipients" such as corporations or certain tax-exempt entities. In the case of a non-corporate United States Holder, backup withholding generally will apply only if such Holder (i) fails to furnish to the payor in the manner required its Taxpayer Identification Number ("TIN") which, for an individual, would be his Social Security number, (ii) furnishes an incorrect TIN and the payor is so notified by the Service, (iii) is notified by the Service that it has failed to properly report payments of interest and dividends and the payor is so notified by the Service or (iv) under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the Service that it is subject to backup withholding for failure to report interest and dividend payments.

     In the case of a Foreign Holder, under current United States federal income tax law, information reporting on Internal Revenue Service Form 1099 (including Internal Revenue Service Form 1099B) and backup withholding will not apply to payments of principal or interest made by the Issuer or any paying agent thereof on a Note if such holder has provided the required certification on Internal Revenue Service Form W-8 (as described above under "Tax Consequences to Foreign Holders") under penalties of perjury that it is not a United States Holder or has otherwise established an exemption, provided in each case that the Issuer or such paying agent, as the case may be, does not have actual knowledge that the payee is a United States Holder. However, interest on a Note beneficially owned by a Foreign Holder will be required to be reported annually on Internal Revenue Service Form 1042S.

     Under current United States federal income tax laws, if payments of principal or interest on a Note are made to or through a foreign office of a custodian, nominee, broker or other agent acting on behalf of a beneficial owner of a Note, such custodian, nominee, broker or other agent will not be required to apply backup withholding to such payments made to such beneficial owner. However, if such custodian, nominee, broker or other agent is a United States person for United States federal income tax purposes, a controlled foreign corporation for United States federal income tax purposes, or a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, such custodian, nominee, broker or other agent may be subject to certain information reporting requirements with respect to such payments unless it has in its records documentary evidence that the beneficial owner is a Foreign Holder and certain conditions are met or the beneficial owner otherwise establishes an exemption.

     Under current United States federal income tax law, payments on the sale, exchange, retirement or other disposition of a Note made to or through a foreign office of a broker generally will not be subject to backup withholding. Such payments, however, will be subject to information reporting if the broker is a United States person for United States federal income tax purposes, a controlled foreign corporation for United States federal income tax purposes, or a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three year period, unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

     Under the New Regulations, in the case of a Foreign Holder, backup withholding and information reporting will not apply to payments of principal and interest with respect to a Note if such Holder provides the required certification to establish an exemption from the withholding of United States federal income tax or otherwise establishes an exemption.

     Under the New Regulations, payments of principal and interest with respect to a Note made to a custodian, nominee or broker will not be subject to backup withholding or information reporting, irrespective of the place of payment or the location of the office of the custodian, nominee or broker, although payments of interest with respect to a Note paid to a foreign intermediary (whether or not a qualified intermediary) will be subject to withholding of United States federal income tax at the rate of 30% unless the beneficial owner (whether or not a United States person) establishes an exemption by furnishing a withholding certificate or other appropriate documentation. Unless the beneficial owner establishes an exemption, a payment by a custodian, nominee or broker may be subject to information reporting and to backup withholding as well, although no backup withholding will apply if (i) the payment has been subject to withholding of United States federal income tax at the rate of 30% or (ii) the payment is made outside the United States to an offshore account in a financial institution that maintains certain procedures related to account documentation.

     Under the New Regulations, payment on the sale, exchange, redemption or retirement of a Note to or through a broker may be subject to information reporting and backup withholding unless (i) the transaction is effected outside the United States and the broker is not a United States person, a controlled foreign corporation for United States federal income tax purposes, a United States branch of a foreign bank or foreign insurance company, a foreign partnership controlled by United States persons or engaged in a United States trade or business or a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period or (ii) the beneficial owner otherwise establishes an exemption. If the broker in the transaction described in clause (i) above is not described therein, the payments on the sale, exchange, redemption or retirement of the Note will be subject to information reporting if the broker does not receive an appropriate certification or documentary evidence establishing an exception, but will not be subject to backup withholding in the absence of such certification or documentary evidence unless the broker has actual knowledge that the owner is a United States person.

     Backup withholding tax is not an additional tax. Rather, any amounts withheld from a payment to a person under the backup withholding rules are allowed as a refund or a credit against such person's United States federal income tax, provided that the required information is furnished to the Service.

     Holders should consult their tax advisors regarding the application of backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

     THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO THE PROSPECTIVE HOLDER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR NON-UNITED STATES INCOME TAX LAWS AND ANY RECENT OR PROSPECTIVE CHANGES IN APPLICABLE TAX LAWS.

                         DESCRIPTION OF CREDIT FACILITY

     The following summary description of the Credit Facility does not purport to be complete and is subject in all respects to the provisions thereof, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part and is incorporated herein by reference.

     In connection with the closing of the Kysor Acquisition in March 1997, the Company, Scotsman Group, certain other subsidiaries of the Company, certain financial institutions ("Lenders") and The First National Bank of Chicago, as agent for the Lenders ("First Chicago"), entered into a loan agreement providing for a credit facility in the aggregate principal amount of $415 million and, in contemplation of this Offering, the Company has entered into negotiations with First Chicago and the Lenders to amend such loan agreement to, among other things, permit the consummation of the Debt Offering and change certain covenants (the "Credit Facility Amendment" and, together with such loan agreement, as amended to date, the "Credit Facility"). The following description of the Credit Facility assumes the effectiveness of the Credit Facility Amendment and the application of the net proceeds of this Offering to repay $30 million of term loan borrowings outstanding under the Credit Facility. The Credit Facility consists of a $120 million term loan facility (the "Term Facility") and a $265 million revolving loan facility (the "Revolving Facility").

     The Revolving Facility will mature on March 12, 2004 (unless otherwise earlier terminated or extended in accordance with the terms of the Credit Facility). The aggregate principal amount which may be borrowed thereunder will be reduced on December 31, 1998 by $10 million and by $15 million on each December 31 thereafter until maturity, at which time the remaining commitment amount under the Revolving Facility will be reduced to zero. The Term Facility will mature on December 31, 2002 and be amortized with semi-annual principal payments (in varying amounts) starting on December 31, 1997 and continuing thereafter until maturity.

     Borrowings under the Credit Facility bear interest at a floating rate based upon, at the borrower's option, (i) the higher of First Chicago's corporate base rate or the Federal funds rate plus 1/2% per annum, or (ii) the rate offered by First Chicago for deposits in the relevant Eurocurrency, plus, in each case, an applicable margin. As of June 29, 1997, borrowings under the Term Facility and the Revolving Facility accrued interest at rates ranging from 7.0625% to 7.9375% per annum (equal to 1.375% above Eurocurrency rates, but the applicable margin will vary depending upon the "Debt/Earnings Ratio" (as defined below)).

     The Credit Facility is guaranteed by Scotsman and certain of its subsidiaries and secured by a pledge of stock of certain subsidiaries of Scotsman.

     The Credit Facility contains conditions precedent, representations and warranties, covenants, events of default and other provisions customary for such financings. Financial covenants in the Credit Facility require Scotsman to maintain: (a) net worth on a consolidated basis of not less than the sum of $120 million plus 60% of Scotsman's consolidated net income for all quarters ending after December 31, 1996 plus 60% of the proceeds of any equity issuances by Scotsman less certain other adjustment amounts identified therein; (b) a ratio (the "Debt/Earnings Ratio") of total indebtedness to EBITDA (net income, plus income tax expense, minus equity in net income of affiliates (net of cash dividends received), plus interest expense, plus depreciation expense, plus amortization expense, plus other non-cash charges, minus interest income) of not more than certain specified amounts measured on a rolling four-quarter basis for each quarter end (such ratio for the period ending December 28, 1997 not to exceed 5.0 to 1.00); (c) a ratio of EBITDAR (EBITDA plus rents) minus capital expenditures to "Fixed Charges" (interest expense, plus scheduled principal repayments (including mandatory Revolving Facility reductions), plus income tax expense, plus rents, plus dividends paid) of not less than 1.0 to 1 for all fiscal quarters ending in 1997 and 1.05 to 1 thereafter; and (d) a ratio of total senior indebtedness to EBITDA of not more than certain specified amounts measured on a rolling four quarter basis for each quarter end (such ratio for the period ending December 28, 1997 not to exceed 4.25 to 1.00). The covenant described in (a) above could restrict the Company's ability to make future distributions to its stockholders if such distributions would cause the Company to violate the net worth maintenance requirement. At June 29, 1997, consolidated stockholders' equity of the Company was $137.5 million. The Company is also precluded from paying dividends to its stockholders (other than dividends payable in its own capital stock) if a default or an unmatured default under the agreement has occurred and is continuing or would occur after giving effect to the payment of such dividends.

     The Credit Facility requires that a notional amount of $150 million be hedged to reduce interest rate exposure until March 12, 2000. Subsequent to the Kysor Acquisition, the Company entered into interest rate swap agreements to hedge its interest rate exposure on the $150 million until March 27, 2000. One of the interest rate swap agreements is extendable for an additional two years at First Chicago's option at the end of three years.

                                  UNDERWRITERS

     Under the terms and subject to the conditions in an Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the Underwriters named below (the "Underwriters") have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective principal amounts of Notes set forth opposite their respective names below:

                                                               PRINCIPAL
                                                               AMOUNT OF
                        UNDERWRITER                              NOTES
                        -----------                            ---------
Morgan Stanley & Co. Incorporated...........................  $
First Chicago Capital Markets, Inc..........................

                                                              ------------
          Total.............................................  $100,000,000
                                                              ============

     The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the Notes is subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all the Notes if any are taken.

     The Underwriters initially propose to offer the Notes directly to the public at the public offering price set forth on the cover page hereof and to
certain dealers at a price that represents a concession not in excess of      %
of the principal amount of the Notes. Each Underwriter may allow, and such dealers may reallow, a concession to certain other dealers not in excess of
     % of the principal amount of the Notes. After the initial offering of the Notes, the offering price and other selling terms may from time to time be varied by the Underwriters.

     The Company does not intend to apply for listing of the Notes on any national securities exchange, but has been advised by the Underwriters that they presently intend to make a market in the Notes, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Notes and any such market making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or the existence of trading markets for, the Notes.

     In order to facilitate this Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may overallot in connection with this Offering, creating a short position in the Notes for their own account. In addition, to cover overallotments or to stabilize the price of the Notes, the Underwriters may bid for, and purchase, shares of Notes in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Notes in this Offering, if the syndicate repurchases previously distributed Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

     The Company and Scotsman Group, on the one hand, and the Underwriters, on the other hand, have agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act.

     In the ordinary course of its business, Morgan Stanley & Co. Incorporated ("Morgan Stanley") has from time to time performed investment banking services for the Company. In particular, Morgan Stanley served as financial advisor to the Company in the Kysor Acquisition.

     The rules of the National Association of Securities Dealers, Inc. (the "NASD") provide that no NASD member shall participate in a public offering of an issuer's securities where more than 10% of the net offering proceeds are intended to be paid to members participating in the distribution of the offering or associated or affiliated persons of such members, unless a "qualified independent underwriter" shall have been engaged on the terms provided in such rules. First Chicago Capital Markets, Inc. ("FCCM") may be deemed to be participating in such a transaction since it is anticipated that greater than 10% of the net proceeds from the sale of the Notes will be used to repay outstanding indebtedness of the Company to First Chicago, an affiliate of FCCM, under the Credit Facility.

     In view of such anticipated use of proceeds, this Offering is being conducted in accordance with the rules of the NASD and Morgan Stanley is acting as "qualified independent underwriter" within the meaning of such rules. In connection therewith, Morgan Stanley has participated in the preparation of the Registration Statement of which this Prospectus forms a part. It has exercised its usual standards of "due diligence" with respect thereto and has recommended the maximum price at which the Notes may be offered hereby. Morgan Stanley will receive no separate fee for its services as qualified independent underwriter, although the Company has agreed to reimburse its expenses incurred as a result of such engagement.

                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by Sidley & Austin, Chicago, Illinois and for the Underwriters by Mayer, Brown & Platt, Chicago, Illinois.

                                    EXPERTS

     The consolidated financial statements of the Company at December 29, 1996 and December 31, 1995 and for each of the three years ended December 29, 1996, December 31, 1995 and January 1, 1995, respectively, included and incorporated by reference elsewhere in this Prospectus have been audited by Arthur Andersen LLP, independent public auditors, as set forth in their report thereon included and incorporated by reference elsewhere herein. The financial statements referred to above are included and incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated balance sheet of Kysor Industrial Corporation and Subsidiaries as of December 31, 1996 and 1995 and the consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996, included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand, L.L.P., independent public accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports and other information with the Commission. Reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission; Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Northeast Regional Office, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy information statements and other information regarding companies which file electronically with the Commission. In addition, reports, proxy and information statements and other information concerning the Company may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Booth(R), Delfield(R), Kysor(R), Kysor//Warren(R), Scotsman(R), Shelleyglas(R) and Simag(R), are registered trademarks or trade names of the Company or its subsidiaries. Boston Market(R) is a registered trademark of Boston Chicken, Inc. Coca-Cola(R) is a registered trademark of The Coca-Cola Company. Howe(R) and Rapid Freeze(R) are registered trademarks of Howe Corporation. Marriott(R) is a registered trademark of Marriott International, Inc. McDonald's(R) is a registered trademark of McDonald's Corporation. Mobil(R) is a registered trademark of Mobil Corporation. Pepsi(R) is a trademark of Pepsico, Inc. WalwMart(R) is a registered trademark of Wal-Mart Stores, Inc. Winn-Dixie(R) is a registered trademark of Winn-Dixie Stores, Inc.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                                ----
Consolidated Income Financial Statements of Scotsman
  Industries, Inc.:
  Report of Independent Public Accountants..................     F-2
  Unaudited Consolidated Statement of Income for the Fiscal
     Six Months Ended June 29, 1997 and June 30, 1996 and
     Audited Consolidated Statement of Income for the Fiscal
     Years Ended December 29, 1996, December 31, 1995 and
     January 1, 1995........................................     F-3
  Unaudited Consolidated Balance Sheet as of June 29, 1997
     and Audited Consolidated Balance Sheet as of December
     29, 1996 and December 31, 1995.........................     F-4
  Unaudited Consolidated Statement of Cash Flows for the
     Fiscal Six Months Ended June 29, 1997 and June 30, 1996
     and Audited Consolidated Statement of Cash Flows for
     the Fiscal Years Ended December 29, 1996, December 31,
     1995 and January 1, 1995...............................     F-5
  Unaudited Consolidated Statement of Shareholders' Equity
     for the Fiscal Six Months Ended June 29, 1997 and
     Audited Consolidated Statement of Shareholders' Equity
     for the Fiscal Years Ended December 29, 1996, December
     31, 1995 and January 1, 1995...........................     F-6
  Notes to Consolidated Financial Statements................     F-7
Financial Statements of Completed Acquisition:
  Kysor Industrial Corporation
     Report of Independent Accountants......................    F-25
     Consolidated Balance Sheet as of December 31, 1996 and
      1995..................................................    F-26
     Consolidated Statement of Income for the Years Ended
      December 31, 1996, 1995 and 1994......................    F-27
     Consolidated Statement of Shareholders' Equity for the
      Years Ended December 31, 1996, 1995 and 1994..........    F-28
     Consolidated Statement of Cash Flows for the Years
      Ended December 31, 1996, 1995 and 1994................    F-30
     Notes to Consolidated Financial Statements.............    F-31

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Scotsman Industries, Inc.:

     We have audited the accompanying consolidated balance sheet of Scotsman Industries, Inc. (a Delaware Corporation) and subsidiaries as of December 29, 1996, and December 31, 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 29, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Scotsman Industries, Inc. and subsidiaries as of December 29, 1996, and December 31, 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 29, 1996, in conformity with generally accepted accounting principles.

Arthur Andersen LLP
Chicago, Illinois
February 4, 1997

                           SCOTSMAN INDUSTRIES, INC.

                        CONSOLIDATED STATEMENT OF INCOME
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                         FOR THE FISCAL
                                        SIX MONTHS ENDED                FOR THE FISCAL YEARS ENDED
                                      --------------------   ------------------------------------------------
                                      JUNE 29,    JUNE 30,   DECEMBER 29,       DECEMBER 31,       JANUARY 1,
                                        1997        1996         1996               1995              1995
                                      --------    --------   ------------       ------------       ----------
                                          (UNAUDITED)
Net sales.........................    $271,854    $189,956     $356,373           $324,291          $266,632
Cost of sales.....................     200,757     135,692      257,942            236,402           190,518
                                      --------    --------     --------           --------          --------
Gross profit......................      71,097      54,264       98,431             87,889            76,114
Selling and administrative
  expenses........................      41,103      30,877       58,135             53,435            47,900
                                      --------    --------     --------           --------          --------
Income from operations............      29,994      23,387       40,296             34,454            28,214
Interest expense, net.............       8,781       2,837        5,279              6,326             5,416
                                      --------    --------     --------           --------          --------
Income before income taxes........      21,213      20,550       35,017             28,128            22,798
Income taxes......................      10,262       9,866       16,449             12,720            10,013
                                      --------    --------     --------           --------          --------
Income before extraordinary
  loss............................      10,951      10,684       18,568             15,408            12,785
Extraordinary loss (net of income
  taxes of $422)..................        (633)         --           --                 --                --
                                      --------    --------     --------           --------          --------
Net income........................    $ 10,318    $ 10,684     $ 18,568           $ 15,408          $ 12,785
Preferred stock dividends.........          --         562          813              1,240               885
                                      --------    --------     --------           --------          --------
Net income available to common
  shareholders....................    $ 10,318    $ 10,122     $ 17,755           $ 14,168          $ 11,900
                                      ========    ========     ========           ========          ========
Income per share before
  extraordinary loss:
  Primary.........................    $   1.01    $   1.10     $   1.85           $   1.58          $   1.49
                                      --------    --------     --------           --------          --------
  Fully diluted...................    $   1.01    $   1.00     $   1.73           $   1.45          $   1.35
                                      --------    --------     --------           --------          --------
Net income per share:
  Primary.........................    $    .96    $   1.10     $   1.85           $   1.58          $   1.49
                                      --------    --------     --------           --------          --------
  Fully diluted...................    $    .95    $   1.00     $   1.73           $   1.45          $   1.35
                                      --------    --------     --------           --------          --------

The accompanying notes to consolidated financial statements are an integral part of this statement.

                           SCOTSMAN INDUSTRIES, INC.

                           CONSOLIDATED BALANCE SHEET
                             (AMOUNTS IN THOUSANDS)

                                                              JUNE 29,      DECEMBER 29,    DECEMBER 31,
                                                                1997            1996            1995
                                                              --------      ------------    ------------
                                                            (UNAUDITED)
                         ASSETS
Current Assets:
  Cash and temporary cash investments...................      $ 20,760        $ 16,501        $ 15,808
  Trade accounts and notes receivable, net of allowances
     of $4,862 in 1997, $2,778 in 1996 and $2,960 in
     1995...............................................       120,768          58,734          54,500
  Inventories...........................................        80,507          52,530          52,251
  Deferred income taxes.................................        14,491           4,708           5,690
  Other current assets..................................         7,295           5,101           3,093
                                                              --------        --------        --------
       Total current assets.............................       243,821         137,574         131,342
Properties and equipment, net...........................        87,496          46,659          46,373
Goodwill, net...........................................       284,547          94,975          94,732
Deferred Income Taxes...................................        26,589              --              --
Other noncurrent assets.................................        40,425           4,056           3,496
                                                              --------        --------        --------
       Total assets.....................................      $682,878        $283,264        $275,943
                                                              ========        ========        ========
          LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Short-term debt and current maturities of capitalized
     lease obligations and long-term debt...............      $ 19,410        $ 16,317        $ 13,037
  Trade accounts payable................................        52,349          22,344          24,174
  Accrued income taxes..................................        17,551           6,302           4,491
  Accrued expenses......................................        59,024          33,290          34,812
                                                              --------        --------        --------
       Total current liabilities........................       148,334          78,253          76,514
Long-term debt and capitalized lease obligations........       343,534          60,289          74,719
Deferred income taxes...................................         7,506           3,710           3,814
Other noncurrent liabilities............................        45,977           9,300           8,577
                                                              --------        --------        --------
       Total liabilities................................       545,351         151,552         163,624
Shareholders' Equity:
  Common stock, $.10 par value, authorized 50,000,000
     shares; issued 10,736,463 shares, 10,729,513 shares
     and 9,153,014 shares, respectively.................         1,074           1,073             915
  Preferred stock, $1.00 par value, authorized
     10,000,000 shares; issued 0 shares, 0 shares and
     1,999,992 shares, respectively.....................            --              --           2,000
  Additional paid in capital............................        73,320          73,053          70,514
  Retained earnings.....................................        71,827          62,036          45,232
  Deferred compensation and unrecognized pension cost...          (177)           (117)            (88)
  Foreign currency translation adjustments..............        (7,062)         (2,877)         (4,911)
  Less: Common stock held in treasury; 182,175 shares,
     187,049 shares and 188,040 shares, respectively....        (1,455)         (1,456)         (1,343)
                                                              --------        --------        --------
       Total shareholders' equity.......................       137,527         131,712         112,319
                                                              --------        --------        --------
       Total liabilities and shareholders' equity.......      $682,878        $283,264        $275,943
                                                              ========        ========        ========

The accompanying notes to consolidated financial statements are an integral part of this statement.

                           SCOTSMAN INDUSTRIES, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                         FOR THE FISCAL
                                                        SIX MONTHS ENDED            FOR THE FISCAL YEARS ENDED
                                                      --------------------   ----------------------------------------
                                                      JUNE 29,    JUNE 30,   DECEMBER 29,   DECEMBER 31,   JANUARY 1,
                                                        1997        1996         1996           1995          1995
                                                      --------    --------   ------------   ------------   ----------
                                                          (UNAUDITED)
Cash flows from operating activities:
  Net income......................................... $  10,318   $ 10,684     $ 18,568       $ 15,408      $ 12,785
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization....................     7,399      4,333        8,870          7,594         6,019
    Loss (gain) on property dispositions.............        --         --          (82)           (39)           45
  Change in assets and liabilities:
    Trade accounts receivable........................   (29,147)   (22,235)      (3,310)        (2,607)       (7,779)
    Inventories......................................     1,251     (2,290)         237          2,006        (3,815)
    Trade accounts payable and other liabilities.....     2,647     15,577       (1,877)        (2,074)       10,290
    Other, net.......................................        77       (113)       1,101          3,162        (1,369)
                                                      ---------   --------     --------       --------      --------
  Net cash provided by (used in) operating
    activities.......................................    (7,455)     5,956       23,507         23,450        16,176
Cash flows from investing activities:
  Investment in properties and equipment.............    (7,433)    (3,360)      (6,195)        (6,513)       (5,434)
  Proceeds from dispositions of properties and
    equipment........................................        72        178          230            215            34
  Acquisition of Delfield and Whitlenge..............        --         --           --             --       (28,689)
  Investment in U.K. joint venture...................        --         --       (2,024)            --            --
  Investment in China joint venture, net.............        --         --         (399)          (665)           --
  Acquisition of Hartek..............................        --       (231)        (991)        (1,491)           --
  Acquisition of Kysor Industrial Corp. .............  (264,768)        --           --             --            --
                                                      ---------   --------     --------       --------      --------
  Net cash used in investing activities..............  (272,129)    (3,413)      (9,379)        (8,454)      (34,089)
Cash flows from financing and capital activities:
  Short-term debt, net...............................    (4,852)    (9,755)      (6,524)         3,616           (74)
  Issuance of long-term debt.........................   349,607     14,517       16,074         17,806        63,000
  Principal payments under long-term debt and
    capitalized leases...............................   (59,290)    (5,340)     (21,128)       (28,071)      (42,831)
  Dividends paid to shareholders.....................      (528)    (1,068)      (2,035)        (2,118)       (1,339)
                                                      ---------   --------     --------       --------      --------
  Net cash provided by (used in) financing and
    capital activities...............................   284,937     (1,646)     (13,613)        (8,767)       18,756
Effect of exchange rate changes on cash and temporary
  cash investments...................................    (1,094)        (6)         178           (191)          465
                                                      ---------   --------     --------       --------      --------
Net increase in cash and temporary cash
  investments........................................     4,259        891          693          6,038         1,308
Cash and temporary cash investments at beginning of
  period.............................................    16,501     15,808       15,808           9,77         8,462
                                                      ---------   --------     --------       --------      --------
Cash and temporary cash investments at end of
  period............................................. $  20,760   $ 16,699     $ 16,501       $ 15,808      $  9,770
                                                      =========   ========     ========       ========      ========
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
    Interest......................................... $   9,418   $  3,758     $  6,812       $  7,431      $  4,566
                                                      =========   ========     ========       ========      ========
    Income taxes..................................... $   6,043   $  3,711     $ 14,957       $ 10,992      $ 10,685
                                                      =========   ========     ========       ========      ========
Supplemental schedule of noncash investing and
  financing activities:
    Investment in properties and equipment through
      issuance of capitalized lease obligations...... $    (419)  $    (42)    $    (42)      $    (96)     $    (56)
                                                      =========   ========     ========       ========      ========
    Issuance of stock for acquisition of Delfield and
      Whitlenge......................................                          $     --       $(12,089)     $(39,000)
                                                                               ========       ========      ========

The accompanying notes to consolidated financial statements are an integral part of this statement.

                           SCOTSMAN INDUSTRIES, INC.

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                (AMOUNTS IN THOUSANDS, EXCEPT NUMBER OF SHARES)

                                                                                                                FOREIGN
                                        TREASURY    COMMON     PREFERRED   ADDITIONAL                          CURRENCY
                                         STOCK       STOCK       STOCK      PAID IN     RETAINED              TRANSLATION
                                         NUMBER    PAR VALUE   PAR VALUE    CAPITAL     EARNINGS   OTHER(a)   ADJUSTMENTS
                                        --------   ---------   ---------   ----------   --------   --------   -----------
Balance at January 2, 1994............  202,295     $  721      $    --     $20,557     $20,855     $ (54)      $(6,741)
                                        -------     ------      -------     -------     -------     -----       -------
  Net income..........................       --         --           --          --      12,785        --            --
  Foreign currency translation
    adjustments.......................       --         --           --          --          --        --         1,710
  Issuance of deferred compensation...   (8,038)        --           --         118          --      (119)           --
  Amortization of deferred
    compensation......................       --         --           --          --          --        99            --
  Dividends declared to common
    shareholders......................       --         --           --          --        (796)       --            --
  Dividends declared to preferred
    shareholders......................       --         --           --          --        (885)       --            --
  Issuance of common and preferred
    stock relating to acquisition of
    Delfield and Whitlenge............       --        120        2,000      36,880          --        --            --
  Stock options exercised.............       --          5           --         530          --        --            --
  Unrecognized pension cost...........       --         --           --          --          --        21            --
  Other...............................        2         --           --          --          --        --            --
                                        -------     ------      -------     -------     -------     -----       -------
Balance at January 1, 1995............  194,259     $  846      $ 2,000     $58,085     $31,959     $ (53)      $(5,031)
                                        =======     ======      =======     =======     =======     =====       =======
  Net income..........................       --         --           --          --      15,408        --            --
  Foreign currency translation
    adjustments.......................       --         --           --          --          --        --           120
  Issuance of deferred compensation...   (6,219)        --           --         120          --      (120)           --
  Amortization of deferred
    compensation......................       --         --           --          --          --       129            --
  Dividends declared to common
    shareholders......................       --         --           --          --        (895)       --            --
  Dividends declared to preferred
    shareholders......................       --         --           --          --      (1,240)       --            --
  Issuance of common stock relating to
    acquisition of Delfield and
    Whitlenge.........................       --         67           --      12,022          --        --            --
  Stock options exercised.............       --          2           --         287          --        --            --
  Unrecognized pension cost...........       --         --           --          --          --       (44)           --
                                        -------     ------      -------     -------     -------     -----       -------
Balance at December 31, 1995..........  188,040     $  915      $ 2,000     $70,514     $45,232     $ (88)      $(4,911)
  Net income..........................       --         --           --          --      18,568        --            --
  Foreign currency translation
    adjustments.......................       --         --           --          --          --        --         2,034
  Issuance of deferred compensation...   (5,965)        --           --         119          --      (119)           --
  Amortization of deferred
    compensation......................       --         --           --          --          --       120            --
  Dividends declared to common
    shareholders......................       --         --           --          --        (951)       --            --
  Dividends declared to preferred
    shareholders......................       --         --           --          --        (813)       --            --
  Conversion of preferred stock into
    common stock......................       --        153       (2,000)      1,847          --        --            --
  Stock options exercised.............    4,974          5           --         573          --        --            --
  Unrecognized pension cost...........       --         --           --          --          --       (30)           --
                                        -------     ------      -------     -------     -------     -----       -------
Balance at December 29, 1996..........  187,049     $1,073      $    --     $73,053     $62,036     $(117)      $(2,877)
  Net income..........................       --         --           --          --      10,318        --            --
  Foreign currency translation
    adjustments.......................       --         --           --          --          --        --        (4,185)
  Issuance of deferred compensation...   (4,874)        --           --         120          --      (120)           --
  Amortization of deferred
    compensation......................       --         --           --          --          --        60            --
  Dividends declared to common
    shareholders......................       --         --           --          --        (527)       --            --
  Conversion of preferred stock into
    common stock......................       --         --           --          --          --        --            --
  Stock options exercised.............       --          1           --         147          --        --            --
  Unrecognized pension cost...........       --         --           --          --          --        --            --
                                        -------     ------      -------     -------     -------     -----       -------
Balance at June 29, 1997
  (unaudited).........................  182,175     $1,074      $    --     $73,320     $71,827     $(177)      $(7,062)
                                        =======     ======      =======     =======     =======     =====       =======


                                        TREASURY
                                         STOCK      TOTAL
                                        --------    -----
Balance at January 2, 1994............  $(1,344)   $ 33,994
                                        -------    --------
  Net income..........................       --      12,785
  Foreign currency translation
    adjustments.......................       --       1,710
  Issuance of deferred compensation...        1          --
  Amortization of deferred
    compensation......................       --          99
  Dividends declared to common
    shareholders......................       --        (796)
  Dividends declared to preferred
    shareholders......................       --        (885)
  Issuance of common and preferred
    stock relating to acquisition of
    Delfield and Whitlenge............       --      39,000
  Stock options exercised.............       --         535
  Unrecognized pension cost...........       --          21
  Other...............................       --          --
                                        -------    --------
Balance at January 1, 1995............  $(1,343)   $ 86,463
                                        =======    ========
  Net income..........................       --      15,408
  Foreign currency translation
    adjustments.......................       --         120
  Issuance of deferred compensation...       --          --
  Amortization of deferred
    compensation......................       --         129
  Dividends declared to common
    shareholders......................       --        (895)
  Dividends declared to preferred
    shareholders......................       --      (1,240)
  Issuance of common stock relating to
    acquisition of Delfield and
    Whitlenge.........................       --      12,089
  Stock options exercised.............       --         289
  Unrecognized pension cost...........       --         (44)
                                        -------    --------
Balance at December 31, 1995..........  $(1,343)   $112,319
  Net income..........................       --      18,568
  Foreign currency translation
    adjustments.......................       --       2,034
  Issuance of deferred compensation...       --          --
  Amortization of deferred
    compensation......................       --         120
  Dividends declared to common
    shareholders......................       --        (951)
  Dividends declared to preferred
    shareholders......................       --        (813)
  Conversion of preferred stock into
    common stock......................       --          --
  Stock options exercised.............     (113)        465
  Unrecognized pension cost...........       --         (30)
                                        -------    --------
Balance at December 29, 1996..........  $(1,456)   $131,712
  Net income..........................       --      10,318
  Foreign currency translation
    adjustments.......................       --      (4,185)
  Issuance of deferred compensation...        1           1
  Amortization of deferred
    compensation......................       --          60
  Dividends declared to common
    shareholders......................       --        (527)
  Conversion of preferred stock into
    common stock......................       --          --
  Stock options exercised.............       --         148
  Unrecognized pension cost...........       --          --
                                        -------    --------
Balance at June 29, 1997
  (unaudited).........................  $(1,455)   $137,527
                                        =======    ========

-------------------------
(a) Other shareholders' equity includes deferred compensation and unrecognized pension cost.

The accompanying notes to consolidated financial statements are an integral part of this statement.

                           SCOTSMAN INDUSTRIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

     The consolidated financial statements include the accounts of Scotsman Industries, Inc. ("Scotsman" or "the Company") and its consolidated subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

     Certain amounts in the consolidated financial statements for previous years have been reclassified to conform to the presentation used for fiscal year 1996.

UNAUDITED INTERIM FINANCIAL INFORMATION

     The accompanying consolidated financial statements as of June 29, 1997 and for the six month periods ended June 29, 1997 and June 30, 1996, are unaudited condensed statements and have been prepared on a basis consistent with the accounting policies used in preparing the annual financial statements. In the opinion of management, the interim financial statements reflect all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of such financial information. The results of such interim periods are not necessarily indicative of the results to be expected for a full year.

     See Note 16 for information regarding the acquisition of Kysor Industrial Corporation.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FISCAL YEAR

     The Company reports on a 52-53 week fiscal year ending on the Sunday nearest to December 31. Fiscal years 1996, 1995 and 1994 had 52 weeks.

CASH MANAGEMENT

     The Company considers all highly liquid investments with original maturities of three months or less to be temporary cash investments.

     Temporary cash investments, primarily Eurodollar deposits or repurchase agreements with maturities of 90 days or less, are carried at cost, which approximates market. Interest income (in thousands) included in interest expense, net was $791, $633 and $277 for fiscal years 1996, 1995 and 1994, respectively.

TRADE ACCOUNTS AND NOTES RECEIVABLE

     Trade accounts and notes receivable at December 29, 1996, and December 31, 1995, included notes of $7.5 million and $7.3 million, respectively.

INVENTORIES

     Inventories are stated at the lower of cost or market and include the appropriate elements of material, labor and manufacturing overhead expenses. Cost is determined using the last-in, first-out ("LIFO") method for a portion of domestic inventories and the first-in, first-out ("FIFO") method for the balance of domestic and all foreign inventories.

                           SCOTSMAN INDUSTRIES, INC.

PROPERTIES AND EQUIPMENT

     Properties and equipment, including capitalized leases, are recorded at cost to the Company at date of acquisition and depreciated over either their estimated useful lives, ranging from 3 to 40 years, or lease terms, whichever is shorter, using principally the straight-line method for financial reporting purposes and accelerated methods for tax reporting purposes.

GOODWILL

     Cost of investments in excess of net assets of businesses acquired after October 1970 is being amortized using the straight-line method over 40 years. The related amortization expense was $2.5 million, $2.4 million and $1.5 million for the fiscal years 1996, 1995 and 1994, respectively. At December 29, 1996, and December 31, 1995, accumulated amortization was $8.0 million and $5.4 million, respectively. After an acquisition, the Company continually reviews whether subsequent events and circumstances have occurred that indicate that the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. If events and circumstances indicate that goodwill related to a particular business should be reviewed for possible impairment, the Company uses projections to assess whether future operating income of the business on a non-discounted basis is likely to exceed the goodwill amortization over the remaining life of the goodwill, to determine whether a writedown of goodwill to recoverable value (as determined by the same projections) is appropriate.

FINANCIAL INSTRUMENTS

     The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. The Company's participation in derivatives is limited primarily to interest rate swap agreements and forward exchange contracts. The Company enters into interest rate swap agreements to reduce the impact of changes in interest rates on its floating-rate long-term debt. The difference between the fixed and floating rates, which is to be paid or received, is accrued as interest rates change and is recognized over the life of the swap agreements. The cash impacts of these instruments are included with the cash flows of the items to which they relate in the Consolidated Statement of Cash Flows.

INTEREST EXPENSE

     Interest expense included in the Consolidated Statement of Income is related to private placement debt, debt covered under a credit agreement, industrial development revenue bonds, capitalized lease obligations, and borrowings on domestic lines of credit and foreign lines of credit.

RESEARCH AND DEVELOPMENT COSTS

     Research and development costs related to both present and future products are expensed currently. Research and development expenditures for fiscal years 1996, 1995 and 1994 were $5.6 million, $4.8 million and $5.1 million, respectively.

FOREIGN CURRENCY TRANSLATION

     The Company has foreign subsidiaries located in Italy, Germany, Austria, China and the United Kingdom. Foreign subsidiary income and expenses are translated into United States dollars at the average rates of exchange prevailing during the year. The assets and liabilities are translated into U.S. dollars at the rates of exchange on the balance sheet date, and the related translation adjustments are accumulated as a separate component of shareholders' equity. As the Company intends to maintain its investments in these subsidiaries indefinitely, ultimate realization of these translation adjustments is highly uncertain. Foreign currency transaction gains and losses are minimal and are recorded in income as they occur.

                           SCOTSMAN INDUSTRIES, INC.

TAXES

     Federal and state income taxes are not provided on undistributed earnings of foreign subsidiaries that have been or are intended to be reinvested indefinitely.

STOCK OPTIONS

     In 1995 the Financial Accounting Standards Board issued Statement of Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123"). Currently, when stock options are exercised proceeds from the sale of common stock issued under those options are credited to common stock and additional paid in capital. Therefore, under the method used by the Company, no charges or credits are made to income for stock options. As permitted by SFAS 123, the Company will continue to account for stock options as described above. The financial statement effect of this new standard is limited to additional required footnote disclosure in 1996 which is provided in Note 12.

EARNINGS PER SHARE

     Primary earnings per share are computed based on income after preferred stock dividends. The number of shares includes common stock and common stock equivalents.

     The calculation of fully-diluted net income per share is based on net income before preferred stock dividends. The number of shares includes common stock and common stock equivalents, assumes conversion of the convertible preferred stock from the date of issue and also includes the dilutive impact, as if issuance had occurred on the acquisition date of Delfield and Whitlenge, of contingent shares that were issued subsequent to January 1, 1995.

2. INVENTORIES

     Inventories consisted of the following (in thousands):

                                                          DECEMBER 29,    DECEMBER 31,
                                                              1996            1995
                                                          ------------    ------------
Finished goods........................................      $23,207         $21,604
Work-in-process.......................................        9,052           8,023
Raw materials.........................................       20,271          22,624
                                                            -------         -------
     Total inventories................................      $52,530         $52,251
                                                            =======         =======

     Approximately $7.0 million and $7.5 million of total Company inventories were valued on the LIFO method in fiscal 1996 and 1995, respectively. In 1996 there were reductions in levels of inventory valued on LIFO which reduced cost of sales by $0.1 million. If inventories valued on the LIFO method had been valued using the FIFO method, they would have been $3.9 million and $4.1 million higher at December 29, 1996, and December 31, 1995, respectively.

                           SCOTSMAN INDUSTRIES, INC.

3. PROPERTIES AND EQUIPMENT

     Properties and equipment consisted of assets owned and leased under capital lease arrangements as follows (in thousands):

                                                                DECEMBER 29,    DECEMBER 31,
                                                                    1996            1995
                                                                ------------    ------------
Owned:
  Land......................................................      $  1,966        $  1,995
  Buildings and leasehold improvements......................        28,521          28,046
  Machinery, fixtures and equipment.........................        54,564          49,294
  Accumulated depreciation and amortization.................       (43,000)        (37,949)
                                                                  --------        --------
  Owned, net................................................        42,051          41,386
                                                                  --------        --------
Leased:
  Buildings and leasehold improvements......................         5,141           5,029
  Machinery, fixtures and equipment.........................         1,121           1,540
  Accumulated depreciation and amortization.................        (1,654)         (1,582)
                                                                  --------        --------
  Leased, net...............................................         4,608           4,987
                                                                  --------        --------
  Properties and equipment, net.............................      $ 46,659        $ 46,373
                                                                  ========        ========

4. SHORT-TERM DEBT

     Short-term debt (in thousands) at December 29, 1996, and December 31, 1995, was $6,115 and $12,767, respectively, and principally related to amounts owed under lines of credit. The weighted average interest rate based on short-term debt outstanding as of December 29, 1996, and December 31, 1995, was 6.1 percent and 7.3 percent, respectively. Average borrowings (in thousands) and the related weighted average interest rates were as follows:

                                                                 1996        1995
                                                                 ----        ----
Bank and other borrowings...................................    $4,888      $2,463
Weighted average interest rate..............................       6.4%        7.9%
                                                                ======      ======

     The maximum aggregate short-term debt outstanding (in thousands) at the end of any month during fiscal years 1996 and 1995 was $11,109 and $12,767, respectively.

5. LINES OF CREDIT

     The Company maintains various credit agreements which are used primarily to fund the Company's working capital needs. At December 29, 1996, these agreements (in thousands) included foreign and domestic lines of credit of $18,472 and $11,000, respectively. Lines of credit are reviewed annually, with amounts borrowed under lines of credit included in short-term debt.

     At December 29, 1996, foreign and domestic lines of credit not in use were (in thousands) $18,216 and $5,141, respectively. Borrowings under these agreements are available at the prime rate or other prevailing market rates. There are no fees or compensating balance requirements on the lines of credit.

                           SCOTSMAN INDUSTRIES, INC.

6. ACCRUED EXPENSES

     Accrued expenses consisted of the following (in thousands):

                                                              DECEMBER 29,   DECEMBER 31,
                                                                  1996           1995
                                                              ------------   ------------
Payroll and employee benefits...............................    $ 7,818        $ 6,394
Current portion of product warranties.......................      6,673          5,994
Reserve for customer allowances.............................      4,264          3,446
Other current liabilities...................................     14,535         18,978
                                                                -------        -------
Total accrued expenses......................................    $33,290        $34,812
                                                                =======        =======

7. LONG-TERM DEBT AND CAPITALIZED LEASE OBLIGATIONS

     Long-term debt and capitalized lease obligations consisted of the following (in thousands):

                                                                DECEMBER 29,    DECEMBER 31,
                                                                    1996            1995
                                                                ------------    ------------
Credit Agreement with floating interest rates; due 2000.....      $35,473         $41,765
11.43% private placement agreement; due 1997-1998...........       20,000          20,000
Allendale County Industrial Revenue Bonds with floating
  interest rate; due 2001...................................        9,250           9,250
Town of Covington Industrial Revenue Bonds with floating
  interest rate; due 2002-2006..............................        3,150           3,150
Isabella County Industrial Revenue Bonds with floating
  interest rate; due 1996-2003..............................          450             500
Foreign borrowings with various interest rates; due
  1997-2011.................................................        2,047              --
Capital lease obligations with various interest rates; due
  1996-1998.................................................          121             324
                                                                  -------         -------
     Total..................................................      $70,491         $74,989
     Current portion........................................       10,202             270
                                                                  -------         -------
     Long-term portion......................................      $60,289         $74,719
                                                                  =======         =======

     In April 1994 a $90 million reducing revolving credit agreement ("Credit Agreement") was established to provide the financing for the cash consideration paid in connection with the acquisitions of Delfield and Whitlenge, the refinancing of the majority of approximately $35 million in existing indebtedness of Delfield and Whitlenge, replacement of letters of credit of approximately $10.1 million, working capital for the Company and its subsidiaries following the acquisitions, and transaction costs associated with the acquisitions. Under the terms of the Credit Agreement, the revolving credit facility reduces by $7 million at the end of years one and two, $12 million at the end of year three and $5 million at the end of years four and five, with the remaining balance due at the end of year six. As of December 29, 1996, of the $76.0 million of credit available under this agreement, $30.4 million was unused.

     Borrowings under the Credit Agreement will bear interest at a floating rate based upon, at the Company's option, (a) the higher of the agent bank's corporate base rate or the federal funds rate plus 0.5 percent per annum, or (b) the rate offered by the agent bank for deposits in the relevant Eurocurrency, plus an applicable margin. The applicable margin varies between 0.50 percent and
1.0 percent per annum, depending upon the Company's ratio of earnings before interest, taxes and amortization to total interest. As of December 29, 1996, interest rates under the Credit Agreement ranged from approximately 6.1 percent for Eurodollar loans to approximately 6.9 percent for borrowings denominated in pounds sterling. Commitment fees on the Credit Agreement vary from 0.175 percent to 0.25 percent per annum on the unused portion.

                           SCOTSMAN INDUSTRIES, INC.

     In 1989 the Company issued $20.0 million of private placement debt held primarily by insurance companies.

     The Allendale County Industrial Revenue Bonds are secured by a bank letter of credit for $9.6 million. The current cost of the commitment fee on the letter of credit ranges from 0.50 percent to 1.0 percent on outstanding principal and interest depending on the Company's interest coverage ratio as defined in the Credit Agreement as described above. The interest rate applicable to the Allendale County Industrial Revenue Bonds was 4.21 percent and 5.23 percent at December 29, 1996, and December 31, 1995, respectively.

     Delfield had two industrial revenue bonds outstanding which the Company assumed as of the acquisition in April 1994. One series was issued by the town of Covington, Tennessee and the other was issued by Isabella County, Michigan. The Town of Covington Industrial Revenue Bonds are secured by a building with a net book value of $4.4 million as of December 29, 1996. The Isabella County Industrial Revenue Bonds are secured by a building section with a net book value of $0.8 million as of December 29, 1996. The interest rates for these two industrial revenue bonds as of December 29, 1996, were 5.16 percent and 5.94 percent, respectively. The interest rates for these two industrial revenue bonds as of December 31, 1995, were 5.31 percent and 6.12 percent, respectively.

     The Company also has various capital lease obligations which are collateralized by properties and equipment with a net book value of approximately $0.2 million.

     The weighted average effective interest rate was 7.5 percent and 7.7 percent at December 29, 1996, and December 31, 1995, respectively. Future required maturities of long-term debt and capital leases assuming letters of credit are outstanding at the same level as December 29, 1996, were as follows (in thousands):

1997........................................................  $10,202
1998........................................................   10,710
1999........................................................      415
2000........................................................   35,888
2001........................................................    9,320
Thereafter..................................................    3,956
                                                              -------
Total.......................................................  $70,491
                                                              =======

     The Credit Agreement and private placement agreement contain various financial covenants that, among other things, require the Company to maintain, on a consolidated basis, specified leverage, interest expense coverage and cash flow coverage ratios, and a minimum adjusted consolidated tangible net worth. The Company was in compliance with these covenants as of December 29, 1996. Among other restrictions, one of the Company's covenants has the effect of restricting the amount of the Company's dividends to its shareholders to an amount equal to $2.0 million plus 40 percent of the sum of cumulative net income from May 2, 1994, forward and the net cash proceeds from the issuance of equity securities after April 29, 1994. Under such a covenant, $45.4 million of retained earnings was restricted as of December 29, 1996. The Company is precluded from paying dividends to its shareholders if a default or an event which, but for the lapse of time or giving of notice, or both, would constitute a default under the Credit Agreement has occurred and is continuing or would occur after giving effect to the payment of such dividends.

8. OPERATING LEASES

     The Company leases certain of its offices, buildings, and machinery and equipment for periods up to 10 years with various renewal options. Rental expense under operating leases was $2.5 million in 1996, $2.4 million in 1995 and $2.0 million in 1994.

                           SCOTSMAN INDUSTRIES, INC.

     Future minimum lease commitments under noncancelable operating leases with initial lease terms greater than one year at December 29, 1996, were as follows (in thousands):

1997........................................................    $1,584
1998........................................................     1,390
1999........................................................       979
2000........................................................     1,019
2001........................................................     1,000
Thereafter..................................................     1,955
                                                                ------
Total minimum lease commitments.............................    $7,927
                                                                ======

9. EMPLOYEE BENEFIT PLANS

     The Company sponsors defined benefit pension plans for certain salaried and hourly employees. Plans covering salaried employees provide benefits that are based on years of service and compensation. Plans covering hourly employees provide benefits of stated amounts for each year of service. The pension assets are invested in institutional mutual funds which contain both equities and fixed investments. The Company complies with funding requirements under the Employee Retirement Income Security Act.

     As a result of the spin-off of the Company from Household International, Inc. ("Household") in 1989, Household became responsible for all domestic salaried pension benefits accrued prior to March 31, 1989.

     The Company adopted a supplemental executive retirement plan ("SERP") for certain employees in 1994.

     Net periodic pension cost included in the Consolidated Statement of Income was as follows (in thousands):

                                                                       FOR THE FISCAL YEARS ENDED
                                                               ------------------------------------------
                                                               DECEMBER 29,    DECEMBER 31,    JANUARY 1,
                                                                   1996            1995           1995
                                                               ------------    ------------    ----------
Service cost...............................................      $ 1,141          $  919         $  815
Interest cost..............................................          790             667            475
Actual return on plan assets...............................       (1,050)           (797)          (213)
Net amortization and deferral..............................          519             365            (60)
                                                                 -------          ------         ------
Net periodic pension cost..................................      $ 1,400          $1,154         $1,017
                                                                 =======          ======         ======

                           SCOTSMAN INDUSTRIES, INC.

     The funded status of the Company's pension plans (in thousands), excluding the Italian and German pension plans, was as follows:

                                                               DECEMBER 29, 1996                 DECEMBER 31, 1995
                                                         ------------------------------    ------------------------------
                                                         PLAN ASSETS                       PLAN ASSETS
                                                           EXCEED         ACCUMULATED        EXCEED         ACCUMULATED
                                                         ACCUMULATED    BENEFITS EXCEED    ACCUMULATED    BENEFITS EXCEED
                                                          BENEFITS        PLAN ASSETS       BENEFITS        PLAN ASSETS
                                                         -----------    ---------------    -----------    ---------------
Actuarial present value of:
Vested benefits obligation...........................      $(4,425)         $(4,435)         $(1,688)         $(5,193)
Non-vested benefits obligation.......................         (419)            (586)              --           (1,542)
                                                           -------          -------          -------          -------
Accumulated benefit obligation.......................       (4,844)          (5,021)          (1,688)          (6,735)
Effects of anticipated future compensation levels....       (1,838)            (612)            (292)          (1,607)
                                                           -------          -------          -------          -------
Projected benefit obligation.........................       (6,682)          (5,633)          (1,980)          (8,342)
Plan assets at fair value............................        5,115            3,771            1,772            5,393
                                                           -------          -------          -------          -------
Projected benefit obligation in excess of plan
  assets.............................................       (1,567)          (1,862)            (208)          (2,949)
Unrecognized net asset...............................           --               (9)              --              (12)
Unrecognized prior service cost......................          464              835               --            1,289
Unrecognized net (gain) or loss......................         (396)              74              (79)               1
Adjustment required to recognize minimum liability...           --             (344)              --             (482)
                                                           -------          -------          -------          -------
Accrued pension cost.................................      $(1,499)         $(1,306)         $  (287)         $(2,153)
                                                           =======          =======          =======          =======

     Assumptions used in the actuarial computations were:

                                                            DECEMBER 29,    DECEMBER 31,     JANUARY 1,
                                                                1996            1995            1995
                                                            ------------    ------------     ----------
Discount rate...........................................    7.5 -  9.0%     7.5 -  9.0%     8.0 -  9.0%
Rate of increase in compensation levels.................    4.0 -  7.0%     4.0 -  7.0%     4.0 -  7.0%
Expected long-term rate of return on assets.............    8.5 - 10.0%     8.5 - 10.0%     9.0 - 10.0%

     The Company has pension plans covering employees in its Italian subsidiaries. These plans combine aspects of both government mandated and non-contributory plans. Total pension expense under these plans included in the Consolidated Statement of Income (in thousands) was $895, $888, and $785 in fiscal years 1996, 1995 and 1994, respectively. The unfunded liability for these plans included in the Consolidated Balance Sheet at December 29, 1996, and December 31, 1995, (in thousands) was $4,578 and $4,286, respectively. The Company also has a Hartek pension plan in Germany which covers only a former employee and his spouse. Information for the Hartek pension plan has not been included in the tables presented as the amounts were immaterial as of December 29, 1996.

     The Company also sponsors defined contribution benefit plans. Participation in one of these plans is available to substantially all domestic employees. Company contributions to these plans are based on either a percentage of employee contributions or a specified amount depending on the provisions of the plan. Total costs incurred under the plans were (in thousands) $742, $568, and $643 for fiscal years 1996, 1995 and 1994, respectively.

     The Company maintains plans that provide certain health care benefits to certain employees retiring from the Company on or after attaining age 55 who have rendered at least 10 years of service to the Company. These plans are unfunded. The Company reserves the right to change or terminate the benefits at any time.

                           SCOTSMAN INDUSTRIES, INC.

     Net periodic post-retirement benefit cost for the fiscal years ended December 29, 1996, December 31, 1995, and January 1, 1995, included the following components (in thousands):

                                                               DECEMBER 29,    DECEMBER 31,    JANUARY 1,
                                                                   1996            1995           1995
                                                               ------------    ------------    ----------
Service cost on benefits earned............................        $146            $132           $161
Interest cost on accumulated post-retirement benefit
  obligation...............................................         148             139            142
Amortization of net loss subsequent to transition..........          --              --              4
                                                                   ----            ----           ----
Net periodic post-retirement benefit cost..................        $294            $271           $307
                                                                   ====            ====           ====

     The following table sets forth the status of the plan, reconciled to the accrued post-retirement benefit cost recognized in the Company's balance sheet (in thousands):

                                                                DECEMBER 29,    DECEMBER 31,
                                                                    1996            1995
                                                                ------------    ------------
Accumulated post-retirement benefit obligation:
  Retirees..................................................       $  755          $  820
  Fully-eligible active plan participants...................          171             141
  Other active plan participants............................        1,110           1,161
                                                                   ------          ------
Total.......................................................       $2,036          $2,122
Unrecognized net (loss) gain................................           64            (126)
                                                                   ------          ------
Accrued post-retirement benefit cost recognized in the
  balance sheet.............................................       $2,100          $1,996
                                                                   ======          ======

     Assumptions used in the actuarial computations were:

                                                                1996    1995
                                                                ----    ----
Discount rate...............................................    7.5%     7.5%
Projected health care cost trend rates:
  Pre-65 benefits...........................................    8.5%    12.6%
  Post-65 benefits..........................................    8.5%    11.3%
Ultimate health care cost trend rates:
  Pre-65 benefits...........................................    5.0%     5.5%
  Post-65 benefits..........................................    5.0%     5.5%

     Increasing the assumed health care cost trend rate by one percentage point in each year would increase the accumulated post-retirement benefit obligation by approximately (in thousands) $360 for 1996 and $378 for 1995, and the aggregate of the service and interest cost components of net periodic post-retirement benefit cost by approximately (in thousands) $64 for 1996, $57 for 1995 and $63 for 1994.

10. FAIR VALUE OF FINANCIAL INSTRUMENTS

     During 1994 the Company adopted Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," ("SFAS 107") and Statement of Financial Accounting Standards No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments"("SFAS 119"). These statements require certain disclosures about the fair value of financial instruments, including derivative financial instruments, for which it is practicable to estimate fair value.

                           SCOTSMAN INDUSTRIES, INC.

     The following methods and assumptions were used to estimate the fair market value of each class of financial instrument for which it is practicable to estimate that value:

     Cash and Temporary Cash Investments

          Temporary cash investments consist principally of investments in short-term, interest-bearing instruments. The carrying amount approximates fair market value.

          Trade Accounts and Notes Receivable and Payable

          The carrying amount of the Company's trade accounts and notes receivable and payable approximates market value.

     Long-Term Debt

          The carrying amount of most of the Company's long-term debt and the Company's short-term debt approximates market value since rates on those debt agreements are variable and are set periodically based on current rates during the year. An exception would be the private placement agreement which has a fixed interest rate of 11.43 percent. The fair value of the private placement agreement was estimated based on the current rates quoted to the Company for debt with the same maturities.

     Letters of Credit

          As collateral for the Company's industrial revenue bonds and for certain of its insurance programs, the Company had a total of $10.1 million of letters of credit outstanding as of December 29, 1996. The Company pays letter of credit fees to its bank group that range from 0.50 to 1.0 percent based upon the Company's interest coverage ratio as defined in the Credit Agreement. It is the Company's opinion that the replacement costs for such letters of credit would not significantly vary from the present fee structure. No material loss is anticipated due to nonperformance by counterparties to these agreements.

     Swap Agreements and Forward Contracts

          Effective May 1994 the Company entered into two interest rate swap agreements to reduce the impact of changes in interest rates on its domestic floating-rate long-term debt. Both of the interest rate swap agreements had a notional principal amount of $10 million and interest payable was at a fixed rate of 5.64 percent and 6.33 percent, respectively. In return for both of these agreements, the Company will receive floating rate interest payments based on three-month London Interbank Offered Rate. These agreements will expire in May 1997. These two swap agreements are accounted for as hedges. The Company had a forward exchange contract outstanding as of December 29, 1996, to hedge exposure relating to an intercompany transaction. The Company had no forward exchange contracts outstanding as of December 31, 1995.

          The fair value of interest rate swaps and forward exchange contracts is the estimated amount that the Company would receive or pay to terminate the agreements as of the balance sheet date.

                           SCOTSMAN INDUSTRIES, INC.

     The estimated fair value of the Company's financial instruments at December 29, 1996, (in thousands) was as follows:

                                                              CARRYING    FAIR
                                                               AMOUNT     VALUE
                                                              --------    -----
Assets:
  Cash and temporary cash investments.......................  $16,501    $16,501
  Trade accounts and notes receivable.......................   58,734     58,734
  Forward exchange contract.................................       --        229
Liabilities:
  Short-term debt...........................................    6,115      6,115
  Trade accounts payable....................................   22,344     22,344
  Long-term debt............................................   70,370     71,535
  Interest rate swap agreements.............................       --         44

     The estimated fair value of the Company's financial instruments at December 31, 1995, (in thousands) was as follows:

                                                              CARRYING    FAIR
                                                               AMOUNT     VALUE
                                                              --------    -----
Assets:
  Cash and temporary cash investments.......................  $15,808    $15,808
  Trade accounts and notes receivable.......................   54,500     54,500
Liabilities:
  Short-term debt...........................................   12,767     12,767
  Trade accounts payable....................................   24,174     24,174
  Long-term debt............................................   74,665     76,675
  Interest rate swap agreements.............................       --        176

                           SCOTSMAN INDUSTRIES, INC.

11. INCOME TAXES

     The components of the consolidated net deferred tax assets and liabilities as of December 29, 1996, and December 31, 1995, were as follows (in thousands):

                                                              DECEMBER 29,       DECEMBER 31,
                                                                  1996               1995
                                                              ------------       ------------
Gross deferred tax assets:
  Tax credits due to Italian reorganization.................    $   530            $   556
  Warranty accruals.........................................      3,110              2,907
  Reserve for Delfield and Whitlenge........................        291              1,055
  Hartek reserve............................................        461              1,091
  Receivable allowances.....................................        812                797
  Inventory reserves........................................        720                754
  Reserve for post-retirement medical costs.................        823                791
  Tax benefit of German net operating loss carry forwards...      3,562              4,851
  Other.....................................................      3,502              2,989
                                                                -------            -------
  Total gross deferred tax assets...........................     13,811             15,791
  Valuation allowance.......................................     (3,681)            (4,991)
                                                                -------            -------
  Total deferred tax assets.................................    $10,130            $10,800
                                                                =======            =======
Gross deferred tax liabilities:
  Properties and equipment..................................    $(6,102)           $(5,702)
  Inventory related items...................................       (180)              (909)
  Simag goodwill amortization...............................     (1,611)            (1,186)
  Other.....................................................     (1,239)            (1,157)
                                                                -------            -------
  Total gross deferred tax liabilities......................    $(9,132)           $(8,954)
                                                                =======            =======

     Deferred taxes reflected in the accompanying balance sheets as of December 29, 1996, and December 31, 1995, were as follows (in thousands):

                                                              DECEMBER 29,       DECEMBER 31,
                                                                  1996               1995
                                                              ------------       ------------
Current portion of deferred tax asset.......................    $ 4,708            $ 5,690
Noncurrent portion of deferred tax asset (included in other
  noncurrent assets)........................................         --                 22
Current portion of deferred tax liability (included in
  accrued expenses).........................................         --                (52)
Noncurrent portion of deferred tax liability................     (3,710)            (3,814)

     The valuation allowance as of December 29, 1996, includes $3.6 million to entirely offset the tax asset established for Hartek pre-acquisition net operating loss carry forwards which might not be realized due to the terms of the purchase agreement of Hartek (see Note 14) which requires substantial repayment to the seller if utilized and due to a pending decision of the Supreme Tax Court in Germany which may result in such carry forwards being not utilizable by the Company. The German net operating loss carry forwards, if realized, will result in a reduction of goodwill and the benefit of utilizing the net operating loss carry forwards will not flow through the income statement.

     The valuation allowance also includes $0.1 million to partially offset the tax asset in Italy relating to a prior-year reorganization of one of the Company's Italian subsidiaries. The Company established this reserve for the Italian tax asset due to the limited carry forward life of net operating losses in Italy.

                           SCOTSMAN INDUSTRIES, INC.

     The provision (benefit) for income taxes consisted of the following (in thousands):

                                                                   FOR THE FISCAL YEARS ENDED
                                                        ------------------------------------------------
                                                        DECEMBER 29,       DECEMBER 31,       JANUARY 1,
                                                            1996               1995              1995
                                                        ------------       ------------       ----------
United States:
  Current.............................................    $ 7,518            $ 7,431           $ 7,300
  Deferred............................................        837                855              (746)
                                                          -------            -------           -------
                                                            8,355              8,286             6,554
                                                          -------            -------           -------
Foreign:
  Current.............................................      7,407              3,605             2,412
  Deferred............................................        687                829             1,047
                                                          -------            -------           -------
                                                            8,094              4,434             3,459
                                                          -------            -------           -------
Provision for income taxes............................    $16,449            $12,720           $10,013
                                                          =======            =======           =======

     The provision (benefit) for deferred income taxes included the following (in thousands):

                                                                   FOR THE FISCAL YEARS ENDED
                                                        ------------------------------------------------
                                                        DECEMBER 29,       DECEMBER 31,       JANUARY 1,
                                                            1996               1995              1995
                                                        ------------       ------------       ----------
Amortization of Italian reorganization benefits.......     $   58             $  122            $ 535
Depreciation..........................................        458                307              203
Reserve for Glenco-Star disposition...................         --                249               56
Reserve for swap loss.................................         --                 --               38
Warranty reserve......................................       (311)               (33)            (304)
Inventory adjustments.................................       (732)               913              (95)
Reserve for relocation of Crystal Tips................         --                 --              167
Valuation allowance changes...........................        (27)               (51)            (117)
Reserve for Delfield and Whitlenge....................        727                 --               --
Utilization of German net operating loss carry
  forwards............................................        952                 --               --
Other, net............................................        399                177             (182)
                                                           ------             ------            -----
Total.................................................     $1,524             $1,684            $ 301
                                                           ======             ======            =====

     Income before income taxes from foreign operations was $15.7 million in 1996, $8.9 million in 1995, and $6.9 million in 1994. The differences between the Company's effective tax rate and the statutory federal income tax rate were as follows:

                                                                   FOR THE FISCAL YEARS ENDED
                                                        ------------------------------------------------
                                                        DECEMBER 29,       DECEMBER 31,       JANUARY 1,
                                                            1996               1995              1995
                                                        ------------       ------------       ----------
Statutory federal income tax rate.....................      35.0%              35.0%             35.0%
Increase in rate resulting from:
  State and local income taxes, net of federal tax
     benefit..........................................       1.7                2.9               2.7
  Foreign tax effect..................................       7.6                4.9               4.9
  Other...............................................       2.7                2.4               1.3
                                                            ----               ----              ----
                                                            47.0%              45.2%             43.9%
                                                            ====               ====              ====

     In accordance with the Company's accounting policy, provision for U.S. income taxes has not been made on $38.6 million of undistributed earnings of foreign subsidiaries at December 29, 1996.

                           SCOTSMAN INDUSTRIES, INC.

12. STOCK-BASED COMPENSATION PLANS

     The Company has a long-term executive incentive program which provides for granting key employees options to purchase the Company's common stock. Under the program, options are exercisable at a rate set by the Compensation Committee of the Board of Directors of the Company. To date, options have been exercisable in cumulative annual increments of 25 percent commencing one year after the date of grant. The option price per share is not less than the fair market value of one share on the date of the grant. An option may not be exercisable after more than 10 years and one day from the date of the grant.

     In August 1994 the Board of Directors adopted, subject to shareholder approval, the Non-Employee Directors Stock Option Plan. The plan was approved by the shareholders at the 1995 Annual Meeting of Shareholders. The plan provides for (a) an automatic award of options to purchase shares of the Company's common stock to non-employee directors as of the effective date of the plan, (b) automatic awards to non-employee directors who are elected or appointed to the Board of Directors after the effective date and (c) automatic annual awards thereafter. The options will vest 100 percent on the date preceding the first annual meeting of shareholders following the date of the grant of the options. The option price per share may not be less than the fair market value of one share on the date of the grant. An option may not be exercisable after more than 10 years and one day from the date of the grant.

     The Company accounts for these plans under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with FASB Statement No. 123 ("SFAS 123"), the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                                                                 1996       1995
                                                                 ----       ----
Net income:
  As reported...............................................    $18,568    $15,408
  Pro forma.................................................     18,306     15,281
Primary net income per share:
  As reported...............................................    $  1.85    $  1.58
  Pro forma.................................................    $  1.82    $  1.56
Fully diluted net income per share:
  As reported...............................................    $  1.73    $  1.45
  Pro forma.................................................    $  1.71    $  1.43

     A summary of the status of the Company's two stock option plans at December 29, 1996, December 31, 1995, and January 1, 1995, and changes during the years then ended is presented in the following table:

                                                       1996                  1995                  1994
                                                ------------------    ------------------    ------------------
                                                          WEIGHTED              WEIGHTED              WEIGHTED
                                                          AVERAGE               AVERAGE               AVERAGE
                                                SHARES    EXERCISE    SHARES    EXERCISE    SHARES    EXERCISE
                                                (000)      PRICE      (000)      PRICE      (000)      PRICE
                                                ------    --------    ------    --------    ------    --------
Outstanding at beginning of year............     525        $12        473        $10        472        $ 9
Granted.....................................      92         18         79         18         71         16
Exercised...................................     (51)        10        (24)         9        (52)         9
Forfeited...................................      (6)        17         (3)        16        (18)        11
                                                 ---                   ---                   ---
Outstanding at end of year..................     560         13        525         12        473         10
                                                 ---                   ---                   ---
Exercisable at end of year..................     377         10        357         10        294          9
Weighted average fair value of options
  granted during the year...................          $9.74                 $10.73                  --

                           SCOTSMAN INDUSTRIES, INC.

     The following table summarizes information about stock options outstanding at December 29, 1996:

                                                OPTIONS OUTSTANDING
                             ----------------------------------------------------------
                                                   WEIGHTED AVERAGE                                 OPTIONS EXERCISABLE
                                                      REMAINING                            --------------------------------------
                             NUMBER OUTSTANDING      CONTRACTUAL       WEIGHTED AVERAGE    NUMBER EXERCISABLE    WEIGHTED AVERAGE
RANGE OF EXERCISE PRICES        AT 12/29/96          LIFE(YEARS)        EXERCISE PRICE        AT 12/29/96         EXERCISE PRICE
------------------------     ------------------    ----------------    ----------------    ------------------    ----------------
$7 to $9.................         224,187                3.2                 $ 8                224,187                $ 8
$11 to $15...............         121,300                3.8                 $12                104,645                $12
$16 to $20...............         214,675                8.2                 $18                 48,525                $18
                                 --------                                                      --------
$7 to $20................         560,162                4.3                 $13                377,357                $10
                                 ========                                                      ========

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1996 and 1995, respectively: risk-free interest rates of 5.93 percent and 7.56 percent for the executive options and 6.86 percent and 6.77 percent for the Non-Employee Directors Plan options; expected dividend yields of 0.60 percent for the executive plan options for both years and 0.50 percent for the Non-Employee Directors plan options for both years; expected lives of 10.01 for both plans in both years; and expected volatility of
36.60 percent for both plans in both years.

     The Company issued from treasury 5,965, 6,219, and 8,038 shares of common stock in fiscal years 1996, 1995 and 1994, respectively, as annual Board of Directors fees. Costs relating to these fees (in thousands) of $120, $129, and $99 were recorded in fiscal years 1996, 1995 and 1994, respectively.

13. ACQUISITION OF DELFIELD AND WHITLENGE

     On April 29, 1994, the Company completed the acquisition of The Delfield Company, a maker of food preparation and storage equipment, and Whitlenge Drink Equipment Limited, a U.K.-based beverage systems manufacturer, for an aggregate price of approximately $69.3 million in a combination of cash, preferred stock and common stock. The cash outlay was offset by cash on the books of the acquired businesses at closing of $3.9 million. Scotsman shareholders approved the issuance of common and preferred stock related to the acquisition at a special shareholders meeting on April 28, 1994.

     The method of accounting used for the combination was the purchase method. The initial amount of goodwill allocated to Delfield and Whitlenge was $73.7 million and is being amortized over 40 years using the straight-line method. The acquisition price included: (a) $30.4 million in cash, (b) 1.2 million shares of common stock (with a market value of approximately $16.5 million on the acquisition date) and (c) 2.0 million shares of Series A $0.62 cumulative convertible preferred stock with an aggregate liquidation preference of $22.5 million which were convertible into 1,525,393 shares of common stock. (If such conversion had taken place on January 1, 1996, primary earnings per share would have been $1.73.) All the cumulative convertible preferred stock was converted to common stock during 1996. Also, the acquisition price of $69.3 million was increased by $12.1 million to include 667,000 shares of additional common stock based upon the businesses of Delfield and Whitlenge meeting a specified level of earnings before interest, income taxes, depreciation and amortization in fiscal year 1994. These additional shares were issued subsequent to January 1, 1995. In addition, Scotsman also assumed Delfield and Whitlenge debt of approximately $35 million which was substantially repaid on the acquisition date. (See Note 7.) The results of Delfield and Whitlenge are included in the income statements for the Company beginning after April 29, 1994.

     The accompanying unaudited condensed pro forma income statement information is presented to illustrate the effect of certain events on the historical income statement information of the Company as if the acquisitions of Delfield and Whitlenge had occurred as of the first day of the period presented.

                           SCOTSMAN INDUSTRIES, INC.

     The pro forma information includes assumptions and estimates and is not necessarily indicative of the results of operations of the Company as they may be in the future or as they might have been had the transaction occurred as discussed above.

     The unaudited condensed pro forma income statement information should be read in conjunction with the historical condensed financial statements and notes thereto of the Company appearing elsewhere herein.

                                                                PRO FORMA
                                                               (UNAUDITED)
                                                          ----------------------
                                                           TWELVE MONTHS ENDED
                                                             JANUARY 1, 1995
                                                           -------------------
                                                          (AMOUNTS IN THOUSANDS,
                                                          EXCEPT PER SHARE DATA)
Net sales.............................................           $304,144
Net income............................................             13,547
Net income per share, fully diluted...................           $   1.28

14. ACQUISITION OF HARTEK

     The Company's Scotsman Group Inc. subsidiary acquired on December 31, 1995, the stock of Hartek Beverage Handling GmbH and the stock of Hartek Awagem Vertriebsges. m.b.H., a beverage dispensing manufacturer and a small distributor of Hartek and other products located in Radevormwald, Germany and Vienna, Austria, respectively (collectively, "Hartek"). Hartek had 1995 annual sales of approximately $24 million. The method of accounting used for the combination was the purchase method. The results of the Hartek businesses have been included in the income statements for the Company beginning on the date of acquisition, December 31, 1995. Hartek was acquired for an initial cost of $5.8 million, including acquisition costs. No shares of stock were or will be issued as a result of these acquisitions. The cash outlay was partially offset by cash on the books of Hartek at closing of $3.3 million. Goodwill of $1.9 million has been recorded as of December 29, 1996. The amount of goodwill from this acquisition will be amortized for book purposes over 40 years using the straight-line method.

     Under the terms of the agreement governing the purchase of the Hartek businesses, the Company is required to pay to the seller 75 percent of the actual amount of any tax saving realized by Hartek in respect of each of its financial years 1996 through 1998 through the use of the amount of any tax loss carry forward available to Hartek as of December 31, 1995, in reduction of taxable profits for those financial years 1996 through 1998. This additional consideration is not to exceed an amount of 2.2 million deutsche marks or, as of December 29, 1996, approximately $1.4 million. In addition, at the date of acquisition, Scotsman also assumed Hartek debt of approximately $6.4 million.

     Pro forma unaudited 1995 net sales of the Company, as if Hartek were acquired on the first day of the fiscal year 1995 would have been $349 million. Pro forma information relating to net income and earnings per share has not been presented as the pro forma impact of those numbers on the Company's results was not material. Pro forma information includes assumptions and estimates and is not necessarily indicative of the results of operations of the Company as they may be in the future or as they might have been had the transaction occurred as discussed above.

                           SCOTSMAN INDUSTRIES, INC.

15. GEOGRAPHIC INFORMATION

     The Company's geographic data, based on the locations of operations, are as follows (in thousands):

                                                                   FOR THE FISCAL YEARS ENDED
                                                        ------------------------------------------------
                                                        DECEMBER 29,       DECEMBER 31,       JANUARY 1,
                                                            1996               1995              1995
                                                        ------------       ------------       ----------
Sales to unaffiliated customers:
  United States.......................................    $235,302           $239,110          $201,746
  Europe..............................................     121,071             85,181            64,886
                                                          --------           --------          --------
       Total..........................................    $356,373           $324,291          $266,632
                                                          ========           ========          ========
Operating profit:
  United States.......................................    $ 24,248           $ 25,309          $ 20,773
  Europe..............................................      16,048              9,145             7,441
                                                          --------           --------          --------
       Total..........................................    $ 40,296           $ 34,454          $ 28,214
                                                          ========           ========          ========
Identifiable assets:
  United States.......................................    $181,259           $181,994          $172,608
  Europe..............................................     102,005             93,949            72,183
                                                          --------           --------          --------
       Total..........................................    $283,264           $275,943          $244,791
                                                          ========           ========          ========

     Export sales from the United States were less than 10 percent of consolidated net sales for all years presented.

16. SUBSEQUENT EVENT (UNAUDITED)

     In March of 1997 the Company completed the acquisition of Kysor Industrial Corporation ("Kysor"), a leading supplier of refrigerated display cases and walk-in coolers and freezers to the supermarket and convenience store industries. The Company purchased Kysor's common and preferred stock (hereinafter referred to as the "Kysor Acquisition") for an aggregate purchase price of $309 million. Concurrent with the purchase, the Company sold substantially all of the assets of Kysor's Transportation Products Group to a third party for $86 million (approximately $68 million net of taxes). The Company retained possession of Kysor's Commercial Products Group. Goodwill relating to the Kysor Acquisition will be finalized within 12 months of the acquisition date and will be amortized for book purposes over 40 years using the straight-line method.

     Kysor, headquartered in Cadillac, Michigan, reported total sales in 1996 of $381 million, of which $245 million related to commercial refrigeration products.

     The Kysor Acquisition, after giving effect to the divestiture of the Transportation Products Group and other acquisition related transactions, was financed through a $415 million loan facility between the Company, Scotsman Group Inc. and the other parties named therein and The First National Bank of Chicago (the "FNBC Facility"). The FNBC Facility consists of a $150 million term loan and a $265 million revolving loan facility, both with an initial interest rate of 1.375 percent above Eurocurrency rates. The interest rates on both facilities adjust based on a certain ratio tied to the strength of the Company's balance sheet.

     The agreement governing the FNBC Facility includes various financial covenants. One of those covenants has the effect of restricting the amount of the Company's dividends to its shareholders by requiring the Company to maintain consolidated stockholders' equity of at least $120 million (without giving effect to the cumulative effect of future changes in accumulated translation adjustments), plus 60 percent of (i) the cumulative net income of the Company from December 30, 1996, forward and (ii) the net cash proceeds from

                           SCOTSMAN INDUSTRIES, INC.

any future issuance of equity securities by the Company after the closing of the FNBC Facility. At December 29, 1996, consolidated stockholders' equity of the Company was $131.7 million. The Company is also precluded from paying dividends to its shareholders (other than dividends payable in its own capital stock) if a default or an unmatured default under the agreement has occurred and is continuing or would occur after giving effect to the payment of such dividends.

     Subsequent to the acquisition of Kysor, the Company entered into interest rate swap agreements to hedge its interest rate exposure on $150 million of the aggregate borrowing under the FNBC Facility for a three-year period. One of the interest rate swap agreements, covering a notional amount of $50 million, is extendable for an additional two years at the bank's option.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Scotsman Industries, Inc.:

     We have audited the accompanying consolidated balance sheet of Kysor Industrial Corporation and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kysor Industrial Corporation and Subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

     As discussed in the subsequent event note (Note 12), Kysor Industrial Corporation's common stock and preferred stock were acquired in March 1997 for an aggregate purchase price of approximately $309 million.

COOPERS & LYBRAND L.L.P.

Detroit, Michigan
February 3, 1997

                          KYSOR INDUSTRIAL CORPORATION

                           CONSOLIDATED BALANCE SHEET

                                                                      AT DECEMBER 31,
                                                                ----------------------------
                                                                    1996            1995
                                                                    ----            ----
                           ASSETS
CURRENT ASSETS
Cash and equivalents........................................    $  8,353,855    $ 15,746,157
Accounts receivable less $1,212,000 and $1,431,000 allowance
  for doubtful accounts.....................................      34,654,123      31,534,632
Inventory...................................................      26,899,996      19,421,832
Prepaid expenses............................................         928,351       1,445,000
Deferred income taxes.......................................       4,927,000       6,182,000
                                                                ------------    ------------
TOTAL CURRENT ASSETS........................................      75,763,325      74,329,621
PROPERTY, PLANT AND EQUIPMENT
Land........................................................       2,590,094       2,565,775
Buildings...................................................      22,136,202      21,248,181
Machinery and equipment.....................................      34,613,964      29,384,546
                                                                ------------    ------------
                                                                  59,340,260      53,198,502
Less accumulated depreciation...............................     (29,608,379)    (26,084,694)
                                                                ------------    ------------
TOTAL PROPERTY, PLANT AND EQUIPMENT.........................      29,731,881      27,113,808
INVESTMENT IN AFFILIATE.....................................      18,844,774              --
OTHER ASSETS
Goodwill, patents and other intangibles, net of amortization
  of $1,310,310 and $625,987................................       6,474,085       3,001,722
Cash value of officers' life insurance......................      11,929,773      11,003,100
Deferred income taxes.......................................       4,667,000       3,902,000
Miscellaneous receivables and other assets..................       2,995,387       1,818,545
                                                                ------------    ------------
TOTAL OTHER ASSETS..........................................      26,066,245      19,725,367
                                                                ------------    ------------
NET ASSETS OF DISCONTINUED TRANSPORTATION PRODUCTS
  SEGMENT...................................................      38,655,539      34,798,818
                                                                ------------    ------------
TOTAL ASSETS................................................    $189,061,764    $155,967,614
                                                                ============    ============
                        LIABILITIES
CURRENT LIABILITIES
Current maturities of long-term debt........................    $  5,798,924    $  4,256,636
Accounts payable............................................      14,045,982      14,041,687
Accrued income taxes payable................................       1,811,602              --
Accrued expenses and contingent liabilities.................      16,928,179      19,429,190
                                                                ------------    ------------
TOTAL CURRENT LIABILITIES...................................      38,584,687      37,727,513
Long-term debt, less current maturities.....................      32,821,534      25,388,991
Accumulated postretirement benefit obligation...............       2,891,879       2,731,806
Other long-term liabilities.................................      11,354,940       9,883,751
                                                                ------------    ------------
TOTAL LIABILITIES...........................................      85,653,040      75,732,061
PREFERRED SHAREHOLDERS' EQUITY
Employee Stock Ownership Plan Preferred Stock, shares
  authorized 5,000,000; outstanding 786,869 and 797,517
  stated value of $24.375 per share.........................      19,179,931      19,439,472
Unearned deferred compensation under Employee Stock
  Ownership Plan............................................     (12,935,432)    (14,446,112)
                                                                ------------    ------------
TOTAL PREFERRED SHAREHOLDERS' EQUITY........................       6,244,499       4,993,360
COMMON SHAREHOLDERS' EQUITY
Common stock, $1 par value, shares authorized 30,000,000,
  outstanding 5,934,724 and 5,639,028.......................       5,934,724       5,639,028
Additional paid-in capital..................................       8,741,604       3,645,084
Retained earnings...........................................      82,343,144      66,530,997
Translation adjustment......................................       1,191,456         483,343
Notes receivable-common stock 77,288 and 78,009 shares......      (1,046,703)     (1,056,259)
                                                                ------------    ------------
TOTAL COMMON SHAREHOLDERS' EQUITY...........................      97,164,225      75,242,193
                                                                ------------    ------------
  TOTAL EQUITY..............................................     103,408,724      80,235,553
                                                                ------------    ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................    $189,061,764    $155,967,614
                                                                ============    ============

   The accompanying notes are an integral part of the consolidated financial statements.

                          KYSOR INDUSTRIAL CORPORATION

                        CONSOLIDATED STATEMENT OF INCOME

                                                               YEARS ENDED DECEMBER 31,
                                                   ------------------------------------------------
                                                       1996              1995              1994
                                                       ----              ----              ----
SALES AND REVENUES
Net sales........................................  $245,062,236      $207,215,463      $164,606,458
Interest and other revenues......................     2,399,334         2,395,323         1,718,786
                                                   ------------      ------------      ------------
     TOTAL SALES AND REVENUES....................   247,461,570       209,610,786       166,325,244
                                                   ------------      ------------      ------------
COSTS AND EXPENSES
Cost of sales....................................   185,253,069       159,460,217       128,630,810
Selling and administrative expenses..............    39,035,732        37,329,235        32,253,125
Interest expense.................................     1,335,865           913,921         1,175,547
Loss on disposition of foreign operation.........            --         9,335,104                --
Other (income) expense...........................    (1,941,616)        1,714,893         1,595,026
                                                   ------------      ------------      ------------
     TOTAL COSTS AND EXPENSES....................   223,683,050       208,753,370       163,654,508
                                                   ------------      ------------      ------------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME
  TAXES..........................................    23,778,520           857,416         2,670,736
Income taxes.....................................     8,650,000        (4,695,000)          870,000
                                                   ------------      ------------      ------------
INCOME FROM CONTINUING OPERATIONS................    15,128,520         5,552,416         1,800,736
Operations of Discontinued Transportation
  Segment, net of income taxes of $2,650,000,
  $6,810,000 and $7,180,000, respectively........     5,416,360        11,876,247        11,473,845
                                                   ------------      ------------      ------------
NET INCOME.......................................  $ 20,544,880      $ 17,428,663      $ 13,274,581
                                                   ============      ============      ============

   The accompanying notes are an integral part of the consolidated financial statements.

                 KYSOR INDUSTRIAL CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                                    UNEARNED
                                                    DEFERRED                  ADDITIONAL
                                     PREFERRED    COMPENSATION     COMMON       PAID-IN      RETAINED     TRANSLATION
                                       STOCK          ESOP         STOCK        CAPITAL      EARNINGS     ADJUSTMENT
                                     ---------    ------------     ------     ----------     --------     -----------
BALANCE, DECEMBER 31, 1993........  $19,747,731   $(16,174,952)  $5,467,840   $ 3,386,004   $43,997,461   $  285,705
Employee Stock Ownership Plan,
  deferred compensation earned....           --        864,420           --            --            --           --
Purchase of common stock, returned
  to an unissued status (24,292
  shares).........................           --             --      (24,292)     (468,710)           --           --
Preferred stock distributions
  (6,610 shares for 9,463 shares
  of common)......................     (161,134)            --        9,463       156,735            --           --
Exercise of employee stock
  options, 187,870 shares
  issued..........................           --             --      187,870     2,312,307            --           --
Collections of notes receivable...           --             --           --            --            --           --
Translation adjustment on
  investments in foreign
  subsidiaries....................           --             --           --            --            --      521,246
Net income........................           --             --           --            --    13,274,581           --
Preferred stock dividends (net of
  income tax benefit of
  $598,000).......................           --             --           --            --      (979,580)          --
Common dividends declared, $.51
  per share.......................           --             --           --            --    (2,849,427)          --
                                    -----------   ------------   ----------   -----------   -----------   ----------
BALANCE, DECEMBER 31, 1994........  $19,586,597   $(15,310,532)  $5,640,881   $ 5,386,336   $53,443,035   $  806,951
Employee Stock Ownership Plan,
  deferred compensation earned....           --        864,420           --            --            --           --
Purchase of common stock, returned
  to an unissued status (276,178
  shares).........................           --             --     (276,178)   (5,528,670)           --           --
Preferred stock distributions
  (6,036 shares for 7,148 shares
  of common)......................     (147,125)            --        7,148       139,545            --           --
Exercise of employee stock
  options, 267,177 shares
  issued..........................           --             --      267,177     3,647,873            --           --
Collections of notes receivable...           --             --           --            --            --           --
Translation adjustment on
  investments in foreign
  subsidiaries....................           --             --           --            --            --     (323,608)
Net income........................           --             --           --            --    17,428,663           --
Preferred stock dividends (net of
  income tax benefit of
  $580,000).......................           --             --           --            --      (987,047)          --
Common dividends declared, $.60
  per share.......................           --             --           --            --    (3,353,654)          --
                                    -----------   ------------   ----------   -----------   -----------   ----------
BALANCE, DECEMBER 31, 1995........  $19,439,472   $(14,446,112)  $5,639,028   $ 3,645,084   $66,530,997   $  483,343
Employee Stock Ownership Plan,
  deferred compensation earned....           --      1,510,680           --            --            --           --
Preferred stock distributions
  (10,648 shares for 10,803 shares
  of common)......................     (259,541)            --       10,803       259,394            --           --
Exercise of employee stock
  options, 284,893 shares
  issued..........................           --             --      284,893     4,837,126            --           --
Collections of notes receivable...           --             --           --            --            --           --
Translation adjustment on
  investments in foreign
  subsidiaries and affiliates.....           --             --           --            --            --      708,113
Net income........................           --             --           --            --    20,544,880           --
Preferred stock dividends (net of
  income tax benefit of
  $590,000).......................           --             --           --            --      (966,179)          --
Common dividends declared, $.645
  per share.......................           --             --           --            --    (3,766,554)          --
                                    -----------   ------------   ----------   -----------   -----------   ----------
BALANCE, DECEMBER 31, 1996........  $19,179,931   $(12,935,432)  $5,934,724   $ 8,741,604   $82,343,144   $1,191,456
                                    ===========   ============   ==========   ===========   ===========   ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                 KYSOR INDUSTRIAL CORPORATION AND SUBSIDIARIES

                                                                   NOTES          UNEARNED
                                                                RECEIVABLE -      DEFERRED          TOTAL
                                                                   COMMON       COMPENSATION    SHAREHOLDERS'
                                                                   STOCK            ESOP           EQUITY
                                                                ------------    ------------    -------------
BALANCE, DECEMBER 31, 1993..................................    $(1,319,260)     $(697,453)     $ 54,693,076
Employee Stock Ownership Plan, deferred compensation
  earned....................................................             --        348,727         1,213,147
Purchase of common stock, returned to an unissued status
  (24,292 shares)...........................................             --             --          (493,002)
Preferred stock distributions (6,610 shares for 9,463 shares
  of common)................................................             --             --             5,064
Exercise of employee stock options, 187,870 shares issued...             --             --         2,500,177
Collections of notes receivable.............................         32,852             --            32,852
Translation adjustment on investments in foreign
  subsidiaries..............................................             --             --           521,246
Net income..................................................             --             --        13,274,581
Preferred stock dividends (net of income tax benefit of
  $598,000).................................................             --             --          (979,580)
Common dividends declared, $.51 per share...................             --             --        (2,849,427)
                                                                -----------      ---------      ------------
BALANCE, DECEMBER 31, 1994..................................    $(1,286,408)     $(348,726)     $ 67,918,134
Employee Stock Ownership Plan, deferred compensation
  earned....................................................             --        348,726         1,213,146
Purchase of common stock, returned to an unissued status
  (276,178 shares)..........................................             --             --        (5,804,848)
Preferred stock distributions (6,036 shares for 7,148 shares
  of common)................................................             --             --              (432)
Exercise of employee stock options, 267,177 shares issued...             --             --         3,915,050
Collections of notes receivable.............................        230,149             --           230,149
Translation adjustment on investments in foreign
  subsidiaries..............................................             --             --          (323,608)
Net income..................................................             --             --        17,428,663
Preferred stock dividends (net of income tax benefit of
  $580,000).................................................             --             --          (987,047)
Common dividends declared, $.60 per share...................             --             --        (3,353,654)
                                                                -----------      ---------      ------------
BALANCE, DECEMBER 31, 1995..................................    $(1,056,259)            --      $ 80,235,553
Employee Stock Ownership Plan, deferred compensation
  earned....................................................             --             --         1,510,680
Preferred stock distributions (10,648 shares for 10,803
  shares of common).........................................             --             --            10,656
Exercise of employee stock options, 284,893 shares issued...             --             --         5,122,019
Collections of notes receivable.............................          9,556             --             9,556
Translation adjustment on investments in foreign
  subsidiaries and affiliates...............................             --             --           708,113
Net income..................................................             --             --        20,544,880
Preferred stock dividends (net of income tax benefit of
  $590,000).................................................             --             --          (966,179)
Common dividends declared, $.645 per share..................             --             --        (3,766,554)
                                                                -----------      ---------      ------------
BALANCE, DECEMBER 31, 1996..................................    $(1,046,703)            --      $103,408,724
                                                                ===========      =========      ============

   The accompanying notes are an integral part of the consolidated financial statements.

                          KYSOR INDUSTRIAL CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                            YEARS ENDED DECEMBER 31,

                                                                    1996            1995            1994
                                                                    ----            ----            ----
CASH FLOWS PROVIDED (USED) BY OPERATING ACTIVITIES:
  Income from continuing operations.........................    $ 15,128,520    $  5,552,416    $  1,800,736
  Adjustments to reconcile net income to net cash provided
    (used) by operating activities:
    Depreciation and amortization...........................       4,852,585       3,944,499       4,388,663
    Provision for losses on accounts receivable.............         368,474         276,983         688,281
    (Gain) Loss on sales of fixed assets....................          64,975          15,560        (129,961)
    Undistributed earnings of affiliate.....................      (1,747,766)             --              --
    Deferred compensation (ESOP)............................       1,510,680       1,213,146       1,213,147
    Deferred income taxes...................................         490,000      (2,647,000)     (1,432,000)
    Changes in assets and liabilities providing (consuming)
      cash:
      Accounts receivable...................................      (1,544,323)         (4,356)     (4,019,570)
      Inventories...........................................      (5,028,023)        923,692      (3,050,632)
      Prepaid expenses......................................         543,944         108,037        (542,702)
      Accounts payable......................................      (3,861,193)       (422,984)      2,093,555
      Accrued expenses and contingent liabilities...........      (3,766,788)      2,614,862         658,159
      Accrued income taxes payable..........................       4,210,458         694,591          41,901
      Other long-term liabilities...........................       2,621,653       2,359,203       1,178,144
                                                                ------------    ------------    ------------
NET CASH PROVIDED BY OPERATING ACTIVITIES OF CONTINUING
  OPERATIONS................................................      13,843,196      14,628,649       2,887,721
Cash provided (used) by operating activities of discontinued
  operations................................................      11,994,531      18,290,625      10,999,658
                                                                ------------    ------------    ------------
NET CASH PROVIDED BY OPERATING
  ACTIVITIES................................................      25,837,727      32,919,274      13,887,379
                                                                ------------    ------------    ------------
CASH FLOWS PROVIDED (USED) BY INVESTING ACTIVITIES:
  Additions to property, plant and equipment................      (6,934,360)     (6,420,318)     (3,107,202)
  Proceeds from sales of property and equipment.............         735,235       3,821,016         897,954
  Acquisitions, net of cash acquired........................           9,316      (3,372,448)     (4,127,916)
  Investment in affiliate...................................     (18,315,732)             --              --
  Dividends received from foreign affiliate.................       2,218,723              --              --
  (Increase) in other long-term assets......................      (2,603,514)       (376,119)     (1,799,644)
  Unrealized translation gain (loss)........................              --        (374,582)        403,761
  Investing activities of discontinued operations...........     (10,235,072)     (7,963,078)     (6,211,792)
                                                                ------------    ------------    ------------
NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES............     (35,125,404)    (14,685,529)    (13,944,839)
                                                                ------------    ------------    ------------
CASH FLOWS PROVIDED (USED) BY FINANCING ACTIVITIES:
  Current borrowings........................................      13,000,000       4,482,120         625,510
  Principal payments against long-term debt.................      (9,381,656)    (14,009,858)     (3,348,726)
  Proceeds from issuance of common stock....................       3,466,231       2,802,766       1,767,093
  Purchase of common stock..................................              --      (5,804,848)       (493,002)
  Common stock and preferred stock dividends paid...........      (5,197,493)     (4,813,484)     (4,353,866)
  Financing activities of discontinued operations...........           8,293      (1,682,102)      1,303,334
                                                                ------------    ------------    ------------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES............       1,895,375     (19,025,406)     (4,499,657)
                                                                ------------    ------------    ------------
NET (DECREASE) IN CASH AND EQUIVALENTS......................      (7,392,302)       (791,661)     (4,557,117)
CASH AND EQUIVALENTS AT BEGINNING OF YEAR...................      15,746,157      16,537,818      21,094,935
                                                                ------------    ------------    ------------
CASH AND EQUIVALENTS AT END OF PERIOD.......................    $  8,353,855    $ 15,746,157    $ 16,537,818
                                                                ============    ============    ============

    The accompanying notes are an integral part of the financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF OPERATIONS. Kysor Industrial Corporation is a leading supplier of refrigerated display cases, walk-in coolers and freezers to the supermarket and convenience store industries and a producer of components for the medium- and heavy-duty commercial vehicle market. The principal markets for the Company's products include the United States, Europe, South America and the Pacific Rim. Sales to major customers aggregated approximately $104 million, $72 million and $27 million for the years ended December 31, 1996, 1995 and 1994 respectively.

     PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of Kysor Industrial Corporation and all of its subsidiaries ("Kysor" or "Company").

     BASIS OF PRESENTATION. In connection with the sale of the Company (see footnote 12), the net assets of the transportation products group (which was formerly accounted for as a segment) were simultaneously sold. The measurement date occurred after the balance sheet date and before the issuance of the Company's financial statements and, accordingly, this segment has been reflected as a discontinued operation in the consolidated financial statements for all years presented.

     CASH AND EQUIVALENTS. Kysor considers all highly-liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     INVENTORIES. Inventories are stated at the lower of FIFO (first in, first out) cost or market.

     PROPERTY, PLANT AND EQUIPMENT AND DEPRECIATION. Property, plant and equipment are stated at cost. Depreciation is computed by the straight-line method based on the estimated useful lives of the assets which range from 3 to 40 years.

     GOODWILL. Goodwill, resulting from the excess of cost over the net assets of purchased companies, is amortized on a straight-line basis over periods not exceeding 20 years.

     INCOME TAXES. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse.

     FOREIGN CURRENCY TRANSLATION. Translation adjustments have been accumulated as a separate component of Shareholders' Equity.

     FINANCIAL INSTRUMENTS. The Company has cash, cash equivalents, and long-term debt which are considered financial instruments. The fair values of these financial instruments, as determined through information obtained from banking sources and management estimates, approximate their carrying values.

     PENSION AND RETIREMENT PLANS. Annual provisions for pension and retirement plan costs recognize amortization of prior service costs over the expected service period of active employees. Accrued pension costs are funded annually to the extent deductible for federal income tax purposes.

     Postretirement health and life insurance benefits are accounted for in accordance with Statement of Financial Accounting Standards No. 106, "Employers Accounting for Postretirement Benefits Other Than Pensions".

     ENVIRONMENTAL COSTS. Environmental expenditures that relate to an existing condition caused by past operations, and do not contribute to current or future revenues, are expensed. Liabilities are recorded when environmental assessments and/or cleanups are probable and the costs can be reasonably estimated. Generally, the timing of these accruals coincides with Kysor's commitment to a formal plan of action.

     ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     RECENT PROFESSIONAL ACCOUNTING STANDARDS. The Company adopted the provisions of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of", and SFAS No. 123, "Accounting for Stock-Based Compensation", effective January 1, 1996. As permitted by SFAS 123, the Company has elected to continue to measure stock-based compensation using the intrinsic value method in accordance with APB Opinion No. 25 "Accounting for Stock Issued to Employees". The adoption of SFAS 121 and SFAS 123 did not have a material impact on the financial position or the results of operations of the Company.

NOTE 2. INVENTORY

     Components of Inventory are as follows at December 31:

                                                              1996      1995
                                                              ----      ----
                                                                (AMOUNTS IN
                                                                THOUSANDS)
Finished goods.............................................  $ 6,381   $ 4,406
Work-in-process............................................    7,631     5,512
Raw materials..............................................   12,887     9,504
                                                             -------   -------
                                                             $26,899   $19,422
                                                             =======   =======

NOTE 3. ACCRUED EXPENSES AND CONTINGENT LIABILITIES

     Components of Accrued Expenses and Contingent Liabilities are as follows at December 31:

                                                              1996      1995
                                                              ----      ----
                                                                (AMOUNTS IN
                                                                THOUSANDS)
Workers' compensation and liability insurance..............  $ 4,491   $ 4,341
Compensation...............................................    5,348     4,664
Warranty...................................................    1,317     1,220
Litigation.................................................    1,010     1,682
Other......................................................    4,762     7,622
                                                             -------   -------
     Total Accrued Expenses and Contingent Liabilities.....  $16,928   $19,429
                                                             =======   =======

NOTE 4. FINANCING

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                                1996             1995
                                                                ----             ----
                                                               (AMOUNTS IN THOUSANDS)
Long-term debt consists of the following:
Term note, $750 quarterly principal payments, plus fixed
  interest rate at 9.9%.....................................   $ 6,000          $ 9,000
Loan agreement for Kysor Industrial Corporation Employee
  Stock Ownership Plan, $1,250 semiannual principal
  payments, plus fixed interest rate at 8.36%...............    18,750           20,000
Revolving Credit Facility...................................    13,000               --
Other, principal payments due in 1997, plus interest at
  rates ranging from 5.0% to 9.2%...........................       871              646
                                                               -------          -------
                                                                38,621           29,646
Less current maturities.....................................     5,799            4,257
                                                               -------          -------
     Total Long-Term Debt...................................   $32,822          $25,389
                                                               =======          =======

     At December 31, 1996, the Company maintained revolving credit agreements with two banks which provide for borrowings up to $30 million. Interest rates are fixed at the date of borrowing based on current LIBOR rates plus a spread of
 .375%. An annual commitment fee of .1875% is paid on the unused balance. The Company has an interest rate swap under which the variable rate of interest on the term note is converted to a fixed rate of 9.4% plus a spread of .50%. The weighted average variable rate of interest received and paid is equal to the three-month LIBOR (5.56% at December 31, 1996) and is reset quarterly. The term of the swap matches the maturity of the corresponding term note.

     During the years ended December 31, 1996 and 1995, there was no short-term debt.

     Aggregate maturities of obligations under long-term debt, during the next five years ended December 31, are as follows:

                                                       1997     1998     1999     2000     2001
                                                       ----     ----     ----     ----     ----
                                                                (AMOUNTS IN THOUSANDS)
Maturities of long-term debt........................  $5,799   $5,974   $2,996   $2,596   $2,500

     Interest paid was $1,953,000, $1,763,000, and $2,105,000 for the years ended December 31, 1996, 1995, and 1994 respectively.

NOTE 5. STOCK OPTION PLANS

     The Company adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation", effective with the 1996 financial statements. The Company, however, has elected to measure compensation cost using the intrinsic value method, in accordance with APB Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees."

     As of December 31, 1996, Kysor administered its 1980 Nonqualified Stock Option Plan; 1983 Incentive Stock Option Plan; 1984 Stock Option Plan; 1987 Stock Option and Restricted Stock Plan; and 1993 Long-Term Incentive Plan. All outstanding options granted prior to January 1, 1990 are currently exercisable. All options granted after January 1, 1990 vest at the rate of 20% at date of grant and 20% each year thereafter, except for the final 20% which vests only upon exercise and retention for one year of the entire vested 80%.

     Under the 1987 Stock Option and Restricted Stock Plan, the Company granted key employees and directors 13,500 and 6,000 shares of common stock during 1996 and 1995, respectively. Under the 1993 Long-term Incentive Plan, the Company has made available for key employees and directors 225,250 and 226,000 shares of common stock during 1996 and 1995, respectively. Under the 1987 Stock Option Plan, 9,316 and 1,516 remained available for grant as of December 31, 1996 and 1995, respectively. Under the 1993

Long-Term Incentive Plan, 459,100 and 639,000 remained available for grant as of December 31, 1996 and 1995, respectively.

     Information concerning stock options is as follows:

                                                           WEIGHTED-               WEIGHTED-               WEIGHTED-
                                                            AVERAGE                 AVERAGE                 AVERAGE
                                                 1996      EXERCISE      1995      EXERCISE      1994      EXERCISE
                                                SHARES       PRICE      SHARES       PRICE      SHARES       PRICE
                                                ------     ---------    ------     ---------    ------     ---------
Outstanding at beginning of period...........  1,582,120     $15.65    1,731,000     $14.19    1,732,300     $13.40
New grants (based on fair value of Common
  Stock at dates of grant)...................    238,750      22.89      232,000      22.61      221,000      16.63
Terminated and expired.......................    (71,970)     17.66       (9,510)     11.97       (8,030)      8.60
Exercised*...................................   (327,670)     14.02     (371,370)     13.29     (214,270)     10.54
Outstanding at end of period**...............  1,421,230      17.14    1,582,120      15.65    1,731,000      14.19
Outstanding but not exercisable..............    530,850      19.07      552,590      18.05      571,070      14.78
Exercisable at end of period.................    890,380      15.83    1,029,530      14.36    1,159,930      13.90

-------------------------
 * Exercised at option prices ranging from $7.25 to $22.5625 during 1996, $7.25 to $22.5625 during 1995, and $7.25 to $18.9375 during 1994.

** Outstanding shares have option prices ranging from $7.25 to $29.00 per share.
   At December 31, 1996, the weighted-average remaining contractual life relating to the outstanding shares was 5.80 years.

     The fair value of each option grant was estimated as of date of grant using the Black-Scholes option-pricing model with the following assumptions used for options granted in:

                                                               1996     1995
                                                               ----     ----
Estimated fair value per share of options granted during the
  year......................................................  $ 6.70   $ 7.48
Assumptions:
  Annualized dividend yield.................................    2.50%    2.50%
  Common Stock price volatility.............................   27.17%   27.19%
  Risk-free rate of return..................................    5.71%    7.33%
  Expected option term (in years)...........................    6.25     6.25

     The Company has elected to continue applying the provisions of APB 25 and, accordingly, no stock option compensation cost is included in income for the 1980, 1983, 1984, 1987, and 1993 Plans. Had stock option compensation cost for these Plans been determined based on the fair value at the 1996 and 1995 grant dates for awards under those Plans consistent with the methodology of SFAS 123, the Company's net income would have been reduced to the pro forma amounts indicated below:

                                                     1996                   1995
                                              -------------------    -------------------
                                                 AS         PRO         AS         PRO
                                              REPORTED     FORMA     REPORTED     FORMA
                                              --------     -----     --------     -----
Net income (in thousands).................    $20,545     $20,102    $17,429     $16,775

NOTE 6. ACQUISITIONS AND DIVESTITURES

     On March 19, 1996, Kysor acquired certain assets and assumed certain liabilities of Nax of North America (NAX), located in Des Moines, Iowa. NAX is a manufacturer and assembler of European style deli cases and hot food cases sold to the supermarket and fast food industries.

     On February 14, 1996, the Company purchased 24.255% of the outstanding shares of Austral Refrigeration Pty. Ltd. (Austral), headquartered in Sydney, Australia. Austral is the parent company of Kysor/Warren Australia Pty. Ltd. which has been a licensee and manufacturer of Kysor refrigerated display cases for over 25 years. Also included as a part of Austral is a group of businesses that perform installation and maintenance of refrigeration products throughout Australia and other Asian markets.

     The following unaudited proforma consolidated information gives effect to the acquisition of Austral as if the acquisition had occurred on January 1 of the respective period. Unaudited consolidated proforma income from operations before income taxes approximates $24 million and $5.2 million for the year ended December 31, 1996 and 1995 and proforma consolidated net income approximates $20.7 million and $20.0 million for the respective periods.

     The Company's share of Austral's income is recorded using the "equity method" of accounting and aggregated $1.7 million in 1996 and is included in other (income)/expense in the accompanying consolidated statement of income.

     Summarized financial information of the unconsolidated company as of and for the year ended December 31, 1996: (amounts in thousands)

Current assets..............................................    $35,804
Non-current assets..........................................     17,354
Current liabilities.........................................     22,298
Non-current liabilities.....................................      1,259
Revenues....................................................     98,579
Income before taxes.........................................     15,187
Net income..................................................      9,380

     The difference between the Company's recorded investment in affiliate and it's proportionate share of Austral's net assets relates primarily to goodwill included in the investment.

     On October 2, 1995, the Company acquired substantially all of the assets and assumed certain liabilities of Cooler Technology, Inc. (Cool-Tech) located in Puyallup, Washington. Cool-Tech manufactures insulated panels and doors for the supermarket and food service industries. On October 4, 1995, Kysor acquired certain assets and assumed certain liabilities of Bangor Refrigeration Corporation (Bangor) located in South Bend, Indiana. Bangor is a manufacturer of specialty refrigeration display cases and walk-in coolers for grocery stores, convenience stores and the food service industry. The 1995 acquisitions did not have a material impact on the operations of the Company.

     On February 4, 1994, Kysor acquired certain assets and assumed certain liabilities of Kalt Manufacturing Company, Inc. (Kalt), located in Portland, Oregon. Kalt manufactures insulated panels and doors for the supermarket and convenience store industries and also has a manufacturing facility in Goodyear, Arizona. The acquisition did not have a material impact on the operations of the Company.

     The NAX, Kalt, Cool-Tech and Bangor acquisitions were all accounted for as purchases and, accordingly, the results of operations of each entity have been included in the Consolidated Statement of Income since their respective acquisition dates. The excess of the purchase price over the estimated fair value of the net assets acquired for each transaction is being amortized on a straight-line basis over periods ranging from 10 to 15 years.

     On December 14, 1995, Kysor sold the assets of its German subsidiary, Kysor/Warren Refrigeration, GmbH, in exchange for the assumption of certain liabilities. After several years of significant operating losses, the operation was sold to existing German management. The transaction resulted in a loss on disposition of $9.3 million and a tax benefit of $8.8 million.

NOTE 7. PREFERRED STOCK

     On February 24, 1989, Kysor sold 820,513 shares of newly issued 8% cumulative Series A Convertible Voting preferred stock, $24.375 stated value per share (the "convertible stock"), to the Kysor Industrial Corporation Employee Stock Ownership Plan (the "ESOP"). The convertible stock may be voluntarily converted at the option of the holder, unless previously redeemed, into shares of Kysor Industrial Corporation common stock (the "common stock") on a one-for-one basis, subject to certain antidilution adjustments, and will convert automatically into common stock (in certain instances subject to a conversion floor equal to liquidation value of $24.375 per share, plus accrued and unpaid dividends) if transferred to a holder other than the ESOP or another Kysor Industrial Corporation employee benefit plan. The convertible stock is subject to redemption by the Company. Each share of convertible stock entitles its holder to one vote on all matters submitted for a vote of shareholders, again subject to possible antidilution adjustments. The convertible stock ranks senior to the common stock and is at least on a parity with any other series of preferred stock that may be subsequently issued.

     Preferred Stock issued and outstanding was 786,869 and 797,517 shares at December 31, 1996 and 1995, respectively. Preferred shares allocated to ESOP participants were 61,977 and 35,463 for each of the years ended December 31, 1996 and 1995, respectively.

NOTE 8. PENSION AND RETIREMENT PLANS

     Kysor has several noncontributory defined benefit pension plans and defined contribution plans covering substantially all of its domestic employees. The defined benefit plans provide benefits based on the participants' years of service and compensation or stated amounts for each year's service. The Company's funding policy is to make annual contributions as required by contract or applicable regulations.

     The pension cost components were:

                                                      YEARS ENDED DECEMBER 31,
                                                     ---------------------------
                                                      1996      1995      1994
                                                      ----      ----      ----
                                                       (AMOUNTS IN THOUSANDS)
Defined Benefit Plans:
  Service cost benefits earned during period.......  $ 1,558   $ 1,247   $ 1,327
  Interest cost on projected benefit obligation....    2,731     2,458     2,255
  Actual investment return on plan assets..........   (3,420)   (6,019)      731
  Net amortization and deferral....................    1,989     5,415    (3,069)
                                                     -------   -------   -------
       Net periodic pension cost...................  $ 2,858   $ 3,101   $ 1,244
                                                     =======   =======   =======

     Assumptions used in the accounting were:

                                                               YEARS ENDED
                                                               DECEMBER 31,
                                                            ------------------
                                                            1996   1995   1994
                                                            ----   ----   ----
Discount rates............................................  7.5%   7.5%   8.0%
Rates of increase in compensation levels..................  4.8%   4.8%   4.9%
Expected long-term rate of return on assets...............  8.0%   8.0%   8.0%

     The following table sets forth the funded status and amounts recognized in the Company's statement of financial position for defined benefit plans:

                                                              YEARS ENDED DECEMBER 31,
                                                      -----------------------------------------
                                                             1996                  1995
                                                      -------------------   -------------------
                                                        PLANS IN WHICH        PLANS IN WHICH
                                                      -------------------   -------------------
                                                       ASSETS     ACCUM.     ASSETS     ACCUM.
                                                       EXCEED    BENEFITS    EXCEED    BENEFITS
                                                       ACCUM.     EXCEED     ACCUM.     EXCEED
                                                      BENEFITS    ASSETS    BENEFITS    ASSETS
                                                      --------   --------   --------   --------
                                                               (AMOUNTS IN THOUSANDS)
Actuarial present value of benefit obligations:
  Vested benefit obligation.........................  $(21,048)  $ (7,881)  $(18,191)  $ (6,617)
                                                      ========   ========   ========   ========
  Accumulated benefit obligation....................  $(22,624)  $(10,637)  $(19,414)  $ (8,590)
                                                      ========   ========   ========   ========
  Projected benefit obligation......................  $(26,993)  $(12,300)  $(22,710)  $(10,156)
  Plan assets at fair market value..................    33,487         --     30,387         --
                                                      --------   --------   --------   --------
  Projected benefit obligation (in excess of) or
     less than plan assets..........................     6,494    (12,300)     7,677    (10,156)
  Unrecognized net (gain) or loss...................    (4,051)     3,340     (5,061)     2,810
  Prior service cost not yet recognized in net
     periodic pension cost..........................       973        284        653        334
  Unrecognized net (asset) obligation at January
     1,.............................................      (551)       352       (661)       440
                                                      --------   --------   --------   --------
  Pension asset (liability) recognized in the
     statement of financial position................  $  2,865   $ (8,324)  $  2,608   $ (6,572)
                                                      ========   ========   ========   ========

     At both December 31, 1996 and 1995, 100 percent of plan assets was invested in publicly traded stocks, bonds, and money market investments.

     In 1985, Kysor adopted a nonqualified, unfunded supplemental executive retirement plan for senior management. Kysor has purchased life insurance policies on the lives of participants and is the sole owner and beneficiary of such policies. The amount of coverage is designed to provide sufficient revenues to cover all costs of the plan if the assumptions made as to mortality experience, policy earnings, and other factors are realized. The Company is charging earnings with the present value of the future cost of the plan over the remaining working life of the participants. The above tables include information related to this plan.

     In September 1985, Kysor established an Employee Stock Ownership Plan ("ESOP") and trust for its domestic salaried employees. The ESOP authorized the trust to borrow $3,487,000 from a bank in September 1985. The proceeds were used to purchase 357,668 shares of common stock at $9.75 per share, that being the mean market price on the New York Stock Exchange on August 22, 1985, the day preceding the date the transaction was agreed upon. The loan obligation was paid in full during 1996.

     In February 1989, Kysor expanded the ESOP with the sale to the ESOP of $20 million of newly issued Series A Convertible Voting preferred stock from the Company (see Note 7). The ESOP purchase of preferred stock was financed by a loan from the Company which issued a $20 million, 15-year ESOP note to raise the necessary funds. In 1996, 1995 and 1994, dividends on Preferred Stock of $1,556,000, $1,567,000, and $1,578,000 plus interest expense of $116,000,
$111,000, and $101,000, respectively, were used to service the debt obligation related to the ESOP. The Company amortized unearned deferred compensation relating to the shares allocated for the year as a percentage of the total shares to be allocated of $1,512,000 in 1996 and $864,000 in 1995 and 1994.

POSTRETIREMENT HEALTH AND LIFE INSURANCE BENEFITS

     Kysor provides certain defined health care and life insurance benefits for retired employees. All salaried and certain hourly employees may become eligible for these benefits if they reach retirement age while working for the Company. Retiree benefit payments under these programs were $187,000, $307,000 and $164,000 in 1996, 1995, and 1994, respectively.

     The components of periodic expenses for the postretirement benefits were as follows:

                                                                YEARS ENDED
                                                                DECEMBER 31,
                                                           ----------------------
                                                           1996             1995
                                                           ----             ----
                                                           (AMOUNTS IN THOUSANDS)
Service cost -- benefits earned during the year..........   $118             $ 91
Interest cost on accumulated postretirement benefit
  obligation.............................................    252              253
Net amortization.........................................    (10)              (7)
                                                            ----             ----
     Net periodic benefit costs..........................   $360             $337
                                                            ====             ====

     The actuarial and recorded liabilities for those postretirement benefits, none of which have been funded, were as follows:

                                                                  YEARS ENDED
                                                                  DECEMBER 31,
                                                                ----------------
                                                                 1996      1995
                                                                 ----      ----
                                                                  (AMOUNTS IN
                                                                   THOUSANDS)
Accumulated postretirement benefit obligation (APBO):
  Retirees..................................................    $1,503    $1,580
  Fully eligible active plan participants...................       661       575
  Other active participants.................................     1,403       966
                                                                ------    ------
  Total APBO................................................     3,567     3,121
  Fair market value of plan assets..........................        --        --
                                                                ------    ------
  Accumulated postretirement benefit obligation in excess of
     plan assets............................................     3,567     3,121
  Unrecognized net (loss)...................................      (856)     (389)
                                                                ------    ------
Accrued postretirement benefit liability at December 31,....    $2,892    $2,732
                                                                ======    ======

     Assumptions used to determine the net periodic postretirement benefit cost were:

                                                                 YEARS ENDED
                                                                DECEMBER 31,
                                                                -------------
                                                                1996     1995
                                                                ----     ----
Discount rate...............................................     7.5%    7.5%
Present health care trend rate (decreasing uniformly to the
  year 2005)
  Under age 65..............................................    8.45%    8.9%
  Age 65 and older..........................................    7.12%    7.4%
Ultimate trend rate in 2005.................................     5.0%    5.5%
                                                                =====    ====

     A 1% increase each year in the health care cost trend rate used would have resulted in a 10.6% increase in the aggregate service and interest components of expense for the year ended December 31, 1996, and a 8.2% increase in the accumulated postretirement benefit obligation at December 31, 1996.

     The Company has a continuing deferred compensation arrangement with Raymond
A. Weigel, former chairman, which provides for annual payments of $350,000.

NOTE 9. LEASE COMMITMENTS

     Kysor leases certain real estate and equipment. In most cases, management expects that in the normal course of business these leases will be renewed and replaced by other leases. Kysor has future minimum rental payments required through 2001 under operating leases that have initial or remaining noncancelable lease terms in excess of one year in the following amounts, for the years ended December 31:

                                                 1997    1998    1999    2000    2001
                                                 ----    ----    ----    ----    ----
                                                        (AMOUNTS IN THOUSANDS)
Future minimum rental payments...............    $961    $850    $699    $616    $150

     In addition to fixed rentals, certain of these leases requires Kysor to pay maintenance, property taxes, and insurance. Rental expense charged to operations is as follows, for the years ended December 31:

                                                           1996      1995      1994
                                                           ----      ----      ----
                                                            (AMOUNTS IN THOUSANDS)
Minimum rentals.......................................    $1,749    $1,739    $1,758

NOTE 10. INCOME TAXES

     The provision (credit) for income tax consists of the following:

                                                                  YEARS ENDED DECEMBER 31,
                                                                ----------------------------
                                                                 1996      1995       1994
                                                                 ----      ----       ----
                                                                   (AMOUNTS IN THOUSANDS)
Currently payable
  Federal...................................................    $7,056    $(2,896)   $ 1,525
  State and local...........................................       997        727        275
  Foreign...................................................       107        121        102
                                                                ------    -------    -------
     Total currently payable................................     8,160     (2,048)     1,902
                                                                ------    -------    -------
Deferred
  Federal...................................................       479     (2,381)      (908)
  State, local and foreign..................................       (11)      (266)      (124)
                                                                ------    -------    -------
     Total deferred.........................................       490     (2,647)    (1,032)
                                                                ------    -------    -------
     Total Provision........................................    $8,650    $(4,695)   $   870
                                                                ======    =======    =======

     The components of deferred income tax assets and liabilities are as follows:

                                                               YEARS ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1996      1995      1994
                                                               ----      ----      ----
                                                                (AMOUNTS IN THOUSANDS)
GROSS DEFERRED TAX ASSETS:
Employee benefit plans......................................  $ 5,750   $ 4,798   $ 3,891
Postretirement health care..................................    1,096     1,035       983
Workers' compensation/liability insurance...................    1,659     1,603     1,549
Warranty....................................................      471       462       353
Service contract............................................      777       829       876
Bad debts...................................................      360       530       453
Vacation pay................................................      374       329       295
Slow-moving inventory.......................................      576       288       286
Alternative minimum tax.....................................       --       400        --
Litigation..................................................      269       286       357
Other.......................................................    1,365     2,565     1,217
                                                              -------   -------   -------
     Total Deferred Tax Assets..............................   13,297    13,125    10,260
                                                              -------   -------   -------
GROSS DEFERRED TAX LIABILITIES:
Depreciation................................................    2,125     2,169     1,984
Pension.....................................................      969       872       838
Other.......................................................        9        --         1
                                                              -------   -------   -------
     Total Deferred Tax Liabilities.........................    3,103     3,041     2,823
                                                              -------   -------   -------
Net Deferred Income Tax Asset...............................  $ 9,594   $15,084   $ 7,437
                                                              =======   =======   =======

     Major differences between the income taxes computed, using the United States statutory tax rate and the actual income tax expense, were as follows:

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                               1996       1995     1994
                                                               ----       ----     ----
                                                                (AMOUNTS IN THOUSANDS)
Federal income taxes at statutory rate......................   $8,332    $   292    $936
Net nondeductible losses (nontaxable income) related to
  foreign subsidiaries and other foreign expenses...........       --      3,959     376
Tax benefit related to disposition of foreign operation.....       --     (8,842)     --
State and local income taxes (net of federal benefit).......      645        301      98
Life insurance..............................................     (150)      (147)   (172)
Other.......................................................     (177)      (258)   (368)
                                                               ------    -------    ----
     Provision for Income Taxes.............................   $8,650    $ 4,695    $870
                                                               ======    =======    ====

     Income taxes paid (net of refunds) were $6,861,548, $4,273,000, and $10,195,000 for the years ended December 31, 1996, 1995, and 1994, respectively. Domestic operations contributed a profit of $28,998,000, $24,911,000, and $23,321,000 to income before income taxes for 1996, 1995 and 1994, respectively. Foreign operations contributed a profit (loss) of $1,099,000, ($5,368,000), and ($1,996,000), for the same periods. Income tax benefits of $1,676,000, $1,342,000, and $771,000 have been credited to shareholders' equity for the years ended December 31, 1996, 1995, and 1994, respectively, for deemed compensation deductions attributable to stock options. Income tax benefits of $590,000, $580,000, and $598,000 for preferred stock dividends related to the Company's ESOP have been credited to shareholders' equity in 1996, 1995, and 1994, respectively.

NOTE 11. CONTINGENT LIABILITIES

     As previously reported, the Company has been involved in ongoing proceedings relating to environmental contamination at the Cadillac Industrial Park in Cadillac, Michigan (the "Site"). A U.S. EPA administrative order was issued in 1995 to the Company and other potentially responsible parties (PRPs) requiring soil and groundwater remediation at the Site. It is intended that the remediation will be conducted through a joint effort involving other PRPs and a Local Development Finance Authority established by the City of Cadillac ("LDFA"), which has sold approximately $7 million of nonrecourse bonds to pay the anticipated capital costs of constructing an area-wide environmental cleanup facility. The Company believes that the bond proceeds received by the LDFA will be adequate to cover the capital costs of the area-wide cleanup facility. If the proceeds are insufficient to pay the required capital costs, Kysor and the other PRPs would be responsible for the additional costs pursuant to the pending administrative order. It is anticipated that operating and maintenance costs of the cleanup facility will be shared primarily by the PRPs, including Kysor, as well as other parties within the Cadillac Industrial Park pursuant to a special assessment district proposed by the City of Cadillac. The extent of any assessment to Kysor cannot be determined at the present time. The Company has reserved its right to seek mixed funding for certain costs related to the cleanup, and will continue to pursue insurance coverage for any costs it may incur at the Site. There still has been no determination as to the availability or extent of such funding or insurance coverage.

     Other contingent liabilities include various legal actions, proceedings and claims which are pending or which may be instituted or asserted in the future against the Company. For example, in 1994 the Company settled a lawsuit filed by the State of Michigan seeking to recover past response costs, penalties and natural resource damages concerning the Site described above. That settlement did not affect the State's right to pursue additional claims for natural resource damages if certain additional contamination is discovered. To the Company's knowledge, at this juncture such additional contamination has not been detected. Litigation is subject to many uncertainties, the outcome of individual matters is not predictable with assurance and it is reasonably possible that some of these other legal actions, proceedings and claims could be decided unfavorable to the Company. Although the liability with regard to these matters at December 31, 1996 cannot be ascertained, it is the opinion of management, after conferring with counsel, that any liability resulting from these other matters should not materially affect the consolidated financial position, results of operation, or liquidity of the Company and its subsidiaries at December 31, 1996.

NOTE 12. SUBSEQUENT EVENT (UNAUDITED)

     In March of 1997, the Company's common and preferred stock was acquired by Scotsman Industries, Inc. ("Scotsman") for an aggregate purchase price of $309 million. Concurrent with the transaction, Scotsman sold the Transportation Products Group (which was formerly reported as a segment) to a third party for an aggregate purchase price of $86 million plus the assumption of certain liabilities. The Transportation Products Group ("TPG") had revenues of $136,229,237, $154,690,727, and $148,054,042 at December 31, 1996, 1995 and
1994, respectively. Interest expense of Kysor has been allocated to TPG based on the ratio of net assets of TPG to the sum of consolidated net assets and debt of Kysor.

     The following is a summary of assets and liabilities of the TPG which have been classified as a discontinued operation in the accompanying consolidated financial statements:

                                                                  YEARS ENDED
                                                                  DECEMBER 31,
                                                               ------------------
                                                                1996       1995
                                                                ----       ----
                                                                  (AMOUNTS IN
                                                                   THOUSANDS)
Current assets.............................................    $34,177    $34,507
Net fixed assets...........................................     27,986     21,447
Other noncurrent assets....................................      8,713     10,250
                                                               -------    -------
  Subtotal assets..........................................     70,876     66,204
                                                               -------    -------
Current liabilities........................................     19,035     19,069
Noncurrent liabilities.....................................     13,785     12,936
                                                               -------    -------
  Subtotal liabilities.....................................     32,820     32,005
                                                               -------    -------
Net assets of discontinued Transportation segment..........    $38,056    $34,199
                                                               =======    =======

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION DATED OCTOBER 22, 1997

                                1,611,699 SHARES

                           [SCOTSMAN INDUSTRIES LOGO]

                                  COMMON STOCK
                           PAR VALUE, $0.10 PER SHARE

                            ------------------------

     All of the 1,611,699 shares of Common Stock offered hereby (the "Shares") which may be offered from time to time are being sold by the Selling Stockholders. See "Selling Stockholders." The Company will not receive any proceeds from the sale of the Shares.

     The distribution of the Shares by the Selling Stockholders may be effected from time to time in one or more transactions (which may be block transactions) on the New York Stock Exchange ("NYSE") or otherwise, in special offerings, exchange distributions or secondary distributions pursuant to and in accordance with the rules of the NYSE, in the over-the-counter-market, in negotiated transactions, through the writing of options on shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or purchasers of shares for whom they may act (which compensation may be in excess of customary commissions). See "Plan of Distribution." The Company will bear the costs of this Offering, except that the Selling Stockholders will pay all brokerage commissions and charges as well as fees and expenses of any counsel retained by them.

     On October 21, 1997, the last reported sale price of the Common Stock on the NYSE was $26 15/16 per share.

                            ------------------------

      SEE "RISK FACTORS" BEGINNING ON PAGE 10 OF THIS PROSPECTUS FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                            ------------------------

     THE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                THE DATE OF THIS PROSPECTUS IS           , 1997

              [GRAPHIC ILLUSTRATION OF THE PERCENTAGE OF THE COMPANY'S 1996 PRO FORMA NET SALES REPRESENTED BY EACH OF THE COMPANY'S FIVE PRODUCT LINES, TOGETHER WITH PHOTOGRAPHS OF A
         REPRESENTATIVE SAMPLING OF PRODUCTS FROM EACH LINE.]

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THIS OFFERING, AND MAY BID FOR, AND PURCHASE, SHARES OF THE COMMON STOCK IN THE OPEN MARKET. IN ADDITION, UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES OF COMMON STOCK OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION OF SUCH PERSONS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                              PAGE
                                              ----
Prospectus Summary..........................    4
Risk Factors................................   10
The Company.................................   15
Kysor Acquisition...........................   16
Debt Offering...............................   17
Use of Proceeds.............................   17
Price Range of Common Stock and Dividends...   18
Capitalization..............................   19
Selected Consolidated Financial and Other
  Information...............................   20
Pro Forma Consolidated Financial
  Information...............................   23
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations................................   28

                                              PAGE
                                              ----
Business....................................   35
Management..................................   45
Certain Transactions........................   48
Selling Stockholders........................   50
Description of Capital Stock................   51
Description of Certain Indebtedness.........   54
Plan of Distribution........................   57
Legal Matters...............................   57
Experts.....................................   57
Additional Information......................   58
Index to Financial Statements...............  F-1

                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents which have been filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference in this Prospectus:

          1. The Company's Annual Report on Form 10-K for the fiscal year ended December 29, 1996;
          2. The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 30, 1997 and June 29, 1997, respectively;
          3. The Company's Current Reports on Form 8-K dated March 8, 1997 (as amended by Form 8-K/A filed with the Commission on May 22, 1997) and September 29, 1997, respectively; and
          4. The description of the Company's Common Stock, par value $0.10 per share, and the Common Stock Purchase Rights contained in the Company's Registration Statement on Form 10, filed with the Commission on February 14, 1989, as amended by Amendment No. 1 on Form 8, filed with the Commission on March 14, 1989, Amendment No. 2 on Form 8, filed with the Commission on March 23, 1989, Amendment No. 3 on Form 8, filed with the Commission on March 27, 1989, and Amendment No. 4 on Form 10/A, filed with the Commission on January 27, 1994.

     All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Prospectus and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed documents which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom this Prospectus is delivered upon written or oral request, a copy of any or all of such documents that have been or may be incorporated by reference into this Prospectus (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Requests for such documents should be directed to Corporate Secretary, Scotsman Industries, Inc., 820 Forest Edge Drive, Vernon Hills, Illinois 60061, telephone number (847) 215-4500.

                            ------------------------

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing or incorporated by reference in this Prospectus. As used in this Prospectus, the term the "Company" or "Scotsman" refers to Scotsman Industries, Inc. and, unless otherwise stated or indicated by the context, its subsidiaries. As used in this Prospectus, the term "Kysor" refers to Kysor Industrial Corporation and, unless otherwise stated or indicated by the context, its subsidiaries, after taking into account the sale of substantially all of the assets and related liabilities of Kysor's Transportation Products Group described elsewhere in this Prospectus. Unless otherwise stated, reference to the Company's 1996 "pro forma" net sales includes Kysor's 1996 sales. Scotsman reports financial information on a 52-53 week fiscal year ending on the Sunday nearest to December 31, which fell on December 29, 1996, December 31, 1995, January 1, 1995, January 2, 1994 and January 3, 1993, respectively, for each of Scotsman's last five fiscal years. Scotsman's first fiscal six months in 1997 and 1996 ended on June 29, 1997 and June 30, 1996, respectively. Unless otherwise noted, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

GENERAL

     Scotsman is a leading international manufacturer of a diversified line of commercial refrigeration products, food preparation equipment and beverage systems that is sold primarily to customers in the restaurant, supermarket, lodging, healthcare and convenience store industries. The Company has a leading market position in each of its five product lines, which consist of ice machines, refrigerated display cases, food preparation and storage equipment, walk-in coolers and freezers and beverage systems. Scotsman's customers include many of the largest chains in the quick service restaurant, supermarket, lodging and convenience store industries, including McDonald's, Boston Market, WalwMart, Winn-Dixie, Marriott and Mobil, as well as bottlers affiliated with Coca-Cola and Pepsi.

     The Company's revenues are diversified among its five product lines, with ice machines and refrigerated display cases, its two largest product lines, each representing approximately 29% of the Company's 1996 pro forma net sales. Within each of its product lines, the Company offers a broad range of products designed to meet the diverse equipment needs of its customers. The Company sells its products in over 100 countries through multiple distribution channels and has manufacturing capabilities in the United States, the United Kingdom, Germany and Italy and joint venture interests in Australia, China, the United Kingdom and Indonesia. International sales of approximately $144 million accounted for approximately 24% of the Company's 1996 pro forma net sales. The Company believes that its leading market positions, broad product offering, diverse customer base, extensive distribution network and strong international presence provide it with significant competitive advantages and position it for continued growth.

     Since its spin-off from Household International, Inc. in 1989, Scotsman has expanded through internal growth and through a disciplined acquisition program. The Company's internal growth has been driven primarily by increased sales of ice machines in the United States and Europe and beverage systems in Europe. In addition, from 1992 through 1996, the Company successfully completed and integrated five acquisitions. As a result of these acquisitions and internal growth, the Company's net sales increased to $356.4 million in 1996 from $168.7 million in 1992, representing a compound annual growth rate of 20.6%. In March 1997, the Company acquired Kysor for a net purchase price of approximately $299 million (the "Kysor Acquisition"). Kysor is a leading supplier of refrigerated display cases and walk-in coolers and freezers to the supermarket and convenience store industries. For 1996, Kysor's sales of commercial refrigeration products were $245.1 million, an increase of 18.3% from 1995. Pro forma for the Kysor Acquisition, the Company's 1996 net sales were $601.4 million, a 68.7% increase over the Company's reported 1996 net sales. Through the addition of Kysor's leading market positions and complementary product lines, the Company expects to benefit from cross-selling opportunities, as well as synergies related to reduced overhead, increased purchasing power and shared research and development efforts.

STRATEGY

     Scotsman's operating strategy is to continue to capitalize on its competitive advantages and enhance its customer relationships. The key components of this strategy include:

          CAPITALIZING ON MARKET LEADERSHIP. Scotsman seeks to build and maintain leading market positions in each of its product lines. Scotsman believes that its leading market positions, broad product offerings, strong brand recognition and extensive distribution capabilities position it to compete successfully as its customers consolidate their supplier base and expand internationally.

          OPTIMIZING MANUFACTURING EFFECTIVENESS AND FLEXIBILITY. To enhance manufacturing effectiveness, Scotsman has adopted "lean manufacturing" initiatives that have enhanced product quality, lowered product defects and inventory costs and reduced lead times for customized products. The Company's manufacturing processes are designed to produce a range of different standard or customized models within each manufacturing unit, thereby increasing efficiency while improving the Company's ability to meet customers' delivery schedules.

          EMPHASIZING PRODUCT QUALITY AND NEW PRODUCT DEVELOPMENT. By applying its product design, manufacturing and refrigerant technology expertise, Scotsman seeks to design and manufacture technically superior, durable and energy efficient products. Scotsman also dedicates substantial resources to new product development and customizing existing products to meet the unique performance, size and appearance specifications of individual customers.

          LEVERAGING EXTENSIVE DISTRIBUTION CAPABILITIES TO DELIVER SUPERIOR CUSTOMER SERVICE. Scotsman has an extensive sales, distribution and service network that reaches customers in over 100 countries and is comprised of approximately 200 employees and approximately 3,300 distributors and dealers. Scotsman believes that this network, which is designed to meet the needs of customers from product design and purchase through aftermarket sales and support, provides it with a competitive advantage.

     Scotsman also pursues a growth strategy intended to strengthen its leadership positions within its product lines. The key elements of this strategy include:

          FOCUSING ON MAJOR NATIONAL CHAINS. Scotsman targets major national chains within the five principal industries it serves. The Company believes that these national chains are increasingly gaining market share at the expense of independents and that, as a large diversified manufacturer, Scotsman is well positioned to benefit from the trend among national chains to consolidate their supplier base.

          PURSUING CROSS-SELLING OPPORTUNITIES. Scotsman actively pursues opportunities to cross-sell its broad range of products to existing customers. The broader product range and increased customer base resulting from the Kysor Acquisition present significant new cross-selling opportunities for Scotsman.

          CAPITALIZING ON INTERNATIONAL OPPORTUNITIES. Over the past several years, international sales of commercial foodservice and retail food equipment have grown at rates substantially higher than those for the United States. The Company expects to use its international marketing, distribution and manufacturing capabilities as a platform to increase penetration of growing international markets.

          EXPANDING THROUGH STRATEGIC ACQUISITIONS. Scotsman will continue to explore strategic acquisitions and joint ventures that broaden the Company's product lines, offer significant operational synergies or increase the Company's penetration of international markets.

                                  THE OFFERING

Common Stock offered by the Selling
  Stockholders............................    1,611,699 shares
Common Stock outstanding..................    10,555,038 shares(1)
Use of proceeds...........................    The Company will not receive any proceeds from the sale
                                              of shares of Common Stock in this Offering by the
                                              Selling Stockholders.
New York Stock Exchange ("NYSE") symbol...    SCT

-------------------------
(1) Based on the shares outstanding as of August 8, 1997 and excluding 637,287 shares then issuable upon the exercise of outstanding stock options and 942,022 shares of Common Stock that were then reserved for future grants under the Company's stock option plans.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus contains certain forward-looking statements concerning Scotsman's operations, performance and financial condition, including, in particular, the likelihood of the Company's success in integrating acquisitions. Actual results could differ materially from those currently anticipated due to a number of factors, including those identified under "Risk Factors" and the Cautionary Statements included as Exhibit 99 to the Company's Form 10-K for the fiscal year ended December 29, 1996 and elsewhere in this Prospectus. The forward-looking statements should be considered in light of these factors. Unless otherwise indicated by the context, when used in this Prospectus or in the documents incorporated by reference herein, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify forward-looking statements.

                                 DEBT OFFERING

     This Prospectus is part of a Registration Statement that also covers the offer and sale (the "Debt Offering" and, together with this Offering, the "Offerings") by the Company's direct wholly owned subsidiary, Scotsman Group Inc. ("Scotsman Group"), of $100 million aggregate principal amount of its
     % Senior Subordinated Notes Due 2007 (the "Notes").

         SUMMARY SCOTSMAN CONSOLIDATED FINANCIAL AND OTHER INFORMATION

     Scotsman reports financial information on a 52-53 week fiscal year ending on the Sunday nearest to December 31, which fell on December 29, 1996, December 31, 1995, January 1, 1995, January 2, 1994 and January 3, 1993, respectively, for each of Scotsman's last five fiscal years. Scotsman's first fiscal six months in 1997 and 1996 ended on June 29, 1997 and June 30, 1996, respectively, and such results are unaudited.

                                FIRST FISCAL SIX MONTHS                                   FISCAL YEAR
                           ---------------------------------   ------------------------------------------------------------------
                            PRO FORMA                           PRO FORMA
                           AS ADJUSTED                         AS ADJUSTED
                             1997(1)     1997(2)      1996       1996(1)       1996       1995       1994       1993       1992
                           -----------   -------      ----     -----------     ----       ----       ----       ----       ----
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
INCOME STATEMENT
  INFORMATION:
Net sales.................  $310,688     $271,854   $189,956    $601,435     $356,373   $324,291   $266,632   $163,952   $168,674
Cost of sales.............   232,463      200,757    135,692     443,787      257,942    236,402    190,518    114,472    122,226
                            --------     --------   --------    --------     --------   --------   --------   --------   --------
Gross profit..............    78,225       71,097     54,264     157,648       98,431     87,889     76,114     49,480     46,448
Selling and administrative
  expenses................    46,280       41,103     30,877      89,943       58,135     53,435     47,900     31,874     31,588
                            --------     --------   --------    --------     --------   --------   --------   --------   --------
Income from operations....    31,945       29,994     23,387      67,705       40,296     34,454     28,214     17,606     14,860
Interest expense, net.....    14,510        8,781      2,837      31,334        5,279      6,326      5,416      4,235      4,675
                            --------     --------   --------    --------     --------   --------   --------   --------   --------
Income before income
  taxes...................    17,435       21,213     20,550      36,371       35,017     28,128     22,798     13,371     10,185
Income taxes..............     9,163       10,262      9,866      18,358       16,449     12,720     10,013      5,989      3,793
                            --------     --------   --------    --------     --------   --------   --------   --------   --------
Income before
  extraordinary loss and
  cumulative effect of
  accounting changes......     8,272       10,951     10,684      18,013       18,568     15,408     12,785      7,382      6,392
Extraordinary loss (net of
  income taxes of
  $422)(3)................      (633)        (633)        --          --           --         --         --         --         --
Cumulative effect of
  accounting changes(4)...        --           --         --          --           --         --         --         29         --
                            --------     --------   --------    --------     --------   --------   --------   --------   --------
Net income................  $  7,639     $ 10,318   $ 10,684    $ 18,013     $ 18,568   $ 15,408   $ 12,785   $  7,411   $  6,392
Preferred stock
  dividends...............        --           --        562         813          813      1,240        885         --         --
                            --------     --------   --------    --------     --------   --------   --------   --------   --------
Net income available to
  common shareholders.....  $  7,639     $ 10,318   $ 10,122    $ 17,200     $ 17,755   $ 14,168   $ 11,900   $  7,411   $  6,392
                            ========     ========   ========    ========     ========   ========   ========   ========   ========
Income per share before
  extraordinary loss and
  cumulative effect of
  accounting changes,
  fully diluted(5)........  $    .77     $   1.01   $   1.00    $   1.68     $   1.73   $   1.45   $   1.35   $   1.06   $    .90
                            --------     --------   --------    --------     --------   --------   --------   --------   --------
Net income per share,
  fully diluted(5)........  $    .71     $    .95   $   1.00    $   1.68     $   1.73   $   1.45   $   1.35   $   1.06   $    .90
                            --------     --------   --------    --------     --------   --------   --------   --------   --------
OTHER INFORMATION:
EBITDA(6).................  $ 41,312     $ 37,393   $ 27,720    $ 86,607     $ 49,166   $ 42,048   $ 34,233   $ 21,280   $ 18,422
Capital expenditures......    10,529        7,433      3,360      13,129        6,195      6,513      5,434      3,264      2,012
SELECTED RATIOS:
Ratio of earnings to fixed
  charges(7)..............       2.1x         3.3x       7.4x        2.1x         6.8x       5.0x       4.8x       3.9x       3.0x
Ratio of EBITDA to
  interest expense........       2.8x         4.3x       9.8x        2.8x         9.3x       6.6x       6.3x       5.0x       3.9x
Ratio of total debt to
  EBITDA..................        --           --         --         4.2x         1.6x       2.1x       2.6x       1.5x       1.7x

                                                                  AS OF JUNE 29, 1997
                                                              ----------------------------
                                                              AS ADJUSTED(8)       ACTUAL
                                                              --------------       ------
                                                                     (IN THOUSANDS)
BALANCE SHEET INFORMATION:
Cash and marketable securities..............................     $ 20,760         $ 20,760
Total assets................................................      687,128          682,878
Total debt and capitalized lease obligations (including
  current maturities).......................................      367,194          362,944
Working capital.............................................       95,487           95,487
Shareholders' equity........................................      137,527          137,527

-------------------------
(Footnotes on following page)

(1) Pro forma for the Kysor Acquisition and as adjusted for the consummation of the Debt Offering. For a detailed description of the assumptions used in the preparation of this pro forma as adjusted financial information, see "Pro Forma Consolidated Financial Information."

(2) Includes results of Kysor for the period from March 10, 1997 through June 29, 1997.

(3) The extraordinary loss resulted from one-time expenses incurred by the Company relating to the early retirement of certain debt as part of a refinancing effected by the Company concurrently with the Kysor Acquisition.

(4) Effective January 4, 1993, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Post-Retirement Benefits Other than Pensions"; Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes"; and Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Post-employment Benefits."

(5) The calculation of fully diluted net income per share is based on net income before preferred stock dividends. The number of shares assumes the conversion of the convertible preferred stock from the date of issue. The total number of shares used in the fully diluted calculation were:
    10,808,946; 10,808,946 and 10,700,100 for the pro forma as adjusted first fiscal six months of 1997 and the first fiscal six months of 1997 and 1996, respectively; and 10,728,188; 10,728,188; 10,649,763; 9,488,965; 7,000,651
    and 7,096,976 for the 1996 pro forma as adjusted fiscal year and the fiscal years 1996, 1995, 1994, 1993 and 1992, respectively.

(6) Represents earnings before interest, taxes, accounting charges, depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and incur debt. EBITDA should not be considered by a prospective purchaser of Common Stock as an alternative to net income or as an indicator of the Company's operating performance or cash flows.

(7) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income before extraordinary loss, cumulative effect of accounting changes and income taxes, plus fixed charges. Fixed charges consist of interest expense, amortization of debt expense and implicit interest expense associated with operating leases.

(8) As adjusted for the consummation of the Debt Offering. See "Debt Offering" and "Capitalization."

           SUMMARY KYSOR CONSOLIDATED FINANCIAL AND OTHER INFORMATION

                                                                          DECEMBER 31,
                                                              ------------------------------------
                                                                1996          1995          1994
                                                                ----          ----          ----
                                                                         (IN THOUSANDS)
INCOME STATEMENT INFORMATION:
Net sales...................................................  $245,062      $207,215      $164,606
Cost of sales...............................................   185,253       159,460       128,631
                                                              --------      --------      --------
Gross profit................................................    59,809        47,755        35,975
Selling and administrative expenses.........................    35,075        37,589        32,815
Loss on disposition of foreign operation(1).................        --         9,335            --
                                                              --------      --------      --------
Income from operations......................................    24,734           831         3,160
Interest expense, net.......................................       956           (26)          489
                                                              --------      --------      --------
Income before income taxes..................................    23,778           857         2,671
Income taxes (benefit)......................................     8,650        (4,695)          870
                                                              --------      --------      --------
Net income..................................................  $ 15,128      $  5,552      $  1,801
Preferred stock dividends...................................       966           987           980
                                                              --------      --------      --------
Net income available to common shareholders.................  $ 14,162      $  4,565      $    821
                                                              ========      ========      ========
OTHER INFORMATION:
EBITDA(2)...................................................  $ 29,505      $ 14,061      $  7,519
Capital expenditures........................................     6,934         6,420         3,107

-------------------------
(1) Represents the loss on disposition of Kysor's German subsidiary. The transaction resulted in a tax benefit of $8.8 million.

(2) Represents earnings before interest, taxes, accounting charges, depreciation and amortization and loss on disposition of foreign operations. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and incur debt. EBITDA should not be considered by a prospective purchaser of Common Stock as an alternative to net income or as an indicator of Kysor's operating performance or cash flows.

                                  RISK FACTORS

     Prospective investors should carefully consider and evaluate all of the information set forth in this Prospectus, including the risks set forth below:

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

     The Company's business strategy includes making acquisitions that will expand its international presence or offer complementary products and services. See "Business -- Growth Strategy." In pursuing a strategy of acquiring other businesses, the Company will face risks commonly encountered with growth through acquisitions.

     In March 1997, Scotsman acquired Kysor for a net purchase price of approximately $299 million. Including the Kysor Acquisition, Scotsman has made six acquisitions and entered into one alliance and three joint ventures since its spin-off from Household International, Inc. in April 1989. As a result of these acquisitions and internal growth, the Company's net sales increased from $168.7 million for fiscal 1992 to pro forma net sales of $601.4 million for fiscal 1996. The Kysor Acquisition is the largest acquisition undertaken by the Company to date and will require significant integration efforts. There can be no assurance that the Company will be able to integrate Kysor effectively or in a timely manner or that the beneficial effects expected will be obtained even if Kysor is integrated as contemplated. See "Kysor Acquisition."

     Acquiring businesses has been and is expected to continue to be an important element of the Company's strategy for achieving growth. Acquisitions vary in size and may include acquisitions that are large relative to the Company. There can be no assurance that suitable acquisition candidates will be identified, that financing for such acquisitions will be available on satisfactory terms, that the Company will be able to accomplish its strategic objectives as a result of any such acquisition, that any business or assets acquired by the Company will be integrated successfully or that integration of acquired businesses will not divert management resources or otherwise have a material adverse effect on the Company's business, financial condition or results of operations. The Company is continually evaluating possible acquisitions and engages in discussions with acquisition candidates from time to time.

ABILITY TO MANAGE GROWTH

     Scotsman's growth will place a strain on its managerial and other resources. From December 1993 through June 1997, the number of Company employees increased from 915 to approximately 3,800. The Company's continued rapid growth can be expected to place a significant strain on its management, operations, employees and resources. There can be no assurance that the Company will be able to manage effectively its expanding operations or achieve planned growth on a timely or profitable basis. If the Company is unable to manage growth effectively, its business, results of operations or financial condition could be materially adversely affected. See "Business -- Growth Strategy."

LEVERAGE

     The Kysor Acquisition significantly increased the Company's debt service obligations. As of June 29, 1997, on a pro forma basis for the Debt Offering, the Company's indebtedness, including capitalized leases and current maturities, would have been approximately $367 million, or approximately 73% of its book capitalization. As of June 29, 1997, without giving effect to the Debt Offering, the Company's indebtedness, including capitalized leases and current maturities, was approximately $363 million, or approximately 72% of its book capitalization. Although the indenture to be executed in conjunction with the Debt Offering (the "Indenture") will, and the Credit Facility does, contain covenants that limit the incurrence by the Company, Scotsman Group and certain of their subsidiaries of additional indebtedness, such limitations are subject to a number of important qualifications and exceptions and the Company's indebtedness could increase if, among other reasons, future acquisitions are financed through additional borrowings. The Company's ability to make scheduled payments of principal and interest or to refinance its indebtedness will depend on the Company's operating performance and cash flows, which are affected by prevailing economic conditions and financial, competitive and other factors beyond the Company's control. The level of the Company's leverage from time to time could have important consequences to holders of the Common Stock, including limiting the Company's ability to (i) obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes; (ii) adjust to changing market conditions, including business downturns; or (iii) compete effectively with competitors who are less leveraged than the Company. In addition, certain of the Company's borrowings under the Credit Facility are and may continue to be at variable rates of interest, which causes the Company to be vulnerable to increases in interest rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Certain Indebtedness."

     If the Company is unable to generate sufficient cash flows to service its debt obligations, it will have to adopt one or more alternatives, such as reducing or delaying planned acquisitions, expansion and capital expenditures, selling assets, restructuring debt or obtaining additional equity capital. There can be no assurance that any of these alternatives could be effected on satisfactory terms.

RESTRICTIONS IMPOSED BY THE CREDIT FACILITY AND THE INDENTURE

     The Credit Facility contains, and the Indenture will contain, certain restrictive covenants, including, among others, covenants with respect to the following matters: (i) limitations on indebtedness; (ii) limitations on other senior subordinated indebtedness; (iii) limitations on restricted payments; (iv) limitations on sale or issuance of restricted subsidiary stock and indebtedness;
(v) limitations on transactions with affiliates; (vi) limitations on liens;
(vii) limitations on asset sales; (viii) limitations on dividends and other payment restrictions affecting restricted subsidiaries; and (ix) restrictions on mergers and certain transfers of assets. Although these covenants are subject to various exceptions that are designed to allow the Company to operate without undue restraint, there can be no assurance that such covenants will not adversely affect its ability to finance future operations or capital needs or engage in other business activities that may be in the interest of the Company. In addition, the Credit Facility requires the maintenance of specified financial ratios. The ability of the Company to comply with such provisions may be affected by events beyond the Company's control. A breach of any of these covenants or the inability of the Company to comply with the financial ratios contained in the Credit Facility could result in a default under the Credit Facility or the Indenture, which could entitle the lenders or the noteholders to accelerate the maturity of the Credit Facility or the Notes, and could result in cross-defaults permitting the acceleration of other indebtedness of the Company and its subsidiaries. Such an event would have a material adverse effect on the Company. See "Description of Certain Indebtedness."

DEPENDENCE ON CERTAIN CUSTOMERS; CUSTOMER PURCHASING PATTERNS

     Although no single customer accounted for 10% or more of Scotsman's 1996 net sales on a historical or pro forma basis, some of the Company's operating units are dependent upon a limited number of major customers, most of which do not have long-term purchase contracts with the Company. The Company's five largest customers represented approximately 9% of the Company's net sales in 1996 and approximately 20% of its 1996 pro forma net sales. Sales of certain products, including, in particular, refrigerated display cases and food preparation and storage equipment, are largely dependent upon the expansion and renovation programs of the Company's large chain customers. Any of these programs can result in significant revenue for the Company over a limited period of time, followed by a decline in revenues if the customer's expansion or upgrade program is modified or terminated. For example, the Company believes the recently announced slowing of expansion plans by Boston Market, a major customer of the Company, may negatively impact food preparation and storage equipment sales in the near term. These purchasing patterns are largely beyond the control of the Company and can result in substantial fluctuations in the Company's operating results. Although the Company believes that its relationships with its customers are good, changes in customer purchasing patterns could have a material adverse effect on the sales of certain operating units and affect the volume of the Company's sales.

ECONOMIC CONDITIONS

     The Company's performance is affected by fluctuations in economic conditions in the markets in which the Company sells its products, primarily the United States and Western Europe. The strength or weakness of these economies may affect the rate of expansion within the restaurant, supermarket, lodging, healthcare and convenience store industries. In the event of an economic downturn in any of the economies in which the Company conducts business, the Company's business, financial condition or operating results could be materially and adversely affected.

COMPETITION

     The primary markets for the Company's products are highly competitive. The most significant competitive factors are product reliability and performance, service and price, with the relative importance of such factors varying among product lines. The Company has a number of competitors in each product line that it offers. Many of the Company's competitors are small, privately owned companies. Some of the Company's competitors, however, are divisions of larger companies, and some have greater financial resources than the Company. The Company's largest competitors include IMI Cornelius, plc, with whom the Company competes in beverage systems in Europe; Hussmann Corporation, a subsidiary of Whitman Corporation, with whom the Company competes in refrigerated display cases and related equipment in the United States; and The Manitowoc Company, Inc., with whom the Company competes in walk-in coolers and freezers and ice machines. Furthermore, the Company believes that the commercial foodservice equipment industry recently has begun to undergo significant consolidation as foodservice chains and supermarkets reduce their supplier base. If the Company's competitors are more successful than the Company in exploiting this consolidation trend, the Company's profitability or market positions could be adversely affected.

DEPENDENCE ON KEY PERSONNEL

     Scotsman's success to date has depended in large part on the skills and efforts of Richard C. Osborne, Chairman of the Board, President and Chief Executive Officer, Donald D. Holmes, Vice President-Finance and Secretary, and the heads of each of the operating units of the Company. While the Company has employment agreements with certain of its executive officers, including Messrs. Osborne and Holmes, there can be no assurance that the Company will be able to retain the services of its officers and key employees. The loss of Messrs. Osborne, Holmes or any of the heads of the Company's operating units could have a material adverse effect on the Company's business, results of operations or financial condition. See "Management."

FLUCTUATIONS IN OPERATING RESULTS; SEASONALITY

     The volume of sales of Scotsman's ice machines, food preparation and storage equipment and beverage systems is somewhat higher in the second and third fiscal quarters than in the first and fourth fiscal quarters. Sales of Scotsman's refrigerated display cases and walk-in coolers and freezers are also subject to seasonal fluctuations, with sales being typically somewhat stronger in the second half of the fiscal year. The Company expects that, including Kysor, the second and third fiscal quarters generally will account for a greater portion of the annual net sales than the first and fourth fiscal quarters. As a result of the seasonal nature of its sales, the operating results of the Company will fluctuate from quarter to quarter and the Company may experience greater cash needs in the second and third fiscal quarters, which could increase the borrowing needs of the Company during these periods.

LITIGATION

     The Company's results of operations can be negatively impacted by product liability or other lawsuits and/or by warranty claims or other returns of goods. Although the Company does not believe that outstanding claims will have a material adverse effect on the Company, such claims, as well as any future claims, are subject to the uncertainties attendant to litigation, and the ultimate outcome of any such proceedings or claims cannot be predicted.

FOREIGN OPERATIONS AND CURRENCY FLUCTUATIONS

     Scotsman sells products in over 100 countries and has manufacturing operations in the United States, the United Kingdom, Germany and Italy and joint venture interests in Australia, China, the United Kingdom and Indonesia. Sales of the Company's products outside of the United States represented approximately 24% of the Company's 1996 pro forma net sales, and the Company anticipates that international sales will continue to grow. International operations generally are subject to various political and other risks that are not present in U.S. operations, including, among other things, the risk of war or civil unrest, expropriation and nationalization. In addition, certain international jurisdictions restrict repatriation of the Company's non-U.S. earnings. Various international jurisdictions also have laws limiting the right and ability of non-U.S. entities to pay dividends and remit earnings to affiliated companies unless specified conditions are met. In addition, sales in international jurisdictions typically are made in local currencies, which subjects the Company to risks associated with currency fluctuations. Currency devaluations and unfavorable changes in international monetary and tax policies and other changes in the international regulatory climate could materially affect the Company's profitability or growth plans.

ENVIRONMENTAL REGULATION

     The operations and properties of the Company are subject to various federal, state, local and foreign environmental regulations and standards governing, among other things, emissions to air, discharge to waters and the generation, storage, handling, transportation, treatment and disposal of a variety of hazardous and non-hazardous substances and wastes. Because the requirements imposed by those authorities frequently are revised and supplemented, with a trend towards greater stringency, expenditures for compliance responsibilities are difficult to estimate and may exceed anticipated costs.

     The Company or its subsidiaries have been identified as a potentially responsible party ("PRP") under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and similar state statutes in connection with a number of hazardous waste sites, including a number of sites associated with the former Transportation Products Group of Kysor. See "Kysor Acquisition." Under existing environmental laws, PRPs are jointly and severally responsible for the cost of clean-up and other remedial action at these sites, and each PRP is therefore potentially responsible for the full cost of remediation. As a practical matter, however, costs generally are shared with other PRPs, based on each PRP's relative contribution to the problem. Moreover, the purchaser of the Transportation Products Group has assumed all environmental liabilities associated with that business. Notwithstanding the assumption of liabilities by the purchaser, under applicable environmental laws the Company could incur liabilities related to these and other unknown environmental matters. Based on the foregoing factors, the relative size of the Company's contribution to the sites for which it has been named a PRP (including those sites associated with Kysor's former Transportation Products Group), currently available information about the cost of remediation at such sites and the probability that other PRPs, many of which are large, solvent public companies, will pay the costs apportioned to them, the Company does not believe that any liability imposed in connection with such environmental proceedings, either individually or in the aggregate, will have a material adverse effect upon the Company's financial condition or its results of operations. Furthermore, the Company believes that compliance with existing and publicly proposed environmental regulations will not have a material adverse effect on the business, financial condition or results of operations of the Company. However, there can be no assurance that the cost of compliance with current or future regulations or the cost of other environmental obligations will not exceed current estimates.

GOVERNMENTAL AND OTHER REGULATION

     Scotsman's products and manufacturing processes are subject to various health and safety regulations and standards that are subject to change and from time to time may require significant changes in products or manufacturing methods. For example, a new standard issued by the National Sanitation Foundation that requires the temperature for holding many cold foods to be lowered from 45 DEGREESF to 41 DEGREESF would, if adopted by state and local health agencies, require the Company to make various engineering changes to its refrigerated display cases. Although no assurances can be given, the Company believes that health and safety matters, including the new temperature requirement for refrigerated cases, will not have a material adverse effect on its business, results of operations or financial condition. However, legal and regulatory requirements in this area are increasing, and there can be no assurance that significant costs and liabilities will not be incurred as a result of currently unidentified future problems or new regulatory developments.

PRICE VOLATILITY

     The market price of the Common Stock may be highly volatile and could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of significant new contracts or contract cancellations, announcements of technological innovations or new products or services offered by the Company or its competitors, changes in financial estimates by securities analysts or other events or factors. The market price of the Common Stock also may be affected by the Company's ability to meet analysts' expectations, and any failure to meet such expectations, even if minor, could have a material adverse effect on the market price of the Common Stock. In addition, the stock market has recently experienced significant price and volume fluctuations that have affected the market prices of equity securities of many companies and that have often been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Common Stock. Periods of volatility in the market price of a company's securities increase the likelihood of securities class action litigation. Any such litigation instigated against the Company could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, results of operations or financial condition. See "Price Range of Common Stock and Dividends."

ANTI-TAKEOVER PROVISIONS

     Certain provisions in Scotsman's Restated Certificate of Incorporation, By-Laws, Rights Agreement, Delaware law and the Indenture could have the effect of making more difficult or discouraging an acquisition of the Company deemed undesirable by its Board of Directors. These provisions include: (i) a classified Board of Directors; (ii) the existence of authorized but unissued preferred stock, which could be issued by the Company's Board of Directors without stockholder approval, containing such terms as the Board of Directors may approve; (iii) provisions permitting the Board of Directors to amend the By-Laws without stockholder vote; (iv) provisions permitting the Board to increase or decrease the size of the Board; (v) removal of directors only for cause; (vi) a prohibition against stockholder action by written consent; (vii) provisions prohibiting stockholders from calling a special meeting; (viii) advance notice provisions governing stockholder proposals and stockholder nominations of directions; (ix) the Fair Price Provision of the Company's Restated Certificate of Incorporation; (x) the Rights Plan; and (xi) the option granted to holders of the Notes that allows such holders to require Scotsman Group to repurchase Notes at a redemption price equal to 101% of the principal amount thereof, plus accrued interest to the date of redemption, upon a Change of Control (as defined in the Indenture). In addition, certain provisions of Delaware law applicable to the Company, including Section 203 of the Delaware General Corporation Law, could have the effect of delaying, deferring or preventing a change of control of the Company. For a discussion of the foregoing provisions, see "Description of Capital Stock" and "Description of Certain Indebtedness -- Senior Subordinated Notes."

                                  THE COMPANY

     Scotsman was formed in 1989 through a spin-off (the "Spin-off") effected by Household International, Inc. ("Household") of its commercial food service equipment operations. As a result of the Spin-off, the Company became publicly traded on the NYSE in April 1989. At the time of the Spin-off, the Company's businesses consisted of the ice machine businesses of Scotsman Group Inc., the beverage systems business of Booth, Inc. ("Booth") and various other businesses, which since have been sold. Since the Spin-off, the Company has grown both through internal growth and a series of acquisitions. From 1992 through 1996, the Company successfully completed and integrated the following five strategic acquisitions:

     Crystal Tips. In April 1992, the Company acquired the assets of Crystal Tips, Inc., a domestic ice machine manufacturer ("Crystal Tips"). The purchase enabled Scotsman to: (i) broaden its product offerings and increase its brand recognition; (ii) improve its penetration in secondary market distribution channels and under-represented segments such as healthcare; and (iii) combine and re-engineer the manufacturing operations of Booth and Crystal Tips. Crystal Tips had sales of approximately $15 million for its fiscal year ended prior to the acquisition.

     Simag. In January 1993, Scotsman acquired Simag, an ice machine manufacturer in Italy. The Simag acquisition reinforced Scotsman's existing manufacturing and distribution presence in Europe and provided a third Scotsman brand in the region. Simag had sales of approximately $7 million for its fiscal year ended prior to the acquisition.

     Delfield. In April 1994, the Company acquired The Delfield Company, a maker of food preparation and storage equipment ("Delfield"). The acquisition provided: (i) a leading market position in a new, complementary product line;
(ii) opportunities to cross-sell ice machines and other Scotsman products into Delfield accounts; (iii) benefits of shared knowledge across similar technologies used by Scotsman's operating units; and (iv) improved purchasing economies. Delfield had sales of approximately $94 million for its fiscal year ended prior to the acquisition.

     Whitlenge. Simultaneous with the April 1994 Delfield acquisition, Scotsman acquired Whitlenge Drink Equipment Limited, a U.K.-based beverage systems manufacturer ("Whitlenge"). Whitlenge gave the Company a leading market position in beverage systems in the United Kingdom and enhanced the overall strength of Scotsman's beverage systems product line. In addition, Whitlenge contributed significantly to the Company's prominence, reputation, distribution strength and customer relationships in European markets. Whitlenge had sales of approximately $24 million for its fiscal year ended prior to the acquisition.

     Hartek. In December 1995, Scotsman acquired Hartek Beverage Handling GmbH, a beverage systems manufacturer based in Germany ("Hartek"). Hartek, with Whitlenge, established the Company as the second largest manufacturer of beverage systems in Europe, a region Scotsman believes presents substantial growth prospects. By coordinating technology, purchasing, production and distribution with Whitlenge, and developing progressive manufacturing techniques, the Company improved the profitability of Hartek and expanded sales of beverage systems in Europe. Hartek had sales of approximately $24 million for its fiscal year ended prior to the acquisition.

     In addition to these acquisitions, the Company has entered into two joint ventures and one strategic alliance as described below:

     China. Scotsman owns a 60% interest in a joint venture with Shenyang Xinle Precision Machinery Company in Shenyang, China, which manufactures and markets ice machines for the Chinese market. The joint venture sells its ice machines primarily to commercial foodservice equipment distributors throughout the People's Republic of China.

     United Kingdom. Scotsman is a 50% partner in SAW Technologies Limited, a joint venture recently formed to develop technologically advanced beverage dispensing valves ("SAW Technologies"). The joint venture's Aztec valve, already being sold to a major soft drink bottler in the United Kingdom, is also targeted for other customers and markets.

     Howe Strategic Alliance. Scotsman's strategic alliance with Howe Corporation ("Howe") includes distribution and trademark licensing agreements, which give the Company exclusive worldwide rights to distribute Howe industrial ice flakers. The agreements were executed in November 1992 for an initial five-year term. The agreements were renewed in January 1996, and renew automatically for successive three-year terms unless terminated by either party by giving a notice at least two years before the expiration of the then-current term.

     The Company's principal executive offices are located at 820 Forest Edge Drive, Vernon Hills, Illinois 60061 and its telephone number is (847) 215-4500.

                               KYSOR ACQUISITION

REVIEW OF TRANSACTION

     In March 1997, Scotsman acquired Kysor, which at the time was comprised of the Commercial Products Group, through which Kysor's refrigerated display cases and walk-in coolers and freezers businesses were conducted, and the Transportation Products Group, through which Kysor sold a line of products to the transportation industry. The Company paid approximately $309 million in cash and assumed $35.0 million in debt, net of cash, for both the Commercial Products Group and the Transportation Products Group. Concurrently with the Kysor Acquisition, Scotsman sold substantially all of the assets of the Transportation Products Group for $86.0 million (approximately $68 million net of taxes) to a subsidiary of Kuhlman Corporation. Including estimated transaction and severance costs of $22.5 million, the net purchase price for the Commercial Products Group was approximately $299 million. The subsidiary of Kuhlman Corporation assumed substantially all liabilities related to the Transportation Products Group, including environmental and product liabilities. The Company financed the Kysor Acquisition through a new unsecured bank facility. See "Description of Certain Indebtedness."

     Kysor's Commercial Products Group operates through its Kysor//Warren and Kysor Panel Systems divisions. Kysor//Warren is the second largest U.S. manufacturer of refrigerated display cases, and Kysor Panel Systems is the leading manufacturer of walk-in coolers and freezers in the United States. In 1996, approximately 80% of Kysor's sales were to supermarket chains, with the remaining 20% primarily to restaurants and convenience stores. In 1996, Kysor's Commercial Products Group had sales of $245.1 million, an increase of 18.3% over 1995. This increase was driven primarily by strong demand from supermarket chains and the inclusion of sales of NAX of North America, which was acquired by Kysor in March 1996.

     In addition, as a result of the Kysor Acquisition, the Company now owns 23.8% of the outstanding shares of Austral Refrigeration Pty. Ltd., the parent company of Kysor//Warren Australia, Pty. Ltd., a licensee and manufacturer of Kysor refrigerated display cases primarily in Australia ("Kysor//Warren Australia"). Kysor//Warren Australia is a leading supplier of refrigerated display cases in the Australian market. Kysor//Warren Australia owns a 50% interest in an Indonesian joint venture, which the Company believes is the only manufacturer of refrigerated display cases in Asia.

STRATEGIC RATIONALE

     Scotsman believes the addition of Kysor presents significant opportunities to increase the Company's sales and profitability. While both Scotsman and Kysor historically have served a similar customer base, Scotsman generally has had stronger relationships in the restaurant, lodging and healthcare industries and Kysor has had stronger relationships with supermarket and convenience store chains. The Company believes that significant cross-selling opportunities exist to broaden penetration and distribution of Scotsman's products to Kysor's customers and vice versa. The Company believes that similarities in the marketing, distribution and product technology employed by the two companies will facilitate integration. Additional benefits from the transaction include combined purchasing economies, research and development efficiencies, the sharing of best practices, particularly in manufacturing, and reductions in overhead expense.

POST-ACQUISITION INTEGRATION

     Scotsman has consolidated Kysor's operations from four divisions to two. Kysor's Bangor unit, a manufacturer of a specialty line of refrigerated display cases, was integrated with Kysor//Warren, and Kysor's Kalt and Needham businesses, which manufacture walk-in coolers and freezers, were combined to form Kysor Panel Systems. This reorganization and the development of coordinated national sales efforts are expected to result in cost savings and marketing and distribution efficiencies. In addition, Scotsman eliminated approximately 20 redundant positions, primarily located at Kysor's former headquarters in Cadillac, Michigan, which resulted in a cost savings of $5.3 million in 1996 on a pro forma basis.

                                 DEBT OFFERING

     This Prospectus is part of a Registration Statement that also covers the offer and sale by the Company's direct wholly owned subsidiary, Scotsman Group, of $100 million aggregate principal amount of its Senior Subordinated Notes Due 2007 to the public. The payment of principal and interest in respect of the Notes is unconditionally guaranteed by the Company. The Indenture will contain certain covenants, including covenants with respect to the following matters:
(i) limitations on indebtedness; (ii) limitations on other senior subordinated indebtedness; (iii) limitations on restricted payments; (iv) limitations on sale or issuance of restricted subsidiary stock and indebtedness; (v) limitations on transactions with affiliates; (vi) limitations on liens; (vii) limitations on asset sales; (viii) limitations on dividends and other payment restrictions affecting restricted subsidiaries; and (ix) restrictions on mergers and certain transfers of assets. See "Description of Certain Indebtedness -- Senior Subordinated Notes." The Offerings are separate and independent transactions not contingent upon one another. There can be no assurance that the Debt Offering will be consummated concurrently with this Offering or at all.

     The net proceeds to Scotsman Group in the Debt Offering are estimated to be approximately $95,750,000. Scotsman Group intends to apply such net proceeds to repay $30 million of term loan borrowings outstanding under the Credit Facility and approximately $65,750,000 of revolving loan borrowings outstanding under the Credit Facility. See "Capitalization" and "Description of Certain Indebtedness." As of June 29, 1997, interest on the term loan portion of the Credit Facility and the revolving loan portion of the Credit Facility accrued at rates ranging from 7.0625% to 7.9375% per annum. At June 29, 1997, there was approximately $150 million of term loan borrowings outstanding under the Credit Facility and approximately $195 million of revolving loan borrowings outstanding under the Credit Facility.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders in this Offering.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     The Common Stock is listed and traded on the NYSE under the symbol "SCT." The following table sets forth the high and low sale prices of the Common Stock for the periods indicated and the cash dividends per share of Common Stock declared and paid during such periods.

                                                                                                    DIVIDENDS
                                                                HIGH               LOW              PER SHARE
                                                                ----               ---              ---------
FISCAL YEAR 1995:
First Quarter...............................................    $18   5/8          $16  7/8          $0.025
Second Quarter..............................................     19   3/4           17                0.025
Third Quarter...............................................     20                 15  1/8           0.025
Fourth Quarter..............................................     17   3/4           16                0.025

FISCAL YEAR 1996:
First Quarter...............................................    $18                $17               $0.025
Second Quarter..............................................     21                 17  7/8           0.025
Third Quarter...............................................     24                 19  1/2           0.025
Fourth Quarter..............................................     24   7/8           22  3/4           0.025

FISCAL YEAR 1997:
First Quarter...............................................    $29   3/8          $23               $0.025
Second Quarter..............................................     28   1/2           24  1/2           0.025
Third Quarter...............................................     28  11/16          25  1/4           0.025
Fourth Quarter (through October 21, 1997)...................     27  9/16           25 5/16

     For a recent sale price of the Common Stock, see the cover page of this Prospectus. On September 9, 1997, there were approximately 4,200 holders of record of the Common Stock.

                                 CAPITALIZATION

     The following table sets forth (i) the consolidated actual capitalization of the Company as of June 29, 1997 (including short-term debt and current maturities of capitalized lease obligations and long-term debt of the Company) and (ii) the consolidated pro forma capitalization of the Company (including short-term debt and current maturities of capitalized lease obligations and long-term debt of the Company) as adjusted for the consummation of the Debt Offering and the application of the net proceeds to be received by the Company therefrom as described in "Debt Offering," as if such event had occurred on June 29, 1997. This table should be read in conjunction with the consolidated historical and pro forma financial information included or incorporated by reference elsewhere in this Prospectus, including the notes thereto.

                                                               AS OF JUNE 29, 1997
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                               ------    -----------
                                                              (DOLLARS IN THOUSANDS)
Short-term debt and current maturities of capitalized lease
  obligations and long-term debt............................  $ 19,410    $ 19,410
Long-term debt and capitalized lease obligations:
     Credit Facility........................................   327,655     231,905
          % Senior Subordinated Notes Due 2007..............        --     100,000
     Industrial revenue bonds...............................    12,800      12,800
     Foreign and other borrowings...........................     2,801       2,801
     Capitalized lease obligations..........................       278         278
                                                              --------    --------
       Total long-term debt and capitalized lease
        obligations.........................................   343,534     347,784
Shareholders' Equity:
     Common stock, $0.10 par value, 50,000,000 shares
      authorized; 10,736,463 actual and as adjusted shares
      issued................................................     1,074       1,074
     Additional paid in capital.............................    73,320      73,320
     Retained earnings......................................    71,827      71,827
     Deferred compensation and unrecognized pension cost....      (177)       (177)
     Foreign currency translation adjustments...............    (7,062)     (7,062)
     Less: Common stock held in treasury:...................    (1,455)     (1,455)
                                                              --------    --------
       Total shareholders' equity...........................   137,527     137,527
                                                              --------    --------
       Total capitalization (including short-term debt and
        current maturities of capitalized lease obligations
        and long-term debt).................................  $500,471    $504,721
                                                              ========    ========

             SELECTED CONSOLIDATED FINANCIAL AND OTHER INFORMATION

     The consolidated balance sheet information of the Company presented below as of the end of each of the 1996 and 1995 fiscal years and the income statement and other information of the Company presented below for each of the 1996, 1995 and 1994 fiscal years have been derived from, and should be read in conjunction with, the Company's consolidated financial statements and notes thereto, which have been audited by Arthur Andersen LLP, independent public accountants, and which are included and incorporated by reference elsewhere in this Prospectus. The consolidated balance sheet information of the Company presented below as of the end of each of the 1994, 1993 and 1992 fiscal years and the income statement and other information of the Company presented below for each of the 1993 and 1992 fiscal years have been derived from audited consolidated financial statements of the Company not included or incorporated by reference in this Prospectus. The balance sheet information of the Company presented below as of June 29, 1997 and the income statement and other information of the Company presented below for the first fiscal six months ended June 29, 1997 and June 30, 1996, respectively, have been derived from, and should be read in conjunction with, the Company's unaudited consolidated financial statements which are included and incorporated by reference elsewhere in this Prospectus. The unaudited financial information includes all adjustments, consisting only of normal recurring accruals, that the Company considers necessary for a fair presentation of the consolidated financial position and consolidated results of operations for the periods reflected therein. All of the consolidated financial information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other consolidated historical and pro forma financial information included or incorporated by reference elsewhere in this Prospectus, including the notes thereto.

             SELECTED CONSOLIDATED FINANCIAL AND OTHER INFORMATION

                                 FIRST FISCAL SIX
                                      MONTHS                           FISCAL YEAR ENDED
                                -------------------   ----------------------------------------------------
                                1997(1)      1996       1996       1995       1994       1993       1992
                                -------      ----       ----       ----       ----       ----       ----
                                               (IN THOUSANDS, EXCEPT SHARE DATA AND RATIOS)
INCOME STATEMENT INFORMATION:
Net sales.....................  $271,854   $189,956   $356,373   $324,291   $266,632   $163,952   $168,674
Cost of sales.................   200,757    135,692    257,942    236,402    190,518    114,472    122,226
                                --------   --------   --------   --------   --------   --------   --------
Gross profit..................    71,097     54,264     98,431     87,889     76,114     49,480     46,448
Selling and administrative
  expenses....................    41,103     30,877     58,135     53,435     47,900     31,874     31,588
                                --------   --------   --------   --------   --------   --------   --------
Income from operations........    29,994     23,387     40,296     34,454     28,214     17,606     14,860
Interest expense, net.........     8,781      2,837      5,279      6,326      5,416      4,235      4,675
                                --------   --------   --------   --------   --------   --------   --------
Income before income taxes....    21,213     20,550     35,017     28,128     22,798     13,371     10,185
Income taxes..................    10,262      9,866     16,449     12,720     10,013      5,989      3,793
                                --------   --------   --------   --------   --------   --------   --------
Income before extraordinary
  loss and effect of
  accounting changes..........    10,951     10,684     18,568     15,408     12,785      7,382      6,392
Extraordinary loss (net of
  income taxes of $422)(2)....      (633)        --         --         --         --         --         --
Cumulative effect of
  accounting changes(3).......        --         --         --         --         --         29         --
                                --------   --------   --------   --------   --------   --------   --------
Net income....................  $ 10,318   $ 10,684   $ 18,568   $ 15,408   $ 12,785   $  7,411   $  6,392
Preferred stock dividends.....        --        562        813      1,240        885         --         --
                                --------   --------   --------   --------   --------   --------   --------
Net income available to common
  shareholders................  $ 10,318   $ 10,122   $ 17,755   $ 14,168   $ 11,900   $  7,411   $  6,392
                                ========   ========   ========   ========   ========   ========   ========
Income per share before
  extraordinary loss and
  cumulative effect of
  accounting changes:
  Primary(4)..................  $   1.01   $   1.10   $   1.85   $   1.58   $   1.49   $   1.06   $    .90
                                --------   --------   --------   --------   --------   --------   --------
  Fully diluted(5)............  $   1.01   $   1.00   $   1.73   $   1.45   $   1.35   $   1.06   $    .90
                                --------   --------   --------   --------   --------   --------   --------
Net income per share:
  Primary(4)..................  $    .96   $   1.10   $   1.85   $   1.58   $   1.49   $   1.06   $    .90
                                --------   --------   --------   --------   --------   --------   --------
  Fully diluted(5)............  $    .95   $   1.00   $   1.73   $   1.45   $   1.35   $   1.06   $    .90
                                --------   --------   --------   --------   --------   --------   --------
OTHER INFORMATION:
EBITDA(6).....................  $ 37,393   $ 27,720   $ 49,166   $ 42,048   $ 34,233   $ 21,280   $ 18,422
Capital expenditures..........     7,433      3,360      6,195      6,513      5,434      3,264      2,012
SELECTED RATIOS:
Ratio of earnings to fixed
  charges(7)..................      3.3x       7.4x       6.8x       5.0x       4.8x       3.9x       3.0x
Ratio of EBITDA to interest
  expense.....................      4.3x       9.8x       9.3x       6.6x       6.3x       5.0x       3.9x
Ratio of total debt to
  EBITDA......................        --         --       1.6x       2.1x       2.6x       1.5x       1.7x
BALANCE SHEET INFORMATION:
(AT END OF PERIODS):
Cash and marketable
  securities..................  $ 20,760   $ 16,699   $ 16,501   $ 15,808   $  9,770   $  8,462   $  5,202
Total assets..................   682,878    302,100    283,264    275,943    244,791    103,173     96,103
Total debt and capitalized
  lease obligations (including
  current maturities).........   362,944     86,845     76,606     87,756     88,191     32,176     31,454
Working capital...............    95,487     74,488     59,321     54,828     54,565     36,318     32,355
Shareholders' equity..........   137,527    122,655    131,712    112,319     86,463     33,994     30,146

-------------------------
(Footnotes on following page)

-------------------------
(1) Includes results of Kysor for the period from March 10, 1997 through June 29, 1997.

(2) The extraordinary loss resulted from one-time expenses incurred relating to the early retirement of certain debt of the Company prior to the Kysor Acquisition.

(3) Effective January 4, 1993, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Post-Retirement Benefits Other than Pensions"; Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes"; and Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Post-employment Benefits."

(4) Primary earnings per common share are computed by dividing net income available to common shareholders by the weighted average number of shares of common stock and common stock equivalents outstanding during each period. The weighted average number of shares of common stock and common stock equivalents were: 10,799,284 and 9,228,046 for the first fiscal six months of 1997 and 1996, respectively; and 9,601,422; 8,983,709; 7,980,996;
    7,000,651 and 7,096,976 for the 1996, 1995, 1994, 1993 and 1992 fiscal years, respectively.

(5) The calculation of fully diluted net income per share is based on net income before preferred stock dividends. The number of shares assumes the conversion of the convertible preferred stock from the date of issue. The total number of shares used in the fully diluted calculation were:
    10,808,946 and 10,700,100 for the first fiscal six months of 1997 and 1996, respectively; and 10,728,188; 10,649,763; 9,488,965; 7,000,651 and 7,096,976
    for the 1996, 1995, 1994, 1993 and 1992 fiscal years, respectively.

(6) Represents earnings before interest, taxes, accounting charges, depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and incur debt. EBITDA should not be considered by a prospective purchaser of Common Stock as an alternative to net income or as an indicator of the Company's operating performance or cash flows.

(7) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income before extraordinary loss, cumulative effect of accounting changes and income taxes, plus fixed charges. Fixed charges consist of interest expense, amortization of debt expense and implicit interest expense associated with operating leases.

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following pro forma consolidated financial statements for the fiscal six months ended June 29, 1997 and the fiscal year ended December 29, 1996 are presented to illustrate the estimated effects of the completion of the Kysor Acquisition and the financing thereof and the consummation of the Debt Offering as if such transactions had occurred at the beginning of the periods shown. See "Debt Offering."

     The Kysor Acquisition was accounted for using the purchase method of accounting. Accordingly, assets acquired and liabilities assumed were recorded at their estimated fair values which are subject to further refinement, including final appraisals and other analyses, with appropriate recognition given to the effect of current interest rates and income taxes.

     The pro forma consolidated financial statements do not purport to represent the financial position or results of operations that would have resulted if the transactions had been consummated on the dates assumed or the results of operations to be expected in the future. In addition to certain cost savings reflected in the pro forma consolidated income statements, management believes that certain additional cost savings and revenue enhancements may be realized following the Kysor Acquisition. No assurances can be made as to the amount of cost savings or revenue enhancements, if any, that actually will be realized. See "Kysor Acquisition -- Strategic Rationale" and "Kysor Acquisition -- Post-Acquisition Integration."

     The pro forma consolidated financial information is based on certain assumptions and adjustments described in the notes thereto. Such financial information should be read in conjunction with such notes, the discussion under "Kysor Acquisition" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and the consolidated financial statements and related notes of Scotsman and Kysor included and incorporated by reference in this Prospectus.

                    PRO FORMA CONSOLIDATED INCOME STATEMENT

                                                                  FISCAL SIX MONTHS ENDED JUNE 29, 1997
                                        -----------------------------------------------------------------------------------------
                                        SCOTSMAN         KYSOR       ACQUISITION                     DEBT OFFERING     PRO FORMA
                                        ACTUAL(1)      ACTUAL(2)    ADJUSTMENTS(3)      PRO FORMA     ADJUSTMENTS     AS ADJUSTED
                                        ---------      ---------    --------------      ---------    -------------    -----------
                                                                               (UNAUDITED)
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales...........................     $271,854       $38,834        $    --          $310,688        $    --        $310,688
Cost of sales.......................      200,757        31,583            123(4)        232,463             --         232,463
                                         --------       -------        -------          --------        -------        --------
Gross profit........................       71,097         7,251           (123)           78,225             --          78,225
Selling and administrative
  expenses..........................       41,103         9,076         (3,899)(5)        46,280             --          46,280
                                         --------       -------        -------          --------        -------        --------
Income from operations..............       29,994        (1,825)         3,776            31,945             --          31,945
Interest expense, net...............        8,781            68          4,573(6)         13,422          1,088(7)       14,510
                                         --------       -------        -------          --------        -------        --------
Income before income taxes..........       21,213        (1,893)          (797)           18,523         (1,088)         17,435
Income taxes........................       10,262          (795)           131(8)          9,598           (435)(8)       9,163
                                         --------       -------        -------          --------        -------        --------
Income before extraordinary loss....       10,951        (1,098)          (928)            8,925           (653)          8,272
Extraordinary loss (net of income
  taxes of $422)....................         (633)(9)        --             --              (633)            --            (633)
                                         --------       -------        -------          --------        -------        --------
Net income..........................     $ 10,318       $(1,098)       $  (928)         $  8,292        $  (653)       $  7,639
Preferred stock dividends...........           --           176           (176)(10)           --             --              --
                                         --------       -------        -------          --------        -------        --------
Net income available to common
  shareholders......................     $ 10,318       $(1,274)       $  (752)         $  8,292        $  (653)       $  7,639
                                         ========       =======        =======          ========        =======        ========
Income per share before
  extraordinary loss:
    Primary(11).....................     $   1.01                                                                      $    .77
                                         --------                                                                      --------
    Fully diluted(12)...............     $   1.01                                                                      $    .77
                                         --------                                                                      --------
Net income per share:
    Primary(11).....................     $    .96                                                                      $    .71
                                         --------                                                                      --------
    Fully diluted(12)...............     $    .95                                                                      $    .71
                                         --------                                                                      --------

-------------------------
 (1) Includes results of Kysor for the period from March 10, 1997 through June 29, 1997.

 (2) Results included for Kysor are those from continuing operations through March 9, 1997. The results of the discontinued Transportation Products Group are excluded.

 (3) The allocation of the purchase price to assets acquired and liabilities assumed has been calculated on a preliminary basis. The final allocation will be completed within twelve months of the acquisition date once final appraisals and other analyses are completed.

 (4) Represents the incremental increase in depreciation expense caused by the recording of property, plant and equipment of Kysor at fair value.

 (5) Represents the following adjustments:

          (i)   Net decrease in administrative expenses due to the
                elimination of Kysor's world headquarters and the
                consolidation of four Kysor business units into two business
                units;......................................................    $(1,489)
         (ii)   Elimination of the amortization and deferral components of pension expense for Kysor's defined benefit and
                post-retirement plans (due to the complexities associated
                with pension accounting, this benefit may not necessarily be a representative element of pension expense in the
                future);....................................................       (412)
        (iii)   Net increase in the amortization of goodwill recorded as a
                result of the Kysor Acquisition;............................        874
         (iv)   One-time costs incurred in anticipation of the completion of
                the Kysor Acquisition; and..................................     (2,917)
          (v)   Incremental depreciation expense resulting from the
                recording of property, plant and equipment of Kysor at fair
                value.......................................................         45
                                                                                -------
                                                                                $(3,899)
                                                                                =======

 (6) Represents an increase in interest expense due to increased levels of borrowings under the Credit Facility to finance the Kysor Acquisition and refinance certain debt of Scotsman and Kysor (the "Kysor Debt") and the amortization of fees incurred in conjunction with the execution of the Credit Facility.

 (7) Represents the incremental amount of increased interest expense resulting from the sale of the Notes and the application of the net proceeds thereof to repay a portion of the Kysor Debt and the amortization of fees incurred in connection with the sale of the Notes. See "Debt Offering."

 (8) Represents the tax effect of the adjustments made as a result of the Kysor Acquisition and the Debt Offering, net of non-deductible goodwill.

 (9) The extraordinary loss resulted from one-time expenses incurred relating to the early retirement of certain debt of the Company prior to the Kysor Acquisition.

(10) Represents the elimination of preferred stock dividends for Kysor due to the purchase of the outstanding preferred stock of Kysor in conjunction with the Kysor Acquisition.

(11) Primary earnings per common share are computed by dividing net income available to common shareholders by the weighted average number of common shares and common stock equivalents outstanding of 10,799,284 for the actual and pro forma as adjusted periods.

(12) The calculation of fully diluted net income per share is based on net income before preferred stock dividends. The number of shares assumes the conversion of the convertible preferred stock from the date of issue. The total number of shares used in the fully diluted calculation for the actual and pro forma as adjusted periods was 10,808,946.

                    PRO FORMA CONSOLIDATED INCOME STATEMENT

                                                                  FISCAL YEAR ENDED DECEMBER 29, 1996
                                        ----------------------------------------------------------------------------------------
                                        SCOTSMAN      KYSOR       ACQUISITION                     DEBT OFFERING       PRO FORMA
                                         ACTUAL     ACTUAL(1)    ADJUSTMENTS(2)      PRO FORMA     ADJUSTMENTS       AS ADJUSTED
                                        --------    ---------    --------------      ---------    -------------      -----------
                                                                              (UNAUDITED)
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.............................  $356,373    $245,062        $     --         $601,435        $    --          $601,435
Cost of sales.........................   257,942     185,253           592(3)         443,787             --           443,787
                                        --------    --------        --------         --------        -------          --------
Gross profit..........................    98,431      59,809            (592)         157,648             --           157,648
Selling and administrative expenses...    58,135      35,157          (3,349)(4)       89,943             --            89,943
                                        --------    --------        --------         --------        -------          --------
Income from operations................    40,296      24,652           2,757           67,705             --            67,705
Interest expense, net.................     5,279         874          23,006(5)        29,159          2,175(6)         31,334
                                        --------    --------        --------         --------        -------          --------
Income before income taxes............    35,017      23,778         (20,249)          38,546         (2,175)           36,371
Income taxes..........................    16,449       8,650          (5,871)(7)       19,228           (870)(7)        18,358
                                        --------    --------        --------         --------        -------          --------
Net income............................  $ 18,568    $ 15,128        $(14,378)        $ 19,318        $(1,305)         $ 18,013
Preferred stock dividends.............       813         966            (966)(8)          813             --               813
                                        --------    --------        --------         --------        -------          --------
Net income available to common
  shareholders........................  $ 17,755    $ 14,162        $(13,412)        $ 18,505        $(1,305)         $ 17,200
                                        ========    ========        ========         ========        =======          ========
Net income per share:
  Primary(9)..........................  $   1.85                                                                      $   1.79
                                        --------                                                                      --------
  Fully diluted(10)...................  $   1.73                                                                      $   1.68
                                        --------                                                                      --------

-------------------------
 (1) Results included for Kysor are those from continuing operations. The results of the discontinued Transportation Products Group are excluded.

 (2) The allocation of the purchase price to assets acquired and liabilities assumed has been calculated on a preliminary basis. The final allocation will be completed within twelve months of the acquisition date once final appraisals and other analyses are completed.

 (3) Represents the incremental increase in depreciation expense caused by the recording of property, plant and equipment of Kysor at fair value.

 (4) Represents the following adjustments:

(i)      Net decrease in administrative expenses due to the
         elimination of Kysor's world headquarters and the
         consolidation of four Kysor business units into two business
         units;......................................................    $(5,957)
(ii)     Elimination of the amortization and deferral components of pension expense for Kysor's defined benefit and
         post-retirement plans (due to the complexities associated
         with pension accounting, this benefit may not necessarily be a representative element of pension expense in the
         future);....................................................     (1,979)
(iii)    Net increase in the amortization of goodwill recorded from
         the purchase of Kysor by Scotsman; and......................      4,374
(iv)     Incremental depreciation expense resulting from the
         recording of property, plant and equipment at fair value....        213
                                                                         -------
                                                                         $(3,349)
                                                                         =======

 (5) Represents an increase in interest expense due to increased levels of borrowings under the Credit Facility to finance the acquisition of Kysor and refinance certain debt of Scotsman and Kysor and the amortization of fees incurred in conjunction with the execution of the Credit Facility.

 (6) Represents the incremental amount of increased interest expense resulting from the sale of the Notes and the application of the net proceeds thereof to repay a portion of the Kysor Debt and the amortization of fees incurred in connection with the sale of the Notes. See "Debt Offering."

 (7) Represents the tax effect of the adjustments made as a result of the Kysor Acquisition and the Debt Offering, net of non-deductible goodwill.

 (8) Represents the elimination of preferred stock dividends for Kysor due to the purchase of the outstanding preferred stock of Kysor in conjunction with the Kysor Acquisition.

 (9) Primary earnings per common share are computed by dividing net income available to common shareholders by the weighted average number of common shares and common stock equivalents outstanding of 9,601,422 for the actual and pro forma as adjusted periods.

(10) The calculation of fully diluted net income per share is based on net income before preferred stock dividends. The number of shares assumes the conversion of the convertible preferred stock from the date of issue. The total number of shares used in the fully diluted calculation for the actual and pro forma as adjusted periods was 10,728,188.

                      PRO FORMA CONSOLIDATED BALANCE SHEET

                                                                  AS OF DECEMBER 29, 1996
                                    ------------------------------------------------------------------------------------
                                    SCOTSMAN    KYSOR      ACQUISITION                    DEBT OFFERING       PRO FORMA
                                     ACTUAL     ACTUAL    ADJUSTMENTS(1)      PRO FORMA    ADJUSTMENTS       AS ADJUSTED
                                    --------    ------    --------------      ---------   -------------      -----------
                                                                        (UNAUDITED)
                                                                       (IN THOUSANDS)
ASSETS
Current Assets:
    Cash and temporary cash
      investments.................  $ 16,501   $  8,354      $     --         $ 24,855      $     --          $ 24,855
    Trade accounts and notes
      receivable, net of
      allowances..................    58,734     34,654            --           93,388            --            93,388
    Inventories...................    52,530     26,900            --           79,430            --            79,430
    Deferred income taxes.........     4,708      4,927        14,520(2)        24,155            --            24,155
    Other current assets..........     5,101        928         1,560(3)         7,589            --             7,589
                                    --------   --------      --------         --------      --------          --------
         Total current assets.....   137,574     75,763        16,080          229,417            --           229,417
Properties and equipment, net.....    46,659     29,732         6,670(4)        83,061            --            83,061
Goodwill, net.....................    94,975      6,474       184,553(5)       286,002            --           286,002
Deferred income taxes.............        --      4,667        14,598(6)        19,265            --            19,265
Other noncurrent assets...........     4,056     33,770         2,842(7)        40,668         4,250(8)         44,918
Net assets of discontinued
  operations......................        --     38,656       (38,656)(9)           --            --                --
                                    --------   --------      --------         --------      --------          --------
         Total assets.............  $283,264   $189,062      $186,087         $658,413      $  4,250          $662,663
                                    ========   ========      ========         ========      ========          ========
LIABILITIES AND SHAREHOLDERS'
  EQUITY
Current Liabilities:
    Short-term debt and current
      maturities of capitalized
      lease obligations and
      long-term
      debt........................  $ 16,317   $  5,799      $ (5,799)(10)    $ 16,317      $     --          $ 16,317
    Trade accounts payable........    22,344     14,046            --           36,390            --            36,390
    Accrued income taxes..........     6,302      1,812        18,000(11)       26,114            --            26,114
    Accrued expenses..............    33,290     16,928        18,922(12)       69,140            --            69,140
                                    --------   --------      --------         --------      --------          --------
         Total current
           liabilities............    78,253     38,585        31,123          147,961            --           147,961
  % Senior Subordinated Notes Due
  2007............................        --         --            --               --       100,000(13)       100,000
Long-term debt and capitalized
  lease obligations...............    60,289     32,822       248,318(14)      341,429       (95,750)(13)      245,679
Deferred income taxes.............     3,710         --         3,695(6)         7,405            --             7,405
Other noncurrent liabilities......     9,300     14,247         6,359(15)       29,906            --            29,906
                                    --------   --------      --------         --------      --------          --------
         Total liabilities........   151,552     85,654       289,495          526,701         4,250           530,951
Shareholders' Equity:
    Preferred stock...............        --      6,244        (6,244)(16)          --            --                --
    Common stock..................     1,073      5,935        (5,935)(16)       1,073            --             1,073
    Additional paid in capital....    73,053      8,742        (8,742)(16)      73,053            --            73,053
    Retained earnings.............    62,036     82,343       (82,343)(16)      62,036            --            62,036
    Deferred compensation and
      unrecognized pension cost...      (117)        --            --             (117)           --              (117)
    Note receivable -- common
      stock.......................        --     (1,047)        1,047(16)           --            --                --
    Foreign currency translation
      adjustments.................    (2,877)     1,191        (1,191)(16)      (2,877)           --            (2,877)
    Less: Common stock held in
      treasury....................    (1,456)        --            --           (1,456)           --            (1,456)
                                    --------   --------      --------         --------      --------          --------
         Total shareholders'
           equity.................   131,712    103,408      (103,408)         131,712             0           131,712
                                    --------   --------      --------         --------      --------          --------
         Total liabilities and
           shareholders' equity...  $283,264   $189,062      $186,087         $658,413      $  4,250          $662,663
                                    ========   ========      ========         ========      ========          ========

-------------------------
(Footnotes on following page)

-------------------------
 (1) The allocation of the purchase price to assets acquired and liabilities assumed has been calculated on a preliminary basis. The final allocation will be completed within twelve months of the acquisition date once final appraisals and other analyses are completed.

 (2) Represents the tax benefit derived from the exercise of stock options by former option holders of Kysor prior to the closing of the Kysor Acquisition.

 (3) Represents the estimated settlement of final accounts between Kuhlman Corporation, the purchaser of Kysor's Transportation Products Group, and Scotsman.

 (4) Represents the adjustment to record the net book value of Kysor's properties and equipment at their estimated fair values.

 (5) Represents the adjustment to record goodwill and other intangible assets acquired.

 (6) Represents the deferred tax effect of purchase accounting and financing transactions.

 (7) Represents the following adjustments:

       (i)  Elimination of previously existing unrecognized net gain, unrecognized prior service cost, and unrecognized net asset for Kysor's defined benefit plans;..........................  $ 3,629
      (ii)  Estimated costs of the Credit Facility; and.................    5,000
     (iii)  Monetization of cash surrender value of certain life
            insurance policies held by Kysor............................   (5,787)
                                                                          -------
                                                                          $ 2,842
                                                                          =======

 (8) Reflects the capitalization of the estimated amount of (i) underwriting discounts and commissions to be paid by the Company in the Debt Offering,
     (ii) fees and expenses to be paid by the Company in connection with the Credit Facility Amendment, as described under "Description of Certain Indebtedness -- Credit Facility," and (iii) other fees and expenses to be paid by the Company in connection with the Offerings.

 (9) Represents the net assets of the Transportation Products Group of Kysor. Pre-tax proceeds of $86 million were used to reduce borrowings under the Credit Facility.

(10) Scotsman retired the short-term debt of Kysor assumed by Scotsman and refinanced a portion of its short-term debt outstanding at December 29, 1996 through utilization of the Credit Facility.

(11) Represents the estimated tax payment on the gain associated with the sale of the Transportation Products Group of Kysor.

(12) Represents the following adjustments:

       (i)  The estimated costs of closing Kysor facilities;............  $ 2,359
      (ii)  Severance and other employee benefits payable to employees
            of Kysor; and...............................................   13,267
     (iii)  Acquisition costs...........................................    3,296
                                                                          -------
                                                                          $18,922
                                                                          =======

(13) Represents the issuance of the Notes and the use of the net proceeds therefrom as described under "Debt Offering."

(14) Represents the net increase in Credit Facility resulting from (i) the financing of the Kysor Acquisition, including the application of cash received from the sale of the Transportation Products Group to reduce borrowings under the Credit Facility; (ii) the refinancing of approximately $45 million of Scotsman's long-term debt outstanding as of December 29, 1996, through utilization of the Credit Facility; and (iii) the refinancing of approximately $33 million of long-term debt of Kysor through utilization of the Credit Facility.

(15) Represents the following adjustments:

       (i)  Severance and other employee benefits payable;..............  $4,297
      (ii)  Elimination of previously unrecognized loss, unrecognized prior service cost and unrecognized net obligation for
            Kysor's defined benefit and post-retirement plans; and......   1,367
     (iii)  Other.......................................................     695
                                                                          ------
                                                                          $6,359
                                                                          ======

(16) Represents the elimination of Kysor equity resulting from the Kysor Acquisition.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of results of operations and capital resources and liquidity should be read in conjunction with the Company's and Kysor's audited consolidated financial statements and notes thereto included and incorporated by reference elsewhere in this Prospectus. In addition to historical information, the following discussion and analysis of financial condition and results of operations contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ significantly from those anticipated as a result of unforeseen factors. For a discussion of certain factors that could cause actual results to differ from those anticipated, see "Risk Factors" and the Cautionary Statements included in
Exhibit 99 to the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 1996, which is incorporated herein by reference. Unless otherwise indicated by the context, when used in the following discussion or in the documents incorporated by reference herein, the words "anticipate," "believe," "estimate," "intend" and "expect," and similar expressions are intended to identify forward-looking statements.

OVERVIEW

     Scotsman is a leading international manufacturer of a diversified line of commercial refrigeration products, food preparation equipment and beverage systems that is sold primarily to customers in the restaurant, supermarket, lodging, healthcare and convenience store industries. The Company has a leading market position in each of its five product lines, which consist of ice machines, refrigerated display cases, food preparation and storage equipment, walk-in coolers and freezers and beverage systems. Scotsman's customers include many of the largest chains in the quick service restaurant, supermarket, lodging and convenience store industries. The Company sells its products in over 100 countries through multiple distribution channels and has manufacturing capabilities in the United States, the United Kingdom, Germany and Italy and interests in joint ventures in Australia, China, the United Kingdom and Indonesia.

     Kysor Acquisition. In March 1997, the Company acquired Kysor for a net purchase price of approximately $299 million. Due to the significance of the Kysor Acquisition, the Company's future operating results and capital structure will be materially different from, and will not be comparable to, prior periods. For fiscal year 1996, Kysor's sales of commercial refrigeration products were $245.1 million, an increase of 18.3% from 1995. Combining Kysor's 1996 sales with those of the Company for the comparable period results in pro forma net sales for the Company of $601.4 million, a 68.7% increase over the Company's reported 1996 sales. The Company's operating income in 1997 is expected to increase significantly as a result of the Kysor Acquisition and associated benefits, while amortization of goodwill and interest expense also are expected to increase significantly. Kysor's results are expected to be accretive to Scotsman's fully diluted earnings per share in the second half of 1997 and for the full year. The Company expects that, including Kysor, the second and third fiscal quarters generally will account for a greater portion of the annual net sales of the Company than the first and fourth fiscal quarters.

     Net Sales. The Company's revenues are diversified among its five product lines, with ice machines and refrigerated display cases, its two largest product lines, each representing approximately 29% of the Company's 1996 pro forma net sales, and food preparation and storage equipment, walk-in coolers and freezers and beverage systems representing approximately 19%, 12% and 11% of the Company's 1996 pro forma net sales, respectively. In 1996, international sales of Scotsman's and Kysor's products were approximately $144 million, which accounted for approximately 24% of the Company's 1996 pro forma net sales, and the Company anticipates that international sales will continue to grow.

     Cost of Sales. The principal elements of cost of sales are raw materials (such as stainless steel, galvanized steel, aluminum and copper), labor and manufacturing overhead. The Company's costs are affected by fluctuating raw material costs. Because of the large quantities of raw materials purchased by the Company, it is able to buy raw materials at prices that are competitive. The Company has a number of manufacturing facilities for its five product lines, and, accordingly, the Company's overall gross margin is impacted by its product mix, raw material costs and plant utilization rates.

     Selling and Administrative Expenses. Selling and administrative expenses include salaries, wages and related expenses associated with developing, marketing and selling the Company's products. In addition, selling and administrative expenses include general corporate overhead and costs associated with various administrative functions. While certain of these expenses vary with the level of net sales, many are relatively fixed over wide ranges of unit volume.

     Goodwill. The goodwill associated with the businesses acquired by Scotsman through 1996 is being amortized over 40 years using the straight-line method. The Company also will amortize the goodwill associated with the Kysor Acquisition over 40 years using the straight-line method.

KYSOR ACQUISITION PRO FORMA FINANCIAL INFORMATION

     The pro forma consolidated financial information included elsewhere herein gives effect to, among other things, the Kysor Acquisition. See "Pro Forma Consolidated Financial Information."

     On a pro forma basis, the Company's net sales for fiscal 1996 would have been $601.4 million, compared to actual net sales of $356.4 million for that period. Pro forma net sales of the Company include sales by Kysor's Commercial Products Group, but not sales by Kysor's former Transportation Products Group, which was sold simultaneously with the closing of the Kysor Acquisition.

     Pro forma income from operations for the Company for fiscal 1996 would have been $67.7 million, compared to actual operating income of $40.3 million for the same period. The increase in operating income of the Company on a pro forma basis is the result of the addition of $27.4 million of pro forma Kysor operating income, reflecting the following: a reduction in administrative expenses due to the elimination of Kysor's world headquarters and the consolidation of four Kysor business units into two; certain favorable defined benefit plan adjustments; the effect of the incremental increase in the amortization of goodwill recorded from the purchase of Kysor by Scotsman; and the incremental depreciation expense caused by the recording of property, plant and equipment at fair value. Although the Company's pro forma and actual income from operations were 11.3% of net sales for fiscal 1996, the Company believes that potential synergies created by the Kysor Acquisition will improve future operating margins for the Company.

     Pro forma net income for fiscal 1996 would have been $18.5 million, reflecting the inclusion of Kysor's operating income, incremental interest expense resulting from additional borrowings related to financing the Kysor Acquisition and associated income tax expense.

     The Kysor Acquisition is being treated for accounting purposes as a purchase under Accounting Principles Board Opinion No. 16. The excess purchase price over the fair value of the identifiable assets and liabilities acquired was approximately $192 million, which was allocated to goodwill and other intangibles and is being amortized on a straight-line basis over 40 years.

RESULTS OF OPERATIONS

     The following table sets forth certain items from Scotsman's historical statements of income expressed as a percentage of net sales for the periods indicated:

                                                          FIRST FISCAL
                                                           SIX MONTHS                 FISCAL YEAR
                                                        ----------------      ---------------------------
                                                        1997       1996       1996       1995       1994
                                                        ----       ----       ----       ----       ----
Net sales...........................................    100.0%     100.0%     100.0%     100.0%     100.0%
Cost of sales.......................................     73.8       71.4       72.4       72.9       71.5
                                                        -----      -----      -----      -----      -----
Gross profit........................................     26.2       28.6       27.6       27.1       28.5
Selling and administrative expenses.................     15.2       16.3       16.3       16.5       17.9
                                                        -----      -----      -----      -----      -----
Income from operations..............................     11.0       12.3       11.3       10.6       10.6
Interest expense, net...............................      3.2        1.5        1.5        1.9        2.0
                                                        -----      -----      -----      -----      -----
Income before income taxes..........................      7.8       10.8        9.8        8.7        8.6
Income taxes........................................      3.8        5.2        4.6        3.9        3.8
                                                        -----      -----      -----      -----      -----
Income before extraordinary loss....................      4.0        5.6        5.2        4.8        4.8
Preferred stock dividends...........................       --         .3         .2         .4         .3
Extraordinary loss(1)...............................       .2         --         --         --         --
                                                        -----      -----      -----      -----      -----
Net income..........................................      3.8%       5.3%       5.0%       4.4%       4.5%
                                                        =====      =====      =====      =====      =====

-------------------------
(1) Net of income taxes.

     Six Months ended June 29, 1997, compared to six months ended June 30, 1996

     The Company's net sales increased by $81.9 million, or approximately 43%, to $271.9 million for the six months ended June 29, 1997 from $189.9 for the first six months of 1996. Results for the first six months of 1997 included sales from March 10 through June 29 of $87.7 million from the Commercial Products Group of Kysor, which was acquired by the Company in March 1997.

     Sales of refrigerated display cases and walk-in coolers and freezers by Kysor for the period from March 10, 1997 through June 29, 1997 were $87.7 million, which represented approximately 32% of Scotsman's net sales in the first half of 1997. On a pro forma basis, sales of refrigerated display cases and walk-in coolers and freezers by Kysor for the first half of 1997 were $126.5 million, which represented approximately 41% of the Company's pro forma net sales in the first half of 1997. Kysor's net sales for the first half of 1997 increased by $12.7 million, or approximately 11%, from $113.8 million in the comparable period of 1996. Management believes that sales of the Kysor business will remain strong in the second half of 1997, although delivery of orders from Kysor's supermarket clients has been deferred to future periods at a greater degree than anticipated.

     Ice machine sales, which represented approximately 32% of net sales in the first half of 1997, decreased by $9.5 million, or approximately 10%, to $86.9 million in the first half of 1997 from $96.4 million in the same period of 1996. The decline in ice machine sales resulted from lower sales in Europe and the United States due to soft market conditions in both regions, and high distributor inventories in Europe at the beginning of the period. Market conditions for the European businesses appear to be stabilizing and management believes sales comparisons in that region should improve in the second half of 1997 as compared to 1996. The strong U.S. dollar also adversely impacted European ice machine sales in U.S. dollar terms. Softness in the U.S. market appears attributable to cool weather conditions in the spring and early summer, and some slowdown in U.S. restaurant chain expansion activity.

     Food preparation and storage equipment sales, which represented approximately 22% of the Company's net sales in the first half of 1997, increased by $8.0 million, or approximately 16%, in the first half of 1997 from $50.2 million in the same period of 1996. An increase in sales at the Company's Delfield business to Boston

Market, one of Delfield's major customers, was the primary driver of the increase. Boston Market's announced slowing of expansion plans will likely soften the rate of sales increase in the near term.

     Beverage dispensing equipment sales, which represented approximately 13% of the Company's net sales in the first half of 1997, decreased by $1.2 million, or approximately 3%, in the first half of 1997 from $37.7 million in the same period of 1996. Sales gains by the Company's U.K.-based beverage dispensing business were offset by soft market conditions for the Company's dispensing business in Germany and in the United States. The strong U.S. dollar also adversely impacted beverage dispensing equipment sales in U.S. dollar terms.

     The Company's gross profit increased by $16.8 million, or approximately 31%, to $71.1 million in the first half of 1997 from $54.3 million in the first half of 1996, due to the inclusion of Kysor's results of operations subsequent to its acquisition by the Company in March 1997. However, the Company's gross profit margin decreased as a percentage of net sales to 26.2% in the first half of 1997 from 28.6% in the first half of 1996. The reduction in gross profit margins is partially due to lower worldwide ice machine sales, and higher production costs of food preparation and storage equipment. Also contributing to the decline in gross profit margins was the inclusion of the results of Kysor, which historically has reported lower gross profit margins. The Company's Delfield business continues to focus on internal productivity improvement, and management believes that margin improvement will occur at that unit over the next 12 months.

     Selling and administrative expenses increased by $10.2 million, or approximately 33%, to $41.1 million in the first half of 1997 from $30.8 million in the first half of 1996. The increase in selling and administrative expenses is attributable to the inclusion of Kysor results subsequent to its acquisition by the Company in March 1997. As a percentage of net sales, selling and administrative expenses decreased to 15.1% in the first half of 1997 from 16.3% reported in the first half of 1996. The percentage decrease is primarily attributable to Kysor business units which, although they have historically reported lower gross profit margins, also have lower selling and administrative expenses as a percentage of net sales as compared to the balance of the Company's businesses.

     Income from operations increased by $6.6 million, or 28.2%, to $30.0 million in the first half of 1997 from $23.4 million in the first half of 1996, which primarily reflects Kysor's contribution to the Company's profits. As a percentage of net sales, income from operations decreased to 11.0% in the first half of 1997 from 12.3% in the same period of 1996. The decline is a result of the lower gross profit margins and an additional $1.2 million of amortization of intangibles resulting from the Kysor Acquisition.

     Net interest expense increased by $6.0 million to $8.8 million in the first half of 1997 from $2.8 million in the first half of the prior year as a result of the increased domestic borrowings incurred by the Company to fund the Kysor Acquisition.

     The Company's overall income tax rate increased to 48.4% in the first half of 1997 from 48.0% in the first half of 1996. The higher income tax rate is primarily attributable to the impact of $1.2 million of additional amortization of intangibles resulting from the Kysor Acquisition.

     Net income, before a one-time after-tax charge of $633,000 incurred for the early retirement of $20 million of 11.43% private placement debt, increased by $.3 million, or approximately 2%, to $11.0 million in the first half of 1997 from $10.7 million in the first half of 1996. On a fully diluted basis, earnings per share, before the one-time charge, increased by $.01, or approximately 1%, to $1.01 in the first half of 1997 from $1.00 in the first half of 1996. Net income, including the one-time charge, declined by $.4 million, or 3.4%, to $10.3 million in the first half of 1997 from $10.7 million in the first half of 1996. On a fully diluted basis, earnings per share, including the one-time charge, declined by $0.05, or 5.0%, to $.95 in the first half of 1997 from $1.00 in the first half of 1996.

     Management believes that earnings per share for fiscal 1997 may be slightly below the $1.73 per share for fiscal 1996, before the one-time charge described above in the first fiscal quarter of 1997.

     Year ended December 29, 1996 ("1996"), compared with year ended December 31, 1995 ("1995")

     The Company experienced strong operating results in 1996 compared with 1995. Sales increased in many of the Company's businesses and operating income as a percentage of sales increased as well. These positive operating results were largely attributable to the inclusion of a full year's operations of Hartek, which was purchased by the Company on December 31, 1995, strong growth at Whitlenge, solid sales gains from the Company's European ice machine businesses and a continued emphasis on cost containment.

     The Company's net sales increased by $32.1 million, or 10%, to a record $356.4 million in 1996 from $324.3 million in 1995.

     Ice machine sales, which represented 49% of total sales of the Company in 1996, increased by $6.5 million, or 4%, to $176.0 million in 1996 from $169.5 million in 1995 primarily due to 15% growth in sales from European operations while domestic sales of ice machines remained relatively constant.

     Food preparation and storage equipment sales, which represented 29% of total sales of the Company in 1996, remained constant compared to 1995, reflecting a decline in European bakery equipment sales and a modest increase in sales of food preparation equipment by Delfield, which were limited by a slowing of the domestic market for such products. Sales in this product category are expected to increase in 1997 due to Delfield's designation by Boston Market as sole supplier of serving line equipment and certain related products.

     Beverage systems sales, which represented 19% of total sales of the Company in 1996, increased by $27.6 million, or 69%, to $67.6 million in 1996 from $40.0 million in 1995, driven primarily by the inclusion of the operating results of Hartek and growth of 24% at Whitlenge due to increasing their export sales and a strong domestic beer market in the United Kingdom.

     Niche products sales, which represented 3% of total company sales in 1996, decreased by $2.3 million, or 21%, to $9.2 million in 1996 from $11.5 million in 1995, driven primarily by a lower volume of certain contract products and ventilation equipment.

     The Company's gross profit increased by $10.5 million, or 12%, to $98.4 million in 1996 from $87.9 million in 1995. The Company's gross profit margin increased to 27.6% of total sales in 1996 from 27.1% of total sales in 1995 due to selling price increases in certain products, moderating material costs and the impact of higher sales in relation to a base of certain fixed production costs. These gains were partially offset by higher production costs at Delfield due to inefficiencies incurred while implementing process improvements and organizational changes in anticipation of future growth requirements.

     Selling and administrative expenses increased by $4.7 million, or 9%, to $58.1 million in 1996 from $53.4 million in 1995. Although selling and administrative expenses increased due to the inclusion of Hartek, selling and administrative expenses as a percentage of total sales of the Company declined to 16.3% in 1996 from 16.5% in 1995, primarily due to higher overall sales and lower advertising costs.

     Income from operations increased by $5.8 million, or 17%, to $40.3 million in 1996 from $34.5 million in 1995 primarily due to increased sales with higher associated gross margins and the continued benefit of cost containment plans initiated during 1996 and in prior years.

     Net interest expense decreased by $1.0 million, or 17%, to $5.3 million in 1996 from $6.3 million in 1995 primarily due to the Company's lower average debt levels and a favorable interest rate environment.

     Income taxes increased by $3.7 million to $16.4 million in 1996 from $12.7 million in 1995 due to higher income from operations and a higher effective tax rate. The Company's tax rate increased to 47.0% in 1996 from 45.2% in 1995 primarily due to the higher percentages of sales generated from foreign operations with higher relative tax rates.

     Overall, net income increased by $3.2 million, or 21%, to $18.6 million in 1996 from $15.4 million in 1995. On a fully diluted basis, earnings per share increased by $0.28, or 19%, to $1.73 in 1996 from $1.45 in 1995. Of note, the effects of fluctuations in currency exchange rates on the Company's results of operations were immaterial.

     Year ended December 31, 1995 ("1995"), compared with year ended January 1, 1995 ("1994")

     The Company's net sales increased 22% in 1995, to $324.3 million, compared with $266.6 million in 1994. Strong gains in worldwide ice machine sales and the inclusion of Delfield and Whitlenge results for the full year were primary contributors to this growth.

     Ice machine sales increased 13% from the prior year and represented 52% of total sales in 1995. Domestic ice machine sales were up 7%, a significantly greater gain than the market as a whole. New products and expansion of the distribution system contributed to the share gain. Sales of ice machines outside the U.S. increased more than 20% due to improvement in Western European markets and substantial sales increases to the Asia-Pacific region. In December 1995 the Company's joint venture in Shenyang, China began production of ice machines to be sold in the domestic China market.

     Sales of food preparation and storage equipment increased 39% from 1994 to 1995 due to the inclusion of results for Delfield for a full year in 1995 versus a partial year (from April 29, 1994) for 1994. Pro forma full-year sales of these products, as if Delfield had been acquired at the beginning of 1994, were up 1%. Reduced sales from Delfield to a few large national accounts were largely offset by sales to other customers. Food preparation and storage equipment represented approximately one-third of total Company sales in 1995.

     The Company's 1995 worldwide beverage systems sales increased 23% versus the prior year due to the inclusion of Whitlenge's sales for only eight months of 1994. On a full-year basis, beverage systems realized increased sales of 5%, compared with the prior year, primarily due to Whitlenge's increased penetration of continental European markets. Sales of this equipment accounted for 12% of 1995 Company sales. Niche products, including ventilation equipment and certain contract products, comprised the balance of the Company's sales.

     Gross profit increased significantly in dollars but declined as a percentage of sales, to 27.1% in 1995 from 28.5% in 1994, as a result of the full-year inclusion of Delfield and Whitlenge results, which historically have had lower gross profit margins. The impact of the increases of cost of materials and a shift in sales mix at Delfield toward customers served by higher-cost distribution channels also impacted gross profit in 1995.

     Selling and administrative expenses for the year were up substantially in dollars, again due in large measure to acquisitions. As a percentage of sales, however, selling and administrative costs declined to 16.5% from 18.0% in the prior year due to lower litigation-related costs, favorable health claims costs and the full-year inclusion of Delfield and Whitlenge and their historically lower ratios.

     Income from operations increased $6.2 million, or 22%, from the prior year as a result of the above mentioned factors.

     Interest expense, net, increased $0.9 million due to the higher average debt levels associated with the Delfield and Whitlenge acquisitions. A higher effective income tax rate of 45.2% in 1995, compared with 43.9% in 1994, reflects a greater proportion of income from the Company's higher-taxed Italian subsidiaries.

     1995 net income of $15.4 million and fully diluted net income per share of $1.45 were record highs for Scotsman Industries. Hartek, acquired on December 31, 1995, had no impact on the income statement for the year. The effect of changes in currency exchange rates was immaterial on the Company's results of operations.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, the Company's liquidity requirements have arisen primarily from the need to fund its working capital, capital expenditures, acquisitions and interest expense, including fixed obligations associated with debt or lease obligations. The Company has met these liquidity requirements through use of funds generated from operations, along with financing from various sources.

     The Company expects to continue to generate significant cash flow from operations, which will be used to fund the Company's existing operations and internal growth. Increased levels of working capital, capital expenditures and interest expense associated with the Kysor Acquisition are not expected to adversely impact the Company's liquidity and access to capital.

     The Company utilized cash flow from operations of $7.5 million for the first six months of 1997 compared to cash flow provided by operating activities of $6.0 million for the first six months of 1996.

     The following comparison of certain items in the balance sheets as of June 29, 1997 and December 29, 1996 excludes the initial impact of the Kysor Acquisition in March of 1997 and the impact of changes in foreign exchange rates on those categories:

          Inventory decreased by $1.3 million, which reflects the reduction in Kysor inventories since the date of acquisition by the Company. This decrease in Kysor inventories was partially offset by higher inventories at some of the Company's other domestic businesses.

          Accounts receivable were $29.1 million higher, primarily as a result of the sales increase in the second quarter of 1997 compared to the fourth quarter of 1996.

          Trade accounts payable were $10.8 million higher, which reflects the impact of seasonal volume.

     All asset and liability accounts as of June 29, 1997, were significantly impacted by the Kysor Acquisition in March of 1997. Goodwill increased from December 29, 1996, due to the Kysor Acquisition, which added approximately $192 million.

     Cash and temporary cash investments of $20.8 million as of June 29, 1997, increased by $4.3 million from December 29, 1996, reflecting the increase in cash balances at the Company's foreign subsidiaries and in part due to the Kysor Acquisition.

     Shareholders' equity increased $5.8 million from December 29, 1996, which reflects net income of $10.3 million for the first half of 1997, which was partially offset by a reduction in shareholders' equity caused by changes in accumulated foreign currency translation adjustments and the impact of dividends.

     Capital expenditures, including those funded through capital leases, increased $4.5 million, or approximately 131%, to $7.9 million for the first six months of 1997 from $3.4 million for the first six months of 1996. Capital expenditures in 1997 were made primarily to fund construction of a new Kysor facility in Columbus, Georgia, along with productivity improvements, new product tooling and maintenance and replacement items.

     Note 3 to the Company's financial statements included and incorporated by reference herein contains a summary of the changes in the Company's debt structure as a result of the Kysor Acquisition. Long-term debt increased by approximately $283 million as of June 29, 1997 primarily due to funding of the Kysor Acquisition, along with funding of working capital needs. Short-term debt was reduced by $3.1 million from December 29, 1996 primarily due to short-term domestic borrowings being replaced with longer-term borrowings. Total debt, including capital leases, was $362.9 million as of June 29, 1997 compared to $76.6 million as of December 29, 1996. The debt to capital ratio was approximately 73% at June 29, 1997, compared with approximately 37% at December 29, 1996.

     On February 13, 1997, May 15, 1997 and August 14, 1997, the Company's Board of Directors declared a dividend of 2 1/2 cents per share payable to common shareholders of record on March 28, 1997, June 30, 1997 and September 30, 1997, respectively.

     Since its first quarter as a publicly-held company, the Company has paid a quarterly dividend of 2 1/2 cents per share. The continuation, amount and timing of this dividend will be determined by the Board of Directors and may change as conditions warrant.

                                    BUSINESS

GENERAL

     Scotsman is a leading international manufacturer of a diversified line of commercial refrigeration products, food preparation equipment and beverage systems that is sold primarily to customers in the restaurant, supermarket, lodging, healthcare and convenience store industries. The Company has a leading market position in each of its five product lines, which consist of ice machines, refrigerated display cases, food preparation and storage equipment, walk-in coolers and freezers and beverage systems. Scotsman's customers include many of the largest chains in the quick service restaurant, supermarket, lodging and convenience store industries, including McDonald's Corporation ("McDonald's"), Boston Chicken, Inc. ("Boston Market"), Wal-Mart Stores, Inc. ("WalwMart"), Winn-Dixie Stores, Inc. ("Winn-Dixie"), Marriott International, Inc. ("Marriott") and Mobil Corporation ("Mobil"), as well as bottlers affiliated with The Coca-Cola Company ("Coca-Cola") and PepsiCo, Inc. ("Pepsi").

     The Company's revenues are diversified among its five product lines, with ice machines and refrigerated display cases, its two largest product lines, each representing approximately 29% of the Company's 1996 pro forma net sales. Within each of its product lines, the Company offers a broad range of products designed to meet the diverse equipment needs of its customers. The Company sells its products in over 100 countries through multiple distribution channels and has manufacturing capabilities in the United States, the United Kingdom, Germany and Italy and joint venture interests in Australia, China, the United Kingdom and Indonesia. International sales by Scotsman and Kysor of approximately $144 million accounted for approximately 24% of the Company's 1996 pro forma net sales. The Company believes that its leading market positions, broad product offering, diverse customer base, extensive distribution network and strong international presence provide it with significant competitive advantages and position it for continued growth.

     Since its Spin-off from Household in 1989, Scotsman has expanded through internal growth and through a disciplined acquisition program. The Company's internal growth has been driven primarily by increased sales of ice machines in the United States and Europe and beverage systems in Europe. In addition, from 1992 through 1996, the Company successfully completed and integrated five acquisitions. As a result of these acquisitions and internal growth, the Company's net sales increased to $356.4 million in 1996 from $168.7 million in 1992, representing a compound annual growth rate of 20.6%. In March 1997, the Company acquired Kysor for a net purchase price of approximately $299 million. Kysor is a leading supplier of refrigerated display cases and walk-in coolers and freezers to the supermarket and convenience store industries. For 1996, Kysor's sales of commercial refrigeration products were $245.1 million, an increase of 18.3% from 1995. Pro forma for the Kysor Acquisition, the Company's 1996 net sales were $601.4 million, a 68.7% increase over the Company's reported 1996 net sales. Through the addition of Kysor's leading market positions and complementary product lines, the Company expects to benefit from cross-selling opportunities, as well as synergies related to reduced overhead, increased purchasing power and shared research and development efforts.

     Scotsman is a market leader in each of its five product lines with well recognized, premium brand names. The Company believes it is the largest worldwide manufacturer of commercial ice machines, the largest manufacturer of food preparation and storage equipment for the foodservice industry in the United States and the second largest manufacturer of beverage systems in Europe and refrigerated display cases and walk-in coolers and freezers in the United States. Scotsman believes these strong market positions will enable it to take advantage of favorable trends driving global demand for its products.

INDUSTRY OVERVIEW

     Sales of the Company's five product lines are driven primarily by demand from participants in the food and beverage industry. According to a recent industry report, sales by the food and beverage industry are expected to grow from $700 billion in 1995 to approximately $800 billion in the year 2005. Much of this growth is expected to be captured by the foodservice industry (including supermarket delis), which continues to gain market share from traditional groceries. According to published industry sources, total U.S. foodservice sales climbed from approximately $255 billion in 1990 to an estimated $336 billion in 1997. According to published industry sources, the commercial foodservice segment of the foodservice industry, the largest segment of this industry, is expected to experience real growth of approximately 3.4% per year through 2005. Growth in the U.S. foodservice market is driven primarily by population growth, economic growth and demographic changes, including the number of families with two or more wage-earners and shifting consumer preferences for convenience in food preparation and consumption.

     According to published industry sources, sales by the U.S. commercial foodservice equipment industry grew 6.4% to approximately $4.5 billion in 1996 and are expected to grow by 6.8% in 1997. While normal replacement of aging equipment and that for new construction generally drive sales of new commercial refrigeration products, the Company expects further demand to result from remodeling due to product upgrades and expanded perishable sections in supermarkets and convenience stores, the expansion of national restaurant chains and the replacement of products containing chlorofluorocarbons ("CFCs"). The Company expects that a significant portion of the installed commercial refrigeration systems in the United States that are CFC-based will be replaced or retrofitted over the next decade, as CFCs become increasingly difficult to obtain.

     The commercial foodservice and retail food equipment industries are being affected by several key industry trends, including expansion by national restaurant and lodging chains, increased perishable and prepared food offerings at supermarkets and convenience stores, supplier consolidation and increased international foodservice demand.

     National Chain Expansion. Large chains have a significant impact on the commercial foodservice and retail food equipment markets as a result of new store openings, remodeling and upgrading programs and equipment purchases to support new menu items. The expansion of national chains is being driven by increased consumer expenditures for dining out and carry-out meals. According to an independent industry study, expenditures for food prepared outside of the home have increased from approximately 38% of the average American's food budget in 1975 to approximately 52% in 1995. Consistent with this trend, restaurant, convenience store and supermarket chains continue to add new sites through construction and acquisition. In 1996, for example, according to an independent industry study, the top 100 restaurant chains grew at a rate of 5.6% compared with 4.5% for the industry as a whole. Quick service restaurants continue to expand into non-traditional sites to offer increased consumer convenience and capture a greater portion of food expenditures. Locations for such non-traditional outlets include retail stores, supermarkets, department stores and gas stations. Quick service chains such as McDonald's and Sbarro, Inc., for example, are moving into airports, hospitals and schools, which increases demand for commercial foodservice equipment that is suitable for small, kiosk-type locations. According to an independent industry study, the top 75 supermarket chains accounted for approximately 78% of total supermarket industry sales in 1996, with the top 10 chains accounting for approximately 30% of total supermarket industry sales. The Company believes that continued consolidation will increase significantly that concentration over the next several years.

     Expansion of Supermarket and Convenience Store Food Retail and Foodservice. In 1996, sales of refrigerated display cases and systems to supermarkets was approximately $700 million, while sales to convenience stores totaled approximately $300 million, based on an independent industry study. In an effort to capitalize on home meal replacement trends, convenience stores and supermarkets continue to increase the portion of their floor space dedicated to the sale of prepared and perishable foods. At the same time, expansion of superstores has led to increased remodeling expenditures by existing stores in order to remain competitive. The Company believes that national chains, in particular, are placing added emphasis on store modernization to improve and differentiate product merchandising.

     Supplier Consolidation. National chains are demonstrating an increasing tendency to purchase from fewer suppliers and to form collaborative relationships with suppliers in order to minimize purchasing efforts and optimize product design, responsiveness and pricing plans. Criteria for supplier selection include not only product reliability and performance, service and price, but also national presence and full-service design, engineering and product customization capabilities. The Company believes that because these criteria favor larger, more integrated suppliers, smaller industry participants are at a competitive disadvantage in competing for contracts.

     Growth in International Foodservice Demand. International foodservice demand is driven by economic and disposable income growth, increased penetration of retail foodservice establishments, increased popularity of chilled beverages and fundamental changes in consumer attitudes toward dining outside the home. The Company expects these factors to drive significant growth in foodservice demand in regions such as Asia, Latin America and Eastern Europe over the next 10 years. Furthermore, the Company expects the developing economies in Eastern Europe, China and other regions of the world to drive expansion of hotels, restaurant chains and other foodservice establishments to meet increased business, consumer and tourist demands. Throughout the world, the concentration of quick service restaurant and lodging chains is substantially lower than in the United States and provides opportunities for national chains to expand internationally. As a result, many of the leading national chains have embarked upon significant international expansion. For example, the top 100 U.S. restaurant chains increased their number of international operating units and sales by approximately 16% and 11%, respectively, in 1996 compared with U.S. domestic unit and sales growth rates of 5.7% and 5.6%, respectively, according to an independent industry study. As a result, international chains increasingly are requiring their suppliers to have the capability to manufacture and service products in multiple geographic markets.

OPERATING STRATEGY

     Scotsman's operating strategy is to continue to capitalize on its competitive advantages and enhance its customer relationships. The key components of this strategy include:

     CAPITALIZING ON MARKET LEADERSHIP

     Scotsman seeks to build and maintain leading market positions in each of its product lines. The Company believes it is the world's largest manufacturer of commercial ice machines, the largest manufacturer of food preparation and storage equipment for the foodservice industry in the United States and the second largest manufacturer of beverage systems in Europe and refrigerated display cases and walk-in coolers and freezers in the United States. The Company believes that these leading market positions help to create a heightened awareness of its product offerings and brands. Scotsman believes that its leading market positions, broad product offerings, strong brand recognition and extensive distribution capabilities position it to compete successfully as its customers consolidate their supplier base and expand internationally.

     OPTIMIZING MANUFACTURING EFFECTIVENESS AND FLEXIBILITY

     To enhance manufacturing effectiveness, Scotsman has adopted "lean manufacturing" initiatives, which include minimizing manufacturing complexity, standardizing key product subcomponents, adopting cell manufacturing practices and emphasizing continuous improvement. These efforts throughout the Company have resulted in enhanced product quality, fewer product defects and lower inventory costs. Manufacturing flexibility enables each of the Company's manufacturing facilities to produce a range of standard or customized models within each manufacturing unit, which increases efficiency while improving the Company's ability to meet customers' delivery schedules. Scotsman believes that additional manufacturing efficiencies will result from sharing best practices among Kysor and Scotsman's other operating units.

     EMPHASIZING PRODUCT QUALITY AND NEW PRODUCT DEVELOPMENT

     By applying its product design, manufacturing and refrigerant technology expertise, Scotsman seeks to provide customers with technically superior, durable and energy efficient products. Scotsman also dedicates substantial resources to new product development and customizing existing products to meet the unique performance, size and appearance specifications of individual customers. This commitment has resulted in the introduction of numerous innovative new products and product enhancements, including: (i) the CM(3) ice machine, which offers greater ice making capacity while using less energy and having approximately 23% fewer parts than prior models; (ii) an ice dispenser designed to fit within the limited space requirements of many European hotels;
(iii) customized serving counters for Boston Market, which Scotsman designed to reduce the waiting time of Boston Market customers at peak periods; and (iv) the Genesis drink dispensing tower, which allows the proprietor to change the dispenser's exterior for different promotions. In addition, Scotsman was the first manufacturer to convert its entire line of ice machines to CFC-free refrigerants.

     LEVERAGING EXTENSIVE DISTRIBUTION CAPABILITIES TO DELIVER SUPERIOR CUSTOMER SERVICE

     Scotsman has an extensive sales, distribution and service network in over 100 countries that is designed to meet the needs of customers from product design and purchase through aftermarket sales and support. The Company's salesforce, sales engineers and distributors work closely with customers to determine the appropriate product for a given application and, if necessary, assist in the development of customized products. Following a sale, the Company or its distributors, depending on the product and geographic market, provide aftermarket support that includes training, maintenance, service and repair. See "-- Marketing and Distribution."

GROWTH STRATEGY

     The Company also pursues a growth strategy intended to strengthen its leading market positions within its product lines. The key elements of this strategy include:

     FOCUSING ON MAJOR NATIONAL CHAINS

     Scotsman targets major national chains within the five principal industries it serves. The Company believes that these national chains increasingly are gaining market share at the expense of independents, and the Company expects this trend to accelerate in both domestic and international markets. Chain expansion generates demand for new and replacement equipment through new construction, non-traditional site development and facility redevelopment or modernization. Scotsman's customers include many of the largest chains in the quick service restaurant, supermarket, lodging and convenience store industries, including McDonald's, Boston Market, WalwMart, Winn-Dixie, Marriott and Mobil. Through strong brands in each product line, the Company seeks to become the single supplier to its customers in each of its product lines. The Company will continue to organize product design and sales teams to work closely with national chains in developing applications to meet their specific requirements. Furthermore, given the strength of its current relationships and its capabilities abroad, the Company believes it is well positioned to benefit as national chains expand into international markets. For example, Scotsman provides refrigerated display cases and walk-in coolers and freezers to several WalwMart locations in South America.

     PURSUING CROSS-SELLING OPPORTUNITIES

     Scotsman has similar customers in each of its five product lines. While the Company maintains strong relationships with customers in each of its market segments, penetration of individual accounts varies by product line. As a result, the Company believes it has significant opportunities to pursue internal growth through cross-selling initiatives across product lines. The recently completed Kysor Acquisition, which expanded the Company's product range to include refrigerated display cases and walk-in coolers and freezers, has expanded these opportunities by broadening the Company's range of products and expanding its existing customer base. Specific cross-selling objectives include
(i) increasing sales of Kysor's refrigerated display cases and walk-in coolers and freezers to restaurants, where Scotsman historically has had significant market share and (ii) increasing sales of Scotsman's ice machines and food preparation and storage equipment to supermarkets, Kysor's strong customer base historically. The Company also believes that the breadth of its product lines resulting from the Kysor Acquisition enhances its ability to penetrate the convenience store market, a market in which the Company and Kysor currently have relationships with only a limited number of chains.

     CAPITALIZING ON INTERNATIONAL OPPORTUNITIES

     International foodservice equipment markets offer significant opportunities for growth by the Company. The Company believes, for example, that Western European foodservice locations have, on a percentage basis, significantly fewer ice machines than foodservice locations in the United States, and that market penetration of ice machines is significantly lower in other international markets. An integral part of Scotsman's strategy has been to develop production, manufacturing, marketing and distribution capabilities to serve international markets. The Company intends to continue to capitalize on the rapid growth of the commercial foodservice equipment industry in international markets by: (i) taking advantage of its existing manufacturing presence, including through its joint venture interests, in Australia, China, Germany, Indonesia, Italy and the United Kingdom and its extensive distribution network, which extends through over 100 countries; (ii) expanding its presence into new markets through acquisitions, joint ventures, alliances or startup investments; and (iii) leveraging its relationships with national chains to participate in their international expansion. Scotsman believes its brands and those of its subsidiaries are well recognized internationally, in part from a European presence which dates back to 1963. The scale of the Company's international operations is a competitive advantage, as most national competitors lack a significant presence in international markets. In addition, the Company believes that most of its competitors lack the breadth of international operating, service and distribution capabilities necessary to meet the needs of large customers in multiple international markets. The Company believes that it received several recent contract awards from U.S. chains, in part, because of its ability to meet such customers' needs across international markets.

     EXPANDING THROUGH STRATEGIC ACQUISITIONS AND JOINT VENTURES

     Strategic acquisitions are expected to remain an important element of Scotsman's growth domestically and internationally. The Company has acquired six businesses (including Kysor) since 1992 and formed three joint ventures and one strategic alliance. The Company believes there are significant consolidation opportunities in most of its product lines, particularly walk-in coolers and freezers, display cases and food preparation and storage equipment, which are relatively fragmented in the United States and highly fragmented in international markets. The Company expects that complementary acquisitions will provide the opportunity to achieve economies of scale through manufacturing, purchasing and overhead efficiencies and economies of scope through cross-selling opportunities and the sharing of product design innovation among its operating units. Scotsman currently targets acquisitions that: (i) relate closely to the Company's current technology, markets, customer types or product categories; (ii) position the Company to take advantage of fundamental market and industry trends; and (iii) will be non-dilutive to earnings. The Company's management team has substantial experience and expertise in identifying, completing and successfully integrating strategic acquisitions. See "The Company" and "Kysor Acquisition" for a description of the Company's acquisitions from 1992 to the present.

PRODUCTS

     Scotsman manufactures a diversified line of commercial refrigeration products, food preparation equipment and beverage systems, including ice machines, refrigerated display cases, food preparation and storage equipment, walk-in coolers and freezers and beverage dispensing systems. The Company sells its key products through the following principal product lines:

                                                       PERCENTAGE OF
                                                         PRO FORMA
                                                         1996 NET
         PRODUCT LINE              BUSINESS UNIT(S)        SALES              KEY PRODUCTS           KEY BRANDS
         ------------              ----------------    -------------          ------------           ----------
Ice Machines...................  Scotsman Ice Systems       29%        Commercial ice machines      Scotsman
                                 Frimont                               that make cube, flake,       Icematic
                                 Castel MAC                            nugget and scale ice.        Crystal Tips
                                 Booth/Crystal Tips                    Modular, self- contained     Rapid Freeze
                                 Scotsman China                        ice dispensing systems and   Simag
                                                                       storage bins.
Refrigerated Display Cases.....  Kysor//Warren              29%        Refrigerated self-serve      Kysor//Warren
                                                                       display cases.               Bangor
                                                                       Service deli cases.
                                                                       Custom merchandisers.
                                                                       Mechanical refrigeration
                                                                       systems.
                                                                       Refrigeration houses.
                                                                       Electrical distribution
                                                                       houses.
Food Preparation and Storage
  Equipment....................  Delfield                   19%        Food preparation             Delfield
                                 Castel MAC                            workstations.                Icematic
                                                                       Refrigerators and freezers.  Tecnomac
                                                                       Dough retarders and blast    Shelleyglas
                                                                       freezers.                    Shelleymatic
                                                                       Mobile cafeteria systems.
                                                                       Tray and plate dispensers.
Walk-in Coolers and Freezers...  Kysor Panel Systems        12%        Modular insulated panels     Kysor Needham
                                                                       and insulated doors for      Kysor Kalt
                                                                       refrigerated enclosures.
                                                                       Environmental rooms.
                                                                       Walk-in cold rooms and
                                                                       freezers.
Beverage Systems...............  Booth/Crystal Tips         11%        Soft beverage systems.       Booth
                                 Whitlenge                             Combination ice and          Whitlenge
                                 Hartek                                beverage dispensing          Hartek
                                 SAW Technologies                      systems.                     Aztec
                                                                       Custom beer cooling
                                                                       systems.

     Ice Machines. Scotsman believes it is the world leader in the sale of commercial ice machines. The Company's commercial ice machines are sold in the United States under the Scotsman and Crystal Tip brand names. The Company sells a diversified line of commercial ice machines that make ice in all forms, including cube, nugget, flake and scale. Each type of ice machine is designed and marketed for specific applications and capacity ranges from 300 to 2,000 pounds of ice per day. The Company's ice machines are either self-contained units, which make, store and, in some cases, dispense ice, or modular units, which make, but do not store, ice. Recent new product introductions have further augmented the Company's full line of commercial ice machine products. For example, Scotsman's CM(3) line of cuber ice machines, introduced in 1996, offers greater ice making capacity while using less energy and having approximately 23% fewer parts than prior models.

     Scotsman's expertise in manufacturing, design and refrigerant technology enables the Company's ice machines generally to meet or exceed customer's expectations for reliability and durability. Scotsman's ice machines have an average life of approximately seven to 10 years and replacement sales typically represent 70% to 80% of the Company's U.S. sales of ice machines.

     The Company believes it is the only U.S. commercial ice machine company with manufacturing facilities in Europe. The Company manufactures and markets commercial ice machines and related components through its Italian subsidiaries, Castel MAC and Frimont, principally under the Icematic, Scotsman and Simag trademarks, for sale in Italy and for export primarily to Eastern and Western Europe, the Middle East, Africa and the Far East. In China, the Company markets its ice machines under the Scotsman name through its Chinese joint venture. The Company also markets the Crystal Tips line internationally through three export marketing firms based in the United States and Canada.

     The Company also distributes Howe industrial ice flakers under distribution and trademark licensing agreements with Howe Corporation. See "The Company."

     Refrigerated Display Cases. Through its Kysor//Warren operating unit, Scotsman designs and manufactures refrigerated display cases and mechanical refrigeration systems sold primarily to supermarkets. Refrigerated display cases are used by supermarkets and convenience stores to display perishable food items such as vegetables, deli items and prepared meals. Mechanical refrigeration systems are located away from a store's customer area and provide power, air filtration and circulation and temperature controls to the refrigerated display cases located within the store.

     Food Preparation and Storage Equipment. Scotsman manufactures and markets a wide range of commercial food preparation and storage equipment through its wholly owned subsidiary Delfield. Delfield's principal products are customized and standard food preparation workstations, commercial up-right and under-the-counter refrigerators and freezers, mobile cafeteria systems and self-leveling tray and plate dispensers, all of which are constructed primarily from stainless steel, as well as wood and other decorative materials. Delfield's products are customized to address customer requests regarding size, space, features and performance. Delfield's standard refrigeration products frequently are incorporated into customers systems or can be sold separately.

     Within the Company's food preparation and storage equipment unit, the Company also manufactures and markets several related products. In Europe, Castel MAC manufactures and markets a line of refrigerated cabinets under the Icematic brand name and a line of dough retarders and blast freezers under the Tecnomac brand name, and Frimont markets a line of refrigerators manufactured by Castel MAC under the Scotsman brand name.

     The Company also manufactures and markets niche products primarily through Delfield, including air ventilating equipment under the Air Tech trademark, ice cream dispensing equipment and iced drink mixing and dispensing machines. In addition, the Company manufactures and markets a limited line of water coolers through its Italian subsidiaries, Frimont and Castel MAC, and small industrial applications through Whitlenge.

     Walk-in Coolers and Freezers. Scotsman designs, manufactures, markets and sells walk-in coolers and freezers and environmental control systems through its Kysor Panel Systems operating unit. Kysor Panel Systems' refrigeration panels used in the construction of walk-in coolers and freezers are made from all three primary panel types: wood rail, urethane rail and soft nose. The Company believes it is the only U.S. panel system supplier that can manufacture any of the three panel types to meet customer preferences and that Kysor Panel Systems is the largest supplier in the United States of walk-in coolers and freezers to the supermarket industry and a leading supplier of walk-in coolers and freezers to the convenience store industry. Scotsman's environmental control systems are used in industrial applications to test products under a range of temperatures.

     Beverage Systems. In the United States, Scotsman manufactures soft drink dispensing equipment through its wholly owned subsidiary, Booth. Booth manufactures and markets a complete line of non-coin operated soft drink dispensers and accessories. Booth offers both pre-mix and post-mix dispensers, which can either be ice-cooled or electrically-cooled, as well as ice and drink dispensers, hand-operated valves and other related accessory products used in the fountain drink market. Booth is one of only three companies in the United States that manufacture and market the three major product categories of beverage systems (mechanically refrigerated, ice cooled and ice/drink) to both Coca-Cola and Pepsi.

     In Europe, Scotsman manufactures and markets soft drink dispensing equipment, draught beer cooling equipment and related equipment through its Whitlenge and Hartek subsidiaries. Whitlenge specializes in remote beverage cooling installations, including large installations for restaurants, and also makes a range of refrigerated over and under-the-counter soft drink units. Hartek manufactures and markets soft drink dispensing equipment, draught beer cooling equipment and related ancillary equipment.

     The Company is a 50% partner in SAW Technologies, a joint venture recently formed to develop technologically advanced beverage dispensing valves. The joint venture's Aztec valve, already being sold to a major soft drink bottler in the United Kingdom, is targeted for other customers and markets. The Aztec valve differentiates between and monitors different types of soft drink syrups, continuously regulates the flow and mix of syrups and carbonated water and can dispense other beverages such as fruit juices, where pulp presents difficulties for most of the current generation of mechanical valves.

MARKETING AND DISTRIBUTION

     Scotsman's sales and distribution network, which extends through over 100 countries, uses a combination of direct sales to national accounts, exclusive and non-exclusive distributors and independent dealers, wholesalers and sales representatives. Scotsman has approximately 200 sales and marketing employees and relationships with over 300 exclusive distributors in over 50 countries and approximately 3,300 independent dealers, distributors, wholesalers and sales representatives in over 100 countries. Scotsman believes that these multiple sales and distribution channels allow it to best serve its diverse customer base across its five product lines.

     While each business unit has its own marketing organization which is responsible for the marketing and distribution of its products certain salespeople and distributors may handle more than one of the Company's product lines. The Company expects that in connection with its cross-selling objectives more salespeople and distributors will handle more than one of the Company's product lines.

     Ice Machines. In the United States, both of the Company's Scotsman and Crystal Tips brands maintain their own independent distribution networks. Scotsman Ice Systems has approximately 85 distributors in the United States and also sells directly to national customers such as large hotel chains, quick service restaurants and convenience stores. Crystal Tips sells through approximately 68 distributors in the United States. Outside the United States, Crystal Tips has over 20 distributors. Outside the United States, Castel MAC and Frimont combined have approximately 1,200 dealers and distributors in Europe and Asia. In the majority of countries served, Castel MAC and Frimont each sell through separate distribution channels. Distributors generally do not carry competing brands of ice machines.

     Refrigerated Display Cases. Kysor//Warren primarily sells refrigerated display cases directly to large supermarket and convenience store chains through its 29 person sales force. A smaller portion of Kysor//Warren's sales are made through independent commercial refrigeration distributors that market to independent and small chain supermarkets and convenience stores.

     Food Preparation and Storage Equipment. Delfield sells its products directly to national accounts such as large restaurant chains. Delfield also sells through a network of approximately 1,400 non-exclusive dealers and approximately 28 independent sales representative firms. In Europe, Castel MAC sells through dealers and agents.

     Walk-in Coolers and Freezers. Kysor Panel Systems sells its walk-in coolers and freezers directly to large supermarket chains primarily through its 30 person marketing and sales force. Kysor Panel Systems also sells to smaller independent supermarkets and convenience stores through a network of approximately 600 distributors, dealers and wholesalers.

     Beverage Systems. Booth sells its beverage systems directly to soft drink bottlers franchised by large customers such as Coca-Cola and Pepsi. Whitlenge sells directly to soft-drink bottlers and brewers in the United Kingdom, while Hartek sells directly to soft-drink bottlers and brewers in Germany. Whitlenge and Hartek jointly export directly to bottlers and brewers through a 10 person sales force and over 7 distributors and local agents in various markets throughout Western and Central Europe and the Middle East.

RESEARCH AND DEVELOPMENT

     Scotsman conducts extensive research and development programs in each of its product lines. These programs seek to develop product improvements and achieve cost reductions, as well as develop new products. Approximately 65 employees of the Company are engaged in research and development. Scotsman's total research and development expenditures for fiscal years 1996, 1995 and 1994 were $5.6 million, $4.8 million and $5.1 million, respectively, and Kysor's total research and development expenditures for 1996, 1995 and 1994 were $.8 million, $.4 million and $.3 million, respectively.

RAW MATERIALS

     The principal materials used in the manufacture of Scotsman's products are refrigeration components, including compressors, condensers, motors and controls, and raw materials such as stainless steel, galvanized steel, aluminum, copper, plastic, glass, foam insulation, brass and wood. These materials are readily available from several sources, and Scotsman has not experienced difficulties with respect to their availability.

FACILITIES

     The following chart lists the domestic and international active manufacturing, distribution and office facilities owned or leased by Scotsman or the joint ventures in which Scotsman has an interest:

                              DOMESTIC FACILITIES

                                                                                               OWNED/
              LOCATION                      DESCRIPTION             PRINCIPAL PRODUCT          LEASED
              --------                      -----------             -----------------          ------
Goodyear, Arizona...................    Plant and Office;      Walk-in Coolers and Freezers     Leased
                                        50,000 square feet
Los Angeles, California.............    Distribution           Ice Machines                     Leased
                                        Facility;
                                        13,000 square feet
Columbus, Georgia...................    Plant and Office;      Refrigerated Display Cases        Owned
                                        295,826 square feet
Columbus, Georgia...................    Plant and Office;      Refrigeration Systems             Owned
                                        155,000 square feet
Conyers, Georgia....................    Plant and Office;      Refrigerated Display Cases        Owned
                                        480,000 square feet
Vernon Hills, Illinois..............    Office;                Ice Machines                     Leased
                                        36,000 square feet
Vernon Hills, Illinois..............    Office;                Corporate headquarters           Leased
                                        8,800 square feet
South Bend, Indiana.................    Plant and Office;      Refrigerated Display Cases        Owned
                                        90,000 square feet
Des Moines, Iowa....................    Plant, Warehouse       Refrigerated Display Cases       Leased
                                        and Office;
                                        93,000 square feet
Mt. Pleasant, Michigan..............    Plant and Office;      Food Preparation and Storage      Owned
                                        327,000 square feet    Equipment
Portland, Oregon....................    Plant and Office;      Walk-in Coolers and Freezers      Owned
                                        84,000 square feet
Fairfax, South Carolina.............    Plant and              Ice Machines                      Owned
                                        Warehouse;
                                        327,000 square feet

                                                                                               OWNED/
              LOCATION                      DESCRIPTION             PRINCIPAL PRODUCT          LEASED
              --------                      -----------             -----------------          ------
Covington, Tennessee................    Plant and Office;      Food Preparation and Storage     Leased
                                        188,000 square feet    Equipment
Johnson City, Tennessee.............    Plant and Office;      Walk-in Coolers and Freezers     Leased
                                        60,000 square feet
Dallas, Texas.......................    Plant and Office;      Ice Machines                     Leased
                                        170,000 square feet
Fort Worth, Texas...................    Plant and Office;      Walk-in Coolers and Freezers      Owned
                                        118,162 square feet

                            INTERNATIONAL FACILITIES

                                                                                                OWNED/
              LOCATION                       DESCRIPTION             PRINCIPAL PRODUCT          LEASED
              --------                       -----------             -----------------          ------
Adelaide, Australia..................    Plant and Office;      Refrigerated Display Cases           *
                                         12,000 square feet
Sydney, Australia....................    Plant and Office;      Refrigerated Display Cases           *
                                         163,000 square feet
Vienna, Austria......................    Office and             Beverage systems                Leased
                                         Warehouse;
                                         11,000 square feet
Shenyang, China......................    Plant and Office;      Ice Machines                         *
                                         17,000 square feet
Radevormwald, Germany................    Plant and Office;      Beverage systems                 Owned
                                         35,000 square feet
Jakarta, Indonesia...................    Plant and Office;      Refrigerated Display Cases           *
                                         5,000 square feet
Castelfranco, Italy..................    Plant and Office;      Ice Machines                     Owned
                                         230,000 square feet
Milan, Italy.........................    Plant and Office;      Ice Machines                    Leased
                                         152,000 square feet
Halesowen, United Kingdom............    Plant and Office;      Beverage systems                Leased
                                         76,000 square feet
Irthlingsborough, United Kingdom.....    Plant and Office;      Beverage systems                     *
                                         3,900 square feet

-------------------------
* Facility owned or leased by a joint venture in which Scotsman has an interest.

     Scotsman considers the condition of its plants and other properties to be generally good and believes the capacity of its plants, as increased by the plant under construction in Georgia, to be adequate for the current needs of its business. Except for a lien on a section of its Mt. Pleasant, Michigan facility and on its Covington, Tennessee facility, both securing industrial revenue bonds, none of the principal properties owned by Scotsman are subject to encumbrances material to the operations of Scotsman.

EMPLOYEES

     As of June 29, 1997, Scotsman employed approximately 3,850 employees, approximately 1,400 of whom are covered by collective bargaining agreements. The Company believes its relationships with employees are generally good.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the names, ages (as of October 1, 1997) and positions of all executive officers and directors of Scotsman or its subsidiaries.

            NAME AND AGE                                  POSITION WITH COMPANY
            ------------                                  ---------------------
Richard C. Osborne, 53...............  Chairman, President, Chief Executive Officer and Director
Paolo Faenza, 58.....................  General Manager, Castel MAC
David M. Frase, 50...................  Vice President of the Company and President of Kysor Panel
                                       Systems
Richard M. Holden, 47................  Vice President -- Human Resources
Donald D. Holmes, 59.................  Vice President -- Finance and Secretary
Christopher D. Hughes, 51............  Vice President of the Company and President of Booth
Ludwig H. Klein, 55..................  Vice President of the Company and Managing Director of
                                       Hartek
Emanuele Lanzani, 63.................  Executive Vice President of the Company and Managing
                                       Director, Frimont and Castel MAC
Gerardo Palmieri, 57.................  Director -- Sales and Marketing, Frimont
Randall C. Rossi, 45.................  Vice President of the Company and President of Scotsman Ice
                                       Systems
William J. Rotenberry, 42............  Vice President -- Business Development
Michael de St. Paer, 52..............  Vice President of the Company and Managing Director of
                                       Whitlenge
Graham E. Tillotson, 46..............  Vice President of the Company and President of Delfield
Logan F. Wernz, 53...................  Vice President of the Company and President of Kysor//Warren
Donald C. Clark, 66..................  Director
Timothy C. Collins, 40...............  Director
Frank W. Considine, 76...............  Director
George D. Kennedy, 71................  Director
Robert G. Rettig, 68.................  Director
Richard L. Thomas, 66................  Director

     Mr. Osborne is Chairman of the Board and has held that position since May 1991. He is also President, Chief Executive Officer and a director of the Company and has held those positions since April 1989.

     Mr. Faenza is General Manager, Castel MAC, and has held that position since 1986.

     Mr. Frase is a Vice President of the Company and has held that position since May 1997. He is also President and General Manager of Kysor Panel Systems, and has held those positions since 1987. From 1982 to 1987, he served as a Vice President of Kysor's walk-in coolers and freezers business.

     Mr. Holden is Vice President -- Human Resources of the Company and has held that position since January 1990.

     Mr. Holmes is Vice President -- Finance and Secretary of the Company and has held those positions since April 1989.

     Mr. Hughes is a Vice President of the Company and has held that position since June 1994. He is also President of Booth and has held that position since May 1994. From 1993 to May 1994, he was Vice President/General Manager of the Central and Western Transit Operations of Morrison Knudsen Corporation, a division engaged in the business of assembling new and overhauling used passenger rail cars. From 1991 to 1993, Mr. Hughes was Vice President of Operations of Scotsman Ice Systems and Scotsman's former Glenco-Star division.

     Mr. Klein is a Vice President of the Company and has held that position since February 1996. He is also Managing Director of Hartek and has held that position since February 1995. From June 1994 until February 1995, he worked as an independent consultant and provided, during that period, consulting services to Hartek and in the capital goods industry. From July of 1986 until June of 1994, Mr. Klein held the position of General Manager of Haacon Hebetechnik GmbH, a manufacturer of industrial lifting equipment.

     Mr. Lanzani is an Executive Vice President of the Company and has held that position since April 1989. He is also the Managing Director, Frimont and Castel MAC. Mr. Lanzani has been Managing Director of Castel MAC since its acquisition by a wholly owned subsidiary of Household in October 1985 and has been Managing Director of Frimont since 1968.

     Mr. Palmieri is Director -- Sales and Marketing, Frimont, and has held that position since 1980.

     Mr. Rossi is a Vice President of the Company and has held that position since January 1995. He is also President of Scotsman Ice Systems and has held that position since January 1995. From January 1994 to January 1995, he was an Executive Vice President of Scotsman Ice Systems. From 1989 to January 1994, he was Vice President -- Sales and Marketing of Scotsman Ice Systems.

     Mr. Rotenberry is Vice President -- Business Development. He has been employed by the Company since January 1996 and became a Vice President of the Company in February 1996. From 1990 until January 1996, he was Director of Corporate Development for Joslyn Corporation, a diversified manufacturer.

     Mr. de St. Paer is a Vice President of the Company and has held that position since April 1994. He is also Managing Director of Whitlenge and has held that position since April 1993. From June 1992 to April 1993 he was Assistant Managing Director of Whitlenge. From 1991 until June 1992, he was the Managing Director and a Group Technical Director of Hartek.

     Mr. Tillotson is a Vice President of the Company and President of Delfield. He has held those positions since June 1997. From January 1997 to June 1997, he served as Interim President of Delfield. From 1984 to December 1996, he was Vice President, Sales & Marketing of Delfield.

     Mr. Wernz is a Vice President of the Company and has held that position since May 1997. He is also President and General Manager of Kysor//Warren, and has held those positions since 1988. From October 1984 to March 1988, he served as President and General Manager of Kysor//Westran. From January 1967 to June 1984, he served in various managerial and executive positions at Parker Hannifin and Ardco where he last served as President.

     Mr. Clark was Chairman of the Board and a director of Household until his retirement in 1996. Mr. Clark was Chairman of the Board of Household from 1984 to 1996 and Chief Executive Officer of Household from 1982 to September 1994. He is also director of Armstrong World Industries, Inc., PMI Group, Inc., Ripplewood Holdings L.L.C., Ameritech Corporation and Warner-Lambert Co. and serves as trustee of Clarkson University and Northwestern University. He has been a director of the Company since April 1989 and served as Chairman of the Board of the Company from April 1989 to May 1991.

     Mr. Collins is Chief Executive Officer and Senior Managing Director of Ripplewood Holdings L.L.C., an industrial and investment management holding company, and has held that position since 1995. Mr. Collins was Senior Managing Director of Onex Investment Corp. (New York), a management company for the U.S. investments of Onex Corporation, an Ontario corporation, from 1990 to 1995. He also serves on the board of directors of Dayton Superior Corporation and Danielson Holding Corporation. He has been a director of the Company since April 1994.

     Mr. Considine is Honorary Chairman of the Board, Chairman of the Executive Committee and a director of American National Can Company, a packaging manufacturer, and has held those positions since 1990. He was Chairman of the Board of American National Can Company from 1983 to 1990, President from 1969 to 1988, and Chief Executive Officer from 1973 to 1988. Mr. Considine is Chairman of the Board of Trustees of

Loyola University, Chicago, and serves on the Board of Trustees of the Field Museum of Natural History, Chicago. Mr. Considine has been a director of the Company since April 1989.

     Mr. Kennedy was Chairman and a director of the Mallinckrodt Group Inc., a producer of medical products and chemicals, from 1991 until his retirement in October 1994. He was Chairman and Chief Executive Officer of Mallinckrodt Group Inc. from 1986 to 1991. Mr. Kennedy is also a director of Brunswick Corporation, Illinois Tool Works, Inc., American National Can Company, Kemper National Insurance Company and Stone Container Corporation. He has been a director of the Company since April 1989.

     Mr. Rettig is a consultant to Illinois Tool Works, Inc., a manufacturer of industrial products and components, and a consultant to, and a director of, The Tech Group, a custom molding company, and has held those positions since 1990. He was an Executive Vice President of Illinois Tool Works, Inc. from 1983 to December 1989. Mr. Rettig is also a director of Lawson Products, Inc. and serves as a trustee of the Illinois Institute of Technology. He has been a director of the Company since April 1989.

     Mr. Thomas was Chairman of First Chicago NBD Corporation and The First National Bank of Chicago from 1995 until his retirement in May 1996. He was Chairman, President and Chief Executive Officer of The First National Bank of Chicago from 1992 to 1995. Mr. Thomas is currently a director of First Chicago NBD Corporation, The First National Bank of Chicago, CNA Financial Corporation, IMC Global Inc., The PMI Group, Inc., The Sabre Group Holdings, Inc. and Sara Lee Corporation. Mr. Thomas is Chairman of the Board and a trustee of Kenyon College, a trustee of the Chicago Symphony Orchestra, Northwestern University and Rush Presbyterian-St. Luke's Medical Center, and is Chairman of the Civic Committee of The Commercial Club of Chicago. He has been a director of the Company since August 1997.

EXECUTIVE COMPENSATION

     The Company's executive compensation program is structured to provide meaningful incentives to the executive officers to increase shareholder value. The program is comprised of a base salary, an annual cash incentive compensation program and a long-term incentive compensation plan in the form of stock options, stock appreciation rights, restricted stock and restricted stock rights.

     As of February 15, 1997, the directors and certain officers of the Company, as a group, beneficially owned, or had the right to acquire within 60 days pursuant to the exercise of stock options, 1,432,665 shares of Common Stock representing 13.1% of the shares of Common Stock then issued and outstanding.

                              CERTAIN TRANSACTIONS

     Timothy C. Collins and Matthew O. Diggs, Jr. (who resigned from the Board of Directors on August 13, 1997) were appointed directors of the Company, effective April 29, 1994, pursuant to the terms and conditions of the agreements pursuant to which Scotsman acquired Delfield and Whitlenge (the "Acquisition Agreements"). Pursuant to the Acquisition Agreements, the Company also agreed that, (i) so long as certain former shareholders of Delfield and Whitlenge, together in each case, with certain permitted transferees (collectively, the "New Scotsman Shareholders") own at least 1,688,578 shares of Common Stock (appropriately adjusted for any subsequent recapitalization, stock dividend, split or other change in the capital stock), they will be entitled to designate the persons nominated by the Board of Directors to fill the directorships currently held by Mr. Collins and formerly held by Mr. Diggs, and (ii) so long as the New Scotsman Shareholders own at least 1,114,462 shares of Common Stock (appropriately adjusted for any subsequent recapitalization, stock dividend, split or other change in the capital stock), they will be entitled to designate one such nominee.

     Certain of the New Scotsman Shareholders entered into a Stockholders' Agreement dated as of January 11, 1994 (the "Stockholders' Agreement"), under which they have, among other things, allocated among themselves the power to designate the person or persons to be nominated as directors. The Stockholders' Agreement provides that, (i) so long as the New Scotsman Shareholders are entitled to designate directors pursuant to the Acquisition Agreements, Onex Corporation ("Onex"), so long as it and its affiliates, Onex DHC LLC and Onex U.S. Investments (the "Onex Affiliates"), hold Common Stock, will have the right to designate (and remove) one such director, and EJJM, an Ohio general partnership of which Mr. Diggs is the sole managing general partner ("EJJM"), so long as it holds Common Stock, will have the right to designate (and remove) the other such director, (ii) if the New Scotsman Shareholders are entitled to designate only one nominee to the Board of Directors, whichever of Onex and the Onex Affiliates or EJJM owns the higher percentage of Common Stock at the time of such designation will be entitled to designate the nominee, and (iii) in all other cases, the holders of a majority of the Common Stock held by the New Scotsman Shareholders at the time that they are entitled to designate one or more nominees to the Board of Directors shall make such designation. Scotsman is not a party to the Stockholders' Agreement.

     Under the Stockholders' Agreement, Onex and the Onex Affiliates have also been granted an irrevocable proxy (the "Onex Proxy") to vote all of the shares of Common Stock held by the New Scotsman Shareholders. The Onex Proxy includes the right to vote for the transaction of any and all business that may come before an annual, general or special meeting of the Company's shareholders, including the right to vote for the sale of all or any part of the assets, the liquidation or the dissolution of the Company. The Onex Proxy will terminate automatically on January 10, 1999 or at such time that Onex, together with the Onex Affiliates, holds less than 30% of the number of shares of Common Stock initially acquired by it pursuant to the merger provided for in the Acquisition Agreement related to Delfield. The Onex Proxy will also terminate with respect to specific shares of Common Stock upon the transfer of such shares to any person other than certain specified types of affiliates or associates of certain former Delfield and Whitlenge shareholders that have granted Onex and the Onex Affiliates the Onex Proxy.

     According to the information provided in a Schedule 13D, as amended by Amendment No. 4, dated August 13, 1997 (the "New Scotsman Shareholders 13D"), filed by certain of the New Scotsman Shareholders, on August 13, 1997, EJJM assigned to Onex all of its rights under the Stockholders' Agreement to designate a nominee to the Board of Directors of Scotsman, and Onex released EJJM and all of the shares of capital stock of Scotsman owned by EJJM and its affiliates from the Onex Proxy. According to the New Scotsman Shareholders 13D, EJJM and The Diggs Family Foundation sold substantially all of the shares of Common Stock that were subject to the Stockholders' Agreement and held by EJJM and its affiliates.

     The agreements regarding the rights of the New Scotsman Shareholders to designate one or two nominees to the Board of Directors are expected to become inapplicable after the consummation of this Offering because of the sale of shares by certain of the New Scotsman Shareholders. See "Selling Stockholders."

     So long as the New Scotsman Shareholders are entitled to designate at least one nominee to the Board of Directors, (i) the Company has agreed that, subject to the right of the holders of preferred stock, if any, to elect directors under certain circumstances, it will not increase the number of directors to more than eight directors, and (ii) the New Scotsman Shareholders have agreed to vote, to cause any affiliate or associates controlled by them to vote, and to use reasonable efforts to cause any other affiliates or associates to vote, all shares of capital stock of the Company owned by them in favor of all of the nominees to the Board of Directors recommended by the Board of Directors.

     The right of the New Scotsman Shareholders to designate one or more nominees to the Company's Board of Directors will terminate on January 11, 2004 unless such obligation is extended by written agreement among the Company and the New Scotsman Shareholders after January 11, 2002 but before the termination date. Upon termination of the right of the New Scotsman Shareholders to designate one or more nominees to the Board of Directors at a time when any designee of the New Scotsman Shareholders is currently on the Board and upon the request of the Company, (i) any such designee who is a New Scotsman Shareholder shall promptly resign as a director, and (ii) the New Scotsman Shareholders will use their best efforts to cause any such designee or designees who are not New Scotsman Shareholders to promptly resign.

     As a condition to the obligations of each party to consummate the transactions contemplated by the Acquisition Agreements, Scotsman and the New Scotsman Shareholders entered into a Registration Rights Agreement (the "Registration Rights Agreement"). Under the Registration Rights Agreement, New Scotsman Shareholders who (together with their affiliates and associates) hold not less than 250,000 shares of the Common Stock may, subject to certain limitations, require Scotsman to effect up to three registrations of such shares under the Securities Act of 1933, as amended (the "Securities Act"). Under the Registration Rights Agreement, New Scotsman Shareholders who, in the aggregate, hold not less than 100,000 shares of the Common Stock also have rights, subject to certain exemptions and limitations, to request that Scotsman include such shares in other registrations by Scotsman of its securities under the Securities Act (the "Piggy Back Registration Rights"). All expenses incident to such registrations (other than underwriting discounts and selling commissions applicable to the sale of such shareholders' shares and fees and expenses of counsel to the selling shareholders) are to be borne by Scotsman.

     The foregoing summary description of the Acquisition Agreements, the Stockholders' Agreement and the Registration Rights Agreement does not purport to be complete and is subject in all respects to the provisions of such agreements, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part and are incorporated herein by reference.

                              SELLING STOCKHOLDERS

    The following table sets forth information concerning the identity of the persons who propose to sell shares of Common Stock in this Offering (individually, a "Selling Stockholder" and, collectively, the "Selling Stockholders"):

                                                                SHARES BEING
                  SELLING STOCKHOLDERS(1)                         OFFERED
                  -----------------------                       ------------
Onex DHC LLC and/or OMI Quebec FCI LLC or another subsidiary of Onex...................................................

                                                                 ---------
                                                                 1,611,699
                                                                 =========

-------------------------

(1) Onex DHC LLC and/or one or more Onex Affiliates are participating in this Offering pursuant to the exercise of their Piggy Back Registration Rights in respect of the Debt Offering. For purposes of this section, it is assumed that Onex DHC LLC and/or one or more Onex Affiliates are the only Selling Stockholders. Scotsman will notify the New Scotsman Shareholders of the Offerings, and, subject to the terms of the Registration Rights Agreement, any of the New Scotsman Shareholders may exercise their Piggy Back Registration Rights. In that event, the total number of shares of Common Stock offered by the Selling Stockholders may exceed 1,611,699. See "Certain Transactions."

    Based on information included in Form 4s filed with the Commission by Onex DHC LLC and other information available to the Company, Onex DHC LLC owns 1,611,699 shares of Common Stock (15.3% of the 10,555,038 shares outstanding as of August 8, 1997). Onex DHC LLC has indicated that prior to selling shares in this Offering, it may transfer all or a part of such shares to OMI Quebec FCI LLC or to another subsidiary of Onex. After giving effect to the sale of shares of Common Stock to be sold in this Offering, the Onex Group will own no shares of Common Stock.

    The New Scotsman Shareholders, including the Selling Stockholders, are parties to agreements with the Company and among themselves that govern the appointment and future nomination of certain directors to the Board of Directors of the Company. See "Certain Transactions."

                          DESCRIPTION OF CAPITAL STOCK

     The following summary description of Scotsman's capital stock does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of the Restated Certificate of Incorporation of the Company (the "Company Certificate"), the By-Laws of the Company, as amended (the "Company By-Laws"), and the Rights Agreement (as defined below), copies of which are exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

     The authorized capital stock of the Company consists of (i) 50,000,000 shares of Common Stock, $0.10 par value per share, and (ii) 10,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock"). 10,555,038 shares of Common Stock were issued and outstanding as of August 8, 1997, and no shares of Preferred Stock were issued and outstanding as of such date.

COMMON STOCK

     The holders of Common Stock of the Company are entitled to one vote for each share on all matters voted on by stockholders of the Company, including the election of directors, and, except for such voting rights as may be granted by the board of directors of the Company with respect to any series of Preferred Stock of the Company, the holders of such shares possess all voting power applicable to the Company's capital stock. The Company Certificate does not provide for cumulative voting for the election of directors. Subject to any preferential rights of any outstanding series of Preferred Stock of the Company designated by the board of directors of the Company from time to time, the holders of Common Stock of the Company are entitled to such dividends as may be declared from time to time by the board of directors from funds available therefor, and upon liquidation will be entitled to receive pro rata all assets of the Company available for distribution to such holders.

     The outstanding shares of Common Stock are, and the shares of Common Stock offered by the Company in this Offering will be, when issued and paid for, fully paid and nonassessable. The Company will apply for the listing of the Common Stock offered hereby on the NYSE, effective upon official notice of issuance.

PREFERRED STOCK

     The Company Certificate authorizes the board of directors of the Company to provide for the issue of shares of Preferred Stock of the Company, in one or more series, and to fix for each such series such voting powers, designations, preferences, and relative, participating, optional and other special rights, and such qualifications, limitations or restrictions, as are stated in the resolution adopted by the board of directors of the Company providing for the issue of such series and as are permitted by the Delaware General Corporation Law (the "DGCL").

CLASSIFIED BOARD OF DIRECTORS

     The Company Certificate provides for the board of directors of the Company to be divided into three classes serving staggered terms so that one class of directors is elected each year for a three-year term.

NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

     The Company Certificate and the Company By-Laws provide that the number of directors will be fixed from time to time exclusively by the board of directors of the Company. In addition, the Company Certificate and the Company By-Laws provide that, subject to any rights of the holders of Preferred Stock of the Company and unless the board of directors of the Company otherwise determines, a majority of the board of directors of the Company then in office may fill any vacancies on the board of directors and directors so chosen to fill a vacancy shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such director's successor shall have been duly elected and qualified. Accordingly, the board of directors of the Company could prevent any stockholder of the Company from obtaining majority representation on the board of directors of the Company by enlarging the board and filling the new directorships with its own nominees.

     Moreover, the DGCL, the Company Certificate and the Company By-Laws provide that directors may be removed only for cause. The Company Certificate and the Company By-Laws also provide that directors may be removed only by affirmative vote of holders of at least a majority of the voting power of all the then outstanding shares of Voting Stock (as defined) voting together as a single class.

NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETING

     The Company Certificate and the Company By-Laws provide that stockholder action can be taken only at an annual or special meeting of stockholders and prohibit stockholder action by written consent in lieu of a meeting. The Company Certificate and the Company By-laws provide that, subject to the rights of holders of any series of Preferred Stock of the Company, special meetings of stockholders can be called only by a majority of the total number of directors which the board of directors of the Company would have if there were no vacancies (the "Whole Board"). Stockholders are not permitted to call a special meeting or to require that the board of directors of the Company call a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting by or at the direction of the board of directors of the Company.

ADVANCE NOTICE PROVISIONS OF STOCKHOLDER PROPOSALS AND STOCKHOLDER NOMINATIONS OF DIRECTORS

     The Company By-Laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the board of directors of the Company, of candidates for election as directors and with regard to certain matters to be brought before an annual meeting of shareholders of the Company. Any such notice must contain certain specified information.

FAIR PRICE PROVISION

     The Company is able to merge or consolidate with other corporations, sell or transfer all or substantially all of its assets or adopt a plan of recapitalization, liquidation or dissolution ("Business Combinations") with the approval of the holders of a majority of the outstanding shares of Common Stock of the Company, subject to the "fair price" provision in the Company Certificate.

     In general, the fair price provision requires the approval of the holders of 80% of the voting power of the outstanding capital stock of the Company entitled to vote generally in the election of directors as a condition for Business Combinations involving any beneficial holder of more than 10% of such voting power (an "Interested Stockholder"), unless the transaction is either approved by at least a majority of the members of the Board of Directors who are unaffiliated with the Interested Stockholder and were directors before the Interested Stockholder became an Interested Stockholder (the "Continuing Directors") or certain minimum price and procedural requirements are met. The term Continuing Directors also includes certain successors to Continuing Directors if unaffiliated with the Interested Stockholder. The term "Interested Stockholder" also refers to certain assignees of Interested Stockholders and to affiliates of the Company who, within two years prior to the date in question, beneficially held 10% or more of the voting power of the outstanding stock of the Company entitled to vote generally in the election of directors.

SECTION 203

     The Company is subject to Section 203 of the DGCL. Section 203 of the DGCL prevents an "interested stockholder" (defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) at or subsequent to the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

THE RIGHTS PLAN

     Pursuant to the Rights Agreement dated April 14, 1989, as amended (the "Rights Agreement"), with Harris Trust and Savings Bank, as Rights Agent, upon the occurrence of certain events described below, each holder of a share of Common Stock of the Company outstanding as of the date of this Prospectus has received and each holder of a share of Common Stock offered hereby will receive, one Common Stock purchase right (a "Right") for each share of Common Stock held by such holder entitling such holder until the earlier of May 1, 1999 (the "Final Expiration Date") or the redemption of the Rights (the "Redemption Date") to purchase shares of Common Stock of the Company at a price of $48 per share (the "Purchase Price"), subject to adjustment.

     Until the earlier of (i) 10 days after a public announcement that a Person (other than a Scotsman related entity) has become the Beneficial Owner (as defined in the Rights Agreement) of 20% (or such lower threshold not less than 10% as may be established by the Board of Directors of the Company) or more of the outstanding shares of Common Stock of the Company or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors of the Company prior to such time as any Person becomes an Acquiring Person (as defined in the Rights Agreement)) following the commencement of, or announcement of an intention to commence, an offer the consummation of which would result in a Person beneficially owning 20% (or such lower threshold not less than 10% as may be established by the Board of Directors of the Company) or more of the outstanding shares of Common Stock of the Company (the earlier of (i) or (ii) being called the "Rights Distribution Date"), the Rights are represented by the certificates for the Common Stock of the Company, are not exercisable and are not transferable apart from the Common Stock of the Company. After the Rights Distribution Date, the Rights become exercisable, and separate certificates for the Rights will be mailed to holders of record of the shares of Common Stock as of such date. Such separate certificates will thereafter constitute the sole evidence of the Rights.

     In the event that on or after the first date of public announcement by the Company or an Acquiring Person that an Acquiring Person has become such the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold in one or a series of transactions (other than in the ordinary course of business), proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the Purchase Price of the Right. Subject to certain exceptions, in the event that any Person, together with its Affiliates and Associates (as such terms are defined in the Rights Agreement), has become the Beneficial Owner of 20% (or such lower threshold not less than 10% as may be established by the Board of Directors of the Company) or more of the shares of Common Stock of the Company then outstanding, proper provision will be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock of the Company having a market value of two times the Purchase Price of the Right. Under no circumstances may a Right be exercised following the occurrence of the event set forth in the preceding sentence prior to the expiration of the Company's right of redemption.

     Under certain circumstances, the Company may (i) exchange the Rights (other than those Rights owned by the Acquiring Person or its Affiliates or Associates which have become void), in whole or in part, for additional shares of Common Stock of the Company at an exchange ratio of one share of Common Stock of the Company per Right or (ii) redeem the Rights in whole, but not in part, at the price of $0.01 per Right, in each case subject to adjustment.

     The Rights are not exercisable until the Rights Distribution Date. The Rights will expire on the Final Expiration Date, unless earlier redeemed or exchanged or unless such expiration date is extended. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Harris Trust and Savings Bank.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

CREDIT FACILITY

     The following summary description of the Credit Facility does not purport to be complete and is subject in all respects to the provisions thereof, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part and is incorporated herein by reference.

     In connection with the closing of the Kysor Acquisition in March 1997, the Company, Scotsman Group, certain other subsidiaries of the Company, certain financial institutions ("Lenders") and The First National Bank of Chicago, as agent for the Lenders ("First Chicago"), entered into a loan agreement providing for a credit facility in the aggregate principal amount of $415 million and, in contemplation of the Debt Offering, the Company has entered into negotiations with First Chicago to amend such loan agreement to, among other things, permit the consummation of the Debt Offering and change certain covenants (the "Credit Facility Amendment" and, together with such loan agreement, as amended to date, the "Credit Facility"). The following description of the Credit Facility assumes the effectiveness of the Credit Facility Amendment and the application of the net proceeds from this Offering to repay $30 million of term loan borrowings outstanding under the Credit Facility. The Credit Facility consists of a $120 million term loan facility (the "Term Facility") and a $265 million revolving loan facility (the "Revolving Facility").

     The Revolving Facility will mature on March 12, 2004 (unless otherwise earlier terminated or extended in accordance with the terms of the Credit Facility). The aggregate principal amount which may be borrowed thereunder will be reduced on December 31, 1998 by $10 million and by $15 million on each December 31 thereafter until maturity, at which time the remaining commitment amount under the Revolving Facility will be reduced to zero. The Term Facility will mature on December 31, 2002 and be amortized with semi-annual principal payments (in varying amounts) starting on December 31, 1997 and continuing thereafter until maturity.

     Borrowings under the Credit Facility bear interest at a floating rate based upon, at the borrower's option, (i) the higher of First Chicago's corporate base rate or the Federal funds rate plus 1/2% per annum, or (ii) the rate offered by First Chicago for deposits in the relevant Eurocurrency, plus, in each case, an applicable margin. As of June 29, 1997, borrowings under the Term Facility and the Revolving Facility accrued interest at rates ranging from 7.0625% to 7.9375% per annum (equal to 1.375% above Eurocurrency rates, but the applicable margin will vary depending upon the "Debt/Earnings Ratio" (as defined below)).

     The Credit Facility is guaranteed by Scotsman and certain of its subsidiaries and secured by a pledge of stock of certain subsidiaries of Scotsman.

     The Credit Facility contains conditions precedent, representations and warranties, covenants, events of default and other provisions customary for such financings. Financial covenants in the Credit Facility require Scotsman to maintain: (a) net worth on a consolidated basis of not less than the sum of $120 million plus 60% of Scotsman's consolidated net income for all quarters ending after December 31, 1996 plus 60% of the proceeds of any equity issuances by Scotsman less certain other adjustment amounts identified therein; (b) a ratio (the "Debt/Earnings Ratio") of total indebtedness to EBITDA (net income, plus income tax expense, minus equity in net income of affiliates (net of cash dividends received), plus interest expense, plus depreciation expense, plus amortization expense, plus other non-cash charges, minus interest income) of not more than certain specified amounts measured on a rolling four-quarter basis for each quarter end (such ratio for the period ending December 28, 1997 not to exceed 5.0 to 1.00);
(c) a ratio of EBITDAR (EBITDA plus rents) minus capital expenditures to "Fixed Charges" (interest expense, plus scheduled principal repayments (including mandatory Revolving Facility reductions), plus income tax expense, plus rents, plus dividends paid) of not less than 1.0 to 1 for all fiscal quarters ending in 1997 and 1.05 to 1 thereafter; and (d) a ratio of total senior indebtedness to EBITDA of not more than certain specified amounts measured on a rolling four quarter basis for each quarter end (such ratio for the period ending December 28, 1997 not to exceed 4.25 to 1.00). The covenant described in (a) above could restrict the Company's ability to make future distributions to its stockholders if such distributions would cause the Company to violate the net worth maintenance requirement. At June 29, 1997, consolidated stockholders' equity of the Company was $137.5 million. The Company is also precluded from paying dividends to its stockholders (other than dividends payable in its own capital stock) if a default or an unmatured default under the agreement has occurred and is continuing or would occur after giving effect to the payment of such dividends.

     The Credit Facility requires that a notional amount of $150 million be hedged to reduce interest rate exposure until March 12, 2000. Subsequent to the Kysor Acquisition, the Company entered into interest rate swap agreements to hedge its interest rate exposure on the $150 million until March 27, 2000. One of the interest rate swap agreements is extendable for an additional two years at First Chicago's option at the end of three years.

SENIOR SUBORDINATED NOTES

     The Company's direct wholly owned subsidiary, Scotsman Group, is offering
up to $100 million aggregate principal amount of its      % Senior Subordinated
Notes Due 2007, pursuant to the Debt Offering. The following is a summary of certain terms of the Notes and is qualified in its entirety by reference to the Indenture. A copy of the proposed form of Indenture has been filed with the Registration Statement of which this Prospectus is a part. Scotsman will irrevocably and unconditionally guarantee on a senior subordinated basis the payment of principal and interest in respect of the Notes and the performance by Scotsman Group of its other obligations under the Indenture (the "Parent Guarantee").

     The Notes and the Parent Guarantee will be unsecured senior subordinated obligations of Scotsman Group and the Company, respectively, and will rank pari passu in right of payment with all existing and future senior subordinated indebtedness of Scotsman Group and the Company, respectively, and will be subordinated to existing and future senior indebtedness of Scotsman Group and
the Company, respectively. The Notes will mature on        , 2007. The Notes
will bear interest from        , 1997 at a rate of   % per annum payable
semi-annually, commencing on        , 1998.

     The Notes will be redeemable at the option of Scotsman Group, in whole or
in part, at any time and from time to time, on or after        , 2002 and prior
to maturity at the following redemption prices (expressed as a percentage of the principal amount), plus accrued but unpaid interest, if redeemed during the
twelve-month period commencing on      of the years set forth below:

                     PERIOD                         REDEMPTION PRICE
                     ------                         ----------------
2002............................................             %
2003............................................             %
2004 and thereafter.............................          100%

     In the event the Company consummates an Equity Offering (as defined in the
Indenture) prior to        2000, Scotsman Group may, at its option, redeem in
the aggregate up to 35% of the original principal amount of the Notes at a redemption price equal to % of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest to the redemption date, provided at least $ million aggregate principal amount of the Notes remains outstanding after such redemption.

     Upon the occurrence of a Change of Control (as defined in the Indenture), each holder of the Notes will have the option to require Scotsman Group to repurchase the Notes held by such holders at a redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest through the redemption date.

     The Indenture will contain certain covenants, including without limitation, covenants with respect to the following matters: (i) limitations on indebtedness; (ii) limitations on other senior subordinated indebtedness; (iii) limitations on restricted payments; (iv) limitations on sale or issuance of restricted subsidiary stock and indebtedness; (v) limitations on transactions with affiliates; (vi) limitations on liens; (vii) limitations on asset sales;
(viii) limitations on dividends and other payment restrictions affecting restricted subsidiaries; and (ix) restrictions on mergers and certain transfers of assets.

                              PLAN OF DISTRIBUTION

     The distribution of the Shares by the Selling Stockholders may be effected from time to time in one or more transactions (which may be block transactions) on the NYSE or otherwise, in special offerings, exchange distributions or secondary distributions pursuant to and in accordance with the rules of the NYSE, in the over-the-counter-market, in negotiated transactions, through the writing of options on shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions directly or to or through underwriters, broker-dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or purchasers of shares for whom they may act (which compensation may be in excess of customary commissions). The Selling Stockholders and underwriters, broker-dealers and agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares may be deemed to be underwriting compensation. At the time a particular offer of shares of Common Stock is made, to the extent required, a supplement to this Prospectus will be distributed which will set forth, to the extent required, the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation and any discounts, commissions or concessions allowed or reallowed or paid to dealers and the proposed selling price to the public.

     There is no assurance that the Selling Stockholders will sell any or all of the Shares described herein and they may transfer, devise or gift the Shares by other means not described herein, including, without limitation, pursuant to Rule 144 or Rule 145 under the Securities Act.

     Under the contractual arrangements between the Company and the Selling Stockholders, the Company is obligated to indemnify the Selling Stockholders and any underwriters of the Shares, and the Selling Stockholders are obligated to indemnify the Company and any such underwriters, in each case against certain civil liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Sidley & Austin, Chicago, Illinois.

                                    EXPERTS

     The consolidated financial statements of the Company at December 29, 1996 and December 31, 1995 and for each of the three years ended December 29, 1996, December 31, 1995 and January 1, 1995, respectively, included and incorporated by reference elsewhere in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon included and incorporated by reference elsewhere herein. The financial statements referred to above are included and incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated balance sheet of Kysor Industrial Corporation and Subsidiaries as of December 31, 1996 and 1995 and the consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996, included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand, L.L.P., independent public accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports and other information with the Commission. Reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission; Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Northeast Regional Office, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy information statements and other information regarding companies which file electronically with the Commission. In addition, reports, proxy and information statements and other information concerning the Company may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Booth(R), Delfield(R), Kysor(R), Kysor//Warren(R), Scotsman(R), Shelleyglas(R) and Simag(R), are registered trademarks or trade names of the Company or its subsidiaries. Boston Market(R) is a registered trademark of Boston Chicken, Inc. Coca-Cola(R) is a registered trademark of The Coca-Cola Company. Howe(R) and Rapid Freeze(R) are registered trademarks of Howe Corporation. Marriott(R) is a registered trademark of Marriott International, Inc. McDonald's(R) is a registered trademark of McDonald's Corporation. Mobil(R) is a registered trademark of Mobil Corporation. Pepsi(R) is a trademark of Pepsico, Inc. WalwMart(R) is a registered trademark of Wal-Mart Stores, Inc. Winn-Dixie(R) is a registered trademark of Winn-Dixie Stores, Inc.

                              [OUTSIDE BACK COVER]

            [GRAPHIC ILLUSTRATION OF MATERIAL DESCRIBED ELSEWHERE IN THIS PROSPECTUS REGARDING THE COMPANY'S FIVE PRODUCT LINES]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses (other than underwriting discounts and commissions) payable in connection with the sale of the Common Stock and the Notes offered hereby (including the Common Stock which may be issued pursuant to an over allotment option) are as follows:

                                                                AMOUNT*
                                                                -------
SEC Registration fee........................................    $ 43,247
NASD fee....................................................      15,652
NYSE fee....................................................      29,500
Printing and engraving expenses.............................     250,000
Legal fees and expenses.....................................     250,000
Accounting fees and expenses................................     150,000
Blue sky fees and expenses (including legal fees and
  expenses).................................................       2,500
Transfer agent, trustee and registrar fees and expenses.....      15,000
Rating agency fees..........................................      62,500
Miscellaneous...............................................      31,601
                                                                --------
     Total..................................................    $850,000
                                                                ========

-------------------------
* All amounts are estimated, except the SEC Registration fee, the NASD fee and the NYSE fee.

     The Company will bear all expenses shown above.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware General Corporation Law (the "DGCL") permits a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The DGCL provides that a corporation may pay expenses (including attorneys' fees) incurred by an officer or Director in defending any civil, criminal, administrative or investigative action (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate), and must reimburse a successful defendant for expenses, including attorney's fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers. The DGCL provides that indemnification may be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

     Article Ninth of the Restated Certificate of Incorporation of the Company ("Article Ninth") provides that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she is or was a director, officer or employee of the Company (or was serving at the request of the Company as a director, officer, employee or agent for another entity) will be indemnified and held harmless by the Company, to the full extent authorized by the DGCL, as currently in effect (or, to the extent indemnification is broadened, as it may be amended) against all expense, liability or loss (including attorneys' fees, judgments, fines, Employee Retirement Income Security Act excise taxes or penalties and amounts to be paid in settlement) reasonably incurred by such person in connection therewith. Article Ninth provides that the rights conferred thereby are contract rights and will include the right to be paid by the Company for the expenses incurred in defending the proceedings specified above, in advance of their final disposition, except that, if the DGCL so requires, such payment will only be made upon delivery to the Company by the indemnified party of an undertaking to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified under such provision or otherwise. Article

Ninth provides that the Company may, by action of its board of directors, provide indemnification to its agents with the same scope and effect as the foregoing indemnification of directors, officers and employees.

     Article Ninth provides that persons indemnified thereunder may bring suit against the Company to recover unpaid amounts claimed thereunder, and that if such suit is successful, the expense of bringing such a suit will be reimbursed by the Company. Article Ninth further provides that while it is a defense to such a suit that the person claiming indemnification has not met the applicable standards of conduct making indemnification permissible under the DGCL, the burden of proving the defense will be on the Company and neither the failure of the Company's board of directors to have made a determination that indemnification is proper nor an actual determination that the claimant has not met the applicable standard of conduct will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     Article Ninth provides that the rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred therein will not be exclusive of any other right which any person may have or acquire under any statute, provision of the Company's Restated Certificate of Incorporation or By-Laws, or otherwise. Finally, Article Ninth provides that the Company may maintain insurance, at its expense, to protect itself and any of its directors, officers, employees or agents against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

     The Company has insurance which insures directors and officers of the Company for acts committed in their capacity as directors and officers or claims made against them by reason of their status as directors or officers, except for and to the extent the Company has indemnified the directors or officers.

ITEM 16. EXHIBITS

     Exhibits: Unless otherwise indicated, all documents incorporated by reference to prior filings have been filed under Commission File No. 1-10182.

EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
 1.1*      Form of Underwriting Agreement for Notes.
 2.1**     Agreement and Plan of Merger dated as of February 2, 1997
           among the Company, K Acquisition Corp. and Kysor
           (incorporated herein by reference to Exhibit (c)(1) of the
           Company's Schedule 14D-1 filed with the Commission on
           February 7, 1997), as amended by the First Amendment to
           Agreement and Plan of Merger dated as of March 7, 1997
           (incorporated herein by reference to Exhibit (2) of the
           Company's Form 8-K dated March 8, 1997).
 2.2**     Asset Purchase Agreement dated as of February 2, 1997 among
           Kuhlman, Transpro, Kysor and certain subsidiaries of Kysor
           (incorporated herein by reference to Exhibit (c)(2) of the
           Company's Schedule 14D-1 filed with the Commission on
           February 7, 1997).
 2.3**     Agreement and Plan of Merger, dated as of January 11, 1994, among Scotsman Industries, Inc., Scotsman Acquisition
           Corporation, DFC Holding Corporation, The Delfield Company,
           Onex Corporation, Onex DHC LLC, Pacific Mutual Life
           Insurance Co., PM Group Life Insurance Co., EJJM, Matthew O.
           Diggs, Jr., Timothy C. Collins, W. Joseph Manifold, Charles
           R. McCollom, Anita J. Moffatt Trust, Anita J. Moffatt, Remo
           Panella, Teddy F. Reed, Robert L. Schafer, Graham E.
           Tillotson, John A. Tilmann Trust, John A. Tilmann, Kevin E.
           McCrone, Michael P. McCrone, Ronald A. Anderson and
           Continental Bank N.A. (incorporated herein by reference to the Company's 8-K, dated January 13, 1994), as amended by
           the First Amendment thereto, dated as of March 17, 1994
           (incorporated herein by reference to the Company's 10-K for the fiscal year ended January 2, 1994).

EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
 2.4**     Share Acquisition Agreement, dated as of January 11, 1994, among Scotsman Industries, Inc., Whitlenge Acquisition
           Limited, Whitlenge Drink Equipment Limited, Timothy C.
           Collins, Graham F. Cook, Christopher R.L. Wheeler, Michael
           de St. Paer and John Rushton (incorporated herein by
           reference to the Company's 8-K, dated January 13, 1994), as amended by the First Amendment thereto, dated as of March
           17, 1994 (incorporated herein by reference to the Company's
           10-K for the fiscal year ended January 2, 1994).
 3.1       Restated Certificate of Incorporation of the Company
           (incorporated herein by reference to the Company Form 10-K for the fiscal year ended December 31, 1989).
 3.2       By-Laws of the Company, as amended (incorporated herein by reference to the Company Form 8-K dated June 21, 1991).
 4.1       Rights Agreement dated as of April 14, 1989 between Scotsman
           Industries, Inc. and Harris Trust & Savings Bank
           (incorporated herein by reference to the Company's 8-K,
           dated April 25, 1989), as amended by Amendment No. 1
           thereto, dated as of January 11, 1994 (incorporated herein by reference to Scotsman Industries, Inc. Amendment No. 4 to
           General Form for Registration of Securities on Form 10/A, as
           filed with the Commission on January 27, 1994).
 4.2*      Indenture for Notes (including the form of Note and Parent
           Guarantee).
 5.1*      Opinion of Sidley & Austin in respect of the Common Stock.
 5.2*      Opinion of Sidley & Austin in respect of the Notes.
10.1**     Credit Agreement dated March 12, 1997 among Scotsman Group
           Inc. and the other parties named therein, as Borrower,
           Scotsman Industries, Inc., the Lenders named therein and The
           First National Bank of Chicago, as Agent (incorporated
           herein by reference to the Company's 10-K for the fiscal
           year ended December 29, 1996).
10.2*      Third Amendment to the Credit Agreement filed as Exhibit
           10.1.
12.1***    Statement of computation of ratios.
23.1***    Consent of Arthur Andersen LLP.
23.2***    Consent of Coopers & Lybrand L.L.P.
23.3***    Consent of Sidley & Austin (included in Exhibit 5.1).
24.1***    Powers of attorney.
25.1*      Statement of Eligibility of Trustee.
99.1***    Registration Rights Agreement dated as of April 29, 1994
           among Scotsman Industries, Inc. and the persons and entities listed in Schedule A thereto.
99.2       Stockholders' Agreement dated as of January 11, 1994 among shareholders of DFC Holding Corporation and Whitlenge
           Acquisition Limited (incorporated herein by reference to
           Exhibit K of the Schedule 13D filed by Onex Corporation and certain other persons and entities on December 30, 1994).

-------------------------
  * To be filed by pre-effective amendment to this Registration Statement.

 ** The Company hereby undertakes to provide the Commission supplementally with any omitted exhibits or schedules to these agreements upon request.

*** Filed herewith.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 15 above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE COMPANY CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT ON FORM S-3 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN VERNON HILLS, ILLINOIS ON OCTOBER 20, 1997.

                                          SCOTSMAN INDUSTRIES, INC.

                                          By: /s/ R.C. OSBORNE
                                            ------------------------------------
                                            Chairman and Chief Executive Officer

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED ON OCTOBER 20, 1997 BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED.

                  SIGNATURE                                       TITLE
                  ---------                                       -----
              /s/ R.C. OSBORNE                      Chairman of the Board, President,
---------------------------------------------       Chief Executive Officer &
               (R.C. Osborne)                       Director (Principal Executive
                                                    Officer)

               /s/ D.D. HOLMES                      Vice President-Finance and
---------------------------------------------       Secretary (Principal Financial &
                (D.D. Holmes)                       Accounting Officer)

                      *                             Director
---------------------------------------------
                (D.C. Clark)

                      *                             Director
---------------------------------------------
               (T.C. Collins)

                      *                             Director
---------------------------------------------
              (F.W. Considine)

                      *                             Director
---------------------------------------------
               (G.D. Kennedy)

                      *                             Director
---------------------------------------------
                (R.G. Rettig)

                      *                             Director
---------------------------------------------
                (R.L. Thomas)

            *By: /s/ D.D. HOLMES
   ---------------------------------------
              Attorney-in-Fact